SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934


Filed by the Registrant [ x ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:
[  ]     Preliminary Proxy Statement
[ x]     Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                Photomatrix, Inc.
                (Name of Registrant as Specified In its Charter)

                                Photomatrix, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[   ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
[   ]    $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).
[ x ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11. ($1,425) (previously paid)

         1) Title of each class of securities to which transaction applies:

                                  Common Stock

         2) Aggregate number of securities to which transaction applies:

                                    9,500,000

         3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

                $.75 per share based on the last trade price of a
                    share of Photomatrix Common Stock on the NASDAQ SmallCap Market on March 24, 1998

         4) Proposed maximum aggregate value of transaction:

                                   $7,125,000

1 Set forth the amount on which the filing fee is calculated and state how it was determined.

[   ]    Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:  $______
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:

                                Photomatrix, Inc.
                               1958 Kellogg Avenue
                           Carlsbad, California 92009

                                  May 11, 1998


Dear Shareholder:

         We are pleased to enclose your Notice of Special Meeting of Shareholders and Proxy Statement for the Special Meeting of Shareholders of Photomatrix, Inc., a California corporation (the "Company" or "Photomatrix"), to be held on June 5, 1998 at 1:00 p.m. at the Company's corporate headquarters located at 1958 Kellogg Avenue, Carlsbad, California 92009.

         At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger and Reorganization (the "Merger Agreement")
providing for the merger (the "Merger") of Photomatrix's wholly-owned subsidiary, Photomatrix Acquisition Inc., a California corporation ("PAI"), and I-PAC Manufacturing, Inc., a California corporation ("I-PAC"), pursuant to which, among other things, I-PAC will become a wholly-owned subsidiary of Photomatrix. You will also be asked to approve three alternative amendments to the Articles of Incorporation giving the Board of Directors the authorization and discretion, if necessary, to effect any one of (i) a 2 for 1, (ii) a 3 for 1, or (iii) a 4 for 1 reverse stock split whereby either two, three, or four outstanding shares of Photomatrix Common Stock will be combined and converted into one share of Photomatrix Common Stock; to adopt the Photomatrix 1998 Stock Option Plan whereby 1,500,000 (pre-reverse stock split) shares of Photomatrix Common Stock will be reserved for issuance to officers, directors and employees under incentive stock options or non-qualified stock options to be granted by the Compensation Committee of the Board of Directors; to elect six directors of the Company; and to ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors.

         As a result of the Merger, the 8,500 outstanding shares of I-PAC Common Stock will be exchanged for and represent the right to receive 4,848,000 shares (adjusted proportionately in the event of the exercise of dissenters' rights) of Photomatrix Common Stock and possibly additional shares of Photomatrix Common Stock in the event that I-PAC achieves certain performance milestones during a twelve month period commencing on July 1, 1998 or outstanding options to purchase Photomatrix Common Stock are exercised. Your shares of Common Stock will not be changed in the Merger.

         The Merger will result in a combination of I-PAC's electronics contract manufacturing business with the Company's existing operations. The Company's Board of Directors believes the merger is in the best interests of the Company and its shareholders, in that the combined enterprise should have substantial opportunities for growth and should benefit from economies of scale, thereby increasing the amount and stability of the Company's net cash flow from operations. The Board recommends that you vote FOR adoption of the Merger Agreement, as well as the additional proposals described above and in the Proxy Statement which accompanies this letter.


         I encourage you to read this Proxy Statement in its entirety.


                               Very truly yours,


                               /s/ Roy L. Gayhart
                                   --------------------------------------------
                                   Roy L. Gayhart, Chief Financial Officer

                                Photomatrix, Inc.
                               1958 Kellogg Avenue
                           Carlsbad, California 92009


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 5, 1998

To the Shareholders of PHOTOMATRIX, INC.:

         Notice is hereby given that the Special Meeting of Shareholders of Photomatrix, Inc., a California corporation (the "Company" or "Photomatrix"), will be held on June 5, 1998, at 1:00 p.m., local time, at the principal office of the Company 1958 Kellogg Avenue, Carlsbad, California 92009, for the following purposes:

1.       To approve a proposed merger with I-PAC Manufacturing, Inc.

2. To approve three alternative amendments to the Articles of Incorporation giving the Board of Directors the authorization and discretion to effect, if necessary, any one of (i) a 2 for 1, (ii) a 3 for 1, or (iii) a 4 for 1 reverse stock split whereby either two, three, or four outstanding shares of Photomatrix Common Stock will be combined and converted into one share of Photomatrix Common Stock.

3.       To elect six directors of the Company.

4. To adopt the Photomatrix 1998 Stock Option Plan whereby 1,500,000 (pre-reverse stock split) shares of Photomatrix Common Stock will be reserved for issuance to officers, directors and employees of the Company under incentive stock options or non-qualified stock options to be granted by the Compensation Committee of the Board of Directors.

5. To ratify the appointment by the Company's Board of Directors of KPMG Peat Marwick LLP as the independent auditors of the Company for the 1998 fiscal year.

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on April 17, 1998, are entitled to receive notice of and to vote at the meeting and any adjournment thereof.

         All shareholders are cordially invited to attend the meeting in person. Regardless of whether you plan to attend the meeting, please sign, date, and promptly return the enclosed proxy in the accompanying envelope. Shareholders attending the meeting may vote in person even if they have returned a proxy.

                                            By Order of the Board of Directors



                                            Roy L. Gayhart
                                            Secretary

Carlsbad, California
May 11, 1998

                                PHOTOMATRIX, INC.
                               1958 Kellogg Avenue
                           Carlsbad, California 92009
                                 (619) 625-4400

                             ----------------------

               PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

-------------------------------------------------------------------------------



         The Board of Directors of Photomatrix, Inc. a California corporation ("Photomatrix" or the "Company"), the executive offices of which are located at 1958 Kellogg Avenue, Carlsbad, California 92009 (telephone: (619) 625-4400), hereby solicits your proxy in the form enclosed for use at the Special Meeting of Shareholders to be held on June 5, 1998, and any adjournment or postponement thereof (the "Meeting" or the "Special Meeting"). This Proxy Statement is being furnished to the shareholders of Photomatrix in connection with such solicitation.

         At the Meeting, shareholders will be asked to approve a proposal to approve and adopt an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") providing for the merger (the "Merger") of Photomatrix's wholly-owned subsidiary, Photomatrix Acquisition, Inc. ("PAI"), a California corporation, with and into I-PAC Manufacturing, Inc., a California corporation ("I-PAC"), pursuant to which, among other things, I-PAC will become a wholly-owned subsidiary of Photomatrix and the 8,500 outstanding shares of I-PAC Common Stock will be converted into and represent the right to receive 4,848,000 shares (adjusted proportionately in the event of the exercise of dissenters' rights) of Photomatrix Common Stock and possibly additional shares of Photomatrix Common Stock if I-PAC achieves certain performance milestones during a twelve month period commencing July 1, 1998 or outstanding options to purchase Photomatrix Common Stock are exercised. See " Proposal 1 - The Merger" and the documents referred to therein.

         Shareholders will also be asked to approve three alternative amendments to the Company's Articles of Incorporation giving the Board of Directors the authorization and discretion to effect, if necessary, any one of (i) a 2 for 1,
(ii) a 3 for 1, or (iii) a 4 for 1 reverse stock split whereby either two, three, or four outstanding shares of Photomatrix Common Stock will be combined and converted into one share of Photomatrix Common Stock; to adopt the Photomatrix 1998 Stock Option Plan whereby 1,500,000 (pre-reverse stock split) shares of Photomatrix Common Stock will be reserved for issuance to officers, directors and employees of the Company under incentive stock options or non-qualified stock options to be granted by the Compensation Committee of the Board of Directors; to elect six directors of the Company; and to ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for fiscal 1998.

         April 17, 1998 has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of the Meeting. Only shareholders of record on that date will be entitled to vote at the Meeting. This Proxy Statement and the enclosed form of proxy are first being sent to shareholders on or about May 15, 1998.

         A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A and is incorporated herein by this reference.

-------------------------------------------------------------------------------


         Certain statements in this Proxy Statement are forward-looking and are identified by the use of forward-looking words or phrases such as "should," "intended," "will be positioned," "expects," "is expected," "are expected," "anticipates," "anticipated," and "believes." These forward-looking statements are based on the Company's current expectations. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from those envisioned in the forward-looking statements. In addition to factors discussed under "PROPOSAL 1 - THE MERGER" and elsewhere in this Proxy Statement, among the factors that could cause results to differ materially from current expectations are: (1) general economic and competitive conditions in the markets where the Company and I-PAC offer products and services, (2) changes in the availability or costs of capital, (3) fluctuations in demand for certain of the Company's or I-PAC's products or services, and (4) competitive pressure from other products or services.

                               VOTING AND PROXIES

Date, Time and Place of the Meeting

         The Special Meeting of Shareholders of Photomatrix will be held on June , 1998 at 1:00 p.m., local time, at 1958 Kellogg Avenue, Carlsbad, California 92009. The independent accountants for Photomatrix, KPMG Peat Marwick LLP, are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be able to respond to appropriate questions.

Record Date, Shareholders Entitled to Vote, Quorum

         The record date (the "Record Date") for the Meeting has been fixed by the Board as of the close of business on April 17, 1998. Only shareholders of record on the Record Date will be entitled to notice of the meeting and any adjournment or postponement thereof, and only shareholders of record on the Record Date will be entitled to vote at the Meeting and any adjournment or postponement thereof. Each share of Common Stock is entitled to one vote on each matter to be voted on, provided that California law requires that directors be elected by cumulative voting, with each share having a number of votes equal to the number of directorships to be filled, if a proper request for cumulative voting is received from a shareholder prior to the voting.

         As of the Record Date, there were 5,083,017 shares of Common Stock outstanding and entitled to vote. The presence, either in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote is necessary to constitute a quorum at the Meeting.

Proxies and Vote Required

         All proxies in the enclosed form that are properly executed and returned will be voted at the Meeting, or any adjournment or postponement thereof, in accordance with any specifications thereon; or, if no specifications are made, such proxies will be voted FOR approval of the Merger Agreement, FOR authorization of a reverse stock split, FOR the nominees proposed by the Board of Directors, FOR the adoption of the 1998 Photomatrix Stock Option Plan and FOR the ratification of the selection of auditors. The execution of a proxy will not affect a shareholder's right to attend the Meeting and vote in person. A proxy may be revoked by a shareholder who attends the Meeting and gives oral notice of his or her intention to vote in person; attendance at the meeting will not, by itself, revoke a proxy. In addition, a shareholder may revoke a proxy at any time before it is voted by executing a subsequent proxy or by delivering a written notice to the Secretary of Photomatrix stating that the proxy is revoked.

         Votes cast by proxy or in person will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether a quorum is present. In general, the affirmative vote of a majority of shares present in person or by proxy at a duly held meeting at which a quorum is present is required under California law for approval of proposals presented to shareholders. However, California law also provides that approval of the Merger and the amendment of the Company's Articles of Incorporation to effect a reverse stock split will each require the affirmative vote of a majority of the outstanding shares of the Common Stock of the Company and that, in the election of directors, the candidates receiving the highest number of affirmative votes of the shares entitled to vote for them, up to the number of directors to be elected by such shares, are elected. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not treat abstentions as votes in favor of approving any matter submitted to shareholders for a vote. If a broker indicates on the enclosed proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present with regard to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the requirements of California law concerning the voting of shares and determination of a quorum.

Solicitation of Proxies

         The expenses of printing and mailing this Proxy Statement will be borne solely by Photomatrix and are estimated to be approximately $10,000. In addition to the use of the mails, proxies may be solicited by directors and officers and regular employees of Photomatrix, without additional remuneration, by personal interviews, telephone, telegraph or otherwise. Photomatrix may also retain American Stock Transfer & Trust Company to assist it in soliciting proxies. Photomatrix may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners of shares of Common Stock and will provide reimbursement for their reasonable expenses incurred in doing so.


                            PROPOSAL 1 -- THE MERGER

General

         The following description of the principal terms of the Merger is subject to and qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which is included as Appendix A to this Proxy Statement and is incorporated herein by this reference. Consummation of the Merger is subject to the condition, among others, that the Merger Agreement be approved by the shareholders of Photomatrix.

         Upon consummation of the Merger, each outstanding share of Common Stock held by any I-PAC shareholder will be converted into and represent the right to receive 570.35294 shares (adjusted proportionately in the event of the exercise of dissenters' rights) of Photomatrix Common Stock (the "Conversion Amount"), for a total of 4,848,000 shares of Photomatrix Common Stock. Thereafter, I-PAC will be operated as a wholly-owned subsidiary of Photomatrix. In addition, I-PAC shareholders will receive up to 3,744,902 additional shares of Photomatrix Common Stock if I-PAC achieves certain performance milestones during the twelve month period commencing July 1, 1998 (see Additional Earn-out Shares, pages 10 through 13) as well as an additional 907,333 shares on a share for share basis if all outstanding options to purchase Photomatrix Common Stock are exercised. The foregoing numbers of shares are subject to adjustment in the event that a reverse stock split, as described herein, is effected. Photomatrix Common Stock is currently listed on the NASDAQ SmallCap Market. I-PAC is a privately-held company with four shareholders, and its stock is not and has never been listed on any stock exchange.

         Photomatrix,  Inc.  Photomatrix,  through  its  subsidiary  Photomatrix
Imaging Corporation, develops, manufactures, sells and services high-speed, high-performance document and aperture card scanners and related services. Photomatrix's principal executive office is located at 1958 Kellogg Avenue, Carlsbad, California 92009, and its telephone number is (619) 625-4400. See "Business of Photomatrix."

         I-PAC Manufacturing, Inc. I-PAC is a value added contract manufacturer of electrical and mechanical assemblies, including complex, multi-layer printed circuit board assemblies, wire and cable harnesses, molded cables, and complete system and sub-system assemblies. I-PAC's primary area of specialization is providing electronic manufacturing services ("EMS") comprised of value added EMS as well as contract manufacturing. I-PAC's principal executive office is located at 1958 Kellogg Ave., Carlsbad, California 92009, and its telephone number is
(760) 438-1529. See "Business of I-PAC."

         Photomatrix Acquisition, Inc. PAI is a wholly-owned subsidiary of Photomatrix and has been formed solely for the purpose of facilitating the Merger Agreement. PAI has no existing business. Its address and telephone number are the same as those of Photomatrix.

Background of the Merger

         In 1996, Photomatrix initiated a search for merger or acquisition candidates that would (i) expand Photomatrix's manufacturing capability, (2) provide Photomatrix with a more stable and diversified revenue base, and (3) enhance Photomatrix' opportunities for growth in the near term. During 1996 and 1997, officers of I-PAC and Photomatrix met at various times to discuss the possibility of a merger between Photomatrix and I-PAC. These discussions were very preliminary, however, as I-PAC had on-going concerns regarding the ability of Photomatrix to improve its margins so as to operate on at least a cash neutral basis.

         During the period from February 1997 through December 1997, Photomatrix had discussions regarding possible acquisitions and mergers with seven different companies, including I-PAC. Photomatrix proposed one non-binding letter of intent, which was rejected, to one of the companies. Photomatrix also received proposed non-binding letters of intent from two other companies which placed values on Photomatrix significantly below the value that was considered acceptable by its management and Board of Directors. Photomatrix rejected both offers.

         In September 1997, I-PAC and Photomatrix began to explore in more detail a merger of the two companies with a view to creating a combined entity that could more aggressively compete in the high-end document and aperture card scanner market, provide a more stable and diversified revenue base, and more easily access the working capital needed to expand the combined business. In these discussions and after visiting the I-PAC offices, management of Photomatrix came to believe that a merger with I-PAC, with its strong management team and superior manufacturing expertise, presented a good opportunity for rapid revenue growth for the combined entity and increased shareholder value.

         At the outset of the negotiations between Photomatrix and I-PAC, both parties agreed that the acquisition would be structured as an exchange of stock. The negotiations primarily focused on establishing a value for each of the companies. Photomatrix, which had previously rejected non-binding offers placing its value in the range of $3-4.5 million, initially took a position that placed a $9 million valuation on Photomatrix. I-PAC initially took a position that placed a $15 million valuation on I-PAC and presented Photomatrix with preliminary due diligence materials, including unaudited historical financial data, and projected financial data. The projected financial data indicated that I-PAC would report $7 million in revenues and approximately $850,000 in income for the year ended December 31, 1997 (including revenues of $2.8 million in the fourth quarter) and $14 million in revenues and $3.5 million in income for 1998. In addition, I-PAC possessed cerain licenses to sell proprietary digital video transmission software, as well as start-up quick-turn printed circuit board prototype contract manufacturer, that was of interest to Photomatrix. Photomatrix prepared various post-transaction analyses considering the historical results and short-term projections of the two companies, as well as the synergies and redundant cost savings contributed by each company. Eventually, the two companies came to an agreement that assigned a post-transaction value for the proforma combined company of approximately $20 million, based on discounting the projections, estimating the redundant cost savings ans applying average industry multiples. Further, the companies agreed on a post-transaction value for Photomatrix of $7.7 million (or $1.29 per share of common stock on a fully-diluted basis) and $12.3 million for I-PAC (or 9.5 million shares of Photomatrix common stock on a fully-diluted basis). The I-PAC valuation was subject to, among other things, the completion of due diligence. In addition, the parties agreed that all related party debt on I-PAC's books would be converted to equity, that Suren Dutia would resign as Chairman of the Board and Chief Executive Officer of Photomatrix and remain as its President, that Patrick Moore (a principal shareholder of I-PAC) would be appointed Chief Executive Officer of Photomatrix, that William Grivas (also a principal shareholder of I-PAC) would be appointed Chairman of the Board of Photomatrix, that the post-transaction Photomatrix Board would be comprised of its existing four Board members, Mr. Grivas, James Hill (a principal shareholder of I-PAC), and one additional member to be agreed upon by the Board at a future date and that Photomatrix must maintain its listing on the NASDAQ SmallCap Market as a condition of the Merger.

         On October 10, 1997, the Board of Directors of Photomatrix approved the proposed merger in principle and authorized management to complete negotiations of a transaction between the parties. A non-binding letter of intent was signed by I-PAC and Photomatrix on October 29, 1997. Subsequent to signing the non-binding letter of intent with I-PAC, Photomatrix received another proposed non-binding letter of intent assigning a value of $7.2 million (or $1.20 per share) for Photomatrix from one of the two companies whose offers it has previously rejected. Photomatrix rejected the offer. During the negotiation of the letter of intent, the due diligence investigation of the affairs of I-PAC and the drafting of the Merger Agreement, management of Photomatrix consulted with its professional and financial advisors. As a result of the due diligence investigation, Photomatrix determined that the original terms of the letter of intent should be modified. Specifically, events occurring during I-PAC's fourth quarter, including the impact of the Asian crisis upon certain of I-PAC's customers and the sales of one of I-PAC's major customers, contributed to uncertainty and a related decrease in revenues. Photomatrix revised its 1998 projections for I-PAC to $6 million in revenues and approximately $400,000 in income. Additional negotiations resulted in the proposed transaction which is described in this Proxy Statement. Most significant to these negotiations was the adjustment of valuation of I-PAC from $12.3 million to $6.3 million, with the introduction of an accretive earn-out formula (see Additional Earn-out Shares, pages 10 through 13), whereby I-PAC could increase its valuation during a defined performance period ("earn-out period") by attaining certain minimum revenue and gross profit levels. Essentially, if I-PAC achieves the maximum earn-out milestone and all currently outstanding Photomatrix stock options and warrants are exercised, the shareholders of I-PAC will receive the 9.5 million shares of Photomatrix common stock agreed to in the original letter of intent. There is no assurance that I-PAC will be able to achieve any of the milestones under the earn-out formula. The parties executed the Merger Agreement on March 16, 1998.

Interests of Ceratin Persons in the Transaction

         Mr. Patrick W. Moore, the President and a significant shareholder of I-PAC, is a member of the Board of Directors of Photomatrix and has served as such since January of 1991. Photomatrix and I-PAC have not previously had any business relationship. After the Merger, I-PAC will be operated as a wholly-owned subsidiary of Photomatrix. Following the Merger,

Mr. Moore will continue to serve as a Director of Photomatrix and Mr. William L. Grivas and Mr. James P. Hill, who are also principal shareholders of I-PAC, will be elected to the Board. Upon the effective date of the Merger, Mr. Moore, Mr. Grivas and Mr. Hill will receive 1,598,239, 1,598,239, and 1,549,334 shares, respectively, of Photomatrix Common Stock. Depending upon the results of I-PAC's operations during the earn-out period and the number of outstanding Photomatrix options which are exercised, Mr. Moore, Mr. Grivas and Mr. Hill could receive up to an additional 1,533,623, 1,533,623, and 1,486,695 shares, respectively, of Photomatrix Common Stock as a consequence of the Merger.

Recommendation of the Board - Business Reasons for Merger

         The Board of Directors of Photomatrix (the "Board") recommends approval of the Merger as being in the best interests of all of the shareholders of Photomatrix. The recommendation of the Board is the product of the business judgment of its members, exercised in light of their fiduciary duty to all shareholders. The material factors considered by the Board in reaching this decision are set forth below. The Board did not consider other factors, including potentially negative factors, in making its determination to recommend approval of the Merger.

         1. Management and the Board believe the acquisition of I-PAC will result in significant improvements in operating results as a consequence of the elimination of redundant facilities and services and efficiencies arising from I-PAC's superior manufacturing experience and processes and the anticipated increased production volume and capabilities of the combined companies.

         2. Management and the Board believe the acquisition of I-PAC will provide Photomatrix with a more stable, diversified, and profitable revenue base. Photomatrix markets and sells high-end capital equipment, and accordingly its sales are subject to significant volatility resulting from economic conditions and changes. Management and the Board believe that the diversification resulting from the acquisition of I-PAC will stabilize Photomatrix's cash flow. Additionally, the business of I-PAC generates higher operating margins than that of Photomatrix, which, as the business of I-PAC is expanded into new markets, should improve the overall profitability of the combined companies.

         3. Management and the Board believe the structure of the Merger and a recent decline in the market price of shares of Photomatrix Common Stock enhance the desirability of the Merger from the perspective of the shareholders of Photomatrix. Although the Board did not obtain a formal independent valuation of I-PAC, Photomatrix and I-PAC agreed to use a post-transaction value of $1.29 per share of Photomatrix Common Stock in determining the number of shares of Photomatrix Common Stock that the shareholders of I-PAC will receive in the Merger. This results in a valuation of $6,254,000. The number of shares to be issued to the I-PAC shareholders will not vary with the market price of Photomatrix Common Stock. The closing bid price of a share of Photomatrix Common Stock at the time the parties signed the Letter of Intent was $0.40625. As of May 4, 1998, the closing bid price of a share of Photomatrix Common Stock was $1.0625. Fixing the number of shares of Photomatrix Common Stock to be issued in the Merger has had the effect of preventing dilution to the Photomatrix shareholders as a consequence of subsequent reductions in the market price of Photomatrix Common Stock. If the market price for Photomatrix Common Stock stays below $1.29 per share through the closing of the Merger, Photomatrix will acquire I-PAC for an effective purchase price less than that originally negotiated.

         4. Management and the Board believe that the added manufacturing experience of I-PAC will provide the Company with opportunities to provide contract manufacturing services to the imaging industry.

         5. I-PAC is a licensee of proprietary video transmission software technology that has on-going development potential and possible application in a number of markets. I-PAC expects that it will address these markets, which include commercial and residential security telemedicine, video teleconferencing, video editing and other related areas, after the Merger. Additionally, I-PAC is currently negotiating with the licensor to manufacture products based on this technology for the licensor of the technology. While there can be no assurance that these efforts will be successful, Management and the Photomatrix Board believe that the range of opportunities to expand the business of I-PAC reflect favorably on its overall growth potential.

         6. Management and the Board believe that the growth prospects of I-PAC are strong due to its existing customer base, its growth strategy and the growth prospects of the contract manufacturing industry.

         7. Although the Company has not identified any additional acquisition candidate, management and the Board believe the Merger will enhance the ability of the Company to grow through acquisition. Specifically, the Company believes the combined entity will be attractive to privately-held technology product companies where all of the manufacturing requirements can be met by I-PAC at significant cost reductions and economies of scale and where the owner of the company are interested in the liquidity offered by a publicly traded stock.

         8. The Board has obtained the opinion of Fredericks, Shields & Co. as to the fairness of the Merger, from a financial point of view, to the shareholders of Photomatrix.

         9. As a result of the merger, the Chairman of the Board and Chief Executive Officer will be major shareholders of the Company deriving a significant portion of their compensation from their efforts to increase the value of the Company. Management and the Board believe that this motivation will reflect favorably on the growth potential of Photomatrix.

         In view of the wide variety of factors considered in connection with the evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its decision. However, of primary importance to the Board was its knowledge of the business and prospects of I-PAC.

         The Board of Directors unanimously recommends that the shareholders vote FOR approval and adoption of the Merger Agreement. Shareholders should note that Patrick W. Moore has a conflict of interest in recommending this transaction, in that he is the President and a significant shareholder of I-PAC. See "The Merger -- Conflict of Interest of Patrick Moore."

         IF HOLDERS OF MORE THAN TEN PERCENT OF THE OUTSTANDING SHARES OF PHOTOMATRIX COMMON STOCK DO NOT VOTE IN FAVOR OF THE MERGER AND EXERCISE THEIR DISSENTERS' RIGHTS, IT IS LIKELY THAT THE COMPANY'S BOARD OF DIRECTORS WILL DECIDE TO TERMINATE THE MERGER. If the holders of more than ten percent of the outstanding shares of Photomatrix Common Stock exercise dissenters' rights, the Company would be required to expend in excess of $200,000 in cash to purchase the dissenters' shares following the close of the Merger. The Board of Directors would probably decide that to make such a large cash outlay to complete the transaction would not be in the best interests of Photomatrix. In that event, although the Merger would not be consummated, Photomatrix would nevertheless pay approximately $150,000 in Merger expenses without obtaining the benefits thereof. See "The Merger -- Conditions and Terms of the Merger."

Opinion of Fredericks, Shields & Co., LLC

         The following description of the opinion of Fredericks, Shields & Co. ("FSC") contains forward-looking information. Without limiting the generality of the foregoing, the projections and forecasts furnished to FSC were prepared by the respective managements of Photomatrix and I-PAC. Photomatrix does not publicly disclose internal management projections of the type provided to FSC in connection with its analyses of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in the opinion.

         Photomatrix retained FSC to act as its financial advisor and, in connection with the Merger, to render an opinion to the Photomatrix Board as to whether the merger consideration to be paid to the shareholders of I-PAC is fair, from a financial point of view, to the shareholders of Photomatrix. On March 16, 1998, FSC rendered its written opinion to the Photomatrix Board that, as of such date and based upon and subject to certain considerations and assumptions, the merger consideration to be paid to the shareholders of I-PAC as specified in the Merger Agreement was fair, from a financial point of view, to the shareholders of Photomatrix. References herein to the "FSC Opinion" or similar references refer to the written opinion of FSC dated March 16, 1998. The full text of the FSC Opinion, which sets forth the assumptions made, matters considered and scope and limitations of the review undertaken and procedures followed by FSC in rendering its opinion, is attached to this Proxy Statement as Appendix B hereto and is incorporated herein by this reference. The following description of the FSC Opinion is qualified in its entirety by reference to the full text of the opinion. Photomatrix shareholders are urged to read carefully the opinion of FSC in its entirety. No limitations were imposed by Photomatrix on FSC with respect to the investigations made or procedures followed in rendering its opinion.

         In conducting its analysis and arriving at its opinion, FSC reviewed and analyzed, among other things: (i) the Merger Agreement and the specific terms of the Merger; (ii) unaudited financial summaries of I-PAC for the years ended December 31, 1994 and December 31, 1995 and audited financial statements of I-PAC for the year ended December 31, 1996 and 1997; (iii) certain financial and operating information regarding the business, operations and prospects of I-PAC, including forecasts and projections, provided to FSC by the management of I-PAC; (iv) audited financial statements of Photomatrix for the years ending March 31, 1995 through March 31, 1997, and unaudited quarterly financial statements of Photomatrix for the periods ending June 30, 1997, September 30, 1997, and December 31, 1997; (v) certain financial and operating information regarding the business, operations and prospects of Photomatrix, including forecasts and projections, provided to FSC by the management of Photomatrix;
(vi) a comparison of the historical and projected financial results and financial condition of I-PAC with those of other companies and businesses that FSC deemed relevant; and (vii) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that FSC deemed relevant. In addition, in arriving at its opinion, FSC also held discussions with the management of each of I-PAC and Photomatrix as well as concerning their businesses, operations, assets, financial conditions and prospects, as well as the prospects of Photomatrix after the Merger has been consummated. FSC also undertook such other studies, analyses and investigations as it deemed appropriate.

         In arriving at its opinion, although FSC visited certain properties and facilities of Photomatrix and I-PAC, FSC did not make, obtain or assume any responsibility for any independent evaluation or appraisal of such properties and facilities or of the assets and liabilities (contingent or otherwise) of Photomatrix or I-PAC. FSC assumed and relied upon the accuracy and completeness of the financial and other information supplied to or otherwise used by it in arriving at its opinion and did not attempt to verify independently, or undertake any obligation to verify, such information. FSC further relied upon the assurances of the managements of I-PAC and Photomatrix that they were not aware of any facts that would make such information inaccurate or misleading. In addition, FSC assumed that the forecasts and projections provided to FSC represented the best currently available estimates and judgment of I-PAC's and Photomatrix's managements as to the future financial condition and results of operations of I-PAC and Photomatrix, respectively, and assumed that such forecasts and projections had been reasonably prepared based on such currently available estimates and judgments. FSC assumed no responsibility for and expressed no view as to such forecasts and projections or the assumptions on which they were based. FSC further assumed, with the consent of Photomatrix, that the Merger will qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, as amended, and that, for accounting purposes, the Merger will be accounted for as a purchase. FSC also assumed that the Merger described in the Merger Agreement would be consummated on the terms set forth therein, without waiver of any such terms.

         FSC also took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation in general. FSC noted that its opinion was necessarily based upon conditions as they currently existed and could be evaluated on the date of its opinion.

         FSC did not express any view as to what the value of Photomatrix's Common Stock will be when issued to I-PAC shareholders pursuant to the Merger, or the price at which Photomatrix's Common Stock will trade prior to or subsequent to the closing of the Merger. FSC's opinion is for the benefit and use of the Photomatrix Board in its consideration of the Merger. The opinion does not constitute a recommendation of the Merger over any alternative transactions that may be available to Photomatrix and does not address the underlying business decision of the Photomatrix Board to proceed with or effect the Merger. Furthermore, the opinion does not constitute a recommendation by FSC to any shareholder to vote in favor of the Merger.

         The following is a brief summary of the financial analyses used by FSC in rendering its opinion. Such summary does not purport to be a complete description of all of the analyses performed by, or all the factors considered by, FSC in connection with its opinion.

         Analysis of Selected Publicly Traded Companies - Using publicly available information, FSC compared certain financial information and operating statistics of I-PAC with similar financial information and operating statistics of Altron Incorporated, Benchmark Electronics, Inc., Continental Circuits Corp., IEC Electronics Corp., Merix Corporation, Plexus Corp., Praegitzer Industries, Inc., and Sigmatron International, Inc. (collectively to be referred to herein as the "I-PAC Comparables"). Such information and operating statistics included, among other things, certain historical profitability margins, certain historical and projected growth rates, market values of equity, total market capitalization values and implied multiples of historical and estimated revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings per share. Among other things, this analysis indicated that the implied multiples of the I-PAC Comparables were as follows: a) total market capitalization as a multiple of trailing twelve months revenues ranged from 0.24 x to 1.42x, with a median of 0.77x and an average of 0.80x (applying these multiples to estimated I-PAC results would indicate a range from approximately $1.3 million to $7.7 million, with a median of approximately $4.2 million and an average of approximately $4.4 million); b) total market capitalization as a multiple of trailing twelve months EBITDA ranged from 2.99x to 9.68x, with a median of 7.66x and an average of 7.16x (applying these multiples to estimated I-PAC results would indicate a range from approximately $3.0 million to $9.9 million, with a median of approximately $7.8 million and an average of approximately $7.3 million); c) total market capitalization as a multiple of estimated calender 1997 earnings per share ranged from 8.89x to 27.13x, with a median of 17.94x and an average of 18.05x (applying these multiples to estimated I-PAC results would indicate a range from approximately $3.2 million to $9.8 million, with a median of approximately $6.5 million and an average of approximately $6.5 million); and d) total market capitalization as a multiple of estimated 1998 earnings per share ranged from 7.63x to 18.01x, with a median of 15.48x and an average of 14.02x (applying these multiples to estimated I-PAC results would indicate a range from approximately $3.1 million to $7.4 million, with a median of approximately $6.3 million and an average of approximately $5.7 million). All implied financial multiples were based on closing market prices on February 23, 1998.

         Analysis of Selected Acquisitions - FSC reviewed 20 selected merger and acquisition transaction deemed relevant by FSC. FSC began the selection process by compiling a list of publicly traded manufacturers of electronic products. It then analyzed the list to determine which companies derived a significant portion of their revenues from manufacturing such products for third parties on a contract basis (and could be considered "contract electronics manufacturers," and similar in that regard to I-PAC). The remaining publicly traded companies were analyzed with regard to the types of products they manufactured, revenue size, and operating characteristics. FSC then chose companies, that in its judgment, were most analogous to I-PAC.

         Among other things, FSC analyzed the purchase price, estimated trailing twelve month revenues, and the estimated trailing twelve month earnings based on certain public information for each of the selected acquisitions. This analysis indicated that the implied financial multiples of the selected acquisitions were as follows: a) total purchase price as a multiple of the trailing twelve months revenues ranged from 0.23x to 1.80x, with a median of 0.49x and an average of 0.68x (applying these multiples to estimated I-PAC results would indicate a range from approximately $1.3 million to $9.8 million, with a median of approximately $2.7 million and an average of approximately $3.7 million); and b) total purchase price as a multiple of the trailing twelve months earnings ranged from 8.48x to 73.28x, with a median of 16.45x and an average of 28.66x (applying these multiples to estimated I-PAC results would indicate a range from approximately $3.1 million to $26.4 million, with a median of approximately $5.9 million and an average of approximately $10.3 million).

         Pro Forma Merger Analysis - FSC analyzed certain pro forma financial effects resulting from the Merger, including the impact of the Merger on Photomatrix' projected earnings per share for calendar year 1998. Based on the estimates of the respective managements of I-PAC and Photomatrix and the exchange ratio, and assuming that the Merger will be treated as a purchase for accounting purposes, the results of the proforma merger analysis suggested that, without consideration of any potential operating synergies that may result from the Merger, the Merger will be accretive to Photomatrix's earnings per share in calendar year 1998. For the purposes of this analysis FSC used the following estimates for calendar year 1998: estimated Photomatrix revenues of approximately $9.5 million, estimated Photomatrix earnings of approximately

$0.11 million ($.01 per share), estimated I-PAC revenues of approximately $6.0 million, and estimated I-PAC earnings of approximately $0.41 million ($.04 per share). The actual results achieved by the combined company could vary from projected results, and the variations could be material.

         FSC believes that its analyses must be considered in the aggregate, and that selecting portions of its analyses or the factors considered by it without considering all factors and analyses considered by FSC could create a misleading view of the processes underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, FSC did not attribute any particular weight to any open analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. In its analyses, FSC made numerous implicit assumptions about industry and general economic conditions and other matters, many of which are beyond the control of Photomatrix or I-PAC. Any estimates contained therein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Photomatrix, I-PAC, FSC or any other person assumes responsibility for their accuracy.

         FSC is an investment banking firm engaged in, among other things, the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

         In connection with selecting an expert for the purposes of rendering a fairness opinion, the Company received the names of three local investment banking firms from its legal counsel. All three firms were contacted and interviewed. The Company solicited and received proposals from each of the three firms, and selected the firm of Fredericks, Shields & Co. Pursuant to the terms of an engagement letter, Photomatrix has agreed to pay FSC an aggregate of $30,000 for services provided to Photomatrix in connection with the Merger, of which the total represents the fee for rendering its opinion. Photomatrix also has agreed to reimburse FSC for its out-of-pocket expenses, including reasonable fees and expenses for its legal counsel, and to indemnify FSC and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the services rendered by FSC under its engagement letter. The terms of the fee arrangement with FSC were negotiated at arm's length between Photomatrix's management and FSC.

Conditions and Terms of the Merger

         The following is a brief summary of the principal terms of the Merger Agreement and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is included as Appendix A to this Proxy Statement.
Photomatrix' shareholders should review the Merger Agreement in its entirety.

         Consummation of the Merger. Upon consummation of the Merger, the outstanding shares of I-PAC Common Stock will be exchanged for 4,848,000 shares (adjusted proportionately in the event of the exercise of dissenters' rights) of Photomatrix Common Stock, and thereafter I-PAC will be operated as a wholly-owned subsidiary of Photomatrix.

         Additional Earn-out Shares. In addition to the shares to be issued to the I-PAC shareholders upon consummation of the Merger, additional shares may be issued to the I-PAC shareholders if I-PAC meets certain performance criteria during the 12-month period commencing July 1, 1998 or Photomatrix issues shares of its Common Stock upon exercise of any of the 907,333 options and warrants to purchase shares of Photomatrix Common Stock which were outstanding as of March 16, 1998, the date of the Merger Agreement. In the first case, additional shares of Photomatrix Common Stock would be issued to the I-PAC shareholders in accordance with the following table, which sets forth the number of additional Photomatrix shares to be issued at various levels of financial performance by I-PAC during the 12 month period commencing July 1, 1998 and the various levels of performance which I-PAC would need to achieve in order to earn the additional shares. In the second case, the shareholders of I-PAC would receive additional shares of common stock on a share-for-share basis as, when, and if Photomatrix issues shares of its common stock upon the exercise of options and warrants outstanding as of the date of the Merger Agreement.


Additional
hotomatrix
Shares      Alternative 1                              Alternative 2

934,834     Gross Revenues (as defined by the Merger   Gross Revenues (as defined by the
            Agreement) between $7,000,000 and          Merger Agreement)of more than
            $7,500,000 and a Gross Profit Margin (as   $8,000,000 and Gross Profit (as
            defined by the Merger Agreement) of at     defined by the Merger Agreement) of
            least 31.7%                                more than $2,275,000

1,403,234   Gross Revenues between $7,500,001 and      Gross Revenues of more than
            $8,000,000 and Gross Profit Margin of at   $8,000,000 and Gross Profit of more
            least 31.5%                                than $2,430,000

1,871,633   Gross Revenues between $8,000,001 and      Gross Revenues of more than
            $8,500,000 and Gross Profit Margin of at   $8,500,000 and Gross Profit of  more
            least 31.3%                                than $2,580,000
2,338,101   Gross Revenues between $8,500,001 and      Gross Revenues of more than
            $9,000,000 and a Gross Profit Margin of    $8,000,000 and Gross Profit of more
            at least 31.2%                             than $2,730,000
2,804,803   Gross Revenues between $9,000,001 and      Gross Revenues of more than
            $9,500,000 and a Gross Profit Margin of    $8,000,000 and Gross Profit of more
            at least 31.1%                             than $2,890,000
3,274,970   Gross Revenues between $9,500,001 and      Gross Revenues of more than
            $10,000,000 and a Gross Profit Margin of   $8,000,000 and Gross Profit of more
            at least 31.0%                             than $3,040,000
3,744,902   Gross Revenues of more than $10,000,001    Gross Revenues of more than
            and a Gross Profit Margin of at least      $8,000,000 and Gross Profit of more
            30.9%                                      than $3,190,000

         In the event that I-PAC satisfies the performance criteria set forth above and the I-PAC shareholders therefore receive additional shares of Photomatrix Common Stock, Management of Photomatrix expects that the effects of the earnout will be increasingly accretive to the earnings per share of the combined entities as the performance of I-PAC results in the issuance of more shares to the I-PAC shareholders. The following tables demonstrate the effect of the earnout at the minimum and maximum levels of performance by I-PAC for purposes of the earnout formula. The sole purpose of this data is to disclose the accretive effect of the earnout formula on earnings per share. It is not intended to be, and should not be interpreted as, a projection of the financial results of either I-PAC or Photomatrix during the earnout period, and there can be no assurance that the stated results, or any other results, will be achieved. In addition, such information has not been examined or compiled by the independent auditors of either I-PAC or Photomatrix.

         The first table sets forth the potential unaudited combined results of Photomatrix at the lowest level of I-PAC performance which results in the issuance of earnout shares. With regard to Photomatrix' anticipated results, the following chart assumes no significant change from the results of the past two years, other than operating cost reductions either already implemented and in place and redundant cost reductions (such as facilities related costs and duplicate operational costs) which should be effected by the Merger.


         (000's omitted, except for earnings per share)

                                                            Redundant       Projected
                             I-PAC          Photomatrix    Cost Savings      Combined
                          (unaudited)       (unaudited)    (Unaudited)     (Unaudited)

Revenue                    $  7,000         $ 9,000                          $  16,000
Gross Profit -$            $  2,219         $ 3,303         $  257(3)        $   5,779
             -%               31.7%            36.7%
Selling, G&A               $ (1,202)(1)     $(2,759)        $  314(4)        $  (3,647)
Interest Expense           $   (279)(2)     $   (24)            --           $    (303)
R&D                              --         $  (800)        $   36(5)        $    (764)
                           ------------   -----------       -----------      ------------
Operating Profit (Loss)    $     738        $  (280)        $  607           $   1,065
Tax Provision                                                                $    (277)(6)
                                                                             ------------

Net Income                                                            $    788


Outstanding Shares:
   No options exercised(7)                                              10,885
   All options exercised(8)                                             12,679

Earnings Per Share:
  No options exercised                                                    $.07
  All options exercised                                                   $.06

         The following table sets forth the anticipated combined results of Photomatrix at the highest level of I-PAC performance identified in the earn-out formula. With regard to Photomatrix' anticipated results, the following chart assumes no significant change from the results of the past two years, other than operating cost reductions either already implemented and in place and redundant cost reductions (such as facilities related costs and duplicate operational costs) which should be effected by the Merger.

(000's omitted, except for earnings per share)


                                                     Redundant      Projected
                           I-PAC      Photomatrix  Cost Savings     Combined
                        (Unaudited)   (Unaudited)  (Unaudited)     (Unaudited)

Revenue                   $ 8,000      $ 9,000                      $ 17,000
Gross Profit -$           $ 3,190      $ 3,303       $ 257(3)       $  6,750
             -%            39.88%       36.7%
Selling, G&A              $(1,374)(1)  $(2,759)      $ 259(4)       $ (3,874)
Interest Expense          $  (295)(2)  $   (24)                     $   (319)
R&D                            --      $  (800)      $  36(5)       $   (764)
                          -----------  ----------    ----------     ----------
Operating Profit (Loss)    $ 1,521      $ (280)      $ 626          $  1,793
Tax Provision (6)                                                   $   (587)(6)
                                                                    -----------
Net Income                                                          $  1,206
                                                                   ============
Outstanding Shares:
   No options exercised (7)                                           13,676
   All options exercised (8)                                          15,490

Earnings Per Share:
  No options exercised                                                $  .09
  All options exercised                                               $  .08

(1) I-PAC Selling, G&A costs, as shown, are assumed to be entirely variable, representing 17.17% of revenues, the same percentage experienced by I-PAC for the year ended December 31, 1997. Management does not believe that such costs are completely variable in nature, but instead are comprised of both fixed and variable costs.
(2) I-PAC Interest Expense, as shown, is comprised of two components: mortgage related interest expense, which is fixed at approximately $170,000 per year, and all other interest expense, which is estimated at 1.56% of revenues, the same percentage experienced by I-PAC for the year ended December 31, 1997.
(3) Redundant cost savings in Gross Profit are based on facilities costs totaling $192,000, related to the current Photomatrix location in San Diego, as well as redundant operating personnel costs, totaling $65,000, which will be eliminated as result of consolidating the Photomatrix operations into the existing I-PAC facility.
(4) Redundant cost savings anticipated in Selling, G&A are based on facilities costs, totaling $122,000, related to the current Photomatrix location in San Diego, as well as redundant operating personnel costs, totaling $170,000, which will be eliminated as a result of consolidating the Photomatrix operations into the existing I-PAC facility, together with related party costs incurred by I-PAC, totaling $115,000, which, based on agreements between the parties, will be eliminated after the close of the Merger. These amounts are offset by an increase in goodwill amortization of $93,000 per year for lowest level performance milestone and $148,000 per year for the highest level of performance milestone (See Note 9).
(5) Redundant cost savings anticipated in R&D are based on facilities costs, totaling $36,000, related to the current Photomatrix location in San Diego, which will be eliminated as a result of consolidating the Photomatrix operations into the existing I-PAC facility.
(6) The anticipated tax provision reflects an estimated 40% tax rate less approximately $400,000 of annual NOL benefit.
(7) Outstanding shares with no options exercised are comprised of (1) the exiting 5,083,017 Photomatrix common shares outstanding, (2) the 4,848,000 shares to be exchanged for I-PAC shares at the Effective Time and (3) the additional shares issuable to I-PAC shareholders as a result of the achievement of performance milestones.
(8) Outstanding shares with all options exercised are comprised of (1) the existing 5,083,017 Photomatrix common shares outstanding, (2) the 4,848,000 shares to be exchanged for I-PAC shares at the Effective Time, (3) the additional shares issuable to I-PAC shareholders as a result of the achievement of performance milestones, (4) 907,333 common shares issued as a result of the exercise of currently outstanding Photomatrix stock options and warrants and (5) 907,333 shares issuable to I-PAC shareholders under the terms of the Merger Agreement in the event that the outstanding Photomatrix options are exercised. Although the issuance of additional shares to the I-PAC shareholders upon the exercise of outstanding options would be dilutive to earnings per share, it would not be dilutive to the value ascribed to the Photomatrix shares in the Merger, in that the exchange ratio was determined on a fully-diluted basis.
(9) Additional goodwill would be recognized as a result of the issuance of additional shares. Such goodwill would be calculated at the fair value of stock issued at the time of award. This table assumes a $0.40 per share value with goodwill amortized over a 20-year period. The table further assumes that only the 4,848,000 shares constituting the basic merger consideration and the Earn-Out Shares are issued.

         Board and Officer Appointment. The Merger Agreement requires Photomatrix to appoint Mr. William L. Grivas and Mr. James P. Hill, both major shareholders of I-PAC, to the Photomatrix Board of Directors. Following the Merger, Photomatrix anticipates the Board of Directors of Photomatrix will have seven authorized positions and that the members of Board will be Mr. Hill and Mr. Grivas, as well as the current members of the Board: Patrick W. Moore (a major shareholder and the President of I-PAC), Suren G. Dutia, Ira H. Sharp, and John F. Staley, with one position to be filled in the future. The Merger Agreement also provides that, effective as of the closing of the Merger, Suren
G. Dutia will resign as the Chairman and Chief Executive Officer of Photomatrix and retain the title of President of Photomatrix, William L. Grivas will be appointed the Chairman of the Board of Photomatrix, and Patrick W. Moore will be appointed the Chief Executive Officer of Photomatrix.

         Conversion of Related Party Debt. The Merger Agreement requires that all but $25,000 of the approximately $448,000 owed by I-PAC to its shareholders and their affiliates be converted to equity in I-PAC prior to the Effective Time.

         Effective Time of the Merger. If approved by the shareholders, the Merger will become effective when the Agreement of Merger and certain related documents are filed in the office of the Secretary of State of the State of California (the "Effective Time"), which is anticipated to be approximately 30 days after the Meeting, subject to the fulfillment or waiver of all conditions to the Merger.

         Conditions of Merger and Termination. The respective obligations of each party to effect the Merger are subject to the satisfaction of various conditions, including: a) the absence of any material adverse change in the assets, liabilities, personnel, financial conditions or prospects of the respective companies, b) the approval of the Merger by the respective Boards of Directors and shareholders of the Company and I-PAC, c) the receipt of all necessary or appropriate consents, waivers and approvals of third parties, d) the absence of a significant number of dissenting shareholders, and e) the continued listing of the Common Stock of Photomatrix on the NASDAQ SmallCap Market.

         The Merger Agreement may be terminated and the Merger abandoned (i) by the mutual consent of Photomatrix and I-PAC, (ii) by either Photomatrix or I-PAC if there has been a material breach of any provision of the Merger Agreement by the other party which is not cured within 5 days after the breaching party has been notified thereof, (iii) by either Photomatrix or I-PAC if the conditions to their respective obligations to complete the Merger have not been completed by June 30, 1998, (iv) by either of Photomatrix or I-PAC if the Merger has not occurred on or before June 30, 1998, or (v) by Photomatrix if it accepts a superior unsolicited takeover proposal and pays I-PAC a $250,000 termination fee.

         Exclusive Dealing. The Merger Agreement provides that neither company shall, directly or indirectly, (i) solicit, initiate, or encourage, or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a takeover proposal of that company or (ii) participate in any discussions or negotiations regarding any such proposal, provided that, if the Board of Directors of Photomatrix determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Photomatrix's shareholders under applicable laws, Photomatrix may, in response to a takeover proposal concerning Photomatrix which was not solicited by Photomatrix, (i) furnish information with respect to Photomatrix to the company making the proposal and (ii) participate in negotiations regarding such takeover proposal.

         Regulatory Requirements. There are no federal or state regulatory requirements which must be complied with or approvals which must be obtained in connection with the effectiveness of the Merger Agreement.

Conflict of Interest of Patrick W. Moore

         Mr. Moore is a Director of Photomatrix. He is also the President of I-PAC. Upon consummation of the Merger, Mr. Moore will be entitled to receive 1,598,239 shares of Photomatrix Common Stock in exchange for 2802.2 shares of I-PAC Common Stock owned by him and may receive up to an additional 1,533,623 shares of Photomatrix Common Stock if the financial performance of I-PAC during the 12 months commencing July 1, 1998 meets certain milestones and/or if outstanding options or warrants to acquire Photomatrix Common Stock are exercised. In all discussions concerning the proposed merger, Mr. Moore has acted solely on behalf of I-PAC and has abstained from participating as a director of Photomatrix.

Federal Income Tax Consequences

         The following summary is a general discussion of certain expected federal income tax consequences of the Merger to Photomatrix and does not deal with any aspect of state, local or foreign tax laws. The Merger is intended to constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986 (the "Code"). Neither Photomatrix nor I-PAC has sought or will seek a ruling from the Internal Revenue Service concerning the federal income tax consequences of the Merger. If the Merger does constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, it will not result in the recognition of income by Photomatrix or I-PAC. In such case, I-PAC's tax basis in its assets and liabilities would not be affected by the Merger.

Accounting Treatment of the Merger

         The Merger will be accounted for as a purchase of I-PAC by the Company for accounting and financial reporting purposes. Under the purchase method of accounting, upon the closing of the Merger, I-PAC's results of operations will be combined with those of the Company, and I-PAC's assets and liabilities will be recorded on the Company's books at their respective fair values at the Effective Time. A determination of the fair value of I-PAC's assets and liabilities will be made in order to allocate the purchase price among the assets acquired and the liabilities assumed. The issuance of additional shares awarded to I-PAC shareholders under the earn-out formula and/or in connection with the exercise of Photomatrix outstanding options and warrants will be treated in accordance with APB 16, in that any additional shares will be treated as additional costs of the acquired enterprise and amortized accordingly over the benefit period. The expected excess of the value of the consideration over the fair value of I-PAC's net assets will be amortized through charges to earnings over an anticipated period of twenty-years following the Effective Time. See "Unaudited Pro Forma Combined Financial Statements."

Management Following Merger

         The Directors of the Company immediately prior to the Effective Time will continue to serve as Directors of the Company and will be joined by Mr. Grivas, who will also assume the responsibilities of Chairman of the Board, and Mr. Hill. See Proposal 3 - Election of Directors

         The executive officers of the Company will be as follows:

         William L. Grivas, age 43, Chairman of the Board.

         Patrick W. Moore, age 50, Chief Executive Officer.

         Suren G. Dutia, age 55,  President

         Roy L. Gayhart, age 47, Chief Financial Officer

Strategy After Merger

         Immediately following the Merger, the Company plans to complete the consolidation of its Photomatrix operation with the I-PAC operation in the facility owned by I-PAC in Carlsbad, California. Management anticipates that this move will result in cost reductions as a result of assigning the lease of, or sub-leasing, its facility in San Diego, as well as streamlining its operations by utilizing the existing manufacturing resources of I-PAC. The Company anticipates that the cost savings will arise in such areas as the elimination of redundant functions, production efficiencies, interest expense reductions, purchasing efficiencies and the reduction of related party expenses. Management intends to implement an aggressive cost reduction program immediately following the Merger.

         Following the Merger, the Company plans to attempt to establish and maintain profitability, while aggressively pursuing growth opportunities. This growth strategy will be targeted upon new acquisitions as well as expansion of its core customer base.

         I-PAC will strive to expand its customer base in the low to medium volume, high-end commercial and industrial markets through its ongoing sales efforts. In addition, it will pursue the acquisition of additional contract manufacturing operations and the expansion of its I-PAC Express operations. I-PAC Express specializes in quick-turn prototype manufacturing and assembly. I-PAC Express is intended to be a growth and profit growth center for I-PAC, as well as an additional marketing tool through which I-PAC may identify and secure new, full-scale production customers. The ability to migrate a customer's product from the prototype to the production stage is an important value added service that I-PAC seeks to provide. I-PAC will also seek to support growth in its contract manufacturing business by increasing its value added services to customers by enhancing its engineering and test support functions. Management believes that the engineering and R&D resources of Photomatrix can improve I-PAC's ability to provide such services. Management further believes the Merger will create new opportunities to provide contract manufacturing services to the imaging industry.

         In addition to growth of its contract manufacturing operations, the Company will pursue the acquisition of technology product companies which, like Photomatrix, may have their manufacturing requirements met by I-PAC's existing manufacturing capabilities. This strategy allows the technology company to focus on engineering and marketing, with I-PAC's achievement of manufacturing efficiencies improving operating margins. It is anticipated that any such acquisitions may occur first in the technology and product fields of image and document capture and digital video capture, storage and transmission.

         I-PAC also possesses certain licenses for the development, manufacture and sale of proprietary video capture, storage and transmission software technology that has ongoing development potential and application in a wide range of existing and new markets, including video surveillance, telemedicine, video editing, video teleconferencing and various video broadcast applications. These video compression and storage technologies may enhance Photomatrix's own product capabilities, as well as enabling new product applications to be developed by the Company in the fields identified.

Dissenters' Rights

         Each holder of Photomatrix Common Stock on the Record Date may, by complying with Chapter 13 of the General Corporation Law of the State of California, require Photomatrix to purchase for cash at their fair market value the shares of Photomatrix Common Stock owned by such shareholder which are dissenting shares. Fair market value for this purpose is determined as of the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation which may occur as a consequence of the Merger. The terms of the Merger were first announced on October 28, 1997, and the closing bid price of Common Stock on that date was $0.40625.

         Photomatrix is required to mail to each shareholder not voting in favor of the Merger a notice of the approval of the Merger by the holders of Common Stock within 10 days of the date of such approval, accompanied by certain information, including a statement of the price determined by Photomatrix to represent the fair market value of any dissenting shares and a summary of the procedure to be followed to exercise dissenters' rights. The statement of price will constitute an offer by Photomatrix to purchase, at the price stated, any dissenting shares. The notice will also advise such shareholders that, within 30 days after the date on which notice of approval of the Merger is mailed by Photomatrix, each such shareholder electing to exercise dissenting shareholder rights must submit to Photomatrix at its principal office or at the office of any transfer agent thereof a demand letter and such shareholder's certificates representing any shares of Common Stock which the shareholder demands that Photomatrix purchase. Such demand letter is required to state (i) the number of shares of Common Stock held of record by the shareholder which the shareholder demands that Photomatrix purchase and (ii) what the shareholder claims to be the fair market value of those shares as of the day before the announcement of the Merger. Such statement of fair market value will constitute an offer by the shareholder to sell the shares at such price.

         If Photomatrix and a dissenting holder of Common Stock agree that the holder's shares are dissenting shares and agree upon the price of the shares, payment of the agreed price, with interest, shall be made within 30 days after the amount thereof has been agreed to or within 30 days after any statutory or contractual conditions to the Merger have been satisfied, whichever is later. If Photomatrix denies that a holder's shares are dissenting shares, or Photomatrix and the holder fail to agree upon the fair market value of the shares, then such holder, within six months after the date on which notice of the approval of the Merger is mailed to the holder, but not thereafter, may file a complaint in the Superior Court of the proper county in California seeking a finding as to whether the holder's shares are dissenting shares or the fair market value of the shares, or both, or may intervene in any similar action. In such proceeding, the holder will be entitled to judgment against Photomatrix in the amount of the fair market value of any dissenting shares, as determined, with interest from the date of judgment. The costs of the action, including reasonable compensation to the appraisers, shall be assessed as the court considers equitable, but, if the appraisal exceeds the price offered by Photomatrix, then Photomatrix shall pay costs as provided by California law.

         Photomatrix may terminate the Merger in the event that holders representing in excess of ten percent of the outstanding shares of Photomatrix Common Stock do not vote in favor of the Merger and exercise their dissenter's rights. IT IS LIKELY THAT, IF HOLDERS OF MORE THAN TEN PERCENT OF THE OUTSTANDING SHARES OF PHOTOMATRIX COMMON STOCK DO NOT VOTE IN FAVOR OF THE MERGER AND EXERCISE THEIR DISSENTERS' RIGHTS, PHOTOMATRIX'S BOARD OF DIRECTORS WILL DECIDE TO TERMINATE THE MERGER. If dissenters hold in excess of ten percent of the outstanding shares of Photomatrix Common Stock, the Company would be required to expend in excess of $200,000 in cash to purchase the dissenters' shares following the close of the Merger. The Board of Directors would probably decide that such a large cash outlay to complete the transaction would not be in the best interests of Photomatrix. In the event the Board decides not to complete the Merger, Photomatrix will nevertheless pay approximately $150,000 in Merger expenses without receiving the benefits of the Merger.

                UNAUDITED PROFORMA COMBINED FINANCIAL STATEMENTS

         The Unaudited Pro Forma Combined Financial Information set forth below is based on the historical financial statements of Photomatrix and I-PAC after giving effect to the purchase method of accounting and other adjustments relating to the proposed combination for the periods ended and as of the dates indicated. The historical financial statements of I-PAC for the year ended December 31, 1996 and the nine months ended September 30, 1997 have been combined with the historical financial statements of Photomatrix for the year ended March 31, 1997 and the nine months ended December 31, 1997 respectively. The Unaudited Pro Forma Combined Balance Sheet gives effect to the proposed combination as of December 31, 1997. The Unaudited Pro Forma Combined Statements of Operations are presented to give effect to the proposed combination as if each had been consummated on April 1, 1996 for the fiscal year ended March 31, 1997 and the nine months ended December 31, 1997.

         The Unaudited Pro Forma Combined Financial Information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that the Company believes are reasonable. In preparing the Unaudited Pro Forma Combined Financial Information, the Company believes it has utilized reasonable methods to conform the basis of the presentation. The Unaudited Pro Forma Combined Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or results of operations of the Company had the proposed combination described above occurred on the indicated dates or been in effect for the period presented.

         The Unaudited Pro Forma Combined Financial Information should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of Photomatrix and I-PAC including in each case, the related notes thereto, included elsewhere, or incorporated by reference herein, and with other financial information pertaining to the Company including "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement.

                       PHOTOMATRIX, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR FISCAL YEAR ENDED MARCH 31, 1997


                                                  Historical
  `                                          -------------------
                                                                                      The Company
                                                                      Pro Forma        Pro Forma
                                             Photomatrix    I-PAC    Adjustments(5)    Combined(3)
                                             -----------    -----    --------------    -----------

Current Assets:
     Cash and cash equivalents               $1,165,000     $17,000         --         $1,182,000
     Accounts receivable, net                 1,086,000     551,000         --          1,637,000
     Inventories, net                         2,915,000   1,063,000         --          3,978,000
     Prepaid expenses and other                 159,000      46,000         --            205,000
     Current portion of notes receivable             --      17,000         --             17,000


Total Current Assets                          5,325,000   1,694,000         --          7,019,000

Notes Receivable, Long Term                          --      33,000         --             33,000

Property and Equipment, Net                     912,000   2,507,000         --          3,419,000

Intangibles and Other Assets,                 1,395,000          --    1,477,000        2,872,000

Other Assets                                    151,000      72,000         --            223,000


                                             $7,783,000  $4,306,000   $1,477,000     $13,566,000



Current Liabilities:
     Accounts payable                          $516,000    $575,000         --        $1,091,000
     Accrued and other liabilities              634,000     105,000         --           739,000
     Customer deposits                          451,000          --         --           451,000
     Current portion of  long-term  debt        162,000     667,000         --           829,000
     Net liabilities of discontinued          1,238,000          --         --         1,238,000
     operations

Total Current Liabilities                     3,001,000   1,347,000         --         4,348,000

Notes Payable to Related Party                  252,000     448,000    ($423,000)(6)     277,000

Other Non-Current Liabilities                   101,000   2,472,000         --         2,573,000

Contingent Liabilities                               --          --         --               --


Total Liabilities                             3,354,000   4,267,000     (423,000)      7,198,000

Shareholders' Equity
     Preferred Stock                                 --          --         --               --
     Common Stock (1)                        19,351,000       8,000    1,931,000      21,290,000
     Retained Earnings (Deficit)            (15,063,000)     31,000      (31,000)(5) (15,063,000)
     Other                                      141,000          --         --           141,000


                                              4,429,000      39,000    1,900,000       6,368,000

Total Shareholders' Equity                   $7,783,000  $4,306,000   $1,477,000     $13,566,000



    The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                       PHOTOMATRIX, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR FISCAL YEAR ENDED MARCH 31, 1997




                                                        Historical
                                                -------------------------
                                                                                            The Company
                                                                              Pro Forma      Pro Forma
                                                   Photomatrix    I-PAC       Adjustments    Combined(3)
                                                ---------------  ---------    -----------    -----------

Revenues                                           $8,694,000   $5,189,000             --    $13,883,000

Cost of Revenues                                    6,400,000     4,160,000            --     10,560,000

Gross Profit                                        2,294,000     1,029,000            --      3,323,000

Operating Expenses:
     Selling, general and administrative            3,311,000       929,000        74,000(4)   4,314,000
     Research and development                         807,000            --            --        807,000
     Facility consolidation and relocation            520,000            --            --        520,000

Total Operating Expenses                            4,638,000       929,000        74,000      5,641,000

Operating Income (Loss)(7)                         (2,344,000)      100,000       (74,000)    (2,318,000)

Other Income (Expense), Net                           158,000       (84,000)       49,000(6)     123,000

Income (Loss) From Continuing Operations
     Before Income taxes                           (2,186,000)       16,000       (25,000)   (2,195,000)

Provision for Income Taxes                            104,000         1,000           --        105,000

Income (Loss) from Continuing Operations          ($2,290,000)      $15,000      ($25,000)  ($2,300,000)

Income(Loss) from Continuing Operation per             ($0.44)      $  1.80                      ($0.23)
Common Share, Basic and Diluted(1)(3)

Number of Shares Used in Computation(1)             5,083,000         8,500                   9,931,000



    The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                       PHOTOMATRIX, INC. AND SUBSIDIARIES
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                   FOR THE NINE MONTHS ENDED DECEMBER 31, 1997

                                                     Historical
                                           --------------------------

                                                                                             The Company
                                                                            Pro Forma         Pro Forma
                                            Photomatrix       I-PAC        Adjustments       Combined(3)
                                           ------------     ---------      ------------      -----------

Revenues                                    $6,076,000     $4,472,000             --        $10,548,000
Cost of Revenues                             3,968,000      3,097,000             --          7,065,000

Gross Profit                                 2,108,000      1,375,000             --          3,483,000

Operating Expenses:
     Selling, general and administrative     2,376,000        679,000         55,000(4)       3,110,000
     Research and development                  580,000             --             --            580,000
     Write Off Capitalized Software            366,000             --             --            366,000

Total Operating Expenses                     3,322,000         679,000        55,000          4,056,000

Operating Income (Loss)(7)                  (1,214,000)        696,000       (55,000)          (573,000)

Other Income (Expense), Net                     87,000         (88,000)       37,000             36,000

Income (Loss) From Continuing Operations
          Before Income Taxes               (1,127,000)        608,000        18,000           (537,000)

Provision for Income Taxes(8)                       --           6,000       243,000            249,000

Income (Loss) from Continuing Operations   ($1,127,000)       $602,000      $261,000)         ($786,000)

Loss from Continuing Operation per
Common Share, Basic and Diluted(1)(2)           ($0.22)       $  70.82                           ($0.08)

Number of Shares Used in Computation(1)      5,083,000           8,500                        9,931,000


    The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

1) Under the Merger Agreement, Photomatrix will issue to the stockholders of I-PAC 4,848,000 shares of Photomatrix common stock at the Effective Time of the Merger. After the end of a twelve month period ending June 30, 1999, up to 3,744,902 additional shares may be issued to I-PAC shareholders based upon the achievement of certain performance milestones. The effect of the earn-out on earnings per share is accretive, as shown at Additional Earn-out Shares, pages 10-13. In addition, I-PAC shareholders will also be issued one additional share for each currently outstanding stock option or warrant that is exercised. As of March 16, 1998, there were 907,333 options and warrants to acquire Photomatrix common stock outstanding. If all such options and warrants are exercised, I-PAC shareholders will receive an additional 907,333 shares, resulting in an additional 1,814,666 shares being issued. The Unaudited Pro Forma Combined Balance Sheets reflects the issuance of 4,848,000 shares only. The market value of a share is assumed to be $0.40, the price of the stock prior to the announcement of the Merger.

2) Loss per share basic and diluted for the period and year presented are based on weighted-average number of shares outstanding during the year. In accordance with Statement of Financial Accounting Standards No. 128 (Earnings Per Share), potential dilutive securities were excluded from the calculation as their effect is antidilutive.

3) The Unaudited Pro Forma Combined Balance Sheet as of December 31, 1997, reflects both company's balance sheets as of that date. The Unaudited Pro Forma Combined Statement of Operations for the nine month period ended December 31, 1997 reflects Photomatrix's results of operations for the nine months then ended and I-PAC's results of operations for the nine months ended September 30, 1997. The Unaudited Pro Forma Combined Statement of Operations for the year ended March 31, 1997 reflects Photomatrix's results of operations for the year then ended and I-PAC's results of operations for the year ended December 31, 1996.

4) The Unaudited Pro Forma Combined Statement of Operations for the nine months ended December 31, 1997 and the year ended March 31, 1997, assumes the Merger occurred as of April 1, 1996 and the resulting goodwill of $1,477,000 was amortized beginning April 1, 1996 using a twenty year amortization period. The Unaudited Proforma Combined Statement of Operations also assumes that the fair value of assets acquired and liabilities assumed in the Merger is the same as their historical cost basis, in that substantially all such assets and liabilities are current and therefore approximate fair market value, except for I-PAC's land and building. I-PAC's land and building were acquired during the year ended December 31, 1997, and the Company currently believes that historical cost approximates their fair market value.


CALCULATION OF GOODWILL:

Price paid for stock                                                $1,939,000
Fair value of net assets purchased                                     (39,000)
Conversion of I-PAC related party debt to Equity                      (423,000)
Goodwill recognized                                                 $1,477,000

CALCULATION OF AMORTIZATION:

Years to amortize Goodwill                                                  20
Monthly amortization amount                                             $6,154
Amortization expenses for:
         12 months ended March 31, 1997                                $74,000
         9 months ended December 31, 1997                              $55,000

5) The Pro Forma Adjustments include adjustments to eliminate I-PAC common stock and retained earnings.

6) The Unaudited Pro Forma Combined Balance Sheet reflects the conversion from long term debt to equity of $423,000 of related party debt, together with the elimination of the related interest expense.

7) The Unaudited Pro Forma Combined Statement of Operations does not reflect cost savings which have already been implemented at Photomatrix or are anticipated as a result of eliminating redundant functions and costs, as follows:



                   Description                      Manufacturing        Selling G&A       R&D
                   -----------                      -------------        -----------       ---

Cost reduction already implemented (a)               $   100,000        $   300,000           -
Elimination of Photomatrix facilities costs (b)      $   192,000        $   122,000       $36,000
Elimination of redundant functions (c)               $    65,000        $   170,000           -
Reduction of related party expenses (d)                        -        $   115,000           -

                                                     $   357,000        $   707,000        $36,000


                  a) In January, 1998, Photomatrix made certain cost reductions as a result of reducing manpower and other expenses in its manufacturing, sales and administration areas.
                  b) Under terms of the Merger, Photomatrix operations will be moved to I-PAC's Carlsbad facility and its current facility will be sub-leased or assigned.
                  c) Reflects the elimination of redundant functions and positions between the companies.
                  d) The parties have agreed that all future related party transactions will be subject to review and approval of the audit committee, and further that certain related party expenses will be eliminated.

8) Calculated as if I-PAC were a C corporation using an effective tax rate of 40%

         BUSINESS OF PHOTOMATRIX

Overview

         Photomatrix, Inc. (the "Company," or "Photomatrix," through its subsidiary, Photomatrix Imaging Corporation, develops, manufactures, sells and services high-performance document and aperture-card scanners for legal, financial, government and commercial enterprises.

         Photomatrix now operates in the electronic imaging segment of the Information and Image Management Industry as a supplier of quality, high-value electronic image-processing hardware and software products and services. During the past four years, Photomatrix has evolved from being a computer output microfilm ("COM") duplicator manufacturer with primarily one major customer to a document scanner manufacturer with many customers. Over the past four years, revenue from COM products and services has steadily declined, while scanner product and services revenue has increased.

Corporate History

         Photomatrix was incorporated in California in 1978 under the name Xscribe Corporation. On July 31, 1996, the Company sold substantially all the assets and the business of its wholly owned subsidiary, Xscribe Legal Systems, Inc. In October, 1996, the Company changed its name from Xscribe Corporation to Photomatrix, Inc. In December, 1996, the Board of Directors of the Company approved a plan to discontinue the operations of another wholly owned subsidiary, Lexia Systems, Inc., and is currently in the process of winding down and closing this operation. The financial position and results of operations of Xscribe Legal Systems and Lexia Systems, Inc. have been shown in the financial statements of the Company as discontinued operations. The Company recently relocated its operations to I-PAC's facility at 1958 Kellogg Avenue, Carlsbad, California 92009. The Company's phone number is (619) 625-4400.

Principal Products

         In fiscal year 1998, the Company has derived its consolidated revenue primarily from sales and service of its Photomatrix document scanners and aperture card scanners, as more fully described below. Additionally, a portion of the Company's consolidated revenue was obtained by servicing its discontinued COM product line.

         Document Scanners

         Photomatrix offers a line of medium and high-speed paper document scanners that serve as input devices for image management systems used in office automation and service bureau environments. All Photomatrix scanners are constructed for rugged, high volume use, offering higher duty cycles and reliability than most competitive models.

         The complete image capture system among the Photomatrix document scanner line is the newly introduced Vision Series 9600, a high-speed (up to 200 dual-sided pages per minute at 200 dots per inch [dpi] resolution), rugged, single or dual-sided, 200 to 400 dpi, automatic-feeding document scanning system. Vision Series 9600 includes the scanner, a Pentium PC, high-resolution display, a video interface card, Windows NT application software and Vision Image Capture Software ("VICS"), which operates in Microsoft Windows NT. VICS controls the scanning and PC hardware, displays images and manages the workflow of the image capture process (including indexing, scanning and formatting) and its customizable workflow features enable users to use VICS as the front-end of a larger document management software system. Because the Series 9600 scanner, computer and VICS were designed to work as one tightly-integrated system, this configuration offers the best efficiency among Photomatrix products. The Series 9600 replaces the Company's earlier generation Series 6000 scanners.

         Photomatrix has primarily sold the Vision Series 5000 ("Series 5000"), a duplex, high-resolution, 5000-element CCD scanner which captures double-sided documents at speeds in excess of 150 dual sided pages per minute. These rugged, high-duty-cycle machines differ from the Vision Series 9600 and Vision Series 6000 in that the Series 5000 is not bundled with the Photomatrix image processing board, compression board, or VICS. Instead, the Series 5000 is plug compatible with industry-leading interface (processing and compression) boards from Kofax, Xionics and Seaport Imaging. Because of this compatibility, Photomatrix sells a higher volume of the Series 5000 scanners. During the fourth quarter of fiscal 1998, the Company will begin selling the next generation of plug-compatible document scanners, the Series 9000, which features improved ergonomics of the top document stacker output bin, SCSI capabilities and increased speeds up to 200 dual sided pages per minute.

         Aperture Card Scanners

         Photomatrix aperture card scanners are used to scan microfilm images of engineering drawings for storage in a digital format. In addition to crisper images, the digital format permits users to electronically store, retrieve, distribute and print engineering documents in a local or enterprise wide environment. Photomatrix aperture card scanners offer a wide range of automation, throughput speed and image enhancement features. Photomatrix sells aperture card scanners primarily to corporate in-house and third-party service bureaus who scan microfilmed engineering drawings for the end users of those drawings. Photomatrix also sells a limited number of aperture card scanners under subcontracts to provide electronic-imaging systems to the Department of Defense.

         Maintenance Services

         The Company provides 24-hour service for its installed base through field engineers in 10 major cities throughout the United States ("US") and in England. The Company also has relationships with various third party maintenance organizations, including a nationwide relationship with IBM, to maintain document scanners, and Kodak, to provide COM duplicator spare parts. Photomatrix field engineers average 9 years of experience with the Company. Using a sophisticated system for parts distribution and inventory control, the service operation offers installation, on-going maintenance and field technical support for existing and new products.

         The Company views maintenance contracts and related revenue as a significant revenue opportunity and profit center in fiscal year 1999.

Competition

         Document Scanners. Photomatrix document scanners utilize a flatbed vacuum transport technology. Furthermore, Photomatrix competes in the high end of the industry with Kodak, Bell and Howell, and BancTec where speed, throughput and duty cycle are important product features. Competition in this segment is based upon price, image quality, paper handling capabilities, throughput speeds, ease of use, reliability and quality and speed of maintenance services. Kodak has utilized its strengths of name recognition, reputation, distribution channels, good performance, service capabilities, and strong financial capital base to become the market share leader in this segment. However, Kodak 500 and 900 model scanners, which are comparable to the Company's Vision Series 5000 and 9000 scanners, sell for more than the Photomatrix scanners.

         In the document scanner market, the Photomatrix Vision Series 5000, 9000 and 9600 compete favorably against their product counterparts at BancTec and Kodak. Photomatrix believes that its primary competitive advantage in this segment of the market is its price-performance relationship, including its relative speed, image quality, reliability and rugged build. Photomatrix maintains the leading price-performance ratios in its market segment and retains this status via not only continually improving on speed and throughput but also pricing below BancTec's and Kodak's products. All of its primary competitors, however, have substantially greater resources than Photomatrix for marketing and distribution and for purchasing and maintaining market share. Photomatrix's
likelihood  of  increasing   its  market  share  may  be  reduced  should  Kodak
significantly reduce its prices. Although management expects some general downward pressure on price in the next two to three years, management does not expect intense price competition in the foreseeable future. There is no assurance that the Company will not experience intense price competition or that it will be able to maintain a competitive position in this market.

         Photomatrix has entered into an original equipment manufacturer ("OEM") contract with Bell & Howell to supply Series 5000 scanners under the Bell & Howell label. Photomatrix scanners operate at speeds higher than scanners manufactured by Bell & Howell, and the Company's OEM relationship with Bell & Howell represents a strategic corporate partnering that is beneficial to both parties. Management does not view Bell & Howell as a competitor in the high-end market assuming Photomatrix continually improves the features and speed of Photomatrix scanners such that they are perpetually superior to Bell & Howell's product offering and Bell & Howell adequately markets and sells Photomatrix scanners in large volumes. Management believes Photomatrix has the engineering talent and resources to succeed at technologically staying ahead of Bell & Howell thereby, fostering a long-term OEM relationship. In December, 1997, Photomatrix entered into an addendum to its OEM agreement with Bell & Howell, whereby Bell & Howell became an exclusive agent, with certain specifically identified exceptions, to sell Photomatrix peripheral document scanners to distributors and value-added resellers ("VARs") in the United States and Canada. As a part of this agreement, Photomatrix received a binding commitment from Bell & Howell to purchase a minimum quantity of Vision Series 5000 document scanners, valued at $1.5 million, over a period of seven months, beginning in December, 1997.

         Aperture Card Scanners. The market for scanning engineering drawings is large and growing steadily. According to industry studies, in the US alone, it is estimated that more than 40,000 companies each have more than 100,000 engineering drawings, with a total estimated value of more than $1.5 trillion. Companies are dedicating large resources to and establishing significant budgets for the conversion, storage, distribution and retrieval of these engineering drawings. Problems with document and revision control, document distribution, deterioration and loss of documents are pervasive. Aperture cards, which contain microfilm images of these drawings, have been widely used since World War II to improve the storage and security of these documents. The need to electronically manage this data has become critical, as the volume of paper documents continues to increase, and companies are increasingly seeking methods to increase the efficiency of storage and retrieval of these documents.

         Photomatrix developed much of its technology and related application of aperture card scanners in the mid 1980's when it introduced its aperture card scanner product. Photomatrix's primary competitors in the aperture card scanning market are Wicks & Wilson, a United Kingdom company, Microbox , a German company and SunRise Imaging, a US-based company. Photomatrix is not able to estimate the size of this market, but believes that it is currently limited due to the cost constraints of converting engineering backfiles of aperture cards and the related systems into electronic storage and retrieval systems. Photomatrix's products are higher-end products and are priced higher than other currently marketed products. In the Company's opinion, its aperture card scanner product offering exceeds the quality and duty-cycle statistics of any of its competitors.

Marketing and Distribution

         Photomatrix markets Series 9600 image capture systems to service bureaus and high-volume end users through its direct sales force. In contrast, Photomatrix markets its Series 5000 and 9000 document scanners via indirect distribution channels, primarily as a consequence of the OEM agreement with Bell & Howell. In April 1997, Photomatrix entered into a distribution agreement with IBM. Under the agreement, which contains no minimum requirements, IBM is granted the right to sell Photomatrix document scanners. To date there have been no significant sales under the IBM agreement.

         Photomatrix distributes its aperture card scanning products primarily to systems integrators and VARs who package the Photomatrix scanners with other software and hardware products for sale to end users. Because Photomatrix aperture card scanners are peripheral products which must be integrated with other products for end users, Photomatrix maintains close working relationships with major systems integrators and VARs. Photomatrix relies heavily on the sales efforts of its systems integrators and VARs to generate sales of aperture card scanners. Photomatrix also sells, through its direct sales force, aperture card scanning systems to service bureaus which provide scanning services to engineering drawing end users.

         Photomatrix generally provides a 90-day warranty on its products and offers, for sale, annual maintenance contracts thereafter. The warranty and maintenance work is typically provided through Photomatrix field service employees who are located throughout the United States. Photomatrix also performs repair services for and supplies replacement parts to Kodak (which previously sold Photomatrix products under a private-label agreement).

Raw Materials and Manufacturing

         Photomatrix manufactures its aperture card scanners and document scanners at its manufacturing facilities in San Diego, California. Photomatrix's operations consist of procurement, kit packaging, assembly of circuit boards, wiring and assembly and quality control testing of all parts, components, subassemblies and final assemblies of all products.

Photomatrix manufactures some of its own boards, however much of the printed circuit board ("PCB") manufacture is performed by outside vendors. In anticipation of the Merger, Photomatrix recently began utilizing I-PAC as its PCB vendor. The Company expects to realize significant cost savings after the Effective Time as a result of this change, together with the utilization of I-PAC's wiring and assembly expertise.

         Photomatrix's products incorporate electronic, imaging and mechanical components purchased from various vendors. The electronic components, including the computer chips, are generally available from multiple sources. Photomatrix currently uses Fairchild, Kodak and Sony CCDs in the Photomatrix cameras in its aperture card and document scanning products. However, other commercially available CCD cameras could be substituted if necessary. Photomatrix copies, labels and packages its software products.

         Photomatrix's products contain numerous mechanical components that are machined specially for Photomatrix's products. Photomatrix relies upon several specific vendors as the sole source of its custom-machined parts. Although many vendors can provide this machine work, tools and molds needed for this process are in the possession of (and in some cases, owned by) its machine-shop vendors, and Photomatrix could experience supply disruption if one of these vendors failed to meet its supply obligations.

         Photomatrix also bundles its aperture card scanners and document scanners with commercially available personal computers, work stations, high-resolution monitors, optical disk drives and other compatible peripherals and with Microsoft Windows and NT, Novell NetWare and other commercially available software.

Intellectual Property Rights and Licenses

         Photomatrix relies upon copyright and trade secret laws to protect its software and firmware used in its aperture card scanner and document scanner products. Photomatrix has registered under Federal law design documents for its document scanner and certain of its product maintenance manuals, operations manuals and parts catalogues.

         Photomatrix holds a perpetual nonexclusive license to use, manufacture, and distribute aperture card scanners, microfiche scanners, single and double sided document scanners that scan documents no greater than 12 inches in width and 24 inches in length and multiformat scanners, provided that the manufacturer's net invoice price is not less than $7,000 for document scanners and $10,000 for all scanners, that use certain imaging technology of Scan-Graphics, Inc., subject to United States Patent No. 4,972,273. Photomatrix is obligated to pay Scan-Graphics a royalty of 5-1/2 % of Photomatrix's net sales price for all aperture card scanners manufactured, sold and delivered by Photomatrix until December 31, 1998. Photomatrix is not obligated to pay any royalties with respect to document scanners, whole fiche scanners, roll film scanners and/or multiformat scanners even if the scanners use the patented technology or any derivative of such technology. If Photomatrix discontinues its manufacturing of aperture card scanners, then it is obligated to negotiate with Scan-Graphics to sell Scan-Graphics a nonexclusive right to manufacture and sell the aperture card scanners.

         Photomatrix is a party to a nonexclusive reseller agreement with Image Machines Corporation for a Windows driver for Photomatrix's aperture card scanners and for viewing and editing software. Under the reseller agreement, Photomatrix purchases the software for resale on a per copy basis. The Image Machines software is not bundled with aperture card scanners sold through PRC or Intergraph who have developed their own software for use with the scanners. Photomatrix offers with its scanners a SCSI developers' tool kit for developing a Photomatrix scanner driver.

         Photomatrix also purchases and resells as part of the Series 9600 document scanner a board manufactured by Kodak Image Products that enables the scanning of bar codes and bundles its Series 9600 document scanner with Microsoft NT which it purchases on a per copy basis.

Seasonal Business

         The second and third quarters of the Company's fiscal year have typically shown higher revenue volumes than its first and fourth quarters.

Discontinued Operations

         The following represents a brief history of the discontinued operations of Photomatrix:

         Sale of Xscribe Legal System, Inc. In July 1996, the Company sold certain assets and liabilities related to its computer-aided transcription business to its primary competitor for $2.2 million. The Company retained certain liabilities.

         Lexia Systems, Inc. In October 1993, the Company acquired the North American Sales Division of International Computers Limited, Inc. ("ICL"), a developer of groupware (office automation) software and manufacturer of Unix-based hardware, and formed Lexia Systems, Inc. ("Lexia"). Lexia and ICL entered into a strategic alliance whereby Lexia was to distribute ICL's groupware products in the United States and support the domestic installed base of ICL customers. However, the business partnering efforts between the Company and ICL and its sister company, Fujitsu ICL Computers Ltd. ("Fujitsu") have proved to be ineffective primarily because of a difficult working relationship between ICL, Fujitsu and Lexia, combined with the fact that Lexia did not own the applicable software or proprietary rights and was not able to control the marketing or product management of ICL and Fujitsu products. Consequently, in December, 1996, the Board of Directors of the Company approved a plan to discontinue Lexia Systems, Inc. before the end of the Company's fiscal year 1998. The Company is currently in process of winding down and closing this operation. Further, in December 1997, the Company had recorded accounts payable and unpaid rent due ICL and Fujitsu in the amount of approximately $786,000. The Company is disputing the value received related to certain of these liabilities and has been attempting to settle with ICL and Fujitsu at a discount. There is no assurance that the Company will be successful in resolving these disputed amounts.

Significant Customers

         One customer (Bell & Howell) accounted for 17 percent of the Company's total revenue for fiscal year 1997 and 23 percent of its revenue for the nine months ended December 31, 1997. No other customer accounted for more than 10 percent of the Company's total revenue during fiscal years 1997 or 1996. (See "Additional Risk Factors")

Backlog

         The Company generally does not have a material order backlog at any time because the Company normally fills orders within the delivery schedules requested by customers (generally within 30 days).

Government Sales

         The Company has had no government sales.

Research and Development

         During the last three fiscal years, the Company expended $969,000 (fiscal year 1997), $1,018,000 (fiscal year 1996), and $813,000 (fiscal year
1995) on company-sponsored research and development projects, including projects performed by consultants for the Company and capitalized software development costs. Management expects that research and development expenditures (including capitalized software development costs) will total approximately $1 million for the coming year.

         The Company works closely with its customers in an attempt to develop enhancements and new products in response to customer needs. In fiscal years 1998 and 1997, the Company has been engaged in the development of competitive enhancements to the Photomatrix line of scanners, including a faster scanner, a "smart" automatic document feeder, a top loading stacker, and the next generation of both the Series 6000 document scanner and aperture card scanner line. There is no assurance that the Company will successfully complete current or planned development projects or will do so within the time parameters and budgets established by the Company, and there is no assurance that a market will develop for any product successfully developed.

Environmental Laws

         Compliance with federal, state and local laws enacted for the protection of the environment have not had a material effect upon the Company's capital expenditures, earnings or competitive position to date. The Company does not anticipate that it will have to incur any material expenses in the future in order to comply with such laws because of the nature of its products and manufacturing operations.

Employees

         At March 6, 1998, the Company had 51 full-time and three part-time employees, excluding three employees associated with the discontinued Lexia operation, none of whom are subject to a collective bargaining agreement. The Company considers its relationship with its employees to be good.

Foreign and Domestic Operations

         The Company derived approximately 21.8% of its revenue for the year ended March 31, 1997, and approximately 20.4% of its revenue for the nine months ended December 31, 1997, from foreign sales made by Photomatrix, Ltd., a wholly owed subsidiary located in the United Kingdom.

Property

         The Company leases its corporate headquarters located in San Diego, California. The Company first occupied this facility in March 1997, and it consists of approximately 23,400 square feet, which houses the Company's corporate offices and its manufacturing, sales and administrative functions. The lease expires in September 2002. The Company is in the process of relocating its corporate headquarters to the I-PAC facility in Carlsbad, California. The Company entered into a letter of intent to assign its facilities on terms at least as favorable as its existing lease terms. Management anticipates that the writeoff of leasehold improvements will be nominal.

         The Company also leases facilities in Chandler, Arizona and London, England. These facilities house the Photomatrix product development and Photomatrix European operations, respectively. The Chandler facility consists of 5,100 square feet, and the lease expires in June 2000. The London facility consists of 2,400 square feet, and the lease expires in May 2013.

         The Company also leases 880 square feet in Herndon, Virginia for its Lexia operations (which operation has been discontinued). This lease expires in November 1998.

Legal Proceedings

         The Company has been a defendant in three product liability cases pending in the United States District Court, Eastern District of New York (Bernhart v. Xscribe et al. (92 Civ. 3931), Galfin v. Xscribe (92 Civ. 2582), and Hagipadelis v. Xscribe (95 Civ. 1977)). Both Bernhart v. Xscribe and Galfin
v. Xscribe have now been or are in the process of being dismissed. Xscribe has tendered the Hagipadelis v. Xscribe claim to its insurance carriers, St. Paul
Fire ("St. Paul") and Marine Insurance and Federal Insurance Company ("Federal"). St. Paul has assumed the Company's defense without reservation of right, and Federal has agreed to share defense costs, subject to a reservation of rights. The insurance carriers have prevailed in all judgements rendered to date. It may take several years before this litigation is ultimately resolved. The Company believes that this remaining case is without merit and further believes that if any liability results from these claims, the liability (excluding punitive damages, if any) will be covered by its insurance policies.

         The Company is not aware of any other legal proceedings to which it is a party.

Year 2000 Contingencies

         The Company recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 software and hardware failures. The Company is addressing the risk and believes it will resolve any such risks in a timely manner. The currently estimated costs associated with these changes are not material in any year and are not material to the Company's financial position. However, the Company could be adversely impacted if its suppliers and customers do not make the necessary changes to their own systems and products successfully and in a timely manner.

                 PHOTOMATRIX SELECTED HISTORICAL FINANCIAL DATA

         The following selected financial data are derived from unaudited financial statements for the nine month periods ended December 31, 1997 and 1996 and audited financial statements for the years ended March 31, 1997, 1996, 1995 and 1994. Certain reclassifications have been made to prior year amounts to be consistent with current year. Discontinued operations were reclassified for all periods presented, and the remaining operations consist of Photomatrix Imaging Corp. and Photomatrix, Ltd., which were acquired in fiscal 1994. The historical financial data for the nine month periods ended December 31, 1997 and 1996 have not been audited and were derived from the accounting records of the Company. In the opinion of management, the historical financial data of the Company as of and for the nine month periods ended December 31, 1997 and 1996 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The historical financial data are not necessarily indicative of the results of operations for any future period. Furthermore, the results of operations for the nine month period ended December 31, 1997 should not be regarded as indicative of the results that may be expected for the full year. The data set forth below should be read in conjunction with the financial statements and the related notes thereto set forth in the Company's Annual Report on Form 10-KSB for the year ended March 31, 1997, which is incorporated herein by reference and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere herein.

(000's omitted, except for net income (loss) per share)


                                                Nine Months
                                            ended December 31,
                                                (unaudited)                     For the years ended March 31,

                                             1997          1996          1997         1996         1995         1994

OPERATING DATA
   Revenue                                      $6,076       $6,871        $8,694       $9,092       $9,712       $9,742
   Gross profit percent                          34.7%        25.7%         26.3%        32.3%        31.5%        34.8%
   Loss from continuing operations            $(1.127)     $(1,290)      $(2,290)     $(1,368)      $ (791)      $ (194)
   Net income (loss)                          $(1,127)     $(1,352)      $(2,407)     $(1,704)      $ (133)       $1,222
   Loss per share from continuing              $(0.22)      $(0.24)       $(0.44)      $(0.24)      $(0.13)      $(0.04)
   operations, basic and diluted
   Net income (loss) per share, basic and      $(0.22)      $(0.25)       $(0.46)      $(0.30)      $(0.02)        $0.23
   diluted
   Dividends per share                              --           --            --           --           --           --

                                            As of December 31,                         As of March 31,
BALANCE SHEET DATA                           1997          1996          1997         1996         1995         1994

   Working capital                              $2,324      $3,313        $2,432       $5,624       $6,991       $7,617
   Current ratio                                  1.77        2.50          1.92         2.96         4.10         5.35
   Total assets                                 $7,783      $9,244        $8,565      $12,581      $13,202      $12,844
   Total long-term debt and obligations           $353        $450          $415       $1,148         $699         $827


                     PHOTOMATRIX MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the selected financial data and consolidated financial statements and notes thereto incorporated by reference herein.

Results of Operations

         Following is a comparative discussion by period of the results of continuing operations for the last three fiscal years ended March 31, 1997, and the nine month periods ended December 31, 1997 and 1996. The Company believes that inflation has not had a material effect on its operations to date.

         Fiscal year 1997 ended March 31, 1997 compared to fiscal year 1996 ended March 31, 1996

         Consolidated revenue for the year ended March 31, 1997 decreased by $398,000 (4.4 %) to $8,694,000 from $9,092,000 for the year ended March 31,
1996. This decrease was due to a 35.4 % ($803,000) expected decrease in COM duplicator revenue offset by a 5.9 % ($405,000) increase in scanner product and service revenue.

         Consolidated gross margins for the year ended March 31, 1997 decreased $639,000 (21.8 %) to $2,294,000 from $2,933,000 and gross margin as a percent of sales decreased from 32.3 % to 26.4 % in the year ended March 31, 1997 due to significant price concessions made by the Company in connection with the establishment of its new OEM relationship with a major document scanner customer, as well as certain cost inefficiencies caused by the relocation of its manufacturing operations from Culver City to San Diego, including an inventory obsolescence write-off of approximately $127,000. Management believes that it has taken appropriate actions which will enable the Company to realize gross margins similar to those in fiscal years 1996, 1995 and 1994. There is no assurance that these margin improvements will be achieved.

         Selling, general and administrative ("SG&A") expenses decreased $281,000 (7.8 %) from $3,592,000 in the prior year to $3,311,000 in the current year. The net decrease is primarily attributable to cost reductions made both in the sales and marketing as well as the general and administrative areas of the Company. As a percent of sales, SG&A decreased from 39.5 % in the prior year to
38.1 % in the current year, primarily due to the cost reduction efforts implemented during the current year.

         Product development expenses increased $322,000 (66.4 %) from $485,000 in the year ended March 31, 1996 to $807,000 in the year ended March 31, 1997. Product development expenditures that were capitalized because they related to technologically feasible projects were $108,000 in the current year compared to $301,000 in the prior year. Total development spending increased $129,000 from $786,000 in the prior year to $915,000 in the current year primarily because of increased scanner development activity at Photomatrix, including the development of new models which feature increased speed (150 and 200 page per minute duplex models), as well as new options such as a "smart" automatic document feeder, a top-loading stacker and an NT version of the Company's PICS software.

         During the current fiscal year, the Company relocated and consolidated its operations to San Diego. The cost incurred in connection with this activity totaled $520,000, and has been shown as a separate line item.

         Interest expense decreased $136,000 from $228,000 in the prior year to $92,000 in the current year. This decrease was due to decreased borrowings under the Company's credit facility in the current year. Other income increased $239,000, from $11,000 in 1996 to $250,000 in 1997 as a result of non-recurring payment from a major customer under a minimum quantity purchase contract.

         The Company's provisions for income taxes were $104,000 and $7,000 in the years ended March 31, 1997 and 1996, respectively. These amounts are substantially different from provisions calculated using the statutory rates because of the Company's inability to recognize the effects of net operating losses and related carry-forwards. The current year provision reflects an increase in the Company's valuation allowance relating to the deferred tax asset.

         The decreases in revenue and gross margin, and the increased product development and relocation expenses, offset slightly by the reduction in SG&A costs and interest expense and the increase in other income, resulted in a loss from continuing operations of $2,290,000 ($0.44 per share) for the year ended March 31, 1997. This compares to the loss from continuing operations of $1,368,000 ($0.24 per share) for the year ended March 31, 1996.

         During the current year, the Company sold its court reporting business (Xscribe Legal Systems, Inc.) and discontinued Lexia Systems, Inc., as more fully described in Note 2 of the Consolidated Financial Statements contained elsewhere herein. Including the loss from discontinued operations of $336,000 in the prior year and $251,000 in the current year, less gain of $134,000 from the sale of Xscribe Legal Systems, the net loss increased from $1,704,000 ($0.30 per share) in the year ended March 31, 1996 to $2,407,000 ($0.46 per share) in the year ended March 31, 1997.

         Fiscal year 1996 ended March 31, 1996 compared to fiscal year 1995 ended March 31, 1995

         Consolidated revenue for the year ended March 31, 1996 decreased $620,000 (6.4%) to $9,092,000 in the year ended March 31, 1996 from $9,712,000 in the year ended March 31, 1995. This decrease was due to a 42.7% ($1,694,000) expected decrease in COM duplicator revenue, somewhat offset by an 18.7% ($1,074,000) increase in scanner product and service revenue.

         Consolidated gross margins for the year ended March 31, 1996 decreased $124,000 (4.1%) to $2,933,000 in the year ended March 31, 1996 from $3,057,000 in the year ended March 31, 1995. Gross margin as a percent of sales remained relatively constant at about 32%.

         Selling, general and administrative expenses increased $336,000 (10.3%) from $3,256,000 in the year ended March 31, 1995 to $3,592,000 in the year ended March 31, 1996. The net increase includes a $426,000 increase at Photomatrix to develop its sales and marketing channels for scanners offset by $90,000 of cost reductions at the corporate headquarters. As a percent of sales, SG&A increased from 33.5% in the year ended March 31, 1995 to 39.6% in the year ended March 31, 1996, primarily due to the decreased revenue in the fiscal year ended March 31, 1996.

         Product development expenses increased $56,000 (13.1%) from $429,000 in the year ended March 31, 1995 to $485,000 in the year ended March 31, 1996. Product development expenditures that were capitalized because they related to technologically feasible projects were $301,000 in the year ended March 31, 1996 compared to $336,000 in the year ended March 31, 1995. Total development spending increased $94,000 from $692,000 in the year ended March 31, 1995 to $786,000 in the year ended March 31, 1996 primarily because of increased scanner development activity at Photomatrix.

         Other income (expense), which consists primarily of interest expense, increased $76,000 from $141,000 in the year ended March 31, 1995 to $217,000 in the year ended March 31, 1996. This increase was due to increased borrowings under the Company's credit facility, primarily used to finance increased inventory levels.

         The Company's provisions for income taxes were $7,000 and $22,000 in the years ended March 31, 1996 and 1995, respectively. These amounts are substantially different from provisions calculated using the statutory rates because of the Company's inability to recognize the effects of net operating losses and related carry-forwards, net of valuation allowances.

         The decreases in revenue and gross margin, and the increased product development and interest expenses, and SG&A costs, resulted in a loss from continuing operations of $1,368,000 ($0.24 per share) for the year ended March 31, 1996. This compares to a loss from continuing operations of $791,000 ($0.13 per share) for the year ended March 31, 1995.

         In the year ended March 31, 1997, the Company sold its court reporting business (Xscribe Legal Systems, Inc.) and discontinued Lexia Systems, Inc., as more fully described in Note 2 of the Consolidated Financial Statements contained elsewhere herein. Including the income (loss) from discontinued operations of $658,000 and ($336,000) in the years ending March 31, 1995 and 1996, respectively, the net loss increased from ($133,000) ($0.02 per share) in the year ended March 31, 1995 to ($1,704,000) ($0.30 per share) in the year ended March 31, 1996.

         Nine months ended December 31, 1997 compared to the nine months ended December 31, 1996

         For the nine months ended December 31, 1997, consolidated revenues decreased $795,000 or 11.6% to $6,076,000 from $6,871,000 for the nine months ended December 31, 1996, primarily as a consequence of poor results in the third quarter. Equipment and software revenue decreased $947,000 or 17.5% to $4,463,000 from $5,410,000 for the nine months ended December 31, 1996. Service revenue increased $152,000 or 10.4% to $1,613,000 from $1,461,000 for the prior nine months ended December 31, 1996.

         For the nine months ended December 31, 1997, consolidated gross margin increased $344,000 or 19.5% to $2,108,000 from $1,764,000 for the nine months ended December 31, 1996. As a percent of revenues gross margin increased 35.0% to 34.7% from 25.7%. Equipment and software gross margin increased 23.9% to 28.5% from 23.0%, this improvement resulting from the effects of both a continuing favorable product mix and a reduction in costs associated with production efficiencies. Service gross margin increased 45.9% to 51.8% from 35.5%, resulting primarily from decreases in service costs, principally labor and labor-related costs and taxes.

         For the nine months ended December 31, 1997, selling, general and administrative expenses ("SG&A") decreased $309,000 or 11.5% to $2,376,000 from $2,685,000 for the nine months ended December 31, 1996. As a percent of revenue, SG&A, remained constant at 39.1%. The Company is further reducing costs as a result of the lower level of sales in the third quarter, uncertainties in the market segment in which Photomatrix sells its aperture card and document scanners and the restructuring of its sales and marketing department as a result of the new OEM arrangement with Bell & Howell. As a result of the actions taken, the Company expects cost reductions to exceed $400,000 on an annual basis.

         For the nine months ended December 31, 1997, research and development expenses increased by $18,000 or 3.2% to $580,000 from $562,000 for the nine months ended December 31, 1996. As a percentage of revenue, research and development expenses increased 16.8% to 9.6% from 8.2%. Total product development spending increased $28,000 to $664,000 from $636,000. Expenditures for new product development that were considered to be technologically feasible, and as such were capitalized, increased $10,000 to $84,000 from $74,000.

         The Company recorded a write-off of certain capitalized software costs during the quarter ended December 31, 1997 in the amount of $366,000.

         Other income of $87,000 in the nine months ended December 31, 1997, compares to other income of $193,000 in the nine months ended December 31, 1996, a decrease of $106,000. This decrease primarily reflects the sale of a trademark for $100,000 in the current period compared to a one-time settlement payment of $250,000 from a major customer in the prior period.

         There was no provision for income taxes booked in either the nine months ended December 31, 1997 or the nine months ended December 31, 1996.

         The net effect of the increases in gross margin and research and development, decreases in SG&A and other income plus the write off of capitalized software resulted in a net loss from continuing operations for the nine months ended December 31, 1997 of $1,127,000 or $(0.22) per share. This compares to a net loss from continuing operations of $1,290,000 or $(0.24) per share for the nine months ended December 31, 1996. There was no income from discontinued operations in the current period compared to a loss of $62,000 or $(0.01) per share in the nine months ended December 31, 1996. The net loss in the current period of $1,127,000 or $(0.22) per share compares to a loss of $1,352,000 or $(0.25) in the prior nine month period.

                   Recent and Future Sources of and Demands on
                         Liquidity and Capital Resources

         For the nine months ended December 31, 1997, the Company's loss before taxes, depreciation and amortization and the write-off of certain capitalized software costs was $73,000. During this period the Company's primary sources of liquidity were a reduction of accounts receivable ($516,000), an increase in accrued and other liabilities ($44,000), retirement of capital assets ($38,000), cash flows provided by discontinued operations ($848,000), and cash reserves.

During the same period the primary uses of cash were to increase inventories ($395,000), increase prepaid expenses ($10,000), reduce accounts payable ($328,000), reduce customer deposits ($162,000), reduce notes payable ($113,000) and reduce other assets and liabilities ($7,000). As a result of these sources and uses of liquidity during the nine months ended December 31, 1997 the Company's cash balance increased $353,000 or 43.5%, from $812,000 to $1,165,000.

         The Company has a $750,000 line of credit with its bank. This line of credit accrues interest on outstanding borrowings at the bank's prime rate plus 2% per annum. Under the terms of the line of credit agreement, total borrowings are limited to the lesser of $750,000 or 70% of eligible accounts receivable (as defined under the agreement). The Company is required to (1) maintain a minimum tangible net worth of $2,800,000, (2) maintain a ratio of total liabilities to tangible net worth of not greater than 1.1 to 1.0, (3) maintain working capital of $1,750,000 and (4) maintain a current ratio of 1.7 to 1.0. The line of credit expires in September 1998. As of December 31, 1997, the Company had no outstanding borrowings against this line of credit and was in compliance with all of its requirements.

         As of December 31, 1997, the Company was obligated under a series of notes payable totaling $414,000. These notes bear interest at a rate of 8% per annum and mature in April 2000. Interest and principal payments totaling $16,000 are due monthly. As of December 31, 1997, all payments under these obligations were current.

         The Company's assured sources of future short-term liquidity are its cash balance of $1,165,000 as of December 31, 1997 and the full amount of its line of credit of $750,000.

         The Company currently is obligated to pay approximately $20,000 per month in lease payments. Aside from these commitments, the Company has not made any material capital commitments.

         The Company is continuing to concentrate on increasing sales and improving gross margins. If it is successful in this regard, it should have sufficient liquidity to fund its operations during the next twelve months. In the event that the proposed Merger is accomplished, although no assurance can be given, the Company expects the effect on liquidity to be positive, and therefore no additional capital will be required to fund operations.

         In March 1997 the Financial Accounting Standards Board issued SFAS 128, EARNINGS PER SHARE, effective for periods ending after December 15, 1997. SFAS 128 requires the presentation of "basic" earnings per share, which excludes the dilutive effect of all common stock equivalents. Presentation of "diluted" earnings per share, which reflects the dilutive effects of all common stock equivalents, is required. The diluted presentation is similar to the current presentation of fully diluted earnings per share, but uses the average market price of the stock during the period. For the nine months ended December 31, 1997 and 1996 the Company had losses from continuing operations and thus only basic earnings per share is presented, as the effect of common stock equivalents is antidilutive to the calculation of diluted earnings per share.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         As of March 6, 1998, Aundir Trust Company Ltd., was the only shareholder known by the Company to be the beneficial owner of more than five percent of its outstanding Common Stock. As of that date, Andir Trust Company, Ltd. was the beneficial owner of 1,054,002 shares, representing 20.74 percent of the Company's outstanding stock. These shares are beneficially owned by Andir Trust Company, Ltd. as trustee of the Bulldog Trust and the Pitkin Trust, irrevocable trusts established by Sam Wyly and Charles J. Wyly, Jr., respectively. The record holders are Tensas, Ltd. and Roaring Creek, Ltd., which are corporations wholly- owned by such trusts. Sam Wyly and Charles J. Wyly, Jr. disclaim beneficial ownership of these shares. The address of Aundir Trust Company is Castle Town, Isle of Man, British Isles.

                            DESCRIPTION OF SECURITIES

General

         Photomatrix is authorized to issue 30,000,000 shares of Common Stock and 3,173,000 shares of Preferred Stock. After the closing of the Merger, 9,931,000 shares of Common Stock will be issued and outstanding (assuming no exercise of outstanding options and warrants and no exercise of dissenters' rights, and before issuing any Earn-Out Shares). No shares of Preferred Stock are outstanding or will be outstanding after the closing of the Merger.

California Law and Certain Charter and Bylaw Provisions

         The Bylaws provide that the number of directors of Photomatrix shall consists of not less than three nor more than seven with the exact number to be determined by a vote of a majority of the shareholders or the Board. The Board has currently fixed the number at seven. Any vacancies on the Board may be filled for the unexpired portion of the term by a majority vote of the remaining directors.

Common Stock

         Photomatrix is authorized to issue 30,000,000 shares of Common Stock of which 5,083,017 shares are currently outstanding. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders, except that the holders have cumulative voting rights for the election of directors. The holders of Common Stock do not have preemptive rights or rights to convert their Common Stock into other securities. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Photomatrix, holders of the Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities. All shares of Common Stock outstanding and to be outstanding upon completion of this offering are and will be fully paid and non-assessable.

Warrants

         In addition to options issued under its Employee Stock Option Plans, Photomatrix has issued outstanding warrants, expiring in August, 2002, to acquire 75,000 of the Company's common shares at an exercise price of $0.44 per share. The Company has also issued other options, expiring in December, 2003, to acquire 33,333 of its common shares at an exercise price of $0.42 per share.


                    MARKET PRICES OF PHOTOMATRIX COMMON STOCK

         Photomatrix, Inc. is traded on the NASDAQ Small Cap Market under the symbol PHRX. On March 6, 1998, there were 5,083,017 shares outstanding and there were approximately 1,000 shareholders of record. Following is information regarding Photomatrix, Inc. Common Stock market prices:


                                 Fiscal Year 1998             Fiscal Year 1997             Fiscal Year 1996
    Fiscal Quarter ended      Low Bid        High Bid      Low Bid        High Bid     Low Bid         High Bid
June 30                        5/16             5/8         11/16          1-7/16        7/8            1-1/2
September 30                   9/32            9/16         17/32          1-1/16       13/16           1-1/2
December 31                     1/4            29/32         3/8           13/16         3/4            1-1/16
March 31                       13/32            5/8          3/8           15/16         9/16           1-3/64

         The Company has not paid a cash dividend on its common stock, and it is not anticipated that the Company will pay any dividends in the foreseeable future.

                                BUSINESS OF I-PAC

General Business and Overview

         I-PAC is a value added custom contract manufacturer of electrical and mechanical assemblies, including complex, multi-layer printed circuit board assemblies, wire and cable harnesses, molded cables, and complete system and subsystem assemblies. I-PAC specializes in providing value added electronic manufacturing services in connection with the manufacture of surface mount and hybrid printed circuit boards used in high value industrial and commercial products which require an exceptionally high level of quality control, a critical emphasis on delivery schedules, and intensive customer support.

         All of I-PAC's printed circuit boards are designed by the customer and manufactured to its specifications. Using computer controlled manufacturing and test machinery and equipment, I-PAC provides manufacturing services employing surface mount technology ("SMT") and pin-through-hole ("PTH") interconnection technologies. I-PAC offers a wide range of manufacturing and management services, either on a turnkey or consignment basis, including material procurement and control, manufacturing and test engineering support, and quality assurance. I-PAC's strategy is to develop long-term manufacturing relationships with established and emerging original equipment manufacturers ("OEMs").

Corporate History

         I-PAC was organized under the laws of the State of California in 1990. In January 1997, I-PAC purchased the facility it had been leasing, a 40,000 square foot, two story concrete building located in Carlsbad, California.

         In February 1997, I-PAC acquired I-PAC Express Assembly, Inc. ("I-PAC Express"). I-PAC Express is a custom contract manufacturer specializing in quick turn printed circuit board prototypes incorporating surface mount and hybrid technologies. It is located in Santa Ana, California. I-PAC Express supports prototyping requirements for new electronic products during their design phase, allowing those products to then migrate to the main I-PAC facility when production quantities are required. I-PAC intends to open additional I-PAC Express locations in Southern California.

         I-PAC's facilities are located at 1958 Kellogg Avenue, Carlsbad, California 92009. Its phone number is (760) 438-1529.

Contract Electronics Manufacturing Industry

         Overview

         The contract electronics manufacturing industry provides the program management, technical and administrative support, and manufacturing expertise required to take a product from the early design and prototype stages through volume production and distribution. Over the past two decades electronic systems have become smaller, lighter and more reliable, while demands for performance at lower costs have increased. The use of a contract manufacturer allows an OEM to avoid large capital investments in plant, equipment and staff and to concentrate instead on the areas of its greatest strength:
innovation, design and marketing.

         OEMs use contract manufacturers to:

                  Reduce Production Costs. Contract manufacturers generally are able to manufacture specialized products at a lower cost than OEMs because of efficiencies associated with specialization and higher production volumes.

                  Accelerate Time to Market. Rapid technological advances and shorter product life cycles require OEMs to reduce the time required to bring a product to market. Delays in bringing a product to market can result in obsolescence of the product before or shortly after it becomes available. By providing an established infrastructure and manufacturing expertise, contract manufacturers can help OEMs shorten their product introduction cycles.

                  Access Advanced Manufacturing Capabilities. As electronic products have become smaller and more technologically advanced, manufacturing processes have become more automated and complex, making it more difficult for OEMs to maintain the manufacturing expertise required to remain competitive. Using contract manufacturers affords OEMs access to advanced manufacturing technology and processes.

                  Improve Manufacturing Quality. Because of their focus on their specialized area of expertise, contract manufacturers generally can provide services of higher quality than OEMs can provide in-house.

                  Focus Resources. In the rapidly changing, increasingly competitive electronics industry, most OEMs must focus their attention and resources properly. The use of contract manufacturers enables OEMs to focus on their core competencies.

                  Reduce Investment. As the electronics industry has become more technologically advanced, manufacturing requirements have resulted in increased investments in inventory, equipment, labor and infrastructure. Contract manufacturers enable OEMs to achieve high technological capabilities at a lower capital investment level than required for internal manufacturing.

                  Improve   Inventory   Management  and  Purchasing  Power.  The
         experience of contract manufacturers in inventory procurement and management can reduce OEM production and inventory costs.

         Industry Size

         According to the Institute for Interconnecting and Packaging Electronics Circuits ("IPC"), the U.S. market for contract electronics manufacturing services was approximately $36 billion in 1996 and was growing at an annual rate of approximately 25%. The domestic contract electronics manufacturing market includes passive components ($15 billion), actual assembly ($13 billion), PCBs ($7.2 billion) and flexible circuits ($0.7 billion).

         Printed Circuit Boards

         PCBs are the basic platform used in virtually all advanced electronic equipment to direct, sequence and control electronic signals between semiconductor devices (such as microprocessors, memory chips and logic devices) and passive components (such as resistors and capacitors). PCBs consist of one or more layers of circuitry laminated into rigid insulating material composed of fiberglass epoxy. Multilayer PCBs provide a three dimensional system with electronic signals traveling along horizontal planes of multiple layers of circuitry patterns as well as along the vertical plane through plated holes or vias.

         SMT is an assembly process which allows the placement of a large number of components in a dense array directly on both sides of a PCB. SMT is a recent advance over the more mature PTH technology, which permits electronic components to be attached to only one side of a PCB by inserting the component into holes drilled through the board. The SMT process allows OEMs to use advanced circuitry, while at the same time permitting the placement of a greater number of components on a PCB without having to increase the size of the board. By allowing increasingly complex circuits to be packaged with the components in closer proximity to each other, SMT enhances circuit processing speed and board and system performance.

         Lead times for PCBs generally fall into two categories, "quick-turn" and "standard." Quick-turn lead times range from one to 15 days for prototype and pre-production quantities. Standard lead times typically run from six to twelve weeks and are generally associated with larger volumes.

         According to the IPC, the U.S. market for PCBs was estimated at approximately $7.2 billion in 1996, an increase of 10% from 1995. Also according to the IPC, Multilayer PCBs, the fastest growing segment (14% growth from 1995 to 1996) accounted for approximately 74% of all PCBs shipped in 1996. Despite its large size, the PCB market is fragmented. In 1996, only eight of approximately 700 independent PCB manufacturers had annual sales in excess of $100 million.

         System and Sub-System Assembly

         According to the IPC, the United States value-added contract manufacturing market was approximately $13 billion in 1996 and is growing at a rate of approximately 20% per year. I-PAC believes that OEMs are increasingly relying upon independent contract manufacturers for the manufacture of complex electronic interconnect products rather than on in-house production.

Business Strategy

         In response to these industry trends, I-PAC has positioned itself as a specialist in the manufacture of complex, multi-layer PCBs, wire and cable harnesses, molded cables, and complete system and subsystem assemblies including value added electronic manufacturing services. I-PAC's strategy is to emphasize its experience with surface mount and hybrid printed circuit boards used in high value industrial and commercial products which require an exceptionally high level of quality, a critical emphasis on delivery schedules, and intensive customer support. Further, its strategy includes the following elements:

                  Establish and Maintain Long-Term Relationships. One of I-PAC's
         primary objectives is to pursue opportunities whereby it becomes an integral part of an OEM's manufacturing operations. In this regard, I-PAC strives to work closely with its customers in all phases of design and production in an attempt to establish itself as the sole or primary source for its customers' specialized manufacturing requirements. I-PAC believes that this effort to develop close, reliable, long-term relationships builds customer loyalty that is difficult for competitors to overcome. I-PAC specifically targets turnkey manufacturing opportunities because such business offers increased profit margin, greater control over all variables of the manufacturing process and greater reliance upon I-PAC by the OEM associated with the turnkey operation.

                  Target and Maintain Balance Among Selected OEM Industries and Customers. I-PAC markets its services to industries and customers that have strict quality control standards for their products and that have service-intensive manufacturing requirements. I-PAC focuses on complex assemblies in low and medium volumes for commercial and industrial customers. I-PAC has not been, and does not intend to become, a manufacturer of high volume PCB assemblies for personal computers or other consumer-related products, which typically have relatively low margins. I-PAC instead focuses on a variety of industries that produce products that generally have longer life cycles, higher engineering content, higher customer margins, more stable demand and less price pressure.

                  Provide  Comprehensive  and Reliable  Manufacturing  Services.
         I-PAC believes that its ability to attract and retain customers depends on its ability to offer a broad range of specialized services. I-PAC provides its customers with services ranging from prototype production to the manufacture of PCB assemblies, material procurement and management, post-production testing, and final product assembly. I-PAC also strives to provide the highest level of reliability in connection with these services and has an ongoing program of investing in sophisticated machinery and equipment to enable it to achieve this objective on a continuing basis. I-PAC's ability to provide electrical-mechanical assembly, wire and cable assembly and harnessing, molded cable processing and other related services allows it to offer a broader range of value added services to its customers than is typically offered by a PCB assembly manufacturer.

                  Pursue Opportunities for Growth. Although it has not currently identified any candidate for acquisition, I-PAC is committed to pursuing opportunities to increase the scope of its operations through acquisition. Its strategy is to attempt to acquire privately-held technology product companies where the manufacturing requirements can be met by I-PAC at significant cost reductions and economies of scale. In addition, I-PAC intends to attempt to increase its contract manufacturing business through growth of its customer base, acquisition of other contract manufacturers and expansion of its I-PAC Express operations to additional locations.

                  Maintain Flexibility. Many of I-PAC's customers are leaders in their respective industries. As such, these customers often require that their products be routinely reengineered. I-PAC has organized its operations so that it can respond rapidly to design changes and provide value added services where needed.

Services Provided by I-PAC

         I-PAC manufactures over 200 different assemblies which are incorporated in over 60 different products. I-PAC provides contract manufacturing services primarily with regard to advanced industrial and commercial products in the industrial controls, process control equipment, commercial broadcast, video and instrumentation markets.

         During the year ended December 31, 1997, I-PAC provided contract services to more than 30 different customers, including ITT, Lockheed Martin, Disney, Hughes JVC, Coyote Technologies, Sanyo, Schumacher, Standard Communications, Triconex (a Siebe company) and Palomar Products. I-PAC's services can be categorized as follows:

                  Prototype Manufacture. Through its wholly-owned subsidiary, I-PAC Express, I-PAC offers quick-turn, PCB prototype manufacturing capabilities, incorporating SMT and hybrid technologies. I-PAC Express supports new OEM products in their design phase and then migrates these products to I-PAC's main manufacturing facility when production quantities are required.

                  Product Manufacture. I-PAC manufactures electronic products and assemblies for use in a variety of industries and applications. Its manufacturing operations include product assembly, testing, and assembly into final product housings. While I-PAC has automated various aspects of many processes, the assembly of components into electronic products is a labor intensive process generally requiring a high degree of precision and dexterity, together with multiple quality control steps prior to shipment. In addition to PCB assembly, I-PAC manufactures various interconnect products, including molded cables.

                  Product Testing. The increasingly complex design and assembly techniques of products manufactured by I-PAC, as well as the reliability demanded by its customers, has required I-PAC to engage extensive testing of its products. These tests include in-circuit component measurement testing, manufacturing defect analysis, and functional tests.

                  Value Added Services. I-PAC provides value added electronic manufacturing services to enhance the quality and reduce the cost of OEM products. I-PAC primarily solicits high engineering content OEM products and offers close working relationships with its customers and flexibility to meet customer engineering needs.

Manufacturing and Supplies

         The principal materials used by I-PAC in the manufacture of its products are electronic components such as memory chips, microprocessing units, integrated circuits, resistors, capacitors, transformers, switches, connectors, wire and related items purchased as stock items from a variety of manufacturers and distributors. While I-PAC purchases most of these materials from outside sources, I-PAC is not dependent upon a single source of supply for any materials essential to its business. I-PAC has generally been able to obtain adequate supplies of such materials, and no shortage of such materials is currently anticipated. However, notwithstanding the foregoing, there can be no assurance that I-PAC will continue to be able to procure such components in the future without material delay or other restrictions.

         I-PAC believes that it is currently operating in accordance with ISO 9000 manufacturing quality control requirements, which specify standards, processes, procedures and documentation to be implemented and maintained in all applicable functions. I-PAC expects to receive formal certification for such compliance by an outside third party in 1998.

Marketing

         Senior management of I-PAC and a manufacturers' representative organization owned by the shareholders of I-PAC are currently primarily responsible for marketing I-PAC's services. The manufacturers' representative organization receives variable commissions based on orders received by I-PAC. As part of its marketing strategy, I-PAC attempts to work closely with its customers in all phases of design and production in an attempt to establish itself as the sole or primary source for its customers' specialized manufacturing requirements. I-PAC believes that this effort to develop close, reliable, long-term relationships builds customer loyalty that is difficult for competitors to overcome. As a result, I-PAC is continually striving to develop new negotiated business with existing customers. I-PAC also expects that I-PAC Express will assist in marketing the services of I-PAC, in that customers of the quick turn prototyping services of I-PAC Express may turn to I-PAC for manufacturing services when production quantities of the products prototyped by I-PAC Express are required.

Competition

         The contract manufacturing industry is highly fragmented and is characterized by intense competition. The contract manufacturing services provided by I-PAC are available from many independent sources as well as the in-house manufacturing capabilities of current and potential customers of I-PAC. Many of I-PAC's competitors and potential competitors are significantly larger and have significantly more capital, direct buying power and management resources than I-PAC. Management believes that the principal competitive factors in its targeted markets are flexible value added services, product quality and reliability, flexibility and timeliness in responding to design and schedule changes, reliability in meeting product delivery schedules, pricing and geographical location. I-PAC believes that it competes favorably with respect to these factors. However, I-PAC also expects that competition in its markets will continue to be intense, and there can be no assurance that I-PAC will compete successfully.

Licenses

         I-PAC has acquired licenses for the manufacture, marketing and sale of proprietary video capture, storage and transmission software technology that has on-going development potential and possible application in a wide range of existing and new markets. The ongoing development is not capital intensive, in that the technology can be applied to products in different markets without significant modification. Following the Merger, I-PAC plans to begin entering new markets, possibly including telemedicine, video editing, video teleconferencing, video surveillance and various broadcast markets.

Seasonality

         I-PAC has historically experienced its strongest sales volume in the first and second quarters of each calendar year, but its business is not considered seasonal. It is, however, subject to the business cycles that impact its customers.

Backlog

         As of December 31, 1997, I-PAC's backlog was $700,000, compared to $1,500,000 as of December 31, 1996. I-PAC defines backlog as hard copy purchase orders for which I-PAC has firm delivery dates within the next twelve months.

Employees

         As of December 31, 1997, I-PAC had approximately 70 full-time employees, of which 4 were engaged in program management, 48 were engaged in manufacturing and the remainder were engaged in management, engineering or administration, and 2 part-time employees. None of its employees is represented by a labor union. I-PAC believes its relations with its employees are satisfactory.

Property

         I-PAC maintains its executive offices and manufacturing facilities in a 40,000 square foot, two story concrete building located at 1958 Kellogg Ave., Carlsbad, California. I-PAC owns these facilities.

         I-PAC Express leases a 5,000 square foot facility located at 1415 East McFadden Avenue, Santa Ana, California. The lease for this facility provides for annual rent of $22,600 and expires in April 2000.

Government Regulation

         I-PAC's operations are subject to certain federal, state and local regulatory requirements related to environmental, waste management, health and safety matters. While there can be no assurance that material costs and liabilities will not be incurred or that past or future operations will not result in exposure to claims of injury by employees or the public, I-PAC management believes that its business is operated in substantial compliance with such regulations.

         I-PAC periodically generates and temporarily handles limited amounts of materials that are considered hazardous wastes under applicable law. The Company contracts for the off-site disposal of these materials and has implemented a waste management program to address related regulatory issues.

Legal Proceedings

         There are no material pending legal proceedings to which I-PAC or any of its subsidiaries is a party or of which any of their properties is the subject. I-PAC is not aware of any such proceedings known to be contemplated by governmental authorities.

Related Party Transactions

         The shareholders of I-PAC currently own interests in several entities with which I-PAC does business. Evergreen Investments (Evergreen), a company owned by Mr. Moore and Mr. Grivas, provides management and legal services to I-PAC. I-PAC incurred expenses of approximately $205,500 and $235,600 for services provided by Evergreen for the years ended December 31, 1997 and 1996, respectively. For the year ended December 31, 1997, I-PAC purchased approximately $6,600 of merchandise from MGS Interconnect ("MGS"), a company owned by Mr. Moore and Mr. Grivas. During 1996, I-PAC subcontracted out $57,400 of sub-assembly and other production work to MGS. I-PAC also recorded sales to MGS of approximately $47,900 and $88,100 for the years ended December 31, 1997 and 1996, respectively. During 1997 and 1996, I-PAC incurred expenses of approximately $136,700 and $147,000, respectively, for commissions to MGM Tech Rep ("MGM"), an outside sales representative firm owned primarily by the three stockholders of I-PAC. I-PAC received approximately $4,600 of rental income from MGM for the year ended December 31, 1997. I-PAC also incurred expenses of approximately $28,400 and $39,900 for legal services provided by a law firm in which Mr. Hill is a partner, for the years ended December 31, 1997 and 1996, respectively. In addition, I-PAC also incurred expenses of approximately $27,500 and $39,700 for general business consulting services provided by Mr. Hill for the years ended December 31, 1997 and 1996, respectively. Following the Merger, any related party transactions will be reviewed and approved by the Audit Committee of Photomatrix' Board of Directors.

              I-PAC SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

         The following table sets forth certain selected consolidated financial data for I-PAC and should be read in conjunction with the consolidated financial statements of I-PAC and the notes thereto included elsewhere in this Proxy Statement.

(000's omitted, except per share data).



                                                          For the Year Ended
                                                              December 3,
                                                          1997           1996
Income Statement Data
   Net Revenues                                         $5,442         $ 5,189
   Gross Profit %                                        29.8%           19.8%
   Earnings Before Taxes from Continuing Operations     $  442         $    16
   Taxes                                                $    6         $     1
   Earnings from Continuing                             $  436         $    15
       Operations
   Earnings Per Share from                              $51.35         $  1.80
       Continuing Operations
   Net Earnings (Loss) Per Share                        $51.35         $(32.64)

                                                           As of December 31,
                                                          1997           1996
Balance Sheet Data
  Net Working Capital                                   $   347        $    75
  Total Assets                                          $ 4,306        $ 1,872
  Long-Term Debt                                        $ 2,920        $   784
  Shareholders' Equity (Deficit)                        $    39        $  (397)


                        I-PAC MANAGEMENT'S DISCUSSION AND
                         ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         I-PAC Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the selected financial data and consolidated financial statements and notes that are to be included elsewhere herein.

                              Results of Operations

         The following is a comparative discussion by period of the results of I-PAC continuing operations for the last two fiscal years ended December 31, 1997. I-PAC believes that inflation has not had a material effect on its operations to date.

         For the year ended December 31, 1997, revenues increased $253,000 or 4.9% to $5,442,000 from $5,189,000 for the year ended December 31, 1996. The increase was primarily related to revenues of I-PAC Express Assembly, a wholly-owned subsidiary acquired in February 1997. This revenue growth was less than projected due to the influence of the downturn in the Asian marketplace upon several of I-PAC's customers and sale of one of I-PAC's customers.

         For the year ended December 31, 1997, consolidated gross margin increased $592,000 or 57.5% to $1,621,000 from $1,029,000 for the year ended
December 31, 1996. As a percent of revenue, gross margin increased 50.2%, to 29.8% from 19.8% due primarily to I-PAC focusing its sales efforts on customers with higher engineering content and complexity in their products resulting in higher value-added margins. This marketplace, primarily high-end commercial and industrial products, places a premium on quality and on-time delivery, with such product requirements.

         For the year ended December 31, 1997, selling, general and administrative expenses ("SG&A") increased $119,000 or 12.8% to $1,048,000 from $929,000 for the year ended December 31, 1996. As a percent of revenue, SG&A increased 7.6% to 19.3% from 17.9% due primarily to the acquisition of I-PAC
Express Assembly. Acquired by I-PAC in February of 1997, this start-up subsidiary required substantial administrative and sales support to accelerate its business potential and to install I-PAC's manufacturing systems and protocols.

         For the year ended December 31, 1997, interest and other expenses increased $46,000 or 54.8% to $130,000 from $84,000 for the year ended December 31, 1996. This increase was the result of an increase in other income of $158,000 offset by an increase in interest expense of $204,000. The increase in other income was due to the sublease of a portion of I-PAC's newly acquired facility coupled with settlements of vendor disputes in I-PAC's favor. The increase in interest expense was due primarily to mortgage interest payments resulting from I-PAC's purchase of a 40,000 square foot facility in Carlsbad, California in January of 1997. This facility houses I-PAC Manufacturing.

         The net effect of the increase in gross margin offset by the increases in SG&A, other expenses and provision for income tax resulted in income from continuing operations for the year ended December 31, 1997 of $436,000, compared to income from continuing operations for the year ended December 31, 1996 of $15,000.

         For the year ended December 31, 1997, I-PAC realized neither a loss from discontinued operations nor a loss on the disposal of discontinued operations. These were improvements over the loss from discontinued operations in the amount of $179,000 and the loss from the disposal of discontinued operations in the amount of $113,000 for the year ended December 31, 1996. This improvement resulted from the sale of I-PAC's interest in a subsidiary, CCS-West and its phase out of its CATV service and repair business.

                   Recent And Future Sources of and Demands on
                         Liquidity And Capital Resources

         For the year ended December 31, 1997, I-PAC's net income before depreciation and gain on the disposition of property and equipment was $545,000. During the same period, its primary sources of liquidity were a reduction in inventories ($27,000), an increase in accrued compensation and payroll taxes ($11,000), proceeds from the sale of property and equipment ($4,000), proceeds from borrowings ($326,000) and cash reserves. During the same period, the primary uses of liquidity were an increase in accounts receivable ($166,000), an increase in prepaid expenses ($19,000), an increase in other assets ($25,000), a decrease in accounts payable and accrued expenses ($257,000), a decrease in accrued costs of discontinued operations ($113,000), purchase of property and equipment ($242,000), and repayments against notes ($90,000). As a result of these sources and uses of liquidity, I-PAC's cash balance increased $1,000 or 6.3%, from $16,000 to $17,000.

         As of December 31, 1997, I-PAC was obligated under a series of notes payable totaling $3,586,000. These notes include a revolving line of credit which has a total lending limit of $700,000 and note with a bank in the amount of $75,000. The line and the note require I-PAC to maintain certain financial covenants and include as collateral the assets of I-PAC and is secured by continuing guarantees executed by its stockholders. Interest is payable at prime plus 1.5%. The outstanding balance on this line and note as of December 31, 1997 was $598,000. This loan and note expire on June 30, 1998.

         I-PAC has issued two notes in the aggregate amount of $2,061,000, which have as collateral trust deeds against I-PAC's property in Carlsbad, California. The repayment of these notes is guaranteed by certain stockholders of I-PAC and/or the Small Business Administration.

         The Company has issued a number of equipment notes in the aggregate amount of $253,000 with interest rates varying between 10% and 26.6% and with the final payments due between February of 2000 and March of 2005. Equipment is the collateral for these notes.

         I-PAC also has a number of notes payable to related parties in the amount of $448,000 with interest at prime plus 2% and guaranteed by stockholders. Under the Merger Agreement all but approximately $25,000 of related party debt will be converted to equity prior to the close.

         The Company also has a non-interest bearing liability in the amount of $227,000, the proceeds of which were used primarily for the purchase of manufacturing equipment. The repayment of this liability can be made solely from a withholding of 40% of the non-material component of any sales made by I-PAC to the note holder through April of 1998. As of February 28, 1998 there have been no orders received by the Company from the note holder. Any unpaid balance on the due date will be canceled and the security interest released.

         The Company's sources of future short-term liquidity are the remaining balance on its line of credit in the amount of $177,000 and its cash balance of $17,000.

         The Company is continuing to concentrate on increasing sales and improving gross margins. If it is successful, it should have sufficient liquidity to fund its operations during the next twelve months.

           PROPOSAL 2 -- AUTHORIZATION OF POSSIBLE REVERSE STOCK SPLIT

         On August 22, 1997, the Securities and Exchange Commission approved new listing standards for companies listed on The NASDAQ Stock Market. These new requirements became effective on February 23, 1998. As of March 6, 1998, Photomatrix was in compliance with all of the new requirements, except for the minimum bid price of its Common Stock. Under the new SmallCap Market listing maintenance requirements, the minimum bid price of the Company's Common Stock must be at least $1.00 per share. As of March 6, 1998, the Company's highest bid price over the previous thirty days was $0.59375 per share.

         NASDAQ has advised Photomatrix that it has ninety days to cure this deficiency (the "Cure Period") or be de-listed from the NASDAQ SmallCap Stock Market. The deficiency will be cured as a result of the Company's Common Stock meeting the minimum bid requirement for 10 consecutive trading days during the Cure Period. Notwithstanding the fact that the Company believes that the Merger provides investors with new data which supports a stock price in excess of $1.00 per share, it is possible that the market will not reflect such a valuation and that a reverse stock split will be necessary to increase the likelihood that the Common Stock of the Company will trade at a price higher than $1.00 per share and that the Company will therefore be in compliance with the new NASDAQ rules and thereby avoid de-listing.

         The Board of Directors of the Company has recommended that the shareholders approve three alternative amendments to the Articles of Incorporation of the Company in the form of Exhibits C-1, C-2 and C-3 attached hereto (the "Amendments") that would enable the Board of Directors to authorize, if necessary, either a 2 for 1, 3 for 1 or 4 for 1 reverse stock split (the "Alternatives"). The Board's sole criteria in determining whether to effect any of these Alternatives will be the minimum bid price of Photomatrix Common Stock during the Cure Period. There can be no assurance that the reverse stock split will accomplish the objectives stated herein.

         The Board of Directors recommends approval of the alternative Amendments, with the Board being given the discretion to choose which one, if any, of these three proposals are adopted, primarily because the Board of Directors will be able to assess at a time more proximate to the possible implementation date which of the three proposals is most likely to accomplish the Company's objectives of increasing the minimum bid price of its Common Stock to more than $1.00 per share, taking into account the then current market price of the Common Stock, trading volumes, market conditions, the possible reaction of the market to a reverse stock split and other factors.

         At its regular meeting on February 12, 1998, the Board of Directors unanimously approved submitting the Amendments to the shareholders for approval. Under California law, a reverse stock split can only be effected by amending the Articles of Incorporation. The shareholders must approve an amendment to the Articles of Incorporation in order for the amendment to become effective, and the shareholders must approve each of the Amendments in order to give the Board of Directors discretion to adopt any of the three Amendments.

         An Amendment to the Articles of Incorporation to Effect a 2 for 1 Reverse Stock Split

         As of February 12, 1998, 5,083,017 shares of Common Stock were issued and outstanding. If the 2 for 1 reverse stock split is effected, every two outstanding shares of Common Stock will be combined and converted automatically into one new share of the Common Stock. In lieu of issuing fractional shares, the Company will pay in cash the fair value of the fractional shares as defined below. No shareholder of record as of March 31, 1998, held fewer than two shares of Common Stock, so the Company does not expect that the reverse stock split will result in a material change in the number of shareholders. Each shareholder's percentage ownership of Common Stock will not be altered, except for the effect of the elimination of fractional shares. The Company estimates that it will cost less than $3,000 to pay for fractional shares. The number of authorized shares will not be changed by the Amendment.

         An Amendment to the Articles of Incorporation to Effect a 3 for 1 Reverse Stock Split

         As of February 12, 1998, 5,083,017 shares of Common Stock were issued and outstanding. If the 3 for 1 reverse stock split is effected, every three outstanding shares of Common Stock will be combined and converted automatically into one new share of the Common Stock. In lieu of issuing fractional shares, the Company will pay in cash the fair value of the fractional shares as defined below. No shareholder of record as of March 31, 1998, held fewer than three shares of Common Stock, so the Company does not expect that the reverse stock split will result in a material change in the number of shareholders. Each shareholder's percentage ownership of Common Stock will not be altered, except for the effect of the elimination of fractional shares. The Company estimates that it will cost less than $3,000 to pay for fractional shares. The number of authorized shares will not be changed by the Amendment.

         An Amendment to the Articles of Incorporation to Effect a 4 for 1 Reverse Stock Split

         As of February 12, 1998, 5,083,017 shares of Common Stock were issued and outstanding. If the 4 for 1 reverse stock split is effected, every four outstanding shares of Common Stock will be combined and converted automatically into one new share of the Common Stock. In lieu of issuing fractional shares, the Company will pay in cash the fair value of the fractional shares as defined below. No shareholder of record as of March 31, 1998, held fewer than four shares of Common Stock, so the Company does not expect that the reverse stock split will result in a material change in the number of shareholders. Each shareholder's percentage ownership of Common Stock will not be altered, except for the effect of the elimination of fractional shares. The Company estimates that it will cost less than $3,000 to pay for fractional shares. The number of authorized shares will not be changed by the Amendment.

         Determination of Fair Value for Fractional Shares for and Mechanics of Reverse Stock Split

         The fair value of the Shares will be determined by the mean between the bid and asked price for the Common Stock as quoted by the NASDAQ System as of the close of trading on the date the Amendment is filed unless the Board determines that the mean is not a reflection of the fair value of the fractional shares as required by California law and determines that another value such as the bid or the ask, or the last traded price, is the fair value of such shares.

         Shareholders, automatically without filing a claim, will receive cash payment for the fractional shares as soon as practicable after the Amendment is filed and the value of such shares is determined. Shareholders will not be required to exchange their existing stock certificates for new stock certificates, but shareholders desiring to do so may surrender existing stock certificates to the Company's transfer agent. The reverse stock split will not affect the voting or other rights of the Common Stock.

Tax Consequences of Reverse Stock Split

         Shareholders will not incur federal or state income tax liability as a result of the reverse stock split, except that shareholders who receive cash from the sale of fractional shares may realize a taxable gain or loss to the extent the cash exceeds or is less than their basis in the fractional shares sold.

Principal Reasons for Each of the Proposed Amendments

         On August 22, 1997, the Securities and Exchange Commission approved new listing standards for companies listed on The NASDAQ Stock Market. These new requirements became effective on February 23, 1998. The new financial requirements for continued listing on the NASDAQ SmallCap Market include minimum requirements for (a) net tangible assets, market capitalization or net income,
(b) public float, (c) market value of public float, (d) bid price, (e) market makers, (f) the number of round lot shareholders, and (g) corporate governance. As of March 6, 1998, Photomatrix was in compliance with all the new requirements, except for minimum bid price.

         The Board has recommended each of the 2 for 1, 3 for 1 and 4 for 1 reverse stock splits because the Board believes that, if a reverse stock split is enacted, it should result in the minimum bid price per share of Photomatrix Common Stock being increased to at least $1.00 per share. Alternative proposals are presented to the shareholders because the Board will require flexibility to assess the then current trading price of the Company's Common Stock, trading volumes, possible market reaction to a reverse stock split and other factors at the time the reverse stock split is to be enacted so that it can select the reverse stock split that the Board believes is most likely to achieve its desired objective while minimizing the potential disadvantages of a reverse stock split.

Possible Disadvantages

         If any of the three proposed reverse stock splits is enacted, there is no assurance that the reverse stock split will achieve the intended objective or that the minimum bid price of the Common Stock will not decline in post reverse stock split trading. The market price of stock is determined by a number of factors, some of which may be adversely affected by a reverse stock split.

         The reverse stock split may result in a shareholder owning an odd lot of Common Stock. Shareholders may incur higher transactional costs to trade an odd lot of Common Stock than the shareholder would incur to trade a round lot. Shareholders should consult with their brokers concerning such transactional costs. Generally, an odd lot is fewer than 100 shares and a round lot is 100 shares. The Company does not sponsor and does not presently intend to sponsor any program for trading odd lots of the Common Stock or for the Company purchasing odd lots.

Vote Required for each of the Three Amendments to Effect the 2 for 1, 3 for 1 and 4 for 1 Reverse Stock Split

         Approval of the Amendments requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock. The Board of Directors can only effect an Amendment approved by the shareholders. A vote against the Amendments will have no impact on the rights of the shareholders in the event the Amendments are approved by the shareholders and by the Board of Directors. Shareholders are not entitled to "dissenters' rights" or any other similar rights under California law if they oppose a reverse stock split and the Amendments.


                 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
               FOR THE AMENDMENT TO THE ARTICLES OF INCORPORATION

                       PROPOSAL 3 -- ELECTION OF DIRECTORS

         The Bylaws of the Company provide that the Company's Board of Directors is to consist of from four to seven members and currently authorize a Board consisting of four members. It is the intention of the Board that, if the Merger is approved by the shareholders and closes, then the Bylaws will be amended to provide for a Board of seven members.

         The Board has proposed that six directors be elected at the Special Meeting, four to serve from the date of their election and two to serve from the date the Board is expanded following the Merger and, in either case, to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

         Should any of the nominees decline or be unable to serve as a director, the persons authorized in the proxy to vote on your behalf will vote with full discretion in accordance with their best judgment. The Company knows of no reason why any nominee listed below would not be available for election, or, if elected, would not be willing or able to serve. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them according to cumulative voting rules to assure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom votes are cumulated will be determined by the proxy holders.

Nominees to Hold Office from the Date of the Meeting

         Mr. PATRICK W. MOORE has been a Director of the Company since January 1991. Mr. Moore, has been the President of I-PAC since 1990. He has significant business experience in both the private and public sectors. Mr. Moore has served on the National Commission on Employment Policy, committees of the National Academy of Sciences, and as the national president of various trade organizations based in Washington, D.C. From 1981 to 1986 Mr. Moore served as President of the San Diego Private Industry Council and as Executive Director of the San Diego Regional Employment and Training Consortium. Mr. Moore is 50 years of age.

         Mr. SUREN G. DUTIA has been a Director and has served as the President and Chief Executive Officer of the Company since January 1989. He was elected to be the Chairman of the Board of the Company in September 1990. He also serves as the Chief Executive Officer of each of Photomatrix's subsidiaries. Prior to January 1989, Mr. Dutia was associated from 1981 to December 1988 with Dynatech Corporation, a diversified high-technology company headquartered in Burlington, Massachusetts. From 1986 to 1988, Mr. Dutia was a Division Manager and Vice President. Mr. Dutia was responsible for several subsidiaries, including one operating subsidiary for which he acted as President. He directed turn-around/divestiture activities for Dynatech and handled investor relations. Mr. Dutia is 55 years of age.

         Mr. IRA H. SHARP has been a Director of the Company since January 1990. Mr. Sharp has been the owner, Chief Executive Officer and General Counsel of Alderson Reporting Company, Inc., a court-reporting and litigation-support services firm in Washington, D.C. since 1984. Mr. Sharp also served in the same capacities for Alderson from 1977 until 1983. During the period of his absence from Alderson, Mr. Sharp was a lawyer in private practice. Mr. Sharp is 54 years of age.

         Mr. JOHN F. STALEY has been a Director of the Company since January 1989. From 1972 to the present, Mr. Staley has been a partner in Staley, Jobson and Wetherell, a law firm Mr. Staley founded, located in Pleasanton, California. Mr. Staley was also the founder and a director of Lab Sales of California and P.M. America, which were corporations involved in the manufacturing, sale and distribution of blood-analyzing machines and which were sold to Dynatech Corporation in 1982. From 1982 to the present, Mr. Staley has been a co-founder of the Bank of Livermore, California. Mr. Staley is 53 years of age.

Nominees to Take Office Upon the Merger and Expansion of the Board

         Mr. WILLIAM L. GRIVAS, has served as the Chief Executive Officer of I-PAC since 1990. Prior to that time, Mr. Grivas was the sole owner of Southwest General Industries (SGI), a $25 million per year contract manufacturer which he founded in the 1970's. After selling SGI to SCI Manufacturing, Inc., a Fortune 500 firm and the world's largest contract manufacturer, Mr. Grivas joined with Mr. Moore and Mr. Hill to found I-PAC in 1990. Mr. Grivas served in the Marine Corps as a Drill Instructor and a special weapons expert, with extensive training in electronic and radar technologies.
Mr. Grivas is 43 years of age.

         Mr. JAMES P. HILL is, and for at least the last five years has been, a partner specializing in bankruptcy law, commercial law, and civil litigation in the San Diego law firm of Sullivan, Hill, Lewin, Rez, Engel & LaBazzo. Mr. Hill was a Director of the San Diego Bankruptcy Forum from 1991 through 1994 and the Chairman of the Commercial Law Section of the San Diego County Bar Association from 1985 through 1987. Mr. Hill is 45 years of age.


                 THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
                         FOR THE NOMINEES LISTED ABOVE.

                COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

         During fiscal year 1997, there were eight meetings of the Board of Directors. All of the Company's Directors attended at least 75 percent of all meetings of the Board of Directors and other committees of the Board on which such directors served during fiscal year 1997.

         The standing committees of the Board of Directors of the Company are the Compensation Committee, the Nominating Committee, and the Audit Committee.

         The principal duties of the Compensation Committee are to determine and review all compensation of Directors, officers, and employees of the Company, to administer and manage the Company's incentive compensation plans, to determine grants of stock options under Company plans, and to report to the Board of Directors of the Company. Current members of the Compensation Committee are Messrs. Moore, Sharp and Staley. The Compensation Committee met four times during fiscal year 1997.

         The Nominating Committee's principal duties are to nominate persons to serve on the Board of Directors of the Company and to report to the Board. The members of the Nominating Committee are Messrs. Dutia, Sharp and Staley. The Nominating Committee does not solicit or consider nominations from shareholders. The Nominating Committee met once during fiscal year 1997.

         The principal duties of the Audit Committee are to advise and assist the Board of Directors in evaluating the performance of the Company's independent auditors, including the scope and adequacy of the auditor's examination, and to review with the auditors the accuracy and completeness of the Company's financial statements and procedures. The members of the Audit Committee are Messrs. Moore, Sharp and Staley, none of whom are officers or employees of the Company. The Audit Committee met once during fiscal year 1997.


                              DIRECTOR COMPENSATION

         Directors who are also officers or employees of the Company or its subsidiaries receive no additional compensation for their services as directors. In fiscal year 1997, Directors who are not employees of the Company were paid an annual fee of $4,000 plus $250 for each Board or Committee meeting attended. In addition, Directors are reimbursed for reasonable travel expenses incurred in attending meetings.

         In July 1997 the Compensation Committee offered, and each outside Board member accepted, the opportunity to cancel certain options previously granted and to replace those options with a new option covering a like number of shares at a lower exercise price. The new exercise price is $0.37 per share (which equaled the market price on the date of grant) and the exercise prices of the canceled options were $0.88 per share. The new options vest 50% one year after the date of grant and 100% after two years. 396,667 options, (166,667 for Mr. Dutia, 73,333 for Mr. Moore, 76,667 for Mr. Sharp, and 80,000 for Mr. Staley) were repriced. The Compensation Committee took this action because the Company wished to provide appropriate incentives in order to retain these valuable Board members.

               STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the ownership of Photomatrix common stock by Directors and Executive Officers:

                                                 Shares of Common Stock       Percent of Shares of
                                                   Beneficially Owned        Common Stock Outstanding
    Name of Beneficial Owner or Group          as of February 12, 1998(1)    as of February 12, 1998(1)

Suren G. Dutia, President, CEO and                        144,833(2)                 2.85%
Chairman of the Board
Patrick W. Moore, Director                                  5,000                      *
Roy L. Gayhart, Chief Financial                            20,000                      *
Officer, Secretary
Ira H. Sharp, Director                                      5,000                      *
John F. Staley, Director                                   25,333                      *
All directors and executive officers as a                 200,166                    3.94%
group(2)

(1) Includes and reflects the ownership by the named director or officer of shares of Common Stock subject to options exercisable within 60 days of March 26, 1998.
(2)      Includes options to purchase 100,000 shares.
*        Less than 1%

                             EXECUTIVE COMPENSATION

                 Summary of Cash and Certain Other Compensation

         The following table shows, for the most recent three fiscal years, the cash compensation paid by the Company, as well as all other compensation paid or accrued for those years, to the Chief Executive Officer as of March 31, 1997. No other executive officer of the Company earned annual salary and bonus in excess of $100,000 during fiscal 1997.

                           Summary Compensation Table

                                                                      Long-Term
                                                                     Compensation
    Name and           Fiscal           Annual Compensation             Stock
Principal Position     Year       Salary     Bonus       Other(1)    Option Shares


Suren G. Dutia,        1997      $154,400    $30,000    $15,000             --
President and Chief    1996      $165,000         --    $13,900          191,667
Executive Officer      1995      $163,300    $10,000    $15,200          100,000

(1) Includes Company matching contributions to the Photomatrix Savings and Investment Plan ($4,800, $4,400, and $4,300, for 1997, 1996 and 1995,
         respectively) and medical premiums ($10,200, $9,500, and $10,900 for 1997, 1996 and 1995, respectively).

         Employment Agreements. Mr. Dutia and Mr. Roy Gayhart, Chief Financial Officer and Secretary of the Company, are employed under employment agreements that expire on July 31, 1999 and April 30, 1999, respectively. If either Mr. Dutia's or Mr. Gayhart's employment is terminated by the Company without cause, then each will be entitled to receive his base salary and health insurance benefits for the remainder of the term of his agreement.

         Officers Severance Policy. In 1988, the Company's Board of Directors adopted an Officers Severance Policy that was modified in November 1990 and February 1997. Under the policy, Mr. Dutia is to receive twelve weeks' compensation upon termination of employment by the Company in addition to any amounts payable for the remaining term of his employment agreement. Mr. Gayhart is to receive eight weeks' compensation upon the termination of his employment by the Company in addition to any amounts payable for the remaining term of his employment agreement. Mr. Charles Frady, Controller and Assistant Treasurer, is to receive eight weeks' compensation upon termination of employment by the Company.

Stock Option Grants

         There were no options granted to officers in fiscal 1997.

Aggregated Stock Option Exercises and Fiscal Year-End Stock Option Value Table

         The following table sets forth certain information regarding the number and value of specified unexercised options held by the Chief Executive Officer and the Company's other executive officer as of March 31, 1997:


                                                      Value of Unexercised
                                                           In-the-Money
                Number of Unexercised Options(1)            Options(2)
    Name         Exercisable  Unexercisable        Exercisable   Unexercisable

Suren G. Dutia     100,000       166,667             $59,870          $0

(1)      No options were exercised in fiscal year 1997.

(2) The value is calculated as the total market value of stock subject to the options on July 18, 1996 ($.37 per share), less the total of the option exercise prices.

Ten Year Option Repricing Table

         In July 1997 the Compensation Committee offered to reprice a portion of the option shares previously granted to Mr. Dutia which had an original exercise price in excess of the market value of the Company's common stock at that time. This offer was made in conjunction with identical offers to most employees. The following table sets forth the specified information concerning all options repriced for all executive officers of the Company for the period August 1987 (initial public offering) through July 1997.


                                                                                                   Length of
                                    Number of                                                       Original
                                      Shares     Market Price                                     Option Term
                                    Underlying    of Stock at   Exercise Price                    Remaining at
                                     Options        Time of       at Time of     New Exercise        Date of
      Name              Date        Repriced      Repricing       Repricing          Price          Repricing

S. Dutia, CEO     November 1990      200,000        $0.18            $3.75           $0.18          8 years
S. Dutia, CEO     June 1995           25,000        $1.25            $4.13           $1.69          9 years
S. Dutia, CEO     November 1995      166,667        $0.88            $1.31-          $0.88          6-9 years
                                                                     $2.91
S. Dutia, CEO     July 1997          166,667        $0.37          $  0.88         $  0.37          4-7 years
B. Myers, CFO     November 1995      100,000        $0.18            $1.50-          $0.18          8 years
                                                                     $3.48
B. Myers, CFO     June 1995            16,667       $1.25            $4.13           $1.69          9 years
B. Myers, CFO     November 1995       116,667       $0.88            $1.31-          $0.88          6-9 years
                                                                     $2.91

                                                                     $2.91


Report on Stock Option Repricing

         In connection with the July 1997 option repricing, the Compensation Committee issued the following report:

         While the Committee believes that the Company's Stock Option Plans have been instrumental in attracting and retaining quality executive officers, employees and Directors, the incentive feature of such program may become lost when options are granted at fair market value and subsequently the market price of the Company's common stock falls substantially below the exercise price of stock options granted under such program. In 1997, the market price for the Company's common stock fell substantially. As a result of the drop in market price of the common stock, the optionees have exercise prices substantially higher than the current market value, and therefore hold options which are out of the money. After careful consideration of the relevant factors, including (1) the decline in the market price of the common stock, (2) the reasons for the decline in the market price of the common stock, (3) the large percentage of the Company's employees and Directors holding out of the money options, and (4) the importance of equity incentive to the Company's overall compensation program for executive officers and employees at all levels and Directors, the Committee approved the cancellation of the existing options and the reissue of said options pursuant to the Company's Stock Option Plans.

                             COMPENSATION COMMITTEE
                                  Ira H. Sharp
                                  Patrick Moore
                                 John F. Staley

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership of securities with the Securities and Exchange Commission and to furnish to the Company copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it, or written representations from reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 1997, all filings required by its directors, officers and greater than 10 percent beneficial owners were timely filed.


          PROPOSAL 4 -- ADOPTION OF PHOTOMATRIX 1998 STOCK OPTION PLAN

         The Board of Directors has unanimously adopted, subject to shareholder approval, the Photomatrix, Inc. 1998 Stock Option Plan ("1998 Plan") that authorizes the grant of incentive and nonqualified stock options covering an aggregate of 1,500,000 (pre-reverse stock split) shares of Common Stock to officers, directors and employees of the Company and its subsidiaries. The affirmative vote of a majority of the outstanding shares is required to approve the 1998 Plan. As of March 6, 1998, the market value of the 1,500,000 shares of Common Stock reserved for issuance under options to be awarded under the 1998 Plan was approximately $703,125.

         The following summary describes the principal features of the 1998 Plan. This summary is qualified in its entirety by reference to the specific provisions of the 1998 Plan, the full text of which is enclosed herewith as Appendix C. Additional copies of the Plan document are available to shareholders upon request to the Company.

Purposes of the Plan

         The purposes of the 1998 Plan are to encourage stock ownership by officers, directors and employees of the Company and its subsidiaries, to provide an incentive for such recipients of options to improve the profits of the Company and its subsidiaries, and to assist the Company and its subsidiaries in attracting, retaining and motivating the recipients of options by providing them with an opportunity to participate in the Company's growth through stock ownership. The Board of Directors of the Company approved the 1998 Plan, in part, because there are an insufficient number of shares reserved for future option grants under the 1994 and 1992 Plans, given the Company's anticipated acquisition of I-PAC and the consequent expansion in the number of employees of the Company and its subsidiaries. Further, under terms of the Merger, Messrs. Grivas and Moore are entitled to receive options to purchase common stock with the equivalent valuation of $75,000 annually (calculated by the product of the number of shares of Common Stock underlying the option times 120 percent of the fair value of the stock), with the option price set at 20% above the fair market value (trading price) of the common stock at the time of grant.

Available Options

         The 1998 Plan authorizes the grant of incentive and nonqualified stock options covering an aggregate of 1,500,000 (pre-reverse stock split) shares of Common Stock (subject to adjustment in the event of stock dividends, stock splits and certain other corporate events). If the proposed 2 for 1 reverse stock split is approved and effected, 750,000 shares of Common Stock shall be reserved for issuance under the 1998 Plan. If the proposed 3 for 1 reverse stock split is approved and effected, 500,000 shares of Common Stock will be reserved for issuance under the 1998 Plan. If the proposed 4 for 1 reverse stock split is approved and effected, 375,000 shares of Common Stock will be reserved for issuance under the 1998 Plan.

Term of the Plan

         The 1998 Plan was effective, subject to shareholder approval, upon approval by the Board of Directors and will continue in effect until ten years following the date it was approved by the Board. The Board of Directors may suspend or terminate the Plan, but not outstanding options, at any time.

Eligible Persons

         Any employee, officer or director of the Company and its subsidiary corporations is eligible to participate in the 1998 Plan and be granted incentive stock options or nonqualified options. As of March 6, 1998, 124 people were eligible to participate in the 1998 Plan.

Plan Administration

         The Compensation Committee of the Board of Directors ("Committee") or, in the absence of such a committee, the Board of Directors, shall administer the 1998 Plan. The Committee has the authority to (i) determine who receives stock options, (ii) determine when options are granted, (iii) determine, not inconsistent with the 1998 Plan, the terms and conditions of the options, including when the options become exercisable or vested, (iv) determine whether employees receive incentive or nonqualified options, and (v) interpret the provision of the 1998 Plan and the options granted under the 1998 Plan.

         Because  members  of  the   Compensation   Committee  are  eligible  to
participate in the 1998 Plan, the members have an interest in the approval of the 1998 Plan and in the administration of the 1998 Plan.

Option Terms

         The Committee may award either incentive stock options or nonqualified options to eligible employees. Currently, the Company has a net operating loss carry forward for federal income tax purposes so the Committee is likely to award incentive stock options to employees.

         The exercise price of a stock option may not be less than 100% of the fair market value per share on the date of grant. The 1998 Plan defines fair market value as the mean between the bid and asked price of the Common Stock as quoted on NASDAQ. The exercise price is payable in full at the time of exercise, in cash or, in the discretion of the Committee, by the delivery of outstanding shares of Common Stock already owned by the option holder or by sale of the shares subject to the option.

         The Committee also determines the schedule pursuant to which options become exercisable. Except with respect to options granted to officers or directors of the Company, options granted to eligible participants must become exercisable or vest at a rate of at least 20% per year during the five years following the grant. Continuous service during the vesting period is the only condition to vesting. In the event of a dissolution or liquidation of the Company or a reorganization, merger or consolidation of the Company, if the Company is not the surviving company, unvested options will automatically become exercisable. The Committee can also accelerate the vesting of the options in the case of certain similar events.

         Options granted under the 1998 Plan may expire no later than 10 years from the date of the grant. If an employee terminates his employment for any reason other than death or permanent disability or a director ends his service on the Board for any reason other than death of permanent disability, his vested options expire within three months of the termination. In the case of death or permanent disability, the vested options expire within six months of employment termination or cessation of service on the Board. Any unvested options expire as of termination of employment or cessation of service on the Board for any reason.

         Options granted under the 1998 Plan are not transferable or alienable in any manner, whether voluntarily or involuntarily, other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the holder only by the holder.

Amendments to the 1998 Plan

         The Board may amend, suspend, alter or terminate the 1998 Plan at any time; provided, however, that any amendment of the 1998 Plan that requires shareholder approval, such as any increase in the number of shares available for issuance under the Plan (except pursuant to provisions of the Plan relating to adjustments upon the occurrence of certain events such as stock splits) or that materially changes the class of persons who are eligible to receive incentive stock options, shall be subject to the approval of a majority of the Company's shareholders.

Federal Income Tax Consequences

         The following discussion is only intended as a general summary of the federal income tax consequences of the grant and exercise of incentive and nonqualified stock options under the 1998 Plan. This discussion is based upon the present

Internal Revenue Code of 1986, as amended ("Code"), and the regulations promulgated thereunder, all of which are subject to change or interpretation by Congress, the Treasury Department and the courts. Participants in the 1998 Plan may also be responsible for other federal state and local income and other taxes and should consult with their own personal tax advisor before engaging in any transaction with respect to options.

         The tax consequences of a stock option to the option holder and to the Company differ depending on whether the option is an incentive stock option as defined in Section 422 of the Code or a nonqualified option. The Company generally will be allowed a deduction for compensation expense upon the exercise of a nonqualified option subject to certain reporting requirements and the provisions of Section 162(m) of the Code. The compensation must also constitute an ordinary and necessary business expense. The deduction is equal to the compensation income realized by the option holder. In contrast, unless the holder of an incentive stock option makes a "disqualifying disposition" of such shares, the Company is not allowed a deduction with respect to the exercise or grant of an incentive stock option.

         Incentive Stock Options. Certain options granted under the 1998 Plan may be intended to be "incentive stock options" as defined in Section 422 of the Code. In general, holders of incentive stock options are not taxed at the time of the grant of the option or at the time of the exercise of the option unless the option holder disposes of the stock acquired upon the exercise of the option within two years from the date of the option grant or one year from the exercise date of the option ("disqualifying disposition"). However, the option holder may incur liability for alternative minimum tax upon the exercise of the option because the excess of the fair market value of stock at exercise over the exercise price is an item of adjustment to income. Upon the option holder's sale of stock acquired upon the exercise of the option which is not a disqualifying disposition, the excess of the amount realized on the sale over the exercise price will be taxed to the holder as long-term capital gain or loss. Subject to certain exceptions, capital gain attributable to stock held more than 18 months will be taxed to individuals at 20% and 28% if held at least one year but less than 18 months.

         If an option holder makes a disqualifying disposition, the portion of the gain equal to the fair market value of the stock as of the date the option was exercised (or, if lower, the proceeds of the sale) and the option exercise price will be taxed to the holder as ordinary compensation income in the year of the disposition and the Company will receive a deduction in the same amount subject to certain reporting requirements and the provisions of Section 162(m) of the Code. Any gain in excess of the ordinary income will be taxed as short or long-term capital gain depending upon the holding period.

         If the Committee permits the exercise of options with shares of Common Stock, the tax consequences will be the same except as described below.

         Pursuant to Section 424 of the Code and proposed Treasury Regulations, the use of Common Stock that was previously acquired pursuant to an option plan to pay the exercise price for an option under the 1998 Plan will be treated as a taxable disposition of the old shares if the holding period requirements under
Section 422 of the Code applicable to the old shares have not been satisfied at the time of the exchange. As a result, an option holder could receive compensation income equal to the excess of the fair market value on the date of exercise of the old shares over the exercise price of the new shares. However, the option holder would not realize capital gain on any appreciation since the date of acquisition of the old shares. The option holder's basis in the new shares acquired would be the option holder's basis in the old shares plus any compensation income realized upon the exchange of the old shares.

         Nonqualified Options. Any options granted under the 1998 Plan that are not "incentive stock options" as defined in Section 422 of the Code are "nonqualified" or nonstatutory options. In general, the grant of a nonqualified option does not result in the imposition of any federal income tax on the option holder, regardless of whether the exercise price is higher or lower than fair market value at the time of the grant. The exercise of a nonqualified option causes the option holder to realize compensation income, taxable as ordinary income, equal to the excess of the fair market value at the time of exercise over the exercise price paid for the shares. This income is not an item of tax preference for alternative minimum tax purposes. The option holder generally is taxed on the income in the year of exercise. As a condition to exercising an option under the 1998 Plan, the option holder must make an arrangement with the Company with respect to the withholding of any federal, state or local taxes or foreign taxes required to be withheld with respect to the exercise of the options.

         Upon the option holder's sale of stock acquired upon the option exercise, the option holder will be taxed, as long or short-term capital gain or loss, on the difference between the exercise price plus the compensation income realized by the option holder and the amount realized on the sale.

Vote Required

         Adoption of the 1998 Plan requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock.

                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                   YOU VOTE FOR THE ADOPTION OF THE 1998 PLAN.


        PROPOSAL 5 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Photomatrix's Board of Directors, upon recommendation of the Audit Committee, has selected the firm of KPMG Peat Marwick LLP as Photomatrix's independent auditors for the fiscal year 1998. This nationally known firm has served as the Company's independent auditors since 1991 and has no direct or indirect financial interest in the Company.

         Although not legally required to do so, the Board is submitting the selection of KPMG Peat Marwick LLP for ratification by the shareholders at the Annual Meeting. In the absence of instructions to the contrary, the shares represented by the proxy delivered to the Board of Directors will be voted in favor of ratification of this appointment.

         A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as he or she may desire.


                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT
                          OF THE INDEPENDENT AUDITORS.



                                    EXHIBITS

         Attached hereto as Exhibits 1 and 2, respectively, are the following documents:

                    Photomatrix's Annual Report on Form 10-KSB for the year ended March 31, 1997, filed on June 30, 1997; and

                    Photomatrix's Quarterly Report on Form 10-QSB for the nine month period December 31, 1997.

                              FINANCIAL STATEMENTS

         The audited consolidated balance sheets of I-PAC as of December 31, 1997 and December 31, 1996, and the statements of operations and retained earnings and cash flows for the years then ended are part of this Proxy Statement commencing on page F-1. The audited consolidated balance sheets of Photomatrix as of March 31, 1997 and March 31, 1996, and the consolidated statements of operations, shareholders' equity, and cash flows for the years ended March 31, 1997, 1996, and 1995, are set forth in the Report of Photomatrix on Form 10-KSB for the year ended March 31, 1997, included in the Photomatrix Annual Report, a copy of which is enclosed in this Proxy Statement. The unaudited consolidated balance sheet of Photomatrix as of December 31, 1997, and the consolidated statements of operations for the three and nine month periods then ended, are set forth in the Report of Photomatrix on Form 10-QSB for the quarterly period ended December 31, 1997, a copy of which is enclosed with this Proxy Statement. The foregoing audited and unaudited financial statements of Photomatrix are incorporated herein by this reference.

                              SHAREHOLDER PROPOSALS

Proposals of shareholders submitted pursuant to Rule 14a-8 of the Securities and Exchange Commission for the proxy statement for the Annual Meeting of Shareholders to be held in September 1998 must be received by the Company at its principal executive offices not later than July 1, 1998. Such proposals should be submitted in writing to the Secretary of the Company, Photomatrix Inc., 1958 Kellogg Avenue, Carlsbad, California 92009, who will submit them to the Board of Directors for its consideration.

                                 OTHER BUSINESS

         Photomatrix knows of no other business to be submitted to the meeting. If any other business properly comes before the meeting or any adjournment thereof, the persons named as proxy holders on the enclosed proxy card intend to vote the shares represented in accordance with their best judgment in the interest of the Company.


                                                     ROY L GAYHART
                                                     Secretary

May 11, 1998
Carlsbad, California

                            I-PAC MANUFACTURING, INC.
                              Financial Statements
                     Years Ended December 31, 1997 and 1996

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
I-PAC Manufacturing, Inc.
San Diego, California

         We have audited the accompanying balance sheets of I-PAC Manufacturing, Inc. as of December 31, 1997 and 1996, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of I-PAC Manufacturing, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.





/s/ LEVITZ, ZACKS & CICERIC
January 31, 1998
San Diego, California

                            I-PAC MANUFACTURING, INC.
                                 Balance Sheets
                           December 31, 1997 and 1996

                                     ASSETS

                                                        1997             1996

Current Assets:
  Cash                                             $  17,151          $ 15,616
  Receivables                                        551,473           385,865
  Inventories                                      1,062,692         1,131,332
  Prepaid expenses                                    45,972            27,105
  Current portion of notes receivable                 16,667               -0-

      Total current assets                         1,693,955         1,559,918

Notes receivable, less current portion                33,333               -0-
Property and equipment, net                        2,506,834           277,944
Other assets                                          71,587            34,083

      Total assets                                $4,305,709        $1,871,945

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Notes payable                                   $  597,669         $ 421,450
  Accounts payable and accrued expenses              574,944           832,135
  Accrued compensation and payroll taxes             105,258            94,691
  Current portion of long-term debt                   69,083            23,402
  Accrued cost-discontinued operations                    -0-          113,394

      Total current liabilities                    1,346,954         1,485,072

Long-term debt, less current portion               2,245,074           230,389

Notes payable to related party                       267,366           146,606
Notes payable to stockholders                        180,457           180,457
Other long-term liability                            226,790           226,790

      Total liabilities                            4,266,641         2,269,314

Stockholders' Equity:
  Common stock - no par value; 1,000,000
    shares authorized;
    8,500 shares issued and outstanding                8,500             8,500
  Retained earnings (deficit)                         30,568          (405,869)

     Total stockholders' equity (deficit)             39,068          (397,369)

    Total liabilities and stockholders' equity   $ 4,305,709   $     1,871,945

                 See accompanying notes to financial statements.

                            I-PAC MANUFACTURING, INC.
                 Statements of Operations and Retained Earnings
                     Years Ended December 31, 1997 and 1996

                                                              1997              1996

Sales, net                                                $ 5,441,786       $  5,188,948
Cost of sales                                               3,821,249          4,160,025

      Gross profit                                          1,620,537          1,028,923

Selling, general and administrative expenses                1,048,321            928,737

      Income from operations                                  572,216            100,186

Other income (expense):
  Other income and expense, net                               173,684             16,195
  Interest expense                                           (303,863)          (100,271)

      Income from continuing operating before
        provision for income taxes                            442,037             16,110

Provision for income taxes                                      5,600                800

      Income from continuing operations                       436,437             15,310

Discontinued operations (Note 3):
  Loss from discontinued operations (less applicable
    income taxes of $-0-)                                         -0-           (179,348)
  Loss on disposal of discontinued operations during
    phase-out period (less applicable income taxes of $-0-)       -0-           (113,394)

      Net income (loss)                                       436,437           (277,432)

Retained deficit, beginning of year                          (405,869)          (128,437)

Retained earnings (deficit), end of year                  $    30,568        $  (405,869)

Earnings per share, basic and diluted:
  Income from continuing operations                       $     51.35        $      1.80
  Loss from discontinued operations                               -0-             (21.10)
  Loss on disposal of discontinued operations                     -0-             (13.34)

      Net income (loss) per share, basic and diluted      $     51.35        $    (32.64)

                 See accompanying notes to financial statements.

                            I-PAC MANUFACTURING, INC.
                            Statements of Cash Flows
                     Years Ended December 31, 1997 and 1996


                                                                 1997              1996

Cash flows from operating activities:
  Cash received from customers                               $ 5,282,995        $ 5,681,214
  Cash paid to suppliers and employees                        (5,033,634)        (5,915,884)
  Interest paid                                                 (303,863)          (100,271)
  Income taxes paid                                                 (800)            (7,233)
  Other income (expense), net                                     58,503            (13,805)

      Net cash provided by (used in) operating activities          3,201           (355,979)

Cash flows from investing activities:
  Purchase of property and equipment                           (242,262)           (51,659)
  Proceeds from sale of property and equipment                    4,022                -0-

      Net cash used in investing activities                    (238,240)           (51,659)

Cash flows from financing activities:
  Net borrowings on notes payable                               176,219            421,450
  Principal payments under long-term debt                       (60,405)           (18,959)
  Borrowing from related party                                  150,000                -0-
  Principal payments under related party debt                   (29,240)               -0-

      Net cash provided by financing activities                 236,574            402,491

      Net increase (decrease) in cash                             1,535             (5,147)

Cash, beginning of year                                          15,616             20,763

Cash, end of year                                        $       17,151    $        15,616


                 See accompanying notes to financial statements.

                            I-PAC MANUFACTURING, INC.
                            Statements of Cash Flows
                                   (Continued)
                     Years Ended December 31, 1997 and 1996
                           Increase (Decrease) in Cash



                                                                      1997                  1996

Reconciliation of net income (loss) to net cash provided by
 (used in) operating activities:
  Net income (loss)                                            $   436,437          $   (277,432)
  Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
    Depreciation                                                   110,826                77,423
    Gain on disposition of property and equipment                   (1,787)                  -0-
    (Increase) decrease in:
      Receivables                                                 (165,608)              154,723
      Inventories                                                   27,143              (366,654)
      Prepaid expenses                                             (18,867)              (14,859)
      Other assets                                                 (24,925)              (32,779)
    Increase (decrease) in:
      Accounts payable and accrued expenses                       (257,191)               25,035
      Accrued compensation and payroll taxes                        10,567               (34,830)
      Accrued cost-discontinued operations                        (113,394)              113,394

        Net cash provided by (used in) operating activities   $      3,201        $     (355,979)



Supplemental schedule of non-cash investing and financing activities:

    In 1996, the Company acquired $76,263 of assets under capital leases.

    In 1997, the Company:

        Sold inventory and equipment for a note receivable of $50,000.

        Incurred long-term debt of $2,111,230 to finance the purchase of real property.

        Incurred long-term debt of $9,541 to finance the purchase of a vehicle.


                 See accompanying notes to financial statements.

                            I-PAC MANUFACTURING, INC.
                          Notes to Financial Statements
                     Years Ended December 31, 1997 and 1996


Note     1. THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES

         I-PAC Manufacturing, Inc. (the Company) manufactures custom electronic and electrical mechanical assemblies, including Printed Circuit Board
         (PCB) assemblies, electrical interconnect products and subassemblies in Carlsbad, California. Its customers, primarily located in the United States, are major OEM's (original equipment manufacture), to which it also provides valued-added engineering services. The Company generated approximately 68% of its 1997 sales from four customers. These four customers accounted for 24%, 17%, 16% and 11%, respectively, of 1997 sales revenue and approximately $390,000 of receivables at December 31, 1997. The Company grants unsecured credit to its customers.

         Principles of Consolidation

         The financial statements for 1997 include the accounts of the Company and its wholly owned subsidiary, Express Assembly Corp. (Express)
         purchased as of February 17, 1997 (Note 2). All significant intercompany accounts and transactions have been eliminated upon consolidation.

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Inventory

         Inventory is stated primarily at the lower of average cost or market.

         Property and Equipment

         Property  and  equipment,   including  renewals  and  betterments,  are
         recorded at cost and are depreciated using straight-line and accelerated methods over estimated useful lives of 5 to 40 years. Repairs and maintenance are charged to expense as incurred.

                            I-PAC MANUFACTURING, INC.
                          Notes to Financial Statements
                                   (Continued)
                     Years Ended December 31, 1997 and 1996



Note 1. THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (continued)

         Revenue Recognition

         Sales revenue and corresponding expense, cost of sales, are recognized when the product is shipped to the customer.

         Income Taxes

         The stockholders have elected to have the Company taxed as a subchapter S corporation under Section 1362 of the Internal Revenue Code which provides that, in lieu of federal corporate income taxes, the stockholders will recognize the Company's taxable revenue and deductible expenses on their tax return. For California state purposes a corporate tax is imposed on S corporations at the rate of 1.5% of taxable income with a minimum of $800.

Note 2.  ACQUISITION

         On February 17, 1997, the Company acquired Express in a business combination accounted for as a purchase. Express is primarily engaged in quick turn prototype assembly and low volume value added manufacturing. The results of operations of Express are included in the accompanying financial statements since the date of acquisition. The total cost of the acquisition was $31,119 which exceeded the fair value of the net assets of Express by $14,671. The excess is being amortized on the straight- line method over five years.

Note 3.  DISCONTINUED OPERATIONS

         At December 31, 1996, the Company's management approved a plan to sell its 50% interest in Cable Converter Services - West LLC to the other 50% owner and discontinue its related operations of servicing and repairing cable television equipment. The operations for servicing and repairing cable television equipment are classified as discontinued operations in the financial statements.

                            I-PAC MANUFACTURING, INC.
                          Notes to Financial Statements
                                   (Continued)
                     Years Ended December 31, 1997 and 1996


         Revenues received from discontinued operations were $35,534 and $347,130 for the years ended December 31, 1997 and 1996, respectively. The Company has recorded a loss from discontinued operations of $113,394 for estimated operations through February 28, 1997, the date of sale. The Company sold related equipment and inventory at net book value and recorded a note receivable of $50,000, due February 28, 2000. The note receivable is

Note 3.  DISCONTINUED OPERATIONS (continued)

         expected to be satisfied by payments and/or credits allowed in connection with certain future purchases by the Company from the debtor. In addition, the Company has a purchase commitment of $60,000 expiring February 28, 1999.

Note 4.  COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

                                                        1997           1996
         Receivable

         Trade receivables                          $  589,244      $  430,452
         Less allowance for doubtful accounts          (37,771)        (44,587)

                                                    $  551,473      $  385,865

         Inventories

         Raw materials                             $ 1,001,983     $   983,125
         Work-in-process                               175,709         301,207

                                                     1,177,692       1,284,332
         Less reserve for obsolescence                (115,000)       (153,000)

                                                   $  1,062,692    $ 1,131,332

                            I-PAC MANUFACTURING, INC.
                          Notes to Financial Statements
                                   (Continued)
                     Years Ended December 31, 1997 and 1996



Note 4.   COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS (continued)

                                                         1997            1996

          Property and equipment, net

          Land                                      $   338,110     $       -0-
          Building                                    1,908,453             -0-
          Machinery and equipment                       444,273         506,734
          Equipment                                      76,263          76,264
          Vehicles                                       18,610          11,408
          Building improvements                          26,765          21,069

                                                      2,812,474         615,475
          Less accumulated depreciation and
           amortization                                (305,640)       (337,531)

                                                $     2,506,834      $  277,944

          Other income and expense, net

          Rental income                             $   112,860      $      -0-
          Other income and expense, net                  60,824          16,195

                                                 $      173,684      $   16,195

         Rental income is primarily from a month-to-month lease of a portion of the Company's facilities for $7,500 per month.

         The Company incurred rent expense of $33,000 and $183,700 for the years ended December 31, 1997 and 1996, respectively.

                            I-PAC MANUFACTURING, INC.
                          Notes to Financial Statements
                                   (Continued)
                     Years Ended December 31, 1997 and 1996




Note 5.   NOTES PAYABLE

                                                          1997           1996

          At December 31, 1997, the Company has a
          business loan agreement with a bank
          expiring in June 30, 1998, which provides
          for a revolving line of credit with a
          maximum indebtedness of $700,000.
          Interest is payable monthly at prime
          plus 1.5% (effective rate of 10% at
          December 31, 1997).  The Company is
          required to maintain certain financial
          covenants.  The borrowing is collatera-
          lized by the assets of the Company and
          secured by continuing guarantees executed
          by its stockholders.                          $ 522,669    $    -0-

          At December 31, 1997, the Company has a
          note payable to a bank for $75,000;
          interest payable monthly at prime plus
          1.5% (effective rate of 10% at December
          31, 1997); due on demand or on June 30,
          1998.  This note is cross-collateralized
          with the revolving line of credit business
          loan payable to bank.                           75,000          -0-

          At December 31, 1996, the Company had a
          business loan agreement with a bank which
          expired in January 1997.  It provided for
          a revolving line of credit with a maximum
          indebtedness of $425,000.  Interest was
          payable monthly at prime plus 1.5%.               -0-        421,450

                                                        $  597,669   $ 421,450

                            I-PAC MANUFACTURING, INC.
                          Notes to Financial Statements
                                   (Continued)
                     Years Ended December 31, 1997 and 1996




Note 6.   LONG-TERM DEBT

                                                                      1997                1996

          Note payable to bank in monthly installments of
          $12,909 including interest at prime plus 1%,
          subject to change every five years (effective
          rate of 9.25% at 12/31/97); through January 2022;
          collateralized by a first trust deed on the
          Company's land and building.  The Company is
          required to maintain certain financial covenants.
          The note is guaranteed by certain stockholders.
          Certain notes payable to related parties (Note 7)
          have been subordinated to this note.                     $1,477,406        $        -0-

          Note payable to finance company in monthly
          installments of $5,604 including interest at
          7.569% and fees of $793; through March 2017;
          collateralized by a second trust deed on the
          Company's land and building; guaranteed by the
          Small Business Administration; guaranteed by
          stockholders.                                               583,897                 -0-

          Note payable to bank in monthly installments
          of $2,812 including interest at the prime
          plus 2.5%, (effective rate of 11% at
          December 31, 1997) through March 2005;
          collateralized by equipment.                                167,898             181,829

          Note payable to company in monthly installments
          of $1,071 including interest at 18.20%;
          through May 2001; collateralized by
          equipment.                                                   31,971              38,827

          Note payable to company in monthly installments
          of $996 including interest at 26.6%;
          through June 2001; collateralized by
          equipment.                                                   28,340              31,193



                                                                        1997                1996

          Note payable to an individual in monthly
          installments of $694 plus interest at 10%;
          through January 2000.  Guaranteed by a
          stockholder.                                                 17,361                   -0-

          Note payable to bank in monthly installments
          of $327 including interest 14.25%; through
          February 2000; collateralized by a vehicle.                   7,284                   -0-

          Other                                                            -0-                 1,942

                                                                    2,314,157               253,791
          Less current portion                                         69,083                23,402

                                                                   $2,245,074         $     230,389

         Principal payments on long-term debt for years ending December 31 are due as follows:

                                                  Notes Payable Related Parties
                                                  Related
                                   Long-term       Party           Stockholders
                         Total        Debt        (Note 7)          (Note 7)

          1998         $ 69,083    $ 69,083     $    -0-          $       -0-
          1999          212,125      81,889       130,236
          2000           78,106      78,106
          2001           73,726      73,726
          2002           68,395      68,395
          Thereafter  2,260,545   1,942,958       137,130              180,457

                     $2,761,980  $2,314,157    $  267,366         $    180,457

Note 7.   NOTES PAYABLE TO RELATED PARTIES

                                                                    1997               1996

        Notes Payable to Company Related by Ownership

          Notes payable to company; interest at prime
          plus 2% payable monthly; due on demand;
          collateralized by a security agreement,
          stock pledge agreements and guarantees by
          stockholders; subordinated to bank loan
          (Note 6); classified as long-term due to
          subordination to note payable to bank.                  $ 137,130          $ 146,606

          Note payable to company; in monthly installments
          of $3,242 through January 1998 and $129,293.37
          due February 21, 1998, including interest at
          prime plus 2%; subsequent to December 31, 1997,
          the payment date was extended to July 31, 1999;
          collateralized by a security agreement and
          guaranteed by stockholders                                130,236                -0-

                                                               $    267,366       $    146,606

          Notes Payable to Stockholders

          Prime plus 2% (effective rate of 10.5% at
          December 31, 1997) payable monthly; due on
          demand; subordinated to bank loan (Note 6);
          classified as long-term due to subordination
          to note payable to bank.                             $    180,457       $    180,457

         Interest expense on notes payable to related parties was $37,885 and $34,658 for the years ended December 31, 1997 and 1996, respectively.

         Under the terms on the nonbinding letter of intent to merge (Note 11), all notes payable to related parties will be converted into equity upon completion of the merger.

Note 8.  OTHER LONG-TERM LIABILITY

         Liability of $226,790 due to a company; non-interest bearing; due April 1998; collateralized by equipment; subordinated to bank loan; to be repaid at a rate of 40% of the non-material component of any sales made to the lender. No sales orders have been received from the lender as of January 31, 1998. Any unpaid balance on the due date will be canceled and the security interest released. In the opinion of management no sales orders are anticipated through the due date of this liability.

Note 9.  RELATED PARTY TRANSACTIONS

         Evergreen Investments (Evergreen), a company owned by two officers and primary stockholders of the Company, provides management and legal services to the Company. The Company incurred expenses of approximately $205,500 and $235,600 for services provided by Evergreen for the years ended December 31, 1997 and 1996, respectively. During this period, the two officers and primary stockholders did not receive a salary or employee benefits directly from the Company. As of December 31, 1997 and 1996, approximately $49,000 and $5,900, respectively, due to Evergreen was included in accounts payable. Under terms of the nonbinding letter of intent (Note 11), these officers will become officers of Photomatrix, Inc. and each will receive compensation as set by the Board of Directors with an initial annual salary of $125,000. In connection with this employment, subsequent to the close of the merger, Evergreen will no longer provide management services to the Company.

         For the year ended December 31, 1997, the Company purchased approximately $6,600 of merchandise from MGS Interconnect (MGS), a company owned by two primary stockholders of the Company. During 1996, the Company subcontracted out $57,400 of sub-assembly and other production work to MGS. The Company also recorded sales to

                            I-PAC MANUFACTURING, INC.
                          Notes to Financial Statements
                                   (Continued)
                     Years Ended December 31, 1997 and 1996


         MGS of approximately $47,900 and $88,100 for the years ended December 31, 1997 and 1996, respectively.

         Included in receivables at December 31, 1997 and 1996 are $41,373 and $74,181, respectively, of accounts receivable due from related parties.

Note 9.  RELATED PARTY TRANSACTIONS (continued)

         During 1997 and 1996, the Company incurred expenses of approximately $136,700 and $147,100, respectively, for commissions to MGM Tech Rep
         (MGM), an outside sales representative firm owned primarily by the three stockholders of the Company. In addition, at December 31, 1997, prepaid expenses include approximately $42,200 of commissions advanced to MGM. The Company received approximately $4,600 of rental income from MGM for the year ended December 31, 1997.

         The Company also incurred expenses of approximately $28,400 and $39,900 for legal services provided by a law firm in which a primary stockholder and officer of the Company is a partner, for the years ended December 31, 1997 and 1996, respectively. In addition, the Company also incurred expenses of approximately $27,500 and $39,700 for general business consulting services provided by this officer for the years ended December 31, 1997 and 1996, respectively. During this period, this officer did not receive a salary or employee benefits directly from the Company.

Note 10. INCOME TAXES

         The components of the provision for income taxes are as follows:

                                                         1997             1996

         State S corporation franchise tax            $  5,600           $  800

         Deferred income tax                                -0-             -0-

                                                      $  5,600           $  800

                            I-PAC MANUFACTURING, INC.
                          Notes to Financial Statements
                                   (Continued)
                     Years Ended December 31, 1997 and 1996



Note 11. CONTINGENCIES

         During October 1997, the Company executed a nonbinding letter of intent to merge with a publicly traded company (Photomatrix, Inc.). Under the terms of the nonbinding letter of intent if either party terminates the merger negotiations without the written consent of the other, the party causing the termination will pay the other party $100,000.

Note 12. FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair value of the Company's financial instruments are as follows:

                                             1997                   1996
                                       Carrying     Fair     Carrying     Fair
                                         Amount     Value     Amount     Value

         Assets:
          Cash                         $   17,151   $ 17,151  $ 15,616  $ 15,616
          Note receivable including
           current portion                 50,000               50,000

         Liabilities:
          Notes payable                   597,669    597,669   421,450   421,450
          Long-term debt including
            current portion             2,314,157  2,355,993   253,791   253,791
          Notes payable to related
            party                         267,366    267,366   146,606   146,606
          Notes payable to stock-
            holder                        180,457    180,457   180,457   180,457
          Other long-term liability       226,790        -0-   226,790   226,790

         The fair value of the note receivable is not determinable because a quoted market price is not available and the cost of obtaining an independent valuation is excessive.

                            I-PAC MANUFACTURING, INC.
                          Notes to Financial Statements
                                   (Continued)
                     Years Ended December 31, 1997 and 1996

         The fair value of long-term debt, including current portion, is estimated using interest rates currently available for long-term debt with similar terms and remaining maturities. The fair value of notes payable, notes payable to related party and notes payable to stockholders approximates carrying value given the variable interest rates provided in the notes.

         The fair value of the other long-term liability is estimated based on the expected cancellation in April 1998.

         It is not practicable to estimate the fair value of guarantees on behalf of the Company (Notes 5 and 6), however, the Company does not expect to require payments on its behalf with respect to these guarantees.

                                                                     APPENDIX A
                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of March 16, 1998, by and among PHOTOMATRIX, INC., a California corporation ("Photomatrix"); Photomatrix's wholly-owned subsidiary, PHOTOMATRIX ACQUISITION, INC., a California corporation ("Merger Corp."); and I-PAC MANUFACTURING, INC., a California corporation ("I-PAC").


                              W I T N E S S E T H:

         WHEREAS,   I-PAC  is  engaged  in  the  business  of  custom   contract
manufacturing of electrical and electrical mechanical products (the "I-PAC Business").

         WHEREAS, Photomatrix is engaged in the business of manufacturing and selling high performance document scanners and aperture card scanners (the "Photomatrix Business") and desires to acquire I-PAC through a tax-free merger of Merger Corp. into I-PAC pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         WHEREAS, the parties intend that this Agreement constitute a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(c) of the Income Tax Regulations.

         NOW, THEREFORE, in consideration of the recitals and of their respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         "Closing" has the meaning set forth in Section 2.2 below.

         "Closing Date" has the meaning set forth in Section 2.2 below.

         "I-PAC Share" means a share of the voting common stock of I-PAC.

         "Photomatrix Share" means a share of the common voting stock of Photomatrix.

         "Effective Time" means 12:01 a.m. on the date as of which the Merger of Merger Corp. with and into I-PAC, is effective which, for purposes of this Agreement, is intended to be, and may be used interchangeably with, the Closing Date.

         "Knowledge" and the phrase "to the best knowledge" mean actual knowledge, information and belief following such reasonable investigation and review as a reasonably prudent corporation would conduct or commission in light of the prevailing facts and circumstances.

         "Merger" means the merger of Merger Corp. with and into I-PAC.

         "Surviving Corporation" or "I-PAC" means I-PAC.

         "Tax" means any federal, state, local and foreign income, gross receipts, capital stock, profits, franchise, sales, stamp, occupation, employment, unemployment, disability, withholding security, worker's compensation, use, occupancy, transfer, value added, exercise, property (whether real, personal or mixed) and other taxes and assessments (including interests and penalties).

                                   ARTICLE II

                       THE MERGER AND RELATED TRANSACTIONS

         2.1 The Merger. Subject to the terms and conditions of this Agreement, Merger Corp. will merge with and into I-PAC at the Effective Time. I-PAC shall be the corporation surviving the Merger (the "Surviving Corporation"). The terms of the Merger will be as set forth herein and in the Merger Agreement in the form attached hereto as Exhibit 1.

         2.2 The Closing. A Closing of the Merger and related transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway, Suite 2600, San Diego, California 92101, on or about June 8, 1998 or such other time and place as is mutually agreeable to the parties and following the satisfaction or waiver of all other conditions to the obligations of the parties to consummate the Merger and related transactions contemplated hereby (the "Closing Date").

         2.3 Actions at the Closing. At the Closing, (i) I-PAC will deliver to Photomatrix the various certificates, instruments, and documents referred to in Article VI below; (ii) Photomatrix and Merger Corp. will deliver to I-PAC the various certificates, instruments and documents referred to in Article VII below; and (iii) Merger Corp. and Photomatrix will file the Merger Agreement, together with the Officers' Certificates required pursuant to Section 1103 of the California Corporations Code (the "CCC"), with the Secretary of State of the State of California (the "Secretary of State") in the form of Exhibit 2 hereto.

         2.4 Effect of Merger.

             2.4.1 General. The Merger shall become effective at the time the Agreement of Merger is filed with the Secretary of State or at such later time as may be stated in the Agreement of Merger. The Merger shall have the effect set forth in Section 1107 of the CCC. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of such entity or the entity with which it merged in order to carry out and effectuate the transactions contemplated by this Agreement.

             2.4.2 Conversion of I-PAC Shares. At the Effective Time, each I-PAC Share then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive 570.3529411 (adjusted proportionately to reflect any stock split, reverse stock split or recapitalization of Photomatrix or any exercise of dissenters' rights on or prior to the Closing Date) Photomatrix Shares (collectively, the "Merger Consideration") and each share of Merger Corp. common stock shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive one I-PAC Share. The Merger Consideration will be proportionately adjusted in the event of any stock split or combination of the outstanding Photomatrix Shares or the I-PAC Shares occurring, or any stock dividend payable to holders of Photomatrix Shares or I-PAC Shares the record date of which is, prior to the Effective Time.

         2.5 Exchange of I-PAC Shares.

             2.5.1 At the Closing, Photomatrix shall make available for exchange or conversion for the benefit of the holders of I-PAC Shares such number of Photomatrix Shares as shall be issuable and such amount of cash as may be payable in lieu of fractional Photomatrix Shares as Merger Consideration in connection with the Merger.

             2.5.2 Prior to the Closing, Photomatrix shall deliver to each holder of record (other than Photomatrix, I-PAC or any wholly-owned subsidiary of either of them) ("I-PAC Shareholder") of a certificate or certificates which immediately prior to the Effective Time represents outstanding I-PAC Shares (the "Certificates") a shareholder's representation and transmittal letter, in a form attached hereto as Exhibit 3 ("Shareholder's Representation and Transmittal Letter").

             2.5.3 Upon surrender of the Certificates for cancellation to Photomatrix, together with the Shareholder's Representation and Transmittal Letters, duly executed, all to occur at the Closing, Photomatrix shall deliver to the holders of each such Certificate that number of Photomatrix Shares equal to (i) the number of I-PAC Shares represented by such Certificate times
570.3529411 plus any cash payable in lieu of fractional shares otherwise issuable to the holders of each such Certificate.

             2.5.4 In the event of a transfer of ownership of I-PAC Shares which is not registered in the transfer records of I-PAC, it shall be a condition to the issuance of Photomatrix Shares that each Certificate so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that such transferee shall (a) pay to Photomatrix any transfer or other taxes required or
(b) establish to the satisfaction of Photomatrix that such tax has been paid or is not payable. All Photomatrix Shares and cash in lieu of fractional shares issued and paid upon the surrender for exchange of I-PAC Shares in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such I-PAC Shares.

             2.5.5 No certificates or scrip representing fractional Photomatrix Shares shall be issued upon the surrender for exchange of Certificates; no dividend or distribution of Photomatrix shall relate to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or otherwise exercise any rights as a shareholder of Photomatrix. In lieu of any fractional share, Photomatrix shall pay to each holder of I-PAC Shares who otherwise would be entitled to receive a fractional Photomatrix Share an amount of cash (without interest) determined by multiplying (a) the average bid price of a share of Photomatrix Common Stock during the ten (10) trading days immediately preceding the Closing Date by (b) the fraction of a share to which such holder would otherwise be entitled.

             2.5.6 In the event any Certificate shall have been lost, stolen or destroyed, Photomatrix shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such Photomatrix Shares and cash in lieu of fractional shares, if any, as may be required pursuant hereto; provided, however, that Photomatrix may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against Photomatrix, Merger Corp., I-PAC, or any other party with respect to the Certificate alleged to have been lost, stolen or destroyed.

         2.6 Appointment to Photomatrix Board of Directors. Effective at the Closing, the directors of Photomatrix shall be Suren G. Dutia, Ira H. Sharp, John F. Staley, William L. Grivas, Patrick W. Moore and James P. Hill. The authorized number of directors shall be seven, and there shall be one vacancy on the Board.

         2.7 Appointment of Photomatrix Officers. Effective at the Closing, and subject and pursuant to Section 312(b) of the California General Corporation Law, Suren Dutia shall resign as the Chairman and Chief Executive Officer of Photomatrix and retain the title of President of Photomatrix, William L. Grivas shall be appointed the Chairman of the Board of Photomatrix, Patrick W. Moore shall be appointed the Chief Executive Officer of Photomatrix, and Roy L. Gayhart shall serve as the Chief Financial Officer and Secretary of Photomatrix. The Bylaws of Photomatrix will be amended in a manner in conformance with existing employment agreements and acceptable to I- PAC to accommodate the foregoing offices.

         2.8 Possible Issuance of Additional Shares. In addition to the Photomatrix Shares to be issued pursuant to Sections 2.4.2, 2.5.1, and 2.5.3 of this Agreement, within ninety (90) days following the completion of the Earnout Period, as that term is defined below, Photomatrix shall deliver to the I-PAC Shareholders, allocated among them in proportion to their ownership of I-PAC Shares as of the Closing Date, additional Photomatrix Shares determined in accordance with the following schedule:

Additional
Photomatrix
Shares         Alternative 1                     Alternative 2

934,834        Gross Revenues between            Gross Revenues of more than
               $7,000,000 and $7,500,000 and a   $8,000,000 and Gross Profit of
               Gross Profit Margin of at least   more than $2,275,000
               31.7%

1,403,234      Gross Revenues between            Gross Revenues of more than
               $7,500,001 and $8,000,000 and     $8,000,000 and Gross Profit of
               Gross Profit Margin of at least   more than $2,430,000
               31.5%

1,871,633      Gross Revenues between            Gross Revenues of more than
               $8,000,001 and $8,500,000 and     $8,500,000 and Gross Profit of
               Gross Profit Margin of at least   more than $2,580,000
               31.3%

2,338,101      Gross Revenues between            Gross Revenues of more than
               $8,500,001 and $9,000,000 and a   $8,000,000 and Gross Profit of
               Gross Profit Margin of at least   more than $2,730,000
               31.2%

2,804,803      Gross Revenues between            Gross Revenues of more than
               $9,000,001 and $9,500,000 and a   $8,000,000 and Gross Profit of
               Gross Profit Margin of at least   more than $2,890,000
               31.1%

3,274,970      Gross Revenues between            Gross Revenues of more than
               $9,500,0001 and $10,000,000 and   $8,000,000 and Gross Profit of
               a Gross Profit Margin of at       more than $3,040,000
               least31.0%

3,744,902      Gross Revenues of more than       Gross Revenues of more than
               $10,000,000 and a Gross Profit    $8,000,000 and Gross Profit of
               Margin of at least 30.9%          more than $3,190,000

No additional Photomatrix Shares shall be issued if I-PAC generates Gross Revenues of less than $7,000,000 during the Earnout Period. In no event shall Photomatrix be required to issue more than 3,744,902 additional Photomatrix Shares pursuant to this Section 2.8, provided that the foregoing numbers of shares shall be adjusted to reflect any stock split, reverse stock split, or recapitalization of Photomatrix. For purposes of this Section 2.8, (i) the Earnout Period shall be the twelve months commencing with July 1, 1998, (ii) I-PAC Gross Revenues, Gross Profit, and Gross Profit Margin shall be determined as set forth in Exhibit 4 to this Agreement, and (iii) such determination shall be based in part on a physical inventory of I-PAC as of the beginning and the end of the Earnout Period. The determination of I-PAC Gross Revenues, Gross Profit, and Gross Profit Margin during the Earnout Period shall be made initially by the Audit Committee of the Photomatrix Board of Directors. If the Audit Committee and the I-PAC Shareholders are unable to agree on the amount of I-PAC Gross Revenues, Gross Profit, and Gross Profit Margin during the Earnout Period, the matter shall be referred to the independent auditors of Photomatrix, whose conclusion shall be final and binding on the parties.

         2.9 Issuance of Additional Shares upon the Exercise of Outstanding Options and Warrants. Options and warrants to purchase 907,333 shares of Photomatrix Common Stock are outstanding as of the date of this Agreement, and additional options may be issued prior to the Closing Date (collectively, the "Outstanding Options"). If after the date of this Agreement Outstanding Options are exercised, then an equivalent number of additional Photomatrix Shares shall be issued to the I-PAC Shareholders, allocated among them in proportion to their ownership of I- PAC Shares as of the Closing Date. Such issuances of additional Photomatrix Shares shall occur on the Closing Date as to issuances of option shares which occur on or before the Closing and concurrently with any issuances of option shares which occur after the Closing Date until all of the Outstanding Options have been exercised, have expired, or have been canceled.

                                   ARTICLE III

                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                          OF I-PAC AND THE SHAREHOLDERS

         Representations of I-PAC . Except as set forth in the I-PAC Disclosure Memorandum to be prepared, delivered and have the legal effect as provided in
Section 6.4 hereof, I-PAC represents and warrants to Photomatrix and Merger Corp. and agrees as follows:

         3.1 Existence; Good Standing; Corporate Authority and Authorization.

             3.1.1 I-PAC. I-PAC is a corporation duly organized, validly existing and in good standing under the laws of the State of California. I-PAC is qualified to do business and is in good standing in all other jurisdictions in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify would have a material adverse effect upon I-PAC. Set forth in the I-PAC Disclosure Memorandum, is a list of each jurisdiction in which I-PAC is qualified to do business as a foreign corporation. I-PAC has full corporate power to own its property and to carry on its business as now being conducted. I-PAC has full corporate power and authority to enter into and perform its obligations under this Agreement and under each other instrument and document executed and delivered by I-PAC pursuant hereto or in connection herewith and to take all actions required of it to consummate the Merger.

             3.1.2 Subsidiaries. The I-PAC Disclosure Memorandum sets forth the following information regarding each subsidiary of I-PAC ("I-PAC Subsidiary" and, hereinafter "I- PAC" shall refer to both I-PAC and any I-PAC Subsidiaries):
(i) the name of the corporation; (ii) the state of incorporation; (iii) authorized capitalization; and (iv) issued and outstanding capital stock and other securities (including debt securities). Each I-PAC Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or other organization and has full corporate power and authority to own, lease or otherwise hold its assets and properties and to carry on its business as it is now conducted. Each I-PAC Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign corporation or other business entity in all of the jurisdictions in which such I-PAC Subsidiary owns or leases any real property or conducts any business, so as to require such qualification or licensing, except for instances where the failure to so qualify would not have material adverse effect on the business or financial condition of such I-PAC Subsidiary. All of the outstanding shares of capital stock or other voting interests of each I-PAC Subsidiary are validly issued and outstanding, fully paid and nonassessable and owned by I-PAC or another I-PAC Subsidiary free of any claims, liens, charges or encumbrances of any nature whatsoever. Except as reflected in the I-PAC Balance Sheet, no I-PAC Subsidiary has issued a promissory note or any other evidence of indebtedness or otherwise incurred indebtedness.

         3.2 No Legal Bar; Conflicts; Enforceability. Neither the execution and delivery of this Agreement, or any other instrument or document executed and delivered by I-PAC pursuant hereto or in connection herewith, nor the consummation of the transactions contemplated hereby or thereby (i) violates or conflicts with any provision of the articles of incorporation or by-laws of I-PAC or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction or requirement of any government, governmental agency or court to which I-PAC is subject, (ii) creates in any party a right of acceleration, termination, modification or cancellation under any I-PAC Material Contract (as defined in Section 3.12 below) or any other instrument by which any of the properties or assets of I-PAC may be subject, bound or affected, or (iii) requires any notice or constitutes a breach or default under any I-PAC Material Contract. Except for the filing of appropriate certificates to effect the Merger, no authorization, consent or approval of any public body or authority is necessary for the validity or enforceability of the transactions contemplated by this Agreement. All necessary approvals of the parties under any I-PAC Material Contract or of any other person required to permit I-PAC to perform its obligations in connection with consummation of the transactions contemplated in this Agreement have been obtained by I-PAC or will be obtained by I-PAC on or before the Closing Date. I-PAC is not a party to any contract or subject to any legal restriction or requirement that would prevent or restrict complete fulfillment of all of the terms and conditions of this Agreement. I-PAC has taken all necessary corporate actions to authorize and approve the execution, delivery and performance of this Agreement and the Merger (other than obtaining the approval of the I-PAC Shareholders). This Agreement constitutes a legal, valid and binding obligation of I-PAC, enforceable against I-PAC in accordance with its terms.

         3.3 Capital Stock and Exclusive Dealing. I-PAC (not including the I-PAC Subsidiaries) has an authorized capitalization consisting of one million (1,000,000) shares of voting common stock, of which eight thousand five hundred (8,500) shares are issued and are outstanding.

All such outstanding shares have been duly authorized, are validly issued, and are fully paid and nonassessable. There are no other shares of stock of I-PAC issued and outstanding. There are no outstanding options, warrants, rights, preemptive rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of I-PAC, except as contemplated by this Agreement. None of the outstanding I-PAC Shares have been issued in violation of any preemptive right or agreement, commitment or obligation binding on I-PAC or any of the I-PAC Shareholders or any applicable securities laws.

         3.4 Restrictive Documents. I-PAC is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, or instrument, or any law, rule, ordinance, regulation, order, judgment or decree, or any other restriction or requirement of any kind or character, which materially adversely affects I-PAC or which would prevent the consummation of the transactions contemplated by this Agreement or the continued operation of I-PAC after the date hereof or the Closing Date on substantially the same basis as it has heretofore been operated or which would restrict its ability to acquire any property or conduct business in any area.

         3.5 Financial Statements and No Material Changes. I-PAC has heretofore furnished Photomatrix with the consolidated balance sheets of I-PAC as of December 31, 1996 and 1997 and the related consolidated statements of income, shareholders' equity and changes in financial position for the years ended
December 31, 1996 and 1997. The balance sheets of I-PAC as of the dates mentioned above are hereinafter collectively referred to as the "I-PAC Balance Sheets" and are in the form attached hereto as Exhibit 5. All such financial statements and all other financial statements of I-PAC, including the footnotes thereto, except as indicated therein, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated. The I-PAC Balance Sheets fairly present the financial condition of I-PAC at the dates thereof, and the related statements of income, shareholders' equity and changes in financial position fairly present the results of the operations of I-PAC and the changes in its financial position for the periods indicated. Since December 31, 1997 (the "Balance Sheet Date") there has been no material adverse change in the assets, liabilities, business, financial condition, or results of operations of I- PAC, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, litigation, administrative action, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or otherwise and no fact or condition exists or is contemplated by I-PAC or, to the best knowledge of I-PAC, threatened which might cause such a change in the future.

         3.6 Absence of Undisclosed Liabilities. Except as set forth in the I-PAC Balance Sheets, I-PAC does not have any outstanding claims against it, liabilities or indebtedness, contingent or otherwise, other than (i) liabilities not of a character or amount required to be shown, accrued or escrowed against on the I-PAC Balance Sheets under generally accepted accounting principles and
(ii) liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business, consistent with past practices. I-PAC does not know and has no reason to know of any basis for the assertion against I-PAC of any material claim, charge, or other liability of any nature not fully reflected or reserved against in the I-PAC Balance Sheets or expressly disclosed in this Agreement, including the I-PAC Disclosure Memorandum. The adjusted tax basis and the fair market value of the assets of I-PAC exceed the liabilities of I-PAC as of the date hereof and will exceed the liabilities of I-PAC as of the Closing Date.

         3.7 No Changes Prior to Closing Date. Since January 1, 1998, I-PAC has not: (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business,
(ii) permitted any assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except in the ordinary course of business, (iii) sold, transferred or otherwise disposed of any assets, except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor, except in the ordinary course of business,
(v) declared or paid any dividend or made any distribution on any shares of capital stock or redeemed, purchased or otherwise acquired any shares of capital stock or any option, warrant or other right to purchase or acquire any such shares, (vi) made any bonus payments or profit sharing distributions or payments of any kind, (vii) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or made any loan to any employee, director, shareholder or other person or entity, (viii) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate exceeds $25,000, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration to any executive employee or, except in the ordinary course of business, to any other employee,
(x) cancelled or waived any claims or rights of substantial value, (xi) made any change in any method of business accounting (other than revocation of its S Corporation status and a change of its fiscal year end to March 31) or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business, (xii) changed the ownership of its shares of stock or its capital structures (whether by the issuance, redemption or transfer of shares) in contemplation of effecting the Merger, (xiii) retired, purchased, redeemed or reacquired any shares of common stock, (xiv) paid any management fees, rent, compensation or other fees or expenses to any I-PAC Shareholder or any of their affiliates in an amount inconsistent with past practices, or (xv) agreed, whether or not in writing, to do any of the foregoing.

         3.8 Books and Records. The minute books of I-PAC, as made available to Photomatrix and its representatives, contain accurate records of all official meetings of and official corporate actions or written consents by the shareholders and Board of Directors of I-PAC. The records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not and including all means of access thereto and therefrom) of I- PAC are under the exclusive ownership and direct control of I-PAC.

         3.9 Title to Properties; Encumbrances. Except for properties and assets reflected in the Balance Sheets or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, I-PAC has good, valid and merchantable title to (a) all its properties and assets (personal, tangible and intangible), and (b) all the properties and assets purchased since the Balance Sheet Date; in each case, each such property is subject to no encumbrance, lien, charge or other restriction of any kind or character, except for liens for current taxes, assessments or governmental charges or levies on property not yet due and not delinquent and liens consisting of zoning or planning restrictions, easements and other restrictions or limitations on the use of real property or irregularities in title thereto which are set forth in the I-PAC Disclosure Memorandum and which do not materially detract from the value of, or impair the use of, or otherwise impair the marketability or title of such property.

         3.10 Real Property and Leases. The I-PAC Disclosure Memorandum contains an accurate and complete list of all real property which is used in the business operations of I-PAC and/or owned in whole or in part by I-PAC and includes the name of the record title holder thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. I-PAC has good and marketable title in fee simple to all the real property specified as owned by it in the I-PAC Disclosure Memorandum (or required to be set forth in the I-PAC Disclosure Memorandum), free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for those of the nature referred to in the I-PAC Disclosure Memorandum. All of the buildings, structures and appurtenances situated on the real property listed in the I-PAC Disclosure Memorandum (or required to be set forth in the I-PAC Disclosure Memorandum) are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are presently being used and have adequate rights of ingress and egress for operation of the business being operated on such property. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violate any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others. Except as set forth in the I-PAC Disclosure Memorandum, no condemnation proceeding is pending or threatened which would preclude or impair the use of any such property by I-PAC for the purposes for which it is currently used.

         The I-PAC Disclosure Memorandum contains an accurate and complete list and description (including the location of an executed copy thereof) of the terms of all leases to which I-PAC is a party as lessee. Each lease set forth in the I-PAC Disclosure Memorandum (or required to be set forth in the I-PAC Disclosure Memorandum) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the Merger) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease (other than payments not yet due which would become a default if not paid when due). I-PAC has not knowingly violated or been given notice of violation of any of the terms or conditions under any such lease, and to the best knowledge of I-PAC all of the covenants to be performed by any other party under all such leases have been fully performed.

         3.11 Fixed Assets. The I-PAC Disclosure Memorandum sets forth a list and location of I-PAC's material items of machinery, equipment, furniture, fixtures, tools, signs, and other items of tangible personal property (excluding inventory) which are owned by I-PAC and used in or useful or pertain to I-PAC's business or the operation thereof, whether or not reflected on the books of, or in the possession of, I-PAC and whether or not presently in use (collectively, the "Fixed Assets"). For purposes of this Section 3.11 only, "material" shall mean any item having a value of at least $1,000.

         3.12 Material Contracts. The I-PAC Disclosure Memorandum contains a list of all Contracts (as defined below) of the following types to which I-PAC is a party as of the date of this Agreement: (a) each contract of employment of any officer, employee or consultant or with any labor union or association and any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan; (b) each agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or any other distribution in respect of its capital stock; (c) each contract or series of related contracts involving payments either individually or in the aggregate in excess of $20,000 in or pursuant to which any person who is or was an officer, director, stockholder or employee of I-PAC has a material interest; (d) each contract relating to the borrowing or lending of money or the guarantee of any obligations for borrowed money or otherwise, excluding endorsements made for purposes of collection in the ordinary course of business; (e) each contract continuing for a period of more than one year from its date and involving payments in excess of $20,000 in any year or $40,000 in the aggregate; (f) each contract for charitable contributions in excess of $1,000; (g) each contract for the sale and/or installation of any equipment where the purchase price for such equipment is not less than $15,000, and each contract for equipment maintenance involving total payments of not less than $25,000, including each contract for the sale and/or installation of any equipment where such sale and/or installation has been completed, but as to which I-PAC has any continuing obligation, contingent or otherwise; (h) each contract for capital expenditures or for the purchase of materials, supplies, equipment or services involving payments in excess of $20,000; (i) each license or royalty agreement (other than standard software manufacturer's licenses included in packaged software); (j) each distribution, dealer, reseller, manufacturer's representative, sales agency or franchise agreement; (k) each contract relating to advertising, promotion or public relations not terminable without penalty by I-PAC on 30 days or less notice; (l) each contract with any government agency or instrumentality; (m) each management service, consulting or any other similar type of contract; (n) each option to purchase any of I-PAC's assets, properties or rights; (o) each agreement under which price discounts have been granted to customers other than in the ordinary course of business; (p) each contract with respect to the discharge or removal of effluent, hazardous wastes or pollutants of any nature; (q) each contract containing covenants not to compete in any business or geographical area or not to use or disclose any information in the possession of I-PAC; (r) all contracts for the leasing or rental of real or personal property; (s) any agreement imposing liability for consequential damages, penalties for late payment or non-performance or containing a liquidated damages provision; and (t) any contract not made in the ordinary course of business. "Contract" shall mean any contract, lease, commitment, sales order, purchase order, agreement, indenture, mortgage, franchise, note, bond, lien, instrument, plan, permit or license. I-PAC has delivered to Photomatrix true and correct copies of each Contract required to be listed in the I-PAC Disclosure Memorandum under this Section 3.12 and a written description of each material oral arrangement so listed (collectively, the "I-PAC Material Contracts"). As of the date of this Agreement, all I-PAC Material Contracts are, and as of the Effective Time will be, valid, enforceable in accordance with their terms and in full force and effect, and, to the knowledge of I-PAC, I-PAC is not, and as of the Effective Time I-PAC will not be, in default thereunder. As of the date of this Agreement, I-PAC has not received notice that any party to any I-PAC Material Contract intends to cancel or terminate such contract.

         3.13 Litigation. There is no action, suit or proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before, or, to the best knowledge of I-PAC, any investigation by, any governmental or other instrumentality or agency, pending, or to the best knowledge of I-PAC, threatened, against or affecting I-PAC or any of its properties or rights which could materially and adversely affect the right or ability of I-PAC to carry on its business as now conducted, or which could materially and adversely affect the financial condition or properties of I-PAC. I-PAC does not know of any valid basis for any such action, suit, arbitration, proceeding or investigation. I-PAC is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have an adverse effect on any of its operations, business practices, or properties or on its ability to acquire any property or conduct business in any area.

         3.14 Taxes. I-PAC has filed, will file or has caused to be filed, within the times and within the manner prescribed by law, all Tax returns and all other Tax reports and declarations which are required to be filed by, or with respect to, I-PAC. Such returns, reports and declarations accurately reflect I-PAC's liability for Taxes for the periods covered thereby. The Taxes payable by, or due from, I-PAC have been fully paid or adequately disclosed and fully provided for in its books and financial statements. No examination, audit or inquiry of any Tax return of I-PAC is currently in progress, and I-PAC has not received notice of intent to commence any inquiry, audit or examination of any such Tax return from any taxing authority. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax return of I-PAC. The properties of I-PAC are not encumbered by Tax liens, other than liens for Taxes not yet delinquent. The State of California has audited certain of I-PAC's sales tax returns, and no additional funds are due with respect to such returns. I-PAC has not received or been threatened with a claim for assessment, proposed assessment, or collection of any Tax, nor does I-PAC have any knowledge as to a possible basis for any such claim. I-PAC has not granted any powers of attorney or other authorizations to any persons to represent I-PAC with respect to any Tax. I-PAC has not been included in any unitized, affiliated, combined or other consolidated Tax returns, reports or declarations, and I-PAC is not and has not been a party to any Tax-sharing agreement or similar arrangement regulating the allocation of Taxes and payments between itself and any person or entity. No consent, agreement or other undertaking has been filed by I-PAC to have the provisions of Section 341(f) of the Code apply. I-PAC has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. I-PAC has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

         3.15  Permits.  Set  forth  in the  I-PAC  Disclosure  Memorandum  is a complete and accurate list of all material permits, licenses, approvals, franchises, notices, and other authorizations issued by governmental entities or other regulatory authorities, federal, state or local (collectively the "Permits") held by I-PAC. The Permits are all the permits required for the conduct of the I-PAC Business. Each Permit is in full force and effect; I-PAC has not engaged in any activity which would cause or permit revocation or suspension of any such Permit; and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to I-PAC's knowledge, threatened. There are no existing defaults or events of default or events or states of fact which with notice or the lapse of time or both would constitute a default by I-PAC under any such Permit. I-PAC has no knowledge of any default or claimed or purported or alleged default or state of facts which with notice or the lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any Permit. The consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits. Neither I-PAC nor its facility nor any of its assets is required to be specially licensed by, nor is it subject to specific regulation of, any governmental or regulatory body by reason of the conduct of the business of I-PAC.

         3.16 Insurance. The I-PAC Disclosure Memorandum contains a complete and accurate list of insurance policies which I-PAC maintains with respect to its business, properties or employees. All such policies are in full force and effect, and there currently exists no right of termination with regard to any such policy as a result of any default on the part of I-PAC. Such policies, with respect to their amounts and types of coverage, are believed by I-PAC to be adequate to insure against material risks to which I-PAC and its property and assets are normally exposed in the operation of its business. Since the Balance Sheet Date, there has not been any material adverse change in I-PAC's relationship with its insurers or in the premiums payable pursuant to such policies.

         3.17 Product Warranty. Each product manufactured, sold, leased, licensed or delivered by I-PAC conforms with all applicable contractual commitments and express and implied warranties. I-PAC has no liability and, to the best knowledge of I-PAC, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand which may give rise to any liability for replacement or repair thereof or other damages in connection therewith, subject only to any reserve for product warranty claims set forth in the I-PAC Balance Sheets. No product manufactured, sold, leased, or delivered by I-PAC is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease, all of which are reproduced and described in detail in the I-PAC Disclosure Memorandum. Copies of the standard terms and conditions of sale or lease for I-PAC, containing applicable guaranty, warranty, and indemnity provisions, have been provided to Photomatrix by I-PAC.

         3.18 Intellectual Property.

             3.18.1 All domestic and foreign patents, patent applications, copyrighted works, copyright applications and registrations, trade secrets, trademarks, service marks, inventions, manufacturing and design processes, hardware designs, programming processes, software and other information, and know-how (if any) that are used by, owned by or licensed to I-PAC (collectively, the "I-PAC Intellectual Property") are listed in the I-PAC Disclosure Memorandum which indicates, with respect to each such item, the nature of I-PAC's interest therein and the expiration date thereof or the date on which I-PAC's interest therein terminates. Registered copyrights, patents, trademarks and service marks that are owned by or licensed to I-PAC have been duly registered in, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries identified in the I-PAC Disclosure Memorandum, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country. The I-PAC Intellectual Property is the only intellectual property used in or otherwise necessary to operate the I-PAC Business as it is currently conducted.

             3.18.2 Use of the I-PAC Intellectual Property and any other intellectual property used by I-PAC in its business does not require the consent of any other person, and the same are freely transferable (except as otherwise provided by law) and are owned exclusively by I-PAC, free and clear of any attachments, liens, encumbrances or adverse claims; and, to the best knowledge of I-PAC, neither its present nor contemplated activities or products infringe, misappropriate, dilute, impair or constitute unfair competition with respect to any patent, trade name, trademark, service mark, copyright, trade secret or other proprietary rights of others.

             3.18.3 No other person has an interest in or right or license to use, or the right to license others to use the I-PAC Intellectual Property. There are no claims or demands of any other person pertaining thereto, and no proceedings have been instituted, are pending or, to the best knowledge of I-PAC, threatened that challenge the rights of I-PAC in respect thereof, and I-PAC does not know of any fact that could be the basis of any such claim. I-PAC is not aware of any infringement of any of the I-PAC Intellectual Property by others, nor is any of the I-PAC Intellectual Property subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment. No claim or demand has been made and no proceeding has been filed or, to the best knowledge of I-PAC, is threatened to be filed charging I-PAC with infringement of any patent, trade name, trademark, service mark, copyright or trade secret, and I-PAC does not know of any facts which could be the basis of any such claims. There are no royalties, honoraria, fees or other payments payable by I-PAC to any person with respect to any of the I-PAC Intellectual Property.

             3.18.4 There are no payments that are required to be made by I-PAC for the use of the I-PAC Intellectual Property. I-PAC is not using or in any way making any unlawful or wrongful use of any confidential information or intellectual property of any third party, including without limitation any former employer of any present or past employee of I-PAC or of any of I- PAC's predecessors. I-PAC is not a party to any non-competition or confidentiality agreement related to the business of I-PAC with any party other than Photomatrix.

         3.19 Compliance With Laws. I-PAC is in compliance with all applicable laws, regulations, orders, judgments and decrees of each and every jurisdiction in which it is doing business, including applicable federal laws and regulations, the violation of which would have a material adverse effect on its operations.

         3.20 Inventory. The inventory as reflected on the I-PAC Balance Sheets or acquired thereafter has been acquired and maintained in the ordinary course of business, is of good and merchantable quality, consists substantially of a quality, quantity, and condition usable, leasable or saleable in the ordinary course of business within a period of one (1) year from the Closing Date, and is not subject to any write down or write off for obsolescence or otherwise under generally accepted accounting principles. The I-PAC Balance Sheets contain adequate reserves for obsolete or slow moving inventory. I-PAC is not under any liability or obligation with respect to the return of inventory in the possession of any third party.

         3.21 Accounts Receivable. The accounts receivable of I-PAC as reflected in the I-PAC Balance Sheets are, to the extent uncollected on the date of this Agreement, valid and existing and fully collectible through the use of ordinary collection procedures (net of reserves set forth in such financial statements, which reserves were adequate and in an amount consistent with I-PAC's historical accounting policies), represent monies due for goods sold and delivered or services rendered, and are subject to no refunds, discounts, rebates or other adjustments (except discounts for prompt payment given in the ordinary course of business) and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties. I-PAC has never factored any of its accounts receivable.

         3.22 Employment Relations. I-PAC is (i) in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, nondiscrimination, occupational safety and health, and the payment of social security and similar taxes and, to the best knowledge of I-PAC, has not and is not engaged in any unfair labor practice; (ii) no unfair or unlawful labor practice complaint against I-PAC is pending before the National Labor Relations Board or any other governmental agency or commission; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of I-PAC, threatened against or involving I-PAC; (iv) no representation question exists respecting the employees of I-PAC; (v) no grievance which might have a material adverse effect on the condition of I-PAC or the conduct of its business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefor has been asserted; (vi) no collective bargaining agreement is currently being negotiated by I-PAC; (vii) I-PAC has not experienced any material labor difficulty; and (viii) no "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act has occurred with respect to I-PAC. There has not been, and, to the best knowledge of I-PAC, there will not be, any change in relations with employees of I-PAC as a result of the transactions contemplated by this Agreement. There exist no employment, consulting, severance or indemnification agreements between I-PAC and any director, officer, employee or agent of I-PAC or any other agreement that would give any person or entity the right to receive any payment from I-PAC as a result of the Merger. There exists no contract or arrangement which would limit in any way I-PAC's right to discharge any employee of I-PAC following the Closing or which would entitle any such discharged employee to receive compensation from I-PAC on account of such discharge.

         3.23 Employee Benefit Plans.

             3.23.1 List of Plans. Set forth in the I-PAC Disclosure Memorandum is an accurate and complete list of all employee benefit plans ("I-PAC Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such I-PAC Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by I-PAC (including, for this purpose all employers (whether or not incorporated) which by reason of common control are treated together with I-PAC as a single employer within the meaning of
Section 414 of the Code).

             3.23.2  Status of Plans.  I-PAC does not maintain or  contribute to any I-PAC Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of ERISA, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. I-PAC has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any I-PAC Employee Benefit Plan or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Section 4062(f), 4063 or 4064 of ERISA. I-PAC does not know of any facts or circumstances which might give rise to any liability to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against I-PAC or Photomatrix by the PBGC. I-PAC has not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a multi-employer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any multi-employer Plan which could result in any liability on the part of I-PAC to a multi-employer Plan.

             3.23.3 Contributions. Full payment has been made of all amounts which I-PAC is required, under applicable law or under any I-PAC Employee Benefit Plan or any agreement relating to any I-PAC Employee Benefit Plan to which I-PAC is a party, to have paid as contributions thereto for or with respect to the most recent fiscal year of such I-PAC Employee Benefit Plan ended prior to the date hereof. I-PAC has made adequate provisions for reserves to meet contributions that have not been made because they are not yet due under the terms of any I-PAC Employee Benefit Plan or related agreements . All payments and contributions to any such Employment Benefit Plan have been finally determined and paid for the period ended December 31, 1997. No contributions have been made to any I-PAC Employee Benefit Plan for the period subsequent to December 31, 1997.

             3.23.4 Tax Qualification. To the best knowledge of I-PAC, each I-PAC Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

             3.23.5 Transactions. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any I-PAC Employee Benefit Plan, and I-PAC has not engaged in any transaction with respect to any I-PAC Employee Benefit Plan which would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code, nor have any of its directors, officers or employees, to the extent they or any of them are fiduciaries with respect to such plans, materially breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or which would result in any claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

             3.23.6 Other Plans. I-PAC does not presently maintain any employee benefit plans or any other pension, welfare or retirement benefit plans other than those listed in the I-PAC Disclosure Memorandum.

             3.23.7 Documents. I-PAC and the Shareholders have delivered or caused to be delivered to Photomatrix and its counsel true and complete copies of (i) all I-PAC Employee Benefit Plans as in effect on the date of this Agreement, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such I-PAC Employee Benefit Plan qualified under
Section 401 or 501 of the Code and (ii) Form 5500 with respect to each such Plan for each of the last two fiscal years, and will provide when completed Form 5500 for the most recently completed fiscal year for each I- PAC Employee Benefit Plan required to file such form.

         3.24 Environmental Laws and Regulations. The I-PAC Disclosure Memorandum sets forth all information relating to the following items: (a) the nature and, if material, quantities of any hazardous substances (as defined below) generated, transported or disposed of by I-PAC during the past five years (other than raw material awaiting manufacturing, work-in process or finished goods or through the sale of products in the ordinary course of business), together with a description of the location of each such activity, and (b) a summary of the nature and, if material, quantities of any hazardous substances that have been disposed of or found at any site or facility owned or operated presently or at any previous time by I-PAC (other than raw material awaiting manufacturing, work-in-process or finished goods or through the sale of products in the ordinary course of business). I-PAC's existing and prior uses of all real property leased or owned by I-PAC complies and has at all times during their occupancy complied with, and I-PAC is not in violation of, and has not violated, in connection with the ownership, lease, occupancy, use, maintenance, or operation of such property or the conduct of its business, any applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses or permits relating in any way to the protection of the environment, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Toxic Substances Control Act, any analogous state laws, and any amendments or extensions of the foregoing and the regulations promulgated thereunder (collectively, the "Environmental Laws"). I-PAC has not received any notice of any work, repairs, construction or capital expenditures required by the Environmental Laws with respect to any of its properties or its businesses. None of I-PAC's leased or owned properties is contaminated by or contains any hazardous substance. No claim, action, suit or proceeding is pending or, to
I-PAC's knowledge, threatened against I-PAC, before any court or other governmental authority or arbitration tribunal, relating to hazardous substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting I-PAC or its assets with respect to the same. There has never been, and there is not presently occurring, any release of any hazardous substance on or from any of I-PAC's leased or owned properties, I-PAC has not received any notice from any government agency or private or public entity advising I-PAC that it is responsible for response costs with respect to a release, a threatened release or clean up of chemicals produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, including, but not limited to, hazardous substances, and I-PAC has not received any information requests under CERCLA from any government agency. There are no facts or circumstances which I-PAC reasonably expect could form the basis for the assertion of any Claim (as defined below) against I-PAC relating to environmental matters including, but not limited to, any Claim arising from past or present environmental practices asserted under the Environmental Laws, which I-PAC believes might have a material adverse effect on the business, results of operations, financial condition or prospects of I-PAC taken as a whole.

         As used herein, "hazardous substances(s)" include any pollutants, contaminants, dangerous substances, toxic substances, solid waste, hazardous wastes, hazardous materials, or hazardous substances as defined in or pursuant to RCRA or CERCLA, or any other federal, state or local environmental law, ordinance, rule or regulation, except that, for purposes of this Agreement, "petroleum" (including crude oil or any fraction thereof) shall be deemed a "hazardous substance." "Release" and "disposal" shall have the same meanings as defined in CERCLA and RCRA. "Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, attorneys' fees, and any other expenses incurred, assessed or sustained by or against I-PAC.

         3.25 Interests in Clients, Suppliers, Etc. Neither I-PAC nor any officer or director of I-PAC owns or possesses, directly or indirectly, any financial or proprietary interest in, or is a director, officer or employee of, any corporation, limited liability company, partnership, association, trust, joint venture or other business entity which is engaged in the same or similar business as I-PAC, or is a competitor or potential competitor of I-PAC. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, not in excess of 5% of any class of such securities, shall not be deemed to be a financial interest for purposes of this
Section 3.25.

         3.26 Customers, Distributors and Sales Representatives. The I-PAC Disclosure Memorandum sets forth the names and addresses of all customers to which, and sales representatives and distributors through which, I-PAC has sold or distributed in excess of $250,000 of its products or services during either of the last two fiscal years of I-PAC. During such period and through the date hereof, no such customer, distributor or sales representative has canceled or otherwise terminated its relationship with I-PAC or decreased materially its usage or purchase of the products or services of I-PAC, except for changes in customer relationships that have occurred in the ordinary course of business the aggregate value of which has not exceeded $1,250,000. To the knowledge of I-PAC, no such customer, sales representative or distributor has any plan or intention to terminate, cancel or otherwise modify its relationship with I-PAC in a manner that would be adverse to I-PAC.

         3.27 Bank Accounts, Powers of Attorney and Compensation of Employees. The I- PAC Disclosure Memorandum contains an accurate and complete list showing
(a) the name and address of each bank in which I-PAC has an account or safe deposit box, the number of any such account or any such box, the names of all persons authorized to draw thereon or to have access thereto and the current balances maintained in all such accounts, (b) the names of all persons, if any, holding powers of attorney from I-PAC and a summary statement of the terms thereof, and (c) the names of all persons whose compensation from I-PAC for the last fiscal year of I-PAC exceed an annualized rate of Fifty Thousand and No/100 Dollars ($50,000.00), together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year.

         3.28 Disclosure. The representations, warranties and covenants made by I-PAC in this Agreement, the financial statements referred to in Section 3.5 above (including the footnotes thereto), and any attached schedule, exhibit or certificate delivered in accordance with the terms hereof, taken as a whole, do not contain any untrue statement of a material fact, or omit any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to I-PAC which materially and adversely affects the businesses, prospects or financial condition of I-PAC, its properties or assets, which has not been disclosed and set forth in this Agreement.

         3.29 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of I-PAC is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         3.30 Certain Conditions for Accounting and Tax Treatment. There is no plan or intention on the part of the I-PAC Shareholders to sell, exchange, or otherwise dispose of a number of Photomatrix Shares received in the transaction that would reduce the I-PAC Shareholders' ownership of Photomatrix Common Stock to a number of shares having a value, as of the Closing Date, of less than fifty percent (50%) of the value of all of the formerly outstanding Shares of I-PAC as of the Closing Date. For purposes of this representation, I-PAC Shares exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Photomatrix stock will be treated as outstanding I-PAC Shares on the Closing Date. Moreover, I-PAC Shares and Photomatrix Shares held by I-PAC Shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation. Following the Closing Date, I-PAC will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Closing Date. For purposes of this representation, amounts paid by I-PAC to dissenters, amounts paid by I-PAC to shareholders who receive cash or other property, amounts used by I-PAC to pay reorganization expenses, and all redemptions and distributions (except for regular normal dividends) made by I-PAC will be included as assets of I-PAC immediately prior to the Closing Date. I-PAC has no plan or intention to issue additional shares of its stock that would result in Photomatrix losing control of I-PAC within the meaning of section 368(c)(1) of the Code. I-PAC and the I-PAC Shareholders will pay their respective expenses, if any, incurred in connection with the transaction. In the transaction, I-PAC Shares representing control of I-PAC, as defined in Section 368(c)(1) of the Code, will be exchanged solely for Photomatrix Shares. For purposes of this representation, I-PAC Shares exchanged for cash or other property originating with Photomatrix will be treated as outstanding I-PAC Shares on the Closing Date. On the Closing Date, I-PAC will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in I-PAC, that, if exercised or converted, would affect Photomatrix's acquisition or retention of control of I-PAC as defined in
Section 368(c)(1) of the Code. I-PAC is not an investment  company as defined in section 368(a)(2)(f)(iii) and (iv) of the Code.

         3.31 Cooperation. From and after the date of this Agreement, I-PAC and its officers, directors, accountants, attorneys, agents and other representatives will cooperate fully with Photomatrix (i) in the preparation of all statements and reports contemplated by this Agreement and required pursuant to the registration and other requirements provided in the 1933 Act and the 1934 Act, and (ii) to facilitate the consummation of the transactions provided for herein, all in accordance with federal and state regulatory requirements.

                                   ARTICLE IV

                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                       OF PHOTOMATRIX AND THE SHAREHOLDERS

         Representations of Photomatrix . Except as set forth in the Photomatrix Disclosure Memorandum to be prepared, delivered and have the legal effect as provided in Section 7.5 hereof, Photomatrix represents and warrants to I-PAC and Merger Corp. and agrees as follows:

         4.1 Existence; Good Standing; Corporate Authority and Authorization.

             4.1.1 Photomatrix. Photomatrix is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Photomatrix is qualified to do business and is in good standing in all other jurisdictions in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify would have a material adverse effect upon Photomatrix. Set forth in the Photomatrix Disclosure Memorandum, is a list of each jurisdiction in which Photomatrix is qualified to do business as a foreign corporation. Photomatrix has full corporate power to own its property and to carry on its business as now being conducted. Photomatrix has full corporate power and authority to enter into and perform its obligations under this Agreement and under each other instrument and document executed and delivered by Photomatrix pursuant hereto or in connection herewith and to take all actions required of it to consummate the Merger.

             4.1.2  Subsidiaries.  The  Photomatrix  Disclosure  Memorandum sets forth the following information regarding each subsidiary of Photomatrix ("Photomatrix Subsidiary" and, hereinafter "Photomatrix" shall refer to both Photomatrix and any Photomatrix Subsidiaries): (i) the name of the corporation;
(ii) the state of incorporation; (iii) authorized capitalization; and (iv) issued and outstanding capital stock and other securities (including debt securities). Each Photomatrix Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or other organization and has full corporate power and authority to own, lease or otherwise hold its assets and properties and to carry on its business as it is now conducted. Each Photomatrix Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign corporation or other business entity in all of the jurisdictions in which such Photomatrix Subsidiary owns or leases any real property or conducts any business, so as to require such qualification or licensing, except for instances where the failure to so qualify would not have a material adverse effect on the business or financial condition of such Photomatrix Subsidiary. All of the outstanding shares of capital stock or other voting interests of each Photomatrix Subsidiary are validly issued and outstanding, fully paid and nonassessable and owned by Photomatrix or another Subsidiary free of any claims, liens, charges or encumbrances of any nature whatsoever. No Photomatrix Subsidiary has issued a promissory note or any other evidence of indebtedness or otherwise incurred indebtedness, except for indebtedness reflected in the Photomatrix Balance Sheets (as hereinafter defined).

         4.2 No Legal Bar; Conflicts; Enforceability. Neither the execution and delivery of this Agreement, or any other instrument or document executed and delivered by Photomatrix pursuant hereto or in connection herewith, nor the consummation of the transactions contemplated hereby or thereby (i) violates or conflicts with any provision of the articles of incorporation or by-laws of Photomatrix or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Photomatrix is subject, (ii) creates in any party a right of acceleration, termination, modification or cancellation, under any Photomatrix Material Contract (as defined in Section 4.12 below) or any other instrument by which any of the properties or assets of Photomatrix may be subject, bound or affected, or (iii) requires any notice or constitutes a breach or default under any Photomatrix Material Contract. Except for the filing of appropriate certificates to effect the Merger, no authorization, consent or approval of any public body or authority is necessary for the validity or enforceability of the transactions contemplated by this Agreement. All necessary approvals of the parties under any Photomatrix Material Contracts or any other person required to permit Photomatrix to perform its obligations in connection with the consummation of the transactions contemplated in this Agreement have been, or the best efforts of Photomatrix will be expended by Photomatrix so that such approvals will be, obtained by Photomatrix on or before the Closing Date. Photomatrix is not a party to any contract or subject to any other legal restriction that would prevent or restrict complete fulfillment of all of the terms and conditions of this Agreement or compliance with any of its obligations under it. Photomatrix has taken all necessary corporate actions to authorize and approve the execution, delivery and performance of this Agreement and the Merger (other than obtaining the approval of the Photomatrix Shareholders). This Agreement constitutes a legal, valid and binding obligation of Photomatrix, enforceable against Photomatrix in accordance with its terms.

         4.3 Capital Stock and Exclusive Dealing. Photomatrix (not including the Photomatrix Subsidiaries) has an authorized capitalization consisting of 30,000,000 shares of voting common stock, of which 5,083,017 shares are issued and outstanding, and 3,173,000 shares of preferred stock, none of which are outstanding. All such outstanding common shares have been duly authorized, are validly issued, and are fully paid and nonassessable. There are no other shares of stock of Photomatrix issued and outstanding. There are no outstanding options, warrants, rights, preemptive rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of Photomatrix, except as contemplated by this Agreement and except for 907,333 currently outstanding options and warrants (the "Photomatrix Options") to purchase shares of Photomatrix Common Stock. None of the outstanding Photomatrix Shares have been issued in violation of any preemptive right or agreement, commitment or obligation binding on Photomatrix or any of the Photomatrix Shareholders or any applicable securities laws.

         4.4 Restrictive Documents. Photomatrix is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, or instrument, or any law, rule, ordinance, regulation, order, judgment or decree, or any other restriction or requirement of any kind or character, which materially adversely affects Photomatrix or which would prevent the consummation of the transactions contemplated by this Agreement or the continued operation of Photomatrix after the date hereof or the Closing Date on substantially the same basis as it has heretofore been operated or which would restrict its ability to acquire any property or conduct business in any area.

         4.5 Financial Statements and No Material Changes. Photomatrix has heretofore furnished I-PAC with the consolidated balance sheets of Photomatrix as of March 31, 1996 and 1997 and December 31, 1997 and the related consolidated statements of income, shareholders' equity and changes in financial position for the years ended March 31, 1996 and 1997 and the nine (9) month period ended December 31, 1997. The balance sheets of Photomatrix as of the dates mentioned above are hereinafter collectively referred to as the "Photomatrix Balance Sheets" and are in the form attached hereto as Exhibit 6. All such financial statements and all other financial statements of Photomatrix, including the footnotes thereto, except as indicated therein, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated, provided that interim financial statements are subject to year-end adjustments and the omission of footnotes included in audited financial statements. The Photomatrix Balance Sheets fairly present the financial condition of Photomatrix at the dates thereof, and the related statements of income, shareholders' equity and changes in financial position fairly present the results of the operations of Photomatrix and the changes in the financial position for the periods indicated. Since the Balance Sheet Date, there has been no material adverse change in the assets, liabilities, business, financial condition, or results of operations of Photomatrix, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, litigation, administrative action, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or otherwise and no fact or condition exists or is contemplated by Photomatrix or, to the best knowledge of Photomatrix, threatened which might cause such a change in the future.

         4.6 Absence of Undisclosed Liabilities. Except as set forth in the Photomatrix Balance Sheets, Photomatrix does not have any outstanding claims against it, liabilities or indebtedness, contingent or otherwise, other than (i) liabilities not of a character or amount required to be shown, accrued or escrowed against on the Photomatrix Balance Sheets under generally accepted accounting principles and (ii) liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business, consistent with past practices. Photomatrix does not know and has no reason to know of any basis for the assertion against Photomatrix of any material claim, charge, or other liability of any nature not fully reflected or reserved against in the Photomatrix Balance Sheets or expressly disclosed in this Agreement, including the Photomatrix Disclosure Memorandum. The adjusted tax basis and the fair market value of the assets of Photomatrix exceed the liabilities of Photomatrix as of the date hereof and will exceed the liabilities of Photomatrix as of the Closing Date.

         4.7 No Changes Prior to Closing Date. Since January 1, 1998, Photomatrix has not: (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except in the ordinary course of business, (iii) sold, transferred or otherwise disposed of any assets, except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor, except in the ordinary course of business, (v) declared or paid any dividend or made any distribution on any shares of capital stock, or redeemed, purchased or otherwise acquired any shares of capital stock or any option, warrant or other right to purchase or acquire any such shares, (vi) made any bonus payments or profit sharing distributions or payments of any kind, (vii) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or made any loan to any employee, director, shareholder or other person or entity,
(viii) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate exceeds $25,000, (ix) granted any increase in the rate of wages, salaries, bonuses or other remuneration to any executive employee or, except in the ordinary course of business, to any other employee, (x) cancelled or waived any claims or rights of substantial value,
(xi) made any change in any method of business accounting or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business,

(xii) changed the ownership of its shares of stock or its capital structures (whether by the issuance, redemption or transfer of shares) in contemplation of effecting the Merger, (xiii) retired, purchased, redeemed or reacquired any shares of common stock, (xiv) paid any management fees, rent, compensation or other fees or expenses to any Photomatrix Shareholder or any of their affiliates in an amount inconsistent with past practices, or (xv) agreed, whether or not in writing, to do any of the foregoing.

         4.8 Books and Records. The minute books of Photomatrix, as made available to I-PAC and its representatives, contain accurate records of all official meetings of and official corporate actions or written consents by the shareholders and Board of Directors of Photomatrix. The records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not and including all means of access thereto and therefrom) of Photomatrix are under the exclusive ownership and direct control of Photomatrix.

         4.9 Title to Properties; Encumbrances. Except for properties and assets reflected in the Balance Sheets or acquired since the Balance Sheet Date which have been sold or otherwise disposed of in the ordinary course of business, Photomatrix has good, valid and merchantable title to (a) all its properties and assets (personal, tangible and intangible), and (b) all the properties and assets purchased since the Balance Sheet Date; in each case, each such property is subject to no encumbrance, lien, charge or other restriction of any kind or character, except for liens for current taxes, assessments or governmental charges or levies on property not yet due and not delinquent and liens consisting of zoning or planning restrictions, easements and other restrictions or limitations on the use of real property or irregularities in title thereto which are set forth in the Photomatrix Disclosure Memorandum and which do not materially detract from the value of, or impair the use of, or otherwise impair the marketability or title of such property.

         4.10 Real Property and Leases. The Photomatrix Disclosure Memorandum contains an accurate and complete list of all real property which is used in the business operations of Photomatrix and/or owned in whole or in part by Photomatrix and includes the name of the record title holder thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. Photomatrix has good and marketable title in fee simple to all the real property specified as owned by it in the Photomatrix Disclosure Memorandum (or required to be set forth in the Photomatrix Disclosure Memorandum), free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for those of the nature referred to in the Photomatrix Disclosure
Memorandum. All of the buildings, structures and appurtenances situated on the real property listed in the Photomatrix Disclosure Memorandum (or required to be set forth in the Photomatrix Disclosure Memorandum) are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are presently being used and have adequate rights of ingress and egress for operation of the business being operated on such property. None of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violate any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others. Except as set forth in the Photomatrix Disclosure Memorandum, no condemnation proceeding is pending or threatened which would preclude or impair the use of any such property by Photomatrix for the purposes for which it is currently used.

         The Photomatrix Disclosure Memorandum contains an accurate and complete list and description (including the location of an executed copy thereof) of the terms of all leases to which Photomatrix is a party as lessee. Each lease set forth in the Photomatrix Disclosure Memorandum (or required to be set forth in the Photomatrix Disclosure Memorandum) is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the Merger) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease (other than payments not yet due which would become a default if not paid when due). Photomatrix has not knowingly violated or been given notice of violation of any of the terms or conditions under any such lease, and to the best knowledge of Photomatrix all of the covenants to be performed by any other party under all such leases have been fully performed.

         4.11 Fixed Assets. The Photomatrix Disclosure Memorandum sets forth a list and location of Photomatrix's material items of machinery, equipment, furniture, fixtures, tools, signs, and other items of tangible personal property (excluding inventory) which are owned by Photomatrix and used in or useful or pertain to Photomatrix's business or the operation thereof, whether or not reflected on the books of, or in the possession of, Photomatrix and whether or not presently in use (collectively, the "Fixed Assets"). For purposes of this
Section 4.11 only, "material" shall mean any item having a value of at least $1,000.

         4.12 Material Contracts. The Photomatrix Disclosure Memorandum contains a list of all Contracts (as defined below) of the following types to which Photomatrix is a party as of the date of this Agreement a party: (a) each contract of employment of any officer, employee or consultant or with any labor union or association and any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan; (b) each agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or any other distribution in respect of its capital stock; (c) each contract or series of related contracts involving payments either individually or in the aggregate in excess of $20,000 in or pursuant to which any person who is or was an officer, director, stockholder or employee of Photomatrix has a material interest; (d) each contract relating to the borrowing or lending of money or the guarantee of any obligations for borrowed money or otherwise, excluding endorsements made for purposes of collection in the ordinary course of business; (e) each contract continuing for a period of more than one year from its date and involving payments in excess of $20,000 in any year or $40,000 in the aggregate; (f) each contract for charitable contributions in excess of $1,000; (g) each contract for the sale and/or installation of any equipment where the purchase price for such equipment is not less than $15,000, and each contract for equipment maintenance involving total payments of not less than $25,000, including each contract for the sale and/or installation of any equipment where such sale and/or installation has been completed, but as to which Photomatrix has any continuing obligation, contingent or otherwise; (h) each contract for capital expenditures or for the purchase of materials, supplies, equipment or services involving payments in excess of $20,000; (i) each license or royalty agreement (other than standard software manufacturer's licenses included in packaged software); (j) each distribution, dealer, reseller, manufacturer's representative, sales agency or franchise agreement; (k) each contract relating to advertising, promotion or public relations not terminable without penalty by Photomatrix on 30 days or less notice; (l) each contract with any government agency or instrumentality; (m) each management service, consulting or any other similar type of contract; (n) each option to purchase any of Photomatrix's assets, properties or rights; (o) each agreement under which price discounts have been granted to customers other than in the ordinary course of business;
(p) each contract with respect to the discharge or removal of effluent, hazardous wastes or pollutants of any nature; (q) each contract containing covenants not to compete in any business or geographical area or not to use or disclose any information in the possession of Photomatrix; (r) all contracts for the leasing or rental of real or personal property; (s) any agreement imposing liability for consequential damages, penalties for late payment or non-performance or containing a liquidated damages provision; and (t) any contract not made in the ordinary course of business. Photomatrix has delivered to I-PAC true and correct copies of each Contract required to be listed in the Photomatrix Disclosure Memorandum under this Section 4.12 and a written description of each material oral arrangement so listed (collectively, the "Photomatrix Material Contracts"). As of the date of this Agreement, all Photomatrix Material Contracts are, and as of the Effective Time will be, valid, enforceable in accordance with their terms and in full force and effect, and, to the knowledge of Photomatrix, Photomatrix is not, and as of the Effective Time Photomatrix will not be, in default thereunder. As of the date of this Agreement, Photomatrix has not received notice that any party to any Photomatrix Material Contract intends to cancel or terminate such contract.

         4.13 Litigation. There is no action, suit or proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before, or, to the best knowledge of Photomatrix, any investigation by, any governmental or other instrumentality or agency, pending, or to the best knowledge of Photomatrix, threatened, against or affecting Photomatrix or any of its properties or rights which could materially and adversely affect the right or ability of Photomatrix to carry on its business as now conducted, or which could materially and adversely affect the financial condition or properties of Photomatrix. Photomatrix does not know of any valid basis for any such action, suit, arbitration, proceeding or investigation. Photomatrix is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have an adverse effect on any of its operations, business practices, or properties or on its ability to acquire any property or conduct business in any area.

         4.14 Taxes. Photomatrix has filed, will file or has caused to be filed, within the times and within the manner prescribed by law, all Tax returns and all other Tax reports and declarations which are required to be filed by, or with respect to, Photomatrix. Such returns, reports and declarations accurately reflect Photomatrix's liability for Taxes for the periods covered thereby. The Taxes payable by, or due from, Photomatrix have been fully paid or adequately disclosed and fully provided for in its books and financial statements. No examination, audit or inquiry of any Tax return of Photomatrix is currently in progress, and Photomatrix has not received notice of intent to commence any inquiry, audit or examination of any such Tax return from any taxing authority. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax return of Photomatrix. The properties of Photomatrix are not encumbered by Tax liens, other than liens for Taxes not yet delinquent. The State of California has audited all of Photomatrix's sales tax returns, and no additional funds are due with respect to such returns. Photomatrix has not received or been threatened with a claim for assessment, proposed assessment, or collection of any Tax, nor does Photomatrix have any knowledge as to a possible basis for any such claim. Photomatrix has not granted any powers of attorney or other authorizations to any persons to represent Photomatrix with respect to any Tax. Photomatrix has not been included in any unitized, affiliated, combined or other consolidated Tax returns, reports or declarations, and Photomatrix is not and has not been a party to any Tax-sharing agreement or similar arrangement regulating the allocation of Taxes and payments between itself and any person or entity. No consent, agreement or other undertaking has been filed by Photomatrix to have the provisions of Section 341(f) of the Code apply. Photomatrix has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Photomatrix has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
Section 6662.

         4.15 Permits. Set forth in the Photomatrix Disclosure Memorandum is a complete and accurate list of all Permits held by Photomatrix. The Permits are all the permits required for the conduct of the Photomatrix Business. Each Permit is in full force and effect; Photomatrix has not engaged in any activity which would cause or permit revocation or suspension of any such Permit; and no action or proceeding looking to or contemplating the revocation or suspension of any such Permit is pending or, to Photomatrix's knowledge, threatened. There are no existing defaults or events of default or events or states of fact which with notice or the lapse of time or both would constitute a default by Photomatrix under any such Permit. Photomatrix has no knowledge of any default or claimed or purported or alleged default or state of facts which with notice or the lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by any other party under any Permit. The consummation of the transactions contemplated hereby will in no way affect the continuation, validity or effectiveness of the Permits. Neither Photomatrix nor its facility nor any of its assets is required to be specially licensed by, nor is it subject to specific regulation of, any governmental or regulatory body by reason of the conduct of the business of Photomatrix.

         4.16 Insurance. The Photomatrix Disclosure Memorandum contains a complete and accurate list of insurance policies which Photomatrix maintains with respect to its business, properties or employees. All such policies are in full force and effect, and there currently exists no right of termination with regard to any such policy as a result of any default on the part of Photomatrix. Such policies, with respect to their amounts and types of coverage, are believed by Photomatrix to be adequate to insure against material risks to which Photomatrix and its property and assets are normally exposed in the operation of its business. Since the Balance Sheet Date, there has not been any material adverse change in Photomatrix's relationship with its insurers or in the premiums payable pursuant to such policies.

         4.17 Product Warranty. Each product manufactured, sold, leased, licensed or delivered by Photomatrix conforms with all applicable contractual commitments and all express and implied warranties. Photomatrix has no liability and, to the best knowledge of Photomatrix, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand which may give rise to any liability for replacement or repair thereof or other damages in connection therewith, subject only to any reserve for product warranty claims set forth in the Photomatrix Balance Sheets. No product manufactured, sold, leased, or delivered by Photomatrix is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease, all of which are reproduced and described in detail in the Photomatrix Disclosure Memorandum. Copies of the standard terms and conditions of sale or lease for Photomatrix, containing applicable guaranty, warranty, and indemnity provisions, have been provided to I-PAC by Photomatrix.

         4.18 Intellectual Property.

             4.18.1 All domestic and foreign patents, patent applications, copyrighted works, copyright applications and registrations, trade secrets, trademarks, service marks, inventions, manufacturing and design processes, hardware designs, programming processes, software and other information, and know-how (if any) that are used by, owned by or licensed to Photomatrix (collectively, the "Photomatrix Intellectual Property") are listed in the Photomatrix Disclosure Memorandum which indicates, with respect to each such item, the nature of Photomatrix's interest therein and the expiration date thereof or the date on which Photomatrix's interest therein terminates. Registered copyrights, patents, trademarks and service marks that are owned by or licensed to Photomatrix have been duly registered in, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries identified in the Photomatrix Disclosure Memorandum, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such country. The Intellectual Property is the only intellectual property used in or otherwise necessary to operate the Photomatrix Business as it is currently conducted.

             4.18.2 Use of the Photomatrix Intellectual Property and any other intellectual property used by Photomatrix in its business does not require the consent of any other person, and the same are freely transferable (except as otherwise provided by law) and are owned exclusively by Photomatrix, free and clear of any attachments, liens, encumbrances or adverse claims; and, to the best knowledge of Photomatrix, neither its present nor contemplated activities or products infringe, misappropriate, dilute, impair or constitute unfair competition with respect to any patent, trade name, trademark, service mark, copyright, trade secret or other proprietary rights of others.

             4.18.3 No other person has an interest in or right or license to use, or the right to license others to use the Photomatrix Intellectual Property. There are no claims or demands of any other person pertaining thereto, and no proceedings have been instituted, are pending or, to the best knowledge of Photomatrix, threatened that challenge the rights of Photomatrix in respect thereof, and Photomatrix does not know of any fact that could be the basis of any such claim. Photomatrix is not aware of any infringement of any of the Photomatrix Intellectual Property by others, nor is any of the Photomatrix Intellectual Property subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment. No claim or demand has been made and no proceeding has been filed or, to the best knowledge of Photomatrix, is threatened to be filed charging Photomatrix with infringement of any patent, trade name, trademark, service mark, copyright or trade secret, and Photomatrix does not know of any facts which could be the basis of any such claims. There are no royalties, honoraria, fees or other payments payable by Photomatrix to any person with respect to any of the Photomatrix Intellectual Property.

             4.18.4 There are no payments that are required to be made by Photomatrix for the use of the Photomatrix Intellectual Property. Photomatrix is not using or in any way making any unlawful or wrongful use of any confidential information or intellectual property of any third party, including without limitation any former employer of any present or past employee of Photomatrix or of any of Photomatrix's predecessors. Photomatrix is not a party to any non-competition or confidentiality agreement related to the business of Photomatrix with any party other than I-PAC.

         4.19 Compliance With Laws. Photomatrix is in compliance with all applicable laws, regulations, orders, judgments and decrees of each and every jurisdiction in which it is doing business, including applicable federal laws and regulations, the violation of which would have a material adverse effect on its operations.

         4.20 Inventory. The inventory as reflected on the Photomatrix Balance Sheets or acquired thereafter has been acquired and maintained in the ordinary course of business, is of good and merchantable quality, consists substantially of a quality, quantity, and condition usable, leasable or saleable in the ordinary course of business within a period of one (1) year from the Closing Date, and is not subject to any write down or write off for obsolescence or otherwise under generally accepted accounting principles. The Photomatrix Balance Sheets contain adequate reserves for slow moving or obsolete inventory. Photomatrix is not under any liability or obligation with respect to the return of inventory in the possession of any third party.

         4.21 Accounts Receivable. The accounts receivable of Photomatrix as reflected in the Photomatrix Balance Sheets are, to the extent uncollected on the date of this Agreement, valid and existing and fully collectible through the use of ordinary collection procedures (net of reserves set forth in such financial statements as at such dates, which reserves were adequate and in an amount consistent with Photomatrix's historical accounting policies), represent monies due for goods sold and delivered or services rendered, and are subject to no refunds, discounts, rebates or other adjustments (except discounts for prompt payment given in the ordinary course of business) and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties. Photomatrix has never factored any of its accounts receivable.

         4.22 Employment Relations. Photomatrix is (i) in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, nondiscrimination, occupational safety and health, and the payment of social security and similar taxes and, to the best knowledge of Photomatrix, has not and is not engaged in any unfair labor practice; (ii) no unfair or unlawful labor practice complaint against Photomatrix is pending before the National Labor Relations Board or any other governmental agency or commission;
(iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best knowledge of Photomatrix, threatened against or involving Photomatrix; (iv) no representation question exists respecting the employees of Photomatrix; (v) no grievance which might have a material adverse effect on the condition of Photomatrix or the conduct of its business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefor has been asserted; (vi) no collective bargaining agreement is currently being negotiated by Photomatrix; (vii) Photomatrix has not experienced any material labor difficulty; and (viii) no "plant closing" or "mass layoff" within the meaning of the Worker Adjustment and Retraining Notification Act has occurred with respect to Photomatrix. There has not been, and, to the best knowledge of Photomatrix, there will not be, any change in relations with employees of Photomatrix as a result of the transactions contemplated by this Agreement. There exist no employment, consulting, severance or indemnification agreements between Photomatrix and any director, officer, employee or agent of Photomatrix or any other agreement that would give any person or entity the right to receive any payment from Photomatrix as a result of the Merger. There exists no contract or arrangement which would limit in any way Photomatrix's right to discharge any employee of Photomatrix following the Closing or which would entitle any such discharged employee to receive compensation from Photomatrix on account of such discharge.

         4.23 Employee Benefit Plans.

             4.23.1 List of Plans. Set forth in the Photomatrix Disclosure Memorandum is an accurate and complete list of all employee benefit plans ("Photomatrix Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such Photomatrix Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by Photomatrix (including, for this purpose all employers (whether or not incorporated) which by reason of common control are treated together with Photomatrix as a single employer within the meaning of Section 414 of the Code).

             4.23.2 Status of Plans. Photomatrix does not maintain or contribute to any Photomatrix Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of Section 412 or 418B of ERISA, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code. Photomatrix has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Photomatrix Employee Benefit Plan or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Section 4062(f), 4063 or 4064 of ERISA. Photomatrix does not know of any facts or circumstances which might give rise to any liability to the PBGC under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against Photomatrix or I-PAC by the PBGC. Photomatrix has not incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Photomatrix Employee Benefit Plan which is a multi-employer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any multi-employer Plan which could result in any liability on the part of Photomatrix to a multi-employer Plan.

             4.23.3 Contributions. Full payment has been made of all amounts which Photomatrix is required, under applicable law or under any Photomatrix Employee Benefit Plan or any agreement relating to any Photomatrix Employee Benefit Plan to which Photomatrix is a party, to have paid as contributions thereto for or with respect to the most recent fiscal year of such Photomatrix Employee Benefit Plan ended prior to the date hereof. Photomatrix has made adequate provisions for reserves to meet contributions that have not been made because they are not yet due under the terms of any Photomatrix Employee Benefit Plan or related agreements . All payments and contributions to any such Photomatrix Employment Benefit Plan have been finally determined and paid for the period ended December 31, 1997. No contributions have been made to any Photomatrix Employee Benefit Plan for the period subsequent to December 31, 1997.

             4.23.4 Tax Qualification. To the best knowledge of Photomatrix, each Photomatrix Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

             4.23.5 Transactions. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Photomatrix Employee Benefit Plan, and Photomatrix has not engaged in any transaction with respect to any Photomatrix Employee Benefit Plan which would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code, nor have any of its directors, officers or employees, to the extent they or any of them are fiduciaries with respect to such plans, materially breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or which would result in any claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

             4.23.6 Other Plans. Photomatrix does not presently maintain any employee benefit plans or any other pension, welfare or retirement benefit plans other than those listed in the Photomatrix Disclosure Memorandum.

             4.23.7 Documents. Photomatrix and the Shareholders have delivered or caused to be delivered to I-PAC and its counsel true and complete copies of
(i) all Photomatrix Employee Benefit Plans as in effect on the date of this Agreement, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such Photomatrix Employee Benefit Plan qualified under Section 401 or 501 of the Code and (ii) Form 5500 with respect to each such Plan for each of the last two fiscal years, and will provide when completed Form 5500 for the most recently completed fiscal year for each Photomatrix Employee Benefit Plan required to file such form.

         4.24 Environmental Laws and Regulations. The Photomatrix Disclosure Memorandum sets forth all information relating to the following items: (a) the nature and, if material, quantities of any hazardous substances (as defined below) generated, transported or disposed of by Photomatrix during the past five years (other than raw material awaiting manufacturing, work-in process or finished goods or through the sale of products in the ordinary course of business), together with a description of the location of each such activity, and (b) a summary of the nature and, if material, quantities of any hazardous substances that have been disposed of or found at any site or facility owned or operated presently or at any previous time by Photomatrix (other than raw material awaiting manufacturing, work-in-process or finished goods or through the sale of products in the ordinary course of business). Photomatrix's existing and prior uses of all real property leased or owned by Photomatrix complies and has at all times during their occupancy complied with, and Photomatrix is not in violation of, and has not violated, in connection with the ownership, lease, occupancy, use, maintenance, or operation of such property or the conduct of its business, any Environmental Laws. Photomatrix has not received any notice of any work, repairs, construction or capital expenditures required by the Environmental Laws with respect to any of its properties or its businesses. None of Photomatrix's leased or owned properties is contaminated by or contains any hazardous substance. No claim, action, suit or proceeding is pending or, to Photomatrix's knowledge, threatened against Photomatrix, before any court or other governmental authority or arbitration tribunal, relating to hazardous substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting Photomatrix or its assets with respect to the same. There has never been, and there is not presently occurring, any release of any hazardous substance on or from any of Photomatrix's leased or owned properties, Photomatrix has not received any notice from any government agency or private or public entity advising Photomatrix that it is responsible for response costs with respect to a release, a threatened release or clean up of chemicals produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, including, but not limited to, hazardous substances, and Photomatrix has not received any information requests under CERCLA from any government agency. There are no facts or circumstances which Photomatrix reasonably expect could form the basis for the assertion of any Claim (as defined below) against Photomatrix relating to environmental matters including, but not limited to, any Claim arising from past or present environmental practices asserted under the Environmental Laws, which Photomatrix believes might have a material adverse effect on the business, results of operations, financial condition or prospects of Photomatrix taken as a whole.

         As used herein, "hazardous substances(s)" include any pollutants, contaminants, dangerous substances, toxic substances, solid waste, hazardous wastes, hazardous materials, or hazardous substances as defined in or pursuant to RCRA or CERCLA, or any other federal, state or local environmental law, ordinance, rule or regulation, except that, for purposes of this Agreement, "petroleum" (including crude oil or any fraction thereof) shall be deemed a "hazardous substance." "Release" and "disposal" shall have the same meanings as defined in CERCLA and RCRA. "Claim" shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, attorneys' fees, and any other expenses incurred, assessed or sustained by or against Photomatrix.

         4.25 Interests in Clients, Suppliers, Etc. Neither Photomatrix nor any officer or director of Photomatrix owns or possesses, directly or indirectly, any financial or proprietary interest in, or is a director, officer or employee of, any corporation, limited liability company, partnership, association, trust, joint venture or other business entity which is engaged in the same or similar business as Photomatrix, or is a competitor or potential competitor of Photomatrix. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, not in excess of 5% of any class of such securities, shall not be deemed to be a financial interest for purposes of this Section 4.25.

         4.26 Customers, Distributors and Sales Representatives. The Photomatrix Disclosure Memorandum sets forth the names and addresses of all customers to which, and representatives and distributors through which, Photomatrix has sold or distributed in excess of $250,000 of its products or services during either of the last two fiscal years of Photomatrix. During such period and through the date hereof, no such customer, distributor or sales representative has canceled or otherwise terminated its relationship with Photomatrix or decreased materially its usage or purchase of the products or services of Photomatrix, except for changes in customer relationships that have occurred in the ordinary course of business the aggregate value of which has not exceeded $1,250,000. To the knowledge of Photomatrix, no such customer, sales representative or distributor has any plan or intention to terminate, cancel or otherwise modify its relationship with Photomatrix in a manner that would be adverse to Photomatrix.

         4.27 Bank Accounts, Powers of Attorney and Compensation of Employees. The Photomatrix Disclosure Memorandum contains an accurate and complete list showing (a) the name and address of each bank in which Photomatrix has an account or safe deposit box, the number of any such account or any such box, the names of all persons authorized to draw thereon or to have access thereto and the current balances maintained in all such accounts, (b) the names of all persons, if any, holding powers of attorney from Photomatrix and a summary statement of the terms thereof, and (c) the names of all persons whose compensation from Photomatrix for the last fiscal year of Photomatrix exceed an annualized rate of Fifty Thousand and No/100 Dollars ($50,000.00), together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year.

         4.28 Disclosure. The representations, warranties and covenants made by Photomatrix in this Agreement, the financial statements referred to in Section
4.5 above (including the footnotes thereto), and any attached schedule, exhibit or certificate delivered in accordance with the terms hereof, taken as a whole, do not contain any untrue statement of a material fact, or omit any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Photomatrix which materially and adversely affects the businesses, prospects or financial condition of Photomatrix, its properties or assets, which has not been disclosed and set forth in this Agreement.

         4.29 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of Photomatrix is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

         4.30 Certain Conditions for Accounting and Tax Treatment. Prior to the Closing Date, Photomatrix will be in control of Merger Corp. within the meaning of Section 368(c)(1) of the Code. Photomatrix has no plan or intention to reacquire any Photomatrix Shares issued in the transaction. Photomatrix has no plan or intention to liquidate I-PAC; to merge I-PAC with or into another corporation; to sell or otherwise dispose of the stock of I-PAC; or to cause I-PAC to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business. Merger Corp. will have no liabilities assumed by I-PAC, and will not transfer to I-PAC any assets subject to liabilities, in the transaction. Following the Closing Date, I-PAC will continue its historic business or use a significant portion of its historic business assets in a business. Photomatrix and Merger Corp. will pay their respective expenses, if any, incurred in connection with the transaction. In the transaction, I-PAC Shares representing control of I-PAC, as defined in Section 368(c)(1) of the Code, will be exchanged solely for Photomatrix Shares. For purposes of this representation, I- PAC Shares exchanged for cash or other property originating with Photomatrix will be treated as outstanding I-PAC Shares on the Closing Date. Photomatrix does not own, nor has it owned during the past five years, any I-PAC Shares. Photomatrix and Merger Corp. are not investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code.

         4.31 Cooperation. From and after the date of this Agreement, Photomatrix and its officers, directors, accountants, attorneys, agents and other representatives will cooperate fully with I-PAC (i) in the preparation of all statements and reports contemplated by this Agreement and required pursuant to the registration and other requirements provided in the 1933 Act and the 1934 Act, and (ii) to facilitate the consummation of the transactions provided for herein, all in accordance with federal and state regulatory requirements.

                                    ARTICLE V

                               CONDUCT OF BUSINESS

         5.1 Conduct of Business of I-PAC. I-PAC represents, warrants and agrees that, during the period from the date hereof to the Closing Date, I-PAC shall conduct its business operations according to the ordinary and usual course of business and use its best effort to preserve intact its business organization, keep available the services of its officers and employees, and maintain satisfactory relationships with its customers, vendors, licensors, suppliers, distributors, clients and others having business relationships with I-PAC. Notwithstanding such agreements, pending the Closing Date and except as may be first approved by Photomatrix or as is otherwise permitted or required by this Agreement, I-PAC and the I-PAC Shareholders will cause (a) I-PAC's articles of incorporation and by-laws to be maintained in their form as of the date of this Agreement, (b) the compensation payable to each of William L. Grivas and Patrick
W. Moore to not exceed $10,417 per month (exclusive of distributions permitted by paragraph (f)), and the compensation payable or to become payable by I-PAC, in the aggregate, to any person being paid Fifty Thousand and No/100 Dollars ($50,000.00) per year or more on the Balance Sheet Date to be maintained at no more than its existing levels as of such date, (c) I-PAC to refrain from making any bonus (cash, stock or otherwise), pension, retirement or insurance payment (other than regularly scheduled payments in the ordinary course consistent with past practice) or arrangement to or with any such persons except those that may have been approved by Photomatrix or those that are subject to and in accordance with the provisions of this Agreement, (d) I-PAC to refrain from entering into any contract, commitment or purchase, except contracts or purchases in the ordinary course of business or involving a commitment by either party to such contract or purchase of less than $10,000 in the aggregate, (e) I-PAC to refrain from making any change affecting any of their bank, safe deposit or power of attorney arrangements, (f) I-PAC to refrain from granting dividends or making distributions to I-PAC Shareholders (other than a distribution or compensation which does not exceed the amount of federal and state income tax payable by the I-PAC Shareholders on income allocated to them by I-PAC during 1997), (g) I-PAC to refrain from engaging in related party transactions without the prior written consent of Photomatrix, provided that prior to the Closing Date I-PAC may continue to pay interest which accrues on related party debt, management fees payable to Evergreen Investments (which management fees shall be in lieu of the compensation allowable under paragraph (b) and which shall be in conformance with bank covenants of I-PAC as of the Closing Date), a retainer fee in conformance with past practice to the law firm of Sullivan, Hill, Lewin, Rez, Engel & LaBazzo, sales commissions to MGM TechRep in conformance with past practice, and fees to Evergreen Investments and/or MedTech Industries for the assignment or sublicense of the ASL License, which fees shall not exceed the license fee paid by those entities to ASL in accordance with the ASL License Agreement, (h) I-PAC to refrain from incurring any additional debt, other than trade debt incurred in the ordinary course of business and debt incurred pursuant to standard working capital lines of credit, and (i) I-PAC to refrain from revising its historical payment practices regarding current liabilities. During the period from the Balance Sheet Date to the Closing Date, I-PAC shall confer on a regular and frequent basis with one or more designated representatives of Photomatrix to report material operational matters and to report the general status of ongoing business operations of I-PAC. I-PAC shall notify Photomatrix of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or adjudicatory proceedings (including lawsuits, arbitrations or mediations), involving I-PAC, and to keep Photomatrix fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith. Notwithstanding the foregoing, prior to the Closing Date, and without increasing the total number of outstanding shares of I-PAC capital stock, (i) I-PAC shall convert to equity in I-PAC all existing loans and other indebtedness for borrowed money (which shall not include expense reimbursements and accrued compensation) owed by I-PAC to one or more of the I-PAC Shareholders or their affiliates (other than loans not exceeding $25,000 in the aggregate, which loans may be repaid in cash) and (ii) through transfers, issuances and redemptions of I-PAC stock or other means, the I-PAC Shareholders and their affiliates may adjust their respective ownership interests in I-PAC and one or more additional persons may become I-PAC Shareholders.

         5.2 Conduct of Business of Photomatrix. Photomatrix represents, warrants and agrees that during the period from the date hereof to the Closing Date, Photomatrix conduct its business operations according to the ordinary and usual course of business and use its best effort to preserve intact its business organization, keep available the services of its officers and employees, and maintain satisfactory relationships with its customers, vendors, licensors, suppliers, distributors, clients and others having business relationships with Photomatrix. Notwithstanding such agreements, pending the Closing Date and except as may be first approved by I-PAC or as is otherwise permitted or required by this Agreement, Photomatrix and the Photomatrix Shareholders will cause (a) Photomatrix's articles of incorporation and by-laws to be maintained in their form as of the date of this Agreement, (b) the compensation payable or to become payable by Photomatrix, in the aggregate, to any person being paid Fifty Thousand and No/100 Dollars ($50,000.00) per year or more on the Balance Sheet Date to be maintained at no more than their existing levels as of such date, (c) Photomatrix to refrain from making any bonus (cash, stock or otherwise), pension, retirement or insurance payment (other than regularly scheduled payments in the ordinary course consistent with past practice) or arrangement to or with any such persons in excess of $2,500 to any one individual or $100,000 in the aggregate, except those that may have been approved by I-PAC or those that are subject to and in accordance with the provisions of this Agreement, (d) Photomatrix to refrain from entering into any contract, commitment or purchase, including contracts of employment, except contracts or purchases in the ordinary course of business or involving a commitment by either party to such contract or purchase of less than $10,000 in the aggregate, (e) Photomatrix to refrain from making any change affecting any of their bank, safe deposit or power of attorney arrangements, and (f) Photomatrix to refrain from granting dividends or making distributions to Photomatrix Shareholders, (g) Photomatrix to refrain from engaging in related party transactions without the prior written consent of I-PAC, (h) Photomatrix to refrain from incurring any additional debt other than pursuant to standard working capital lines of credit; (i) Photomatrix to refrain from revising its historical payment practices of its current liabilities; and (j) Photomatrix to refrain from issuing shares of its capital stock or other equity securities other than pursuant to the exercise of Outstanding Options. During the period from the Balance Sheet Date to the Closing Date, Photomatrix shall cause Photomatrix to, confer on a regular and frequent basis with one or more designated representatives of I-PAC to report material operational matters and to report the general status of ongoing business operations of Photomatrix. Photomatrix shall notify I-PAC of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), adjudicatory proceedings (including lawsuits, arbitrations or mediations), involving Photomatrix, and to keep I-PAC fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

         5.3 I-PAC No Solicitation.

             5.3.1 I-PAC shall,  and shall direct and use reasonable  efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an I-PAC Takeover Proposal (as hereinafter defined). I-PAC shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any I-PAC Takeover Proposal or (ii) participate in any discussions or negotiations regarding any I-PAC Takeover Proposal. For purposes of this Agreement, an "I-PAC Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 50% or more of the assets of I-PAC and its subsidiaries or 50% or more of any class of equity securities of I-PAC or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of I-PAC or any of its subsidiaries, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving I-PAC or any of its subsidiaries, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to Photomatrix the transactions contemplated by this Agreement.

             5.3.2 Neither the Board of Directors of I-PAC nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to I-PAC, the approval or recommendation by such Board of Directors or such committee of the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any I-PAC Takeover Proposal or (iii) cause I-PAC to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any I-PAC Takeover Proposal.

         5.4 Photomatrix No Solicitation.

             5.4.1 Photomatrix shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Photomatrix Takeover Proposal (as hereinafter defined). Photomatrix shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Photomatrix Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Photomatrix Takeover Proposal; provided, however, that if, at any time prior to the Effective Time, the Board of Directors of Photomatrix determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Photomatrix's shareholders under applicable laws, Photomatrix may, in response to a Photomatrix Takeover Proposal which was not solicited subsequent to the date hereof, and subject to compliance with Section 5.4.3, (i) furnish information with respect to Photomatrix to any person pursuant to a customary confidentiality agreement (as determined by Photomatrix after consultation with its outside counsel) and (ii) participate in negotiations regarding such Photomatrix Takeover Proposal. For purposes of this Agreement, a "Photomatrix Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 50% or more of the assets of Photomatrix or more of any class of equity securities of Photomatrix, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of Photomatrix, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Photomatrix, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to I-PAC of the transactions contemplated by this Agreement.

             5.4.2 Except as set forth in this Section 5.4, neither the Board of Directors of Photomatrix nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to I-PAC, the approval or recommendation by such Board of Directors or such committee of the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Photomatrix Takeover Proposal or (iii) cause Photomatrix to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Photomatrix Acquisition Agreement") related to any Photomatrix Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Effective Time the Board of Directors of Photomatrix determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Photomatrix's shareholders under applicable laws, the Board of Directors of Photomatrix may (subject to this and the following sentences) (x) withdraw or modify its approval or recommendation of the Merger or (y) approve or recommend a Photomatrix Superior Proposal (as defined below) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Photomatrix to enter into any Photomatrix Acquisition Agreement with respect to any Photomatrix Superior Proposal), but in each of the cases set forth in this clause (y), only at a time that is after the tenth business day following I-PAC's receipt of written notice advising I-PAC that the Board of Directors of Photomatrix has received a

Photomatrix Superior Proposal, specifying the material terms and conditions of such Photomatrix Superior Proposal and identifying the person making such Photomatrix Superior Proposal. For purposes of this Agreement, a "Photomatrix Superior Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Photomatrix Capital Stock then outstanding or all or substantially all the assets of Photomatrix and otherwise on terms which the Board of Directors of Photomatrix determines in its good faith judgment (based on the advice of an outside financial advisor) to be materially more favorable to Photomatrix's shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Photomatrix, is reasonably capable of being financed by such third party.

             5.4.3 In addition to the obligations of Photomatrix set forth in paragraphs 5.4.1 and 5.4.2 of this Section 5.4, Photomatrix shall immediately advise I-PAC orally and in writing of any request for information or of any Photomatrix Takeover Proposal, the material terms and conditions of such request or Photomatrix Takeover Proposal and the identity of the person making such request or Photomatrix Takeover Proposal. Photomatrix will keep I-PAC fully informed of the status and details (including amendments or proposed amendments) of any such request or Photomatrix Takeover Proposal.

             5.4.4  Nothing   contained  in  this  Section  5.4  shall  prohibit
Photomatrix from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Photomatrix's shareholders if, in the good faith judgment of the Board of Directors of Photomatrix, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to Photomatrix's shareholders under applicable laws; provided, however, neither Photomatrix nor its Board of Directors nor any committee thereof shall, except as permitted by Section 5.4.2, withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose publicly to approve or recommend, a Photomatrix Takeover Proposal.

         5.5 No Stock Transactions. I-PAC shall (i) obtain an undertaking from each shareholder of I-PAC, which shall identify Photomatrix as a third party beneficiary of such undertaking, to the effect that, between the date of this Agreement and the Effective Time, there are no sales or purchases of shares of Photomatrix Common Stock by or at the direction of any such shareholder and (ii) exercise its best efforts to ensure that no person or entity which has received material non-public information concerning Photomatrix from any officer, director, employee, shareholder or affiliate of I-PAC purchases or sells shares of Photomatrix common stock while in the possession of such information.

         5.6 Review.

             5.6.1 Review of I-PAC. Prior to the Closing Date, Photomatrix may directly and through its representatives make such investigation of the assets and business of I-PAC (including, without limitation, investigation of its title to property and the condition of its property and equipment, and the confirmation of its cash, inventories, accounts receivable and liabilities) as Photomatrix deems necessary or advisable. Photomatrix and its representatives shall have, at reasonable times after the date of execution hereof, full access to the premises and to all the books and records of I-PAC, and I-PAC shall cause to be furnished to Photomatrix such financial and operating data and other information with respect to the business and properties of I-PAC as Photomatrix shall from time to time reasonably request.

             5.6.2 Review of Photomatrix. Prior to the Closing Date, I-PAC may directly and through its representatives make such investigation of the assets and business of Photomatrix (including, without limitation, investigation of its title to property and the condition of its property and equipment, and the confirmation of its cash, inventories, accounts receivable and liabilities) as I-PAC deems necessary or advisable. I-PAC and its representatives shall have, at reasonable times after the date of execution hereof, full access to the premises and to all the books and records of Photomatrix, and Photomatrix shall cause to be furnished to I-PAC such financial and operating data and other information with respect to the business and properties of Photomatrix as I-PAC shall from time to time reasonably request.

         5.7 Best Efforts. Subject to the terms and conditions herein provided, each of I-PAC and Photomatrix shall cooperate and use their respective best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with I-PAC and Photomatrix as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger and to rectify any event or circumstance which could impede consummation of the transactions contemplated by this Agreement; provided, however, that no loan agreement or contract shall be required to be amended or modified so as to be more burdensome to I-PAC or Photomatrix, as appropriate, in order to obtain any such consent, approval or authorization without first obtaining the written approval of Photomatrix.

         5.8 Fulfillment of Agreement. Each party hereto shall deliver or cause to be delivered on the Closing Date, and thereafter at such other times and places as shall be reasonably agreed upon, such additional instruments as any other party hereto may reasonably request for the purpose of consummating and carrying out this Agreement and its terms, conditions and requirements.

                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF PHOTOMATRIX

         Conditions to Obligations of Photomatrix. The obligations of Photomatrix and Merger Corp. to consummate the Merger and other transactions described herein on the Closing Date are subject to satisfaction of the following conditions.

         6.1 Opinion of I-PAC's Counsel: Certificate of I-PAC . I-PAC shall have furnished Photomatrix with a favorable opinion, dated the Closing Date, of Sullivan, Hill, Lewin, Rez, Engel & LaBazzo and Certificates of I-PAC in form and substance reasonably satisfactory to Photomatrix and its counsel.

         6.2 Good Standing and Tax Certificates. I-PAC shall have delivered to Photomatrix (a) copies of I-PAC's articles of incorporation, including all amendments thereto, certified by the Secretary of State or other appropriate official of the State of California, (b) certificates from the Secretary of State or other appropriate official of the State of California to the effect that I-PAC is in good standing or existing in such jurisdiction and listing all charter documents of I-PAC on file, (c) a certificate from the Secretary of State or other appropriate official in each state in which I-PAC is qualified to do business to the effect that I-PAC is in good standing in such state and (d) certificates as to the tax status of I-PAC in the State of California and each state in which I-PAC is qualified to do business.

         6.3 No Material Adverse Change. Since the I-PAC Balance Sheet Date there shall have been no material adverse change in the assets or liabilities, the business or financial condition, the results of operations, or prospects of I-PAC, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or otherwise, other than any such change caused by the effect of transactions contemplated by this Agreement, and I-PAC shall have delivered to Photomatrix a certificate, dated the Closing Date, to such effect.

         6.4 Truth of Representations and Warranties. The representations and warranties of I-PAC contained in this Agreement or in any Exhibit or the I-PAC Disclosure Memorandum, each of which shall be an integral part of this Agreement and incorporated herein by this reference, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date) except (i) to the extent such representations and warranties are by their express provisions made as of a specified date and (ii) for the effect of transactions contemplated by this Agreement, and I-PAC shall have delivered to Photomatrix on the Closing Date a certificate, dated the Closing Date, to such effect.

         6.5 Performance of Agreements. Each and all of the agreements of I-PAC to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and I-PAC shall have delivered to Photomatrix a certificate, dated the Closing Date, to such effect.

         6.6 Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Photomatrix and its counsel.

         6.7 No Litigation Threatened. No action or proceeding shall have been instituted or, to the best knowledge of I-PAC, shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby. I-PAC shall have delivered to Photomatrix a certificate, dated the Closing Date, to such effect.

         6.8 Governmental Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received by I-PAC and Photomatrix.

         6.9 Employment Agreements. Patrick W. Moore and William L. Grivas shall have entered into employment agreements with Photomatrix, and Suren G. Dutia shall have entered into a First Amendment to Executive EmploymentAgreement, in the forms attached hereto as Exhibits 7, 8, and 9, respectively ("Employment Agreements").

         6.10 NonCompetition Agreement. Patrick W. Moore and William L. Grivas shall have entered into noncompetition agreements with Photomatrix in the forms attached hereto as Exhibits 10 and 11, respectively ("NonCompetition Agreements").

         6.11 Registration Rights Agreements. The shareholders of I-PAC shall have entered into Registration Rights Agreements with Photomatrix in the form attached hereto as Exhibit 12 ("Registration Rights Agreement").

         6.12 I-PAC Shareholder's Representation and Transmittal Letters. Each of the I- PAC Shareholders shall have entered into and delivered a Shareholder's Representation and Transmittal Letter to Photomatrix.

         6.13 ASL License Agreement. Certain license agreements with Alpha Systems Lab, Inc. ("ASL") are currently owned by MedTech Industries ("MedTech") and Evergreen Investments ("Evergreen"), related parties of I-PAC. MedTech's license agreement provides for the right to use ASL's technology in the medical services industry. Evergreen's license grants sales and marketing rights for the ASL technology. Both agreements are subject to thirty day cancellation by ASL. These licenses and any other licenses owned by any I-PAC related parties shall be transferred to I-PAC prior to the close.

         6.14  Photomatrix  Shareholder  and  Board of  Director  Approval.  The
members  of  the  Board  of  Directors  of  Photomatrix   and  the   Photomatrix
Shareholders shall have approved the

Merger. Holders of no more than ten percent (10%) of the outstanding shares of Photomatrix Common Stock shall have exercised dissenter's rights as provided under Chapter 13 of the CCC.

         6.15 I-PAC Shareholder Approval. The I-PAC Shareholders shall have approved the Merger and the Agreement in accordance with Chapter 12 of the CCC.

         6.16 Fairness Opinion. Photomatrix shall have received a fairness opinion from Frederick, Shields & Company certifying that Photomatrix is paying a fair price for I-PAC.

         6.17 S Corp. Status and Fiscal Year-End. I-PAC shall have revoked its S Corp. election effective as of January 1, 1998, and shall have changed its fiscal year-end to March 31.


                                   ARTICLE VII

                        CONDITIONS TO I-PAC'S OBLIGATIONS

         Conditions  to  I-PAC's  Obligations.   The  obligations  of  I-PAC  to
consummate the Merger and other transactions described herein on the Closing Date are subject to satisfaction of the following conditions.

         7.1 Opinion of Counsel for Photomatrix. Photomatrix shall have furnished the I-PAC Shareholders with a favorable opinion, dated the Closing Date, of Luce, Forward, Hamilton & Scripps LLP and Certificates of Photomatrix in form and substance reasonably satisfactory to I-PAC and its counsel.

         7.2 Good Standing Certificate. Photomatrix shall have delivered to I-PAC (a) copies of the articles of incorporation, including all amendments thereto, certified by the Secretary of State or other appropriate official of the State of California, of Photomatrix and Merger Corp. (b) certificates from the Secretary of State or other appropriate official of the State of California to the effect that Photomatrix and Merger Corp. are in good standing or existing in such jurisdiction and listing all charter documents of Photomatrix and Merger Corp on file, (c) a certificate from the Secretary of State or other appropriate official in each state in which Photomatrix or Merger Corp. is qualified to do business to the effect that such corporation is in good standing in such state and (d) certificates as to the tax status of each of Photomatrix and Merger Corp. in the State of California and each state in which such corporation is qualified to do business.

         7.3 No Material  Adverse Change.  Since the  Photomatrix  Balance Sheet
Date there shall have been no material adverse change in the assets or liabilities, the business or financial condition, the results of operations, or prospects of Photomatrix, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or otherwise, other than any such change caused by the effect of transactions contemplated by this Agreement, and Photomatrix shall have delivered to I-PAC a certificate, dated the Closing Date, to such effect.

         7.4 Tax Certificate of Merger Corp. Prior to or simultaneous with the Closing, Merger Corp. shall file or cause to be filed a certificate of satisfaction of the Franchise Tax Board evidencing the fact that all taxes imposed by said Franchise Tax Board have been paid or secured.

         7.5 Truth of Representations and Warranties. The representations and warranties of Photomatrix contained in this Agreement or in any Exhibit or the Photomatrix Disclosure Memorandum, each of which shall be an integral part of this Agreement and incorporated herein by this reference, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date) except (i) to the extent such representations and warranties are by their express provisions made as of a specified date and (ii) for the effect of transactions contemplated by this Agreement, and Photomatrix shall have delivered to I-PAC on the Closing Date a certificate, dated the Closing Date, to such effect.

         7.6 Performance of Agreements. Each and all of the agreements of Photomatrix and Merger Corp. to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Photomatrix shall have delivered to the Shareholders a certificate, dated the Closing Date, to such effect.

         7.7 No Litigation Threatened. No action or proceeding shall have been instituted or, to the best knowledge of Photomatrix, shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby. Photomatrix shall have delivered to I-PAC a certificate, dated the Closing Date, to such effect.

         7.8 Governmental Approvals. All governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received by Photomatrix and I-PAC.

         7.9 Employment Agreements. Photomatrix shall have entered into the Employment Agreements.

         7.10 NonCompetition Agreements. Photomatrix shall have entered into the NonCompetition Agreements.

         7.11 Registration Rights Agreements. Photomatrix shall have entered into the Registration Rights Agreements.

         7.12 Photomatrix Shareholder and Board of Director Approval. The members of the Board of Directors of Photomatrix and the Photomatrix Shareholders shall have approved the Merger. Holders of no more than ten percent (10%) of the outstanding shares of Photomatrix Common Stock shall have exercised dissenter's rights as provided under Chapter 13 of the CCC.

         7.13 Market for Photomatrix Stock. The Common Stock of Photomatrix shall not be delisted from, and such stock shall not be suspended from trading on, the NASDAQ Small Cap Market.


                                  ARTICLE VIII

                         SURVIVAL OF REPRESENTATIONS AND
                              WARRANTIES; INDEMNITY

         8.1 I-PAC Bound. This Article is intended to provide recourse by Photomatrix following consummation of the Merger in the event of any breach by I-PAC of the representations, warranties, covenants and agreements of I-PAC contained in this Agreement.

         8.2 Survival of Representations, Warranties and Indemnities. The representations, warranties and indemnities of the parties hereto included or provided herein, or in the Disclosure Memoranda or any exhibit or certificate or other document delivered pursuant hereto, shall survive the Closing Date for a period of six months.

         8.3 Scope of Indemnification, Liabilities and Obligations. The liabilities and obligations of I-PAC and the I-PAC Shareholders hereunder shall be limited to the Photomatrix Shares received in the Merger and shall be limited as to claims asserted pursuant to a Notice of Claim made by an Indemnitee (defined below) on or prior to the date that is two years after the Closing Date; provided, however, that the Indemnitee (defined below) shall not be indemnified and held harmless hereunder from Losses (defined below) unless and until Losses (defined below) exceed in the aggregate $100,000, in which event the Indemnitee shall be indemnified and held harmless hereunder in full for the entire aggregate amount of all Losses.

         8.4 Representations, Warranties, Covenants and Agreements. The parties hereto agree that all representations, warranties, covenants and agreements made in this Agreement or in any exhibit, document, instrument or certificate delivered pursuant hereto shall be deemed to have been made at and as of the date of the Agreement and at and as of the Closing Date. The parties hereto also agree that, notwithstanding any right of any party under the Agreement to investigate fully the affairs of the other parties hereto, and notwithstanding any knowledge of facts determined or determinable by any party pursuant to such an investigation, each party has the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and upon the accuracy of the Disclosure Memoranda and any document, instrument, exhibit or certificate given or delivered pursuant to this Agreement.

         8.5 Indemnification.

             8.5.1 Subject to and to the extent  provided in Section 8.3 hereof, the I-PAC Shareholders shall indemnify defend and hold harmless Photomatrix, Surviving Corporation, their directors and officers and each person, if any, who is affiliate of or controls Photomatrix as of the date hereof within the meaning of the Securities Act of 1933, as amended, (collectively, the "Indemnitee") against, and to hold the Indemnitee harmless from, any and all damages, losses, claims, liabilities, charges, suits, penalties, costs and expenses, including court costs, attorneys' fees and expenses and other costs of collection (collectively "Loss" or "Losses"), which the Indemnitee may sustain, or to which the Indemnitee may be subjected, arising out of or attributable to any misrepresentation or breach of warranty by I-PAC in, or any breach or default by I-PAC of or under any of the covenants, agreements or other provisions of, the Agreement, including the I-PAC Disclosure Memorandum, or any documents, instruments, exhibits or certificates delivered by or on behalf of I-PAC pursuant to the Agreement.

         8.6 Notice and Resolution of Claims -- Opportunity to Defend.

             8.6.1 If at any time an Indemnitee shall claim indemnification from the I-PAC Shareholders for any Loss or, in the reasonable judgment of Indemnitee, for what, in the future, may result in Loss due to the filing, at or before the time of such claim, of an action, claim or suit with an arbitrator, mediator, court or other governmental entity ("Anticipated Loss"), then Indemnitee shall send written notice of the same (a "Notice of Claim") to James
P. Hill ("the I-PAC Shareholder Representative"). A Notice of Claim shall specify the basis for such claim and shall be supported by relevant information and documentation with respect thereto and the total amount claimed.

             8.6.2 If the I-PAC Shareholder Representative shall object to such action, proceeding or claim, they shall give written notice of such objection (a "Notice of Objection") to the Indemnitee within 30 days after receipt by the I-PAC Shareholder Representative of the Notice of Claim sent to the I-PAC Shareholder Representative. If the I-PAC Shareholder Representative does not give a Notice of Objection within 30 days of such receipt, or shall have agreed to pay such claim in whole or in part within such 30-day period, the I-PAC Shareholders shall thereupon be liable for the payment of such claim. Within ten days of any such agreement to pay, the I-PAC Shareholders shall pay Photomatrix the amount of the Loss.

             8.6.3 In the event that the I-PAC Shareholder Representative shall have timely given a Notice of Objection in whole or in part to any Notice of Claim, during the 30-day period following the date that the I-PAC Shareholder Representative mailed the Notice of Objection to the Indemnitee, the I-PAC Shareholder Representative and the Indemnitee shall privately attempt to resolve or compromise the claim. If the parties resolve or compromise the claim within such 30-day period, the I-PAC Shareholders within ten days shall satisfy the claim, if required.

             8.6.4 If an indemnification claim has been made for an Anticipated Loss, the parties may agree to postpone resolution until the time when the incurrence of such Anticipated Loss shall have occurred or passed.

             8.6.5 If the I-PAC Shareholders and the Indemnitee shall have failed to resolve or compromise or agree to postpone resolution of the claim within the period of 30 days from the date the I-PAC Shareholder Representative shall have mailed the Notice of Objection, then the claim shall be settled by arbitration in California, as determined by the three arbitrators referred to in
Section 8.6.5.1 below, in accordance with the rules of the American Arbitration Association and the procedures set forth below.

                  8.6.5.1 Each of (i) Photomatrix and (ii) the I-PAC Shareholder Representative shall appoint one arbitrator, and the two arbitrators so appointed shall then together appoint a third arbitrator ("neutral arbitrator") from a list of persons supplied by the American Arbitration Association in San Diego. If one party shall fail to appoint the arbitrator to be appointed by it within 14 days of the end of the 60-day period provided for in Section 8.6.3 above, the arbitrator appointed by the other party shall select from a list of persons supplied by the American Arbitration Association a person who shall serve as the single neutral arbitrator for purposes of the arbitration. If each party shall have appointed one arbitrator; but such designees cannot agree on the person to act as the neutral arbitrator within a period of 14 days after the appointment of the second arbitrator, then either party may apply to the American Arbitration Association in San Diego which shall appoint a neutral arbitrator. As used hereafter the term "arbitrator" shall include the singular and the plural as applicable. The arbitrator shall conduct the arbitration with all reasonable dispatch in accordance with the rules of the American Arbitration Association, provided, however, that the parties to such arbitration shall take such action and execute such instruments as shall be necessary to cause the California Rules of Civil Procedure pertaining to pre-trial discovery to be applicable in respect of such proceeding. The arbitrator shall render a written award (the "Award") which shall be delivered to the Indemnitee and the I-PAC Shareholder Representative. An Award hereunder may be used as a basis for the entry of judgment in any jurisdiction. In the event the parties have submitted an Anticipated Loss indemnification claim to arbitration under this Section 8.6.5.1, then the arbitrator may, in its sole discretion, postpone resolution of the claim until the time which it has determined, in its sole discretion, to be the time when such Anticipated Loss shall have occurred or passed has been reached.

                  8.6.5.2 Prior to making the Award, the arbitrator shall direct Photomatrix and the I-PAC Shareholder Representative to submit statements describing any element of Loss or Anticipated Loss as to which indemnification is claimed hereunder that is attributable to attorneys' fees, disbursements, and any similar costs incident to such Loss or Anticipated Loss, supported by affidavits showing that such costs actually have been or are likely to be incurred, and all such attorneys' fees, disbursements and other costs shall be apportioned as determined by the arbitrator. All fees of the arbitrator and administrative expenses of the American Arbitration Association shall be treated as costs for purposes of this Article. As a part of each Award made pursuant to this Agreement, the arbitrator may allow interest thereon (other than on the portion of the Award representing attorneys' fees, disbursements and costs) from the date of the Loss or the date the Anticipated Loss becomes a Loss to the date of payment at the rate of 10% per annum.

                  8.6.5.3 The Award shall be a conclusive determination of the matter and shall be binding upon the Indemnitee and the I-PAC Shareholders, and shall not be contested by any of them. In the event that the arbitrator shall determine that the Indemnitee shall be entitled to any indemnification by reason of its claim for attorneys' fees or interest as above provided (a "Profit Escrow Fee Award"), an executed copy of the Fee Award setting forth the amount of the indemnification shall be delivered to the Indemnitee and the I-PAC Shareholders. When the time for filing an application for correction of the Fee Award or filing a petition to vacate or correct the Fee Award has passed (or immediately if such rights are waived by the parties before or after the Fee Award) then the I-PAC Shareholders shall be liable for the payment of such claim. The Fee Award shall be satisfied in the same manner as an undisputed claim in such amount (including the arbitrator's fee) would be satisfied under Section 8.6.2 of this Agreement.

                  8.6.5.4 If a matter claimed to be subject to indemnification involves a third-party claim which has not yet been determined, the arbitrator may in his discretion make a separate determination solely as to whether the third-party claim is one for which indemnification may be had or may defer a determination as to whether indemnification may be had pending the further development of information as to the nature of the third-party claim. If the arbitrator determines that the third-party claim is not subject to indemnification, he shall set forth the basis of his decision in detail, which decision shall be deemed to be an "Award" hereunder.

                  8.6.5.5 Promptly after the assertion by any third party of any claim against the Indemnitee that, in the judgment of the Indemnitee may result in the incurrence by the Indemnitee of Loss for which the Indemnitee would be entitled to indemnification, the Indemnitee shall deliver to the I-PAC Shareholder Representative a Notice of Anticipated Loss describing in reasonable detail such claim and the I-PAC Shareholders may, at their option, assume the defense of the Indemnitee against such claim (including the employment of counsel, who shall be counsel satisfactory to the Indemnitee), and the payment of expenses. The Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense or contest thereof, but the fees and expenses of such counsel shall not be at the expense of the I-PAC Shareholders unless (i) the I-PAC Shareholders shall have failed to assume the defense of such claim, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, (ii) the employment of such counsel has been specifically authorized by the I-PAC Shareholders or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnitee and one or more of the I-PAC Shareholders and the Indemnitee shall have been advised in writing by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the I-PAC Shareholders (it being understood, however, that the I-PAC Shareholders shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys for the Indemnitee).

                                   ARTICLE IX

                                   TERMINATION

         9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

             9.1.1 by either Photomatrix or I-PAC if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured within fifteen (15) days after the breaching party has been notified thereof:

             9.1.2 by Photomatrix if any of the conditions in Article VI have not been satisfied as of June 30, 1998 or if satisfaction of such a condition is or becomes impossible (other than through the failure of Photomatrix to comply with its obligations under this Agreement) and Photomatrix has not waived such condition on or before June 30, 1998; or

             9.1.3 by I-PAC, if any of the conditions in Article VII not been satisfied as of June 30, 1998 or if satisfaction of such a condition is or becomes impossible (other than through the failure of I-PAC to comply with their obligations under this Agreement) and I-PAC has not waived such condition on or before June 30, 1998;

             9.1.4 by mutual consent of Photomatrix and I-PAC; or

             9.1.5 by either Photomatrix or I-PAC if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 30, 1998 or such later date as the parties may agree upon.

             9.1.6 by Photomatrix pursuant to Section 5.4.2.

         9.2 Effect of  Termination.  Each party's  right of  termination  under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except as provided in this Section 9.2 and except that the obligations in Sections 9.3, 10.1, 10.2, 10.3, 10.7 and 10.8 will survive; provided, however, that if this Agreement is terminated by a party because of a breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. In the event that this Agreement is terminated by Photomatrix pursuant to Section 9.1.6, then Photomatrix shall promptly, but in no event later than five days after the date of such termination, pay I-PAC a fee equal to $250,000 (the

"Termination Fee"), payable by wire transfer of same day funds. Photomatrix acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, I-PAC would not enter into this Agreement; accordingly, if
Photomatrix fails to promptly pay the amount due pursuant to this Section 9.2 and, in order to obtain such payment, I-PAC commences an arbitration which results in a judgment against Photomatrix for the Termination Fee, Photomatrix shall also pay to I-PAC its costs and expenses (including reasonable attorneys' fees) in connection with such arbitration, together with interest on the amount of the Termination Fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

         9.3 Return of Documents in Event of Termination. In the event of the termination of this Agreement for any reason, Photomatrix and I-PAC will deliver to the other party all documents, work papers and other material obtained from it relating to the transactions contemplated hereby, whether so obtained before or after execution hereof, and will take all practicable steps to have any information so obtained kept confidential. Unless and until the transactions contemplated hereby are consummated, the parties shall both hold confidential all information and copies of documents and records obtained in the course of such investigation or heretofore in connection with the transactions contemplated hereby and shall not use or disclose such information, documents, and records to any person, except as may be required by applicable law or stock exchange rules and to its professional advisors.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.1 Professional Expenses. I-PAC and Photomatrix (on behalf of it and Merger Corp.) shall each pay all of their own professional expenses relating to negotiating, drafting and closing the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisers and accountants.

         10.2 Governing Law. The interpretation and construction of this Agreement and all matters relating hereto shall be governed by the laws of the State of California.

         10.3 Arbitration. For any and all controversies or claims (other than those to be expressly resolved pursuant to Article VIII or Section 9.1) arising out of, resulting from or in any way related to this Agreement or any transactions provided for or contemplated herein, or the breach thereof, other than a claim for injunctive relief, or a claim for specific performance prior to the Closing Date, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("the AAA") in effect at the time demand for arbitration is made by any party hereto. Notwithstanding any rule of the AAA to the contrary, any dispute submitted to arbitration pursuant to the terms of this Section 10.3 shall be submitted to a single arbitrator mutually appointed by the parties hereto. In the event that the parties hereto cannot agree on a single arbitrator, then the dispute shall be submitted to a panel of three arbitrators selected in accordance with the rules of the AAA. Arbitration shall occur in San Diego, California, or such other location as is unanimously agreed by the parties hereto. The award made by all or a majority of the arbitrators shall be final and binding, and judgment with respect thereto may be entered in any court of law having competent jurisdiction. The prevailing party in any such arbitration shall be entitled to recover from, and have paid by, the other party thereto all fees and disbursements of such arbitration, as well as its reasonable attorneys' fees, costs and expenses, including both pre and post award interest.

         10.4 "Person" Defined. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

         10.5 Gender. Unless the context otherwise requires a different meaning, words of a masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders, words importing the singular number shall include the plural number, and vice versa, and the terms "hereof," "hereby," "hereto," "hereunder," "herein," and similar terms mean this Agreement.

         10.6 Captions. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         10.7 Publicity. Except as otherwise required by law, or as may be mutually consented and agreed to, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of both Photomatrix and I-PAC to the contents and the manner of presentation and publication thereof, provided, however, Photomatrix shall have the right to make a public announcement of the execution of this Agreement and a disclosure of the basic terms and conditions of this Agreement if advised to do so by its legal counsel in connection with the reporting and disclosure obligations of Photomatrix under the federal securities laws and/or the NASDAQ Bulletin Board.

         10.8 Notices. Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by express mail or by registered or certified mail, postage prepaid, or by facsimile transmission, receipt confirmed, addressed as follows:

         (i)        If to Photomatrix, Merger Corp. or,
                    following the Merger, I-PAC:

                    Photomatrix, Inc.
                    11065 Sorrento Valley Court
                    San Diego, CA 92121
                    Facsimile:  (619) 457-8016
                    Attention:  Suren Dutia

                             With a copy to:

                    Otto E. Sorensen, Esquire
                    Luce, Forward, Hamilton & Scripps LLP
                    600 West Broadway, Suite 2600
                    San Diego, California  92101
                    (619) 236-1414
                    Facsimile:  (619) 232-8311


          (ii)      If to I-PAC or, after Merger,
                    the I-PAC Shareholder :

                    I-PAC Manufacturing, Inc.
                    1958 Kellogg Ave.
                    Carlsbad, California 92009
                    Facsimile:  (760) 438-5517
                    Attention:  Patrick W. Moore

                             With a copy to:

                    Sullivan, Hill, Lewin, Rez, Engel & LaBazzo
                    550 West C Street, Suite 1500
                    San Diego, California 92101
                    Facsimile:  (619) 231-4372
                    Attention:  James P. Hill

or such other address as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent or mailed.

         10.9 Parties in Interest. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         10.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

         10.11 Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

         10.12 Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Photomatrix and I-PAC.

         10.13 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

         10.14 Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto; provided, however, that Sections 2.6 and 2.7 are intended for the benefit of the I-PAC Shareholders, the I-PAC Shareholders and the Surviving Corporation Indemnified Parties, respectively.

         10.15 Rules of Construction. The normal rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such agreement are hereby waived since each party has been represented by counsel in the drafting and negotiation of this Agreement.

         IN WITNESS WHEREOF, each of the parties herein below stated has executed this Agreement as of the date and year first above written.


PHOTOMATRIX:

PHOTOMATRIX, INC., a California corporation


By:
       President

By:
      Secretary

MERGER CORP.:

PHOTOMATRIX ACQUISITION, INC.


By:
      President

By:
      Secretary

I-PAC:

I-PAC MANUFACTURING, INC., a California
corporation


By:
       President

By:
      Secretary

                          AGREEMENT AND PLAN OF MERGER

                               AND REORGANIZATION

                                TABLE OF CONTENTS
                                                                            Page

ARTICLE I    CERTAIN DEFINITIONS...............................................1

ARTICLE II   THE MERGER AND RELATED TRANSACTIONS...............................2
       2.1   The Merger........................................................2
       2.2   The Closing.......................................................2
       2.3   Actions at the Closing............................................2
       2.4   Effect of Merger..................................................2
             2.4.1   General...................................................2
             2.4.2   Conversion of I-PAC Shares................................3
       2.5   Exchange of I-PAC Shares..........................................3
       2.6   Appointment to Photomatrix Board of Directors.....................4
       2.7   Appointment of Photomatrix Officers...............................4
       2.8   Possible Issuance of Additional Shares............................4
       2.9   Issuance of Additional Shares upon the Exercise of
             Outstanding Options and Warrants..................................6

ARTICLE III  REPRESENTATIONS, WARRANTIES AND COVENANTS
             OF I-PAC AND THE SHAREHOLDERS.....................................6
       3.1   Existence; Good Standing; Corporate Authority and Authorization...6
             3.1.1   I-PAC.....................................................6
             3.1.2   Subsidiaries..............................................7
       3.2   No Legal Bar; Conflicts; Enforceability...........................7
       3.3   Capital Stock and Exclusive Dealing...............................7
       3.4   Restrictive Documents.............................................8
       3.5   Financial Statements and No Material Changes......................8
       3.6   Absence of Undisclosed Liabilities................................8
       3.7   No Changes Prior to Closing Date..................................9
       3.8   Books and Records.................................................9
       3.9   Title to Properties; Encumbrances.................................9
       3.10  Real Property and Leases.........................................10
       3.11  Fixed Assets.....................................................11
       3.12  Material Contracts...............................................11
       3.13  Litigation.......................................................12
       3.14  Taxes............................................................12
       3.15  Permits..........................................................13
       3.16  Insurance........................................................13
       3.17  Product Warranty.................................................13
       3.18  Intellectual Property............................................14
       3.19  Compliance With Laws.............................................15
       3.20  Inventory........................................................15

                                       (i)

                                                                            Page

       3.21  Accounts Receivable..............................................15
       3.22  Employment Relations.............................................15
       3.23  Employee Benefit Plans...........................................16
             3.23.1   List of Plans...........................................16
             3.23.2   Status of Plans.........................................16
             3.23.3   Contributions...........................................16
             3.23.4   Tax Qualification.......................................17
             3.23.5   Transactions............................................17
             3.23.6   Other Plans.............................................17
             3.23.7   Documents...............................................17
       3.24  Environmental Laws and Regulations...............................17
       3.25  Interests in Clients, Suppliers, Etc.............................18
       3.26  Customers, Distributors and Sales Representatives................19
       3.27  Bank Accounts, Powers of Attorney and Compensation of Employees..19
       3.28  Disclosure.......................................................19
       3.29  Broker's or Finder's Fees........................................19
       3.30  Certain Conditions for Accounting and Tax Treatment..............19
       3.31  Cooperation......................................................20

 ARTICLE IV  REPRESENTATIONS, WARRANTIES AND COVENANTS
             OF PHOTOMATRIX AND THE SHAREHOLDERS..............................20
       4.1   Existence; Good Standing; Corporate Authority and Authorization..20
             4.1.1  Photomatrix...............................................20
             4.1.2  Subsidiaries..............................................21
       4.2   No Legal Bar; Conflicts; Enforceability..........................21
       4.3   Capital Stock and Exclusive Dealing..............................22
       4.4   Restrictive Documents............................................22
       4.5   Financial Statements and No Material Changes.....................22
       4.6   Absence of Undisclosed Liabilities...............................23
       4.7   No Changes Prior to Closing Date.................................23
       4.8   Books and Records................................................24
       4.9   Title to Properties; Encumbrances................................24
       4.10  Real Property and Leases.........................................24
       4.11  Fixed Assets.....................................................25
       4.12  Material Contracts...............................................25
       4.13  Litigation.......................................................26
       4.14  Taxes............................................................26
       4.15  Permits..........................................................27
       4.16  Insurance........................................................27
       4.17  Product Warranty.................................................28
       4.18  Intellectual Property............................................28
       4.19  Compliance With Laws.............................................29

                                      (ii)

                                                                            Page

       4.20  Inventory........................................................29
       4.21  Accounts Receivable..............................................29
       4.22  Employment Relations.............................................30
       4.23  Employee Benefit Plans...........................................30
             4.23.1  List of Plans............................................30
             4.23.2  Status of Plans..........................................30
             4.23.3  Contributions............................................31
             4.23.4  Tax Qualification........................................31
             4.23.5  Transactions.............................................31
             4.23.6  Other Plans..............................................31
             4.23.7  Documents................................................32
       4.24  Environmental Laws and Regulations...............................32
       4.25  Interests in Clients, Suppliers, Etc.............................33
       4.26  Customers, Distributors and Sales Representatives................33
       4.27  Bank Accounts, Powers of Attorney and Compensation of Employees..33
       4.28  Disclosure.......................................................34
       4.29  Broker's or Finder's Fees........................................34
       4.30  Certain Conditions for Accounting and Tax Treatment..............34
       4.31  Cooperation......................................................34

ARTICLE V    CONDUCT OF BUSINESS..............................................35
       5.1   Conduct of Business of I-PAC.....................................35
       5.2   Conduct of Business of Photomatrix...............................36
       5.3   I-PAC No Solicitation............................................37
       5.4   Photomatrix No Solicitation......................................37
       5.5   No Stock Transactions............................................39
       5.6   Review...........................................................39
             5.6.1  Review of I-PAC...........................................39
             5.6.2  Review of Photomatrix.....................................40
       5.7   Best Efforts.....................................................40
       5.8   Fulfillment of Agreement.........................................40

ARTICLE VI   CONDITIONS TO OBLIGATIONS OF PHOTOMATRIX.........................41
       6.1   Opinion of I-PAC's Counsel:  Certificate of I-PAC ...............41
       6.2   Good Standing and Tax Certificates...............................41
       6.3   No Material Adverse Change.......................................41
       6.4   Truth of Representations and Warranties..........................41
       6.5   Performance of Agreements........................................41
       6.6   Proceedings......................................................42
       6.7   No Litigation Threatened.........................................42
       6.8   Governmental Approvals...........................................42
       6.9   Employment Agreements............................................42

                                      (iii)

                                                                            Page

       6.10  NonCompetition Agreement.........................................42
       6.11  Registration Rights Agreements...................................42
       6.12  I-PAC Shareholder's Representation and Transmittal Letters.......42
       6.13  ASL License Agreement............................................42
       6.14  Photomatrix Shareholder and Board of Director Approval...........42
       6.15  I-PAC Shareholder Approval.......................................43
       6.16  Fairness Opinion.................................................43
       6.17  S Corp. Status and Fiscal Year-End...............................43

ARTICLE VII  CONDITIONS TO I-PAC'S OBLIGATIONS................................43
       7.1   Opinion of Counsel for Photomatrix...............................43
       7.2   Good Standing Certificate........................................43
       7.3   No Material Adverse Change.......................................43
       7.4   Tax Certificate of Merger Corp...................................44
       7.5   Truth of Representations and Warranties..........................44
       7.6   Performance of Agreements........................................44
       7.7   No Litigation Threatened.........................................44
       7.8   Governmental Approvals...........................................44
       7.9   Employment Agreements............................................44
       7.10  NonCompetition Agreements........................................44
       7.11  Registration Rights Agreements...................................44
       7.12  Photomatrix Shareholder and Board of Director Approval...........44
       7.13  Market for Photomatrix Stock.....................................45

ARTICLE VIII SURVIVAL OF REPRESENTATIONS AND
             WARRANTIES; INDEMNITY............................................45
       8.1   I-PAC Bound......................................................45
       8.2   Survival of Representations, Warranties and Indemnities..........45
       8.3   Scope of Indemnification, Liabilities and Obligations............45
       8.4   Representations, Warranties, Covenants and Agreements............45
       8.5   Indemnification..................................................46
       8.6   Notice and Resolution of Claims-- Opportunity to Defend..........46

ARTICLE IX   TERMINATION......................................................49
       9.1   Termination Events...............................................49
       9.2   Effect of Termination............................................49
       9.3   Return of Documents in Event of Termination......................50

 ARTICLE X   MISCELLANEOUS....................................................50
       10.1  Professional Expenses............................................50
       10.2  Governing Law....................................................50
       10.3  Arbitration......................................................50

                                      (iv)

                                                                            Page
       10.4  "Person" Defined.................................................51
       10.5  Gender...........................................................51
       10.6  Captions.........................................................51
       10.7  Publicity........................................................51
       10.8  Notices..........................................................51
       10.9  Parties in Interest..............................................52
       10.10 Counterparts.....................................................52
       10.11 Entire Agreement.................................................52
       10.12 Amendments.......................................................52
       10.13 Severability.....................................................53
       10.14 Third Party Beneficiaries........................................53
       10.15 Rules of Construction............................................53

Exhibits

         Exhibit 1:  Agreement of Merger
         Exhibit 2:  Officers' Certificates
         Exhibit 3:  Representation and Transmittal Letter
         Exhibit 4:  Determination of I-PAC Gross Revenues, Gross Profit,
                                 and Gross Margin
         Exhibit 5:  I-PAC Balance Sheets
         Exhibit 6:  Photomatrix Balance Sheets
         Exhibit 7:  Moore Executive Employment Agreement
         Exhibit 8:  Grivas Executive Employment Agreement
         Exhibit 9:  Amendment No. 1 to Dutia Executive Employment Agreement
         Exhibit 10: Moore Covenant Not to Compete
         Exhibit 11: Grivas Covenant Not to Compete
         Exhibit 12: Registration Rights Agreement

                                       (v)

                                                                      APPENDIX B

March 16, 1998

Board of Directors
Photomatrix, Inc.
11065 Sorrento Valley Court
San Diego, CA  92121

Attn:  Mr. Suren G. Dutia

Gentlemen:

Photomatrix, Inc. ("Photomatrix") retained Fredericks, Shields & Co., LLC ("FSC") to express our opinion, as to the fairness, from a financial point of view, to the shareholders of Photomatrix of the consideration to be paid to I-PAC Manufacturing, Inc. ("I-PAC") for all the outstanding shares of I-PAC. The Agreement and Plan of Merger and Reorganization (the "Agreement") calls for Photomatrix to issue 4,848,000 shares of its common stock at closing in exchange for all of the outstanding shares of I-PAC, with the possible issuance of up to 3,744,677 additional Photomatrix common shares within ninety (90) days of the completion of the Earnout Period, the exact number of shares to be determined in accordance with the schedule contained in Section 2.8 "Possible Issuance of Additional Shares" of the Agreement.

FSC, as an integral part of our business, is continually engaged in the valuation of both privately held and publicly traded businesses and their securities in connection with mergers and acquisitions, divestitures, equity and debt capital formation, recapitalizations, and other objectives.

In conducting our investigation and arriving at our opinion, we have reviewed the Agreement and have taken into account such accepted financial procedures and considerations as we deemed relevant. We have reviewed audited financial statements of Photomatrix for the periods ending March 31, 1995 through March 31, 1997, as well as unaudited quarterly financial statements of Photomatrix for the periods ending June 30, 1997, September 30, 1997, and December 31, 1997; unaudited financial statements of I-PAC for the periods ending December 31, 1994 and December 31, 1995, nine-month unaudited financial statements of I-PAC for the period ending September 30, 1997, and audited financial statements of I-PAC for the periods ending December 31, 1996 and December 31, 1997. We have reviewed management projections for Photomatrix and I-PAC for the period ending December 1998. We have visited Photomatrix and I-PAC's facilities, met with management, and discussed the current business and future prospects of Photomatrix and I-PAC. We have analyzed financial information regarding comparable public companies, and consideration paid in other merger and acquisition transactions that we consider to be comparable. We reviewed material discussing the economic outlook and the outlook for the contract electronic manufacturing industry, and other material as we deemed appropriate.

In rendering our opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations which have been provided to us by Photomatrix and I-PAC or which are publicly available.

Based on our analysis of the factors deemed relevant, it is our opinion that the issuance of 4,848,000 shares of Photomatrix common stock at closing in exchange for all of the outstanding shares of I-PAC, with the possible issuance of up to 3,744,677 additional Photomatrix common shares within ninety (90) days of the completion of the Earnout Period, is fair, from a financial point of view, to the shareholders of Photomatrix.

Very truly yours,


FREDERICKS, SHIELDS & CO., LLC

                                                                      APPENDIX C
                                PHOTOMATRIX, INC.
                             1998 STOCK OPTION PLAN


         1. PURPOSE. This Stock Option Plan (the "Plan") is intended to serve as an incentive to, and to encourage stock ownership by, certain eligible participants rendering services to PHOTOMATRIX, INC., a California corporation (the "Corporation"), and certain affiliates as set forth below, so that they may acquire or increase their proprietary interest in the Corporation.

         2. ADMINISTRATION.

             2.1 Committee. The Plan shall be administered by the Board of Directors of the Corporation (the "Board of Directors") or a compensation committee of two or more members appointed by the Board of Directors (the "Committee") who are Non-Employee Directors as defined in Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934 and an outside director as defined in Treasury Regulation ss. 1.162-27(e)(3). The Committee shall select one of its members as Chairman and shall appoint a Secretary, who need not be a member of the Committee. The Committee shall hold meetings at such times and places as it may determine and minutes of such meetings shall be recorded. Acts by a majority of the Committee in a meeting at which a quorum is present and acts approved in writing by a majority of the members of the Committee shall be valid acts of the Committee.

             2.2 Term. If the Board of Directors selects a Committee, the members of the Committee shall serve on the Committee for the period of time determined by the Board of Directors and shall be subject to removal by the Board of Directors at any time. The Board of Directors may terminate the function of the Committee at any time and resume all powers and authority previously delegated to the Committee.

             2.3 Authority. The Committee shall have sole discretion and authority to grant options under the Plan to eligible participants rendering services to the Corporation or any "parent" or "subsidiary" of the Corporation ("Parent or Subsidiary"), as defined in Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), at such times, under such terms and in such amounts as it may decide. For purposes of this Plan and any Stock Option Agreement (as defined below), the term "Corporation" shall include any Parent or Subsidiary, if applicable. Subject to the express provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to the Plan, to determine the details and provisions of any Stock Option Agreement, to accelerate any options granted under the Plan and to make all other determinations necessary or advisable for the administration of the Plan.

             2.4 Type of Option. The Committee shall have full authority and discretion to determine, and shall specify, whether the eligible individual will be granted options intended to qualify as incentive options under Section 422 of the Code ("Incentive Options") or options which are not intended to qualify under Section 422 of the Code ("Non-Qualified Options"); provided, however, that Incentive Options shall only be granted to employees of the Corporation, or a Parent or Subsidiary thereof, and shall be subject to the special limitations set forth herein attributable to Incentive Options.

             2.5 Interpretation. The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under the Plan shall be final and binding on all parties having an interest in this Plan or any option granted hereunder. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan.

         3.  ELIGIBILITY.

             3.1 General. All directors, officers and employees of the Corporation, or any Parent or Subsidiary, relative to the Corporation's, or any Parent's or Subsidiaries', management, operation or development shall be eligible to receive options under the Plan. The selection of recipients of options shall be within the sole and absolute discretion of the Committee. No person shall be granted an Incentive Option under this Plan unless such person is an employee of the Corporation, or a Parent or Subsidiary, on the date of grant. No employee shall be granted more than 150,000 options in any one year period.

             3.2 Termination of Eligibility.

                  3.2.1 If an optionee ceases to be employed by the Corporation, or its Parent or Subsidiary, or is no longer an officer or member of the Board of Directors of the Corporation, or its Parent or Subsidiary for any reason (other than for "cause," as hereinafter defined, or such optionee's death), any option granted hereunder to such optionee shall expire three months after the date the occurrence giving rise to such termination of eligibility (or 1 year in the event an optionee is "disabled," as defined in Section 22(e)(3) of the Code) or upon the date it expires by its terms, whichever is earlier. Any option that has not vested in the optionee as of the date of such termination shall immediately expire and shall be null and void. The Committee shall, in its sole and absolute discretion, decide, utilizing the provisions set forth in Treasury Regulations ss.1.421-7 (h), whether an authorized leave of absence or absence for military or governmental service, or absence for any other reason, shall constitute termination of eligibility for purposes of this Section.

                  3.2.2 If an optionee ceases to be employed by the Corporation, or its Parent or Subsidiary, or is no longer an officer or member of the Board of Directors of the Corporation, or its Parent or Subsidiary and such termination is as a result of "cause," as hereinafter defined, then all options granted hereunder to such optionee shall expire on the date of the occurrence giving rise to such termination of eligibility or upon the date it expires by its terms, whichever is earlier, and such optionee shall have no rights with respect to any unexercised options. For purposes of this Plan, "cause" shall mean an optionee's personal dishonesty, misconduct, breach of fiduciary duty, incompetence, intentional failure to perform stated obligations, willful violation of any law, rule, regulation or final cease and desist order, or any material breach of any provision of this Plan, any Stock Option Agreement or any employment agreement.

             3.3 Death of Optionee and Transfer of Option. In the event an optionee shall die, an option may be exercised (subject to the condition that no option shall be exercisable after its expiration and only to the extent that the optionee's right to exercise such option had accrued at the time of the optionee's death) at any time within six months after the optionee's death by the executors or administrators of the optionee or by any person or persons who shall have acquired the option directly from the optionee by bequest or inheritance. Any option that has not vested in the optionee as of the date of death or termination of employment, whichever is earlier, shall immediately expire and shall be null and void. No option shall be transferable by the optionee other than by will or the laws of intestate succession.

             3.4 Limitation on Options. No person shall be granted any Incentive Option to the extent that the aggregate fair market value of the Stock (as defined below) to which such options are exercisable for the first time by the optionee during any calendar year (under all plans of the Corporation as determined under Section 422(d) of the Code) exceeds $100,000.

         4. IDENTIFICATION OF STOCK. The Stock, as defined herein, subject to the options shall be shares of the Corporation's authorized but unissued or acquired or reacquired common stock (the "Stock"). The aggregate number of shares subject to outstanding options shall not exceed 1,500,000 shares of Stock (subject to adjustment as provided in Section 6). Notwithstanding the above, at no time shall the total number of shares of Stock issuable upon exercise of all outstanding options and the total number of shares of Stock provided for under any stock bonus or similar plan of the Corporation exceed 30% as calculated in accordance with the conditions and exclusions of ss.260.140.45 of Title 10, California Code of Regulations, based on the shares of the issuer which are outstanding at the time the calculation is made. If any option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall again be available for purposes of this Plan.

         5. TERMS AND CONDITIONS OF OPTIONS. Any option granted pursuant to the Plan shall be evidenced by an agreement ("Stock Option Agreement") in such form as the Committee shall from time to time determine, which agreement shall comply with and be subject to the following terms and conditions:

             5.1 Number of Shares. Each option shall state the number of shares of Stock to which it pertains.

             5.2 Option Exercise Price. Each option shall state the option exercise price, which shall be determined by the Committee; provided, however, that (i) the exercise price of any Incentive Option shall not be less than the fair market value of the Stock, as determined by the Committee, on the date of grant of such option, (ii) the exercise price of any option granted to a person who owns more than 10% of the total combined voting power of all classes of the Corporation's stock, as determined for purposes of Section 422 of the Code, shall not be less than 120% of the fair market value of the Stock, as determined by the Committee, on the date of grant of such option, and (iii) the exercise price of any Non-Qualified Option shall not be less than 100% of the fair market value of the Stock, as determined by the Committee, on the date of grant of such option.

             5.3 Term of Option. The term of an option granted hereunder shall be determined by the Committee at the time of grant, but shall not exceed ten years from the date of the grant. The term of any Incentive Option granted to an employee who owns more than 10% of the total combined voting power of all classes of the Corporation's stock, as determined for purposes of Section 422 of the Code, shall in no event exceed five years from the date of grant. All options shall be subject to early termination as set forth in this Plan. In no event shall any option be exercisable after the expiration of its term.

             5.4 Method of  Exercise.  An option  shall be  exercised by written notice to the Corporation by the optionee (or successor in the event of death). Such written notice shall state the number of shares with respect to which the option is being exercised and designate a time, during normal business hours of the Corporation, for the delivery thereof ("Exercise Date"), which time shall be at least 30 days after the giving of such notice unless an earlier date shall have been mutually agreed upon. At the time specified in the written notice, the Corporation shall deliver to the optionee at the principal office of the Corporation, or such other appropriate place as may be determined by the Committee, a certificate or certificates for such shares. Notwithstanding the foregoing, the Corporation may postpone delivery of any certificate or certificates after notice of exercise for such reasonable period as may be required to comply with any applicable listing requirements of any securities exchange. In the event an option shall be exercisable by any person other than the optionee, the required notice under this Section shall be accompanied by appropriate proof of the right of such person to exercise the option.

             5.5 Medium and Time of Payment. The option exercise price shall be payable in full on or before the option Exercise Date in any one of the following alternative forms:

                  5.5.1 Full payment in cash or certified bank or cashier's check;

                  5.5.2 Full payment in shares of Stock having a fair market value on the Exercise Date in the amount equal to the option exercise price;

                  5.5.3 A combination of the consideration set forth in Sections
5.5.1 and 5.5.2 equal to the option exercise price; or

                  5.5.4 Any other method of payment complying with the provisions of Section 422 of the Code with respect to Incentive Options, including, but not limited to, the delivery by optionee of an irrevocable direction to a securities broker approved by the Corporation to sell the Stock and to deliver all or part of the sales proceeds to the Corporation in payment of all or part of the exercise price and any withholding taxes, provided that the terms of payment are established by the Committee at the time of grant and any other method of payment established by the Committee with respect to Non-Qualified Options.

             5.6 Fair Market Value. The fair market value of a share of Stock on any relevant date shall be determined in accordance with the following provisions:

                  5.6.1 If the Stock at the time is neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then the fair market value shall be determined by the Committee after taking into account such factors as the Committee shall deem appropriate.

                  5.6.2 If the Stock is not at the time listed or admitted to trading on any stock exchange but is traded in the over-the-counter market, the fair market value shall be the mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling price) of one share of Stock on the date in question in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system. If there are no reported bid and asked prices (or closing selling price) for the Stock on the date in question, then the mean between the highest bid price and lowest asked price (or the closing selling price) on the last preceding date for which such quotations exist shall be determinative of fair market value.

                  5.6.3 If the Stock is at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price of one share of Stock on the date in question on the stock exchange determined by the Committee to be the primary market for the Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of Stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

             5.7 Right to Exercise. Except with respect to options granted to officers or directors of the Corporation, options granted pursuant to this Plan shall be exercisable or "vest" at the rate of at least 20% per year over the 5-year period beginning on the date the option is granted. Options granted to officers and directors shall become exercisable or "vest," subject to reasonable conditions, at any time during any period established by the Corporation.

             5.8 Rights as a Shareholder. An optionee or successor shall have no rights as a shareholder with respect to any Stock underlying any option until the date of the issuance to such optionee of a certificate for such Stock. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such Stock certificate is issued, except as provided in Section 6.

             5.9 Modification, Extension and Renewal of Options. Subject to the terms and conditions of the Plan, the Committee may modify, extend or renew outstanding options granted under the Plan, or accept the surrender of outstanding options (to the extent not exercised) and authorize the granting of new options in substitution therefor.

             5.10 Other Provisions. The Stock Option Agreements shall contain such other provisions, including without limitation, restrictions or conditions upon the exercise of options, as the Committee shall deem advisable.

         6. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

             6.1 Subdivision or Consolidation. Subject to any required action by shareholders of the Corporation, the number of shares of Stock covered by each outstanding option, and the exercise price thereof, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock of the Corporation resulting from a subdivision or consolidation of shares, including, but not limited to, a stock split, reverse stock split, recapitalization, continuation or reclassification, or the payment of a stock dividend (but only on the Stock) or any other increase or decrease in the number of such shares effected without receipt of consideration by the Corporation. Any fraction of a share subject to option that would otherwise result from an adjustment pursuant to this Section shall be rounded downward to the next full number of shares without other compensation or consideration to the holder of such option.

             6.2 Capital Transactions. Upon a sale or exchange of all or substantially all of the assets of the Corporation, a merger or consolidation in which the Corporation is not the surviving corporation, a merger, reorganization or consolidation in which the Corporation is the surviving corporation and shareholders of the Corporation exchange their stock for securities or property, a liquidation of the Corporation or similar transaction as determined by the Committee ("Capital Transaction"), this Plan and each option issued under this Plan, whether vested or unvested, shall terminate immediately prior to such Capital Transaction; provided, however, that subject to terms approved by the Committee, all optionees will have the right, during the 30 days prior to such Capital Transaction, to exercise all vested options. Notwithstanding the foregoing, in the event there is a Capital Transaction, all options granted under this Plan shall vest 30 days prior to such Capital Transaction. The Committee may, but shall not be obligated to, (i) accelerate the vesting of any option or (ii) apply the foregoing provisions, including but not limited to, termination of this Plan and any options granted pursuant to the Plan, in the event there is a sale of 50% or more of the stock of the Corporation in any two
(2) year period or a transaction similar to a Captial Transaction.

             6.3 Adjustments. To the extent that the foregoing adjustments relate to stock or securities of the Corporation, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

             6.4 Ability to Adjust. The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

             6.5 Notice of Adjustment. Whenever the Corporation shall take any action resulting in any adjustment provided for in this Section, the Corporation shall forthwith deliver notice of such action to each optionee, which notice shall set forth the number of shares subject to the option and the exercise price thereof resulting from such adjustment.

             6.6 Limitation on Adjustments. Any adjustment, assumption or substitution of an Incentive Option shall comply with Section 425 of the Code, if applicable.

         7. NONASSIGNABILITY. Options granted under this Plan may not be sold, pledged, assigned or transferred in any manner other than by will or by the laws of intestate succession, and may be exercised during the lifetime of an optionee only by such optionee. Any transfer by the optionee of any option granted under this Plan in violation of this Section shall void such option and any Stock Option Agreement entered into by the optionee and the Corporation regarding such transferred option shall be void and have no further force or effect. No option shall be pledged or hypothecated in any way, nor shall any option be subject to execution, attachment or similar process.

         8. NO RIGHT OF EMPLOYMENT. Neither the grant nor exercise of any option nor anything in this Plan shall impose upon the Corporation or any other corporation any obligation to employ or continue to employ any optionee. The right of the Corporation and any other corporation to terminate any employee shall not be diminished or affected because an option has been granted to such employee.

         9. TERM OF PLAN. This Plan is effective on the date the Plan is adopted by the Board of Directors and options may be granted pursuant to the Plan from time to time within a period of ten (10) years from such date, or the date of any required shareholder approval required under the Plan, if earlier. Termination of the Plan shall not affect any option theretofore granted.

         10. AMENDMENT OF THE PLAN. The Board of Directors of the Corporation may, subject to any required shareholder approval, suspend, discontinue or terminate the Plan, or revise or amend it in any respect whatsoever, including, but not limited to, any changes required pursuant to any state securities rules or regulations, with respect to any shares of Stock at that time not subject to options.

         11. APPLICATION OF FUNDS. The proceeds received by the Corporation from the sale of Stock pursuant to options may be used for general corporate purposes.

         12. RESERVATION OF SHARES. The Corporation, during the term of this Plan, shall at all times reserve and keep available such number of shares of Stock as shall be sufficient to satisfy the requirements of the Plan.

         13. NO OBLIGATION TO EXERCISE OPTION. The granting of an option shall not impose any obligation upon the optionee to exercise such option.

         14. APPROVAL OF BOARD OF DIRECTORS AND SHAREHOLDERS. The Plan shall not take effect until approved by the Board of Directors of the Corporation. This Plan shall be approved by a vote of the shareholders within 12 months from the date of approval by the Board of Directors. In the event such shareholder vote is not obtained, all options granted hereunder, whether vested or unvested, shall be null and void. Further, any stock acquired pursuant to the exercise of any options under this Agreement may not count for purposes of determining whether shareholder approval has been obtained.

         15. WITHHOLDING TAXES. Notwithstanding anything else to the contrary in this Plan or any Stock Option Agreement, the exercise of any option shall be conditioned upon payment by such optionee in cash, or other provisions satisfactory to the Committee, of all local, state, federal or other withholding taxes applicable, in the Committee's judgment, to the exercise or to later disposition of shares acquired upon exercise of an option (including any repurchase of an option or the Stock).

         16. PARACHUTE PAYMENTS. Any outstanding option under the Plan may not be accelerated to the extent any such acceleration of such option would, when added to the present value of other payments in the nature of compensation which becomes due and payable to the optionee would result in the payment to such optionee of an excess parachute payment under Section 280G of the Code. The existence of any such excess parachute payment shall be determined in the sole and absolute discretion of the Committee.

         17. SECURITIES LAWS COMPLIANCE. Notwithstanding anything contained herein, the Corporation shall not be obligated to grant any option under this Plan or to sell, issue or effect any transfer of any Stock unless such grant, sale, issuance or transfer is at such time effectively (i) registered or exempt from registration under the Act and (ii) qualified or exempt from qualification under the California Corporate Securities Law of 1968 and any other applicable state securities laws. As a condition to exercise of any option, each optionee shall make such representations as may be deemed appropriate by counsel to the Corporation for the Corporation to use any available exemption from registration under the Act or any applicable state securities law.

         18. NOTICES. Any notice to be given under the terms of the Plan shall be addressed to the Corporation in care of its Secretary at its principal office, and any notice to be given to an optionee shall be addressed to such optionee at the address maintained by the Corporation for such person or at such other address as the optionee may specify in writing to the Corporation.

         As adopted by the Board of Directors as of February , 1998.


                                    PHOTOMATRIX, INC., a California corporation



                                    By:
                                          Roy L. Gayhart,

                                Photomatrix, Inc.
                For Special Meeting of Shareholders - June , 1998

         The undersigned hereby appoints Suren Dutia and Roy Gayhart, and each of them, proxies, each with full power of substitution, for and in the name of the undersigned at the Special Meeting of Shareholders of Photomatrix, Inc. to be held at 1958 Kellogg Avenue, Carlsbad, California 92009, on June 5, 1998 at 1:00 p.m. and at any and all postponement and adjournments thereof, to vote all shares of Common Stock which the undersigned is entitled to vote, as specified below.

                                   PROPOSAL 1

|_|      FOR the Merger            |_|    AGAINST the Merger       |_|   ABSTAIN
         Agreement                        Agreement

                                   PROPOSAL 2

|_|      FOR the Authorization     |_|    AGAINST the              |_|   ABSTAIN
         of a Reverse Stock Split         Authorization of
                                          a Reverse Split

                                   PROPOSAL 3

|_|      FOR the Election of       |_|    AGAINST the Election     |_|   ABSTAIN
         Directors                        of Directors

                                   PROPOSAL 4

|_|      FOR the Adoption of        |_|   AGAINST the Adoption     |_|   ABSTAIN
         1998 Stock Option Plan           of 1998 Stock Option
                                          Plan

                                   PROPOSAL 5

|_|      FOR the Appointment       |_|    AGAINST the              |_|   ABSTAIN
         of Independent Auditors          Appointment of
                                          Independent Auditors

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
    UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSAL


                (Please Sign and Date the Proxy on Reverse Side)

                                     DATED:  _____________________, 1998


                                      _________________________________________
                                      (Signature)


                                      _________________________________________
                                      (Signature)

                                                     Sign    exactly   as   name
                                                     appears  hereon.  Give your
                                                     full  title if  signing  in
                                                     other    than    individual
                                                     capacity.  All joint owners
                                                     should sign.

                                   Exhibit 1


                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                     FORM 10-KSB

( X ) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

              For the fiscal year ended March 31, 1997

(    )        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
              SECURITIES EXCHANGE ACT OF 1934

              For the transition period from               to
                                             --------------    ----------------

              Commission file number 0-16055

                                  PHOTOMATRIX, INC.

                (Exact name of registrant as specified in its charter)

         CALIFORNIA                                   95-3267788
- - --------------------------------------------------------------------------
  (State or other jurisdiction              (IRS Employer Identification No.)
of incorporation or organization)


11065 SORRENTO VALLEY COURT, SAN DIEGO, CALIFORNIA                   92121
- - --------------------------------------------------------------------------
(Address of principal executive offices)                           (Zip Code)

                                    (619) 625-4400
- - --------------------------------------------------------------------------
                 (Registrant's telephone number, including area code)

Securities registered pursuant to Section 12 (b) of the Act: None

Securities registered pursuant to Section 12 (g) of the Act: Common Stock

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                  Yes     X           No
                                       -------            --------

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statement incorporated hereby by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.

[   ]

The aggregate market value of the voting stock held by non-affiliates of the registrant as of June 18, 1997, based on the average of the highest and lowest
prices of such stock on that date was $2,382,700.   The number of shares of
common stock of Photomatrix, Inc. outstanding as of June 18, 1997, was 5,083,000.

                         DOCUMENTS INCORPORATED BY REFERENCE

                                       None

                                      PART I

THIS ANNUAL REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS RELATING TO THE COMPANY'S PLANS AND OBJECTIVES FOR FUTURE OPERATIONS, ASSUMPTIONS AND STATEMENTS RELATING TO THE COMPANY'S FUTURE ECONOMIC PERFORMANCE, MANAGEMENT'S OPINIONS ABOUT COMPETITIVE POSITION OF THE COMPANY'S PRODUCTS AND THE ABILITY OF THE COMPANY TO COMPETE SUCCESSFULLY AND OTHER NON-HISTORICAL INFORMATION. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, WITHOUT LIMITATION, THOSE RISKS DISCUSSED IN ITEM 7 UNDER THE HEADING "ADDITIONAL RISK FACTORS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS ANNUAL REPORT.


ITEM 1.  BUSINESS


      Photomatrix, Inc. (the "Company," "PMX" or "Photomatrix," formerly Xscribe Corporation), through its subsidiary, Photomatrix Imaging Corporation, develops, manufactures, sells and services high-performance document and aperture-card scanners for legal, financial, government and commercial enterprises. Photomatrix was incorporated in California in 1978 under the name Xscribe Corporation. On July 31, 1996, the Company sold substantially all the assets and the business of its wholly owned subsidiary, Xscribe Legal Systems, Inc. In October, 1996, the Company changed its name from Xscribe Corporation to Photomatrix, Inc. In December, 1996, the Board of Directors of the Company approved a plan to discontinue the operations of another wholly owned subsidiary, Lexia Systems, Inc., and is currently in process of selling this operation. The financial position and results of operations of Xscribe Legal Systems and Lexia Systems, Inc. have been restated in the financial statements of the Company as discontinued operations. In March, 1997, the Company consolidated and relocated its United States continuing operations to 11065 Sorrento Valley Court, San Diego. The Company's phone number is (619) 625-4400.

Photomatrix now operates in the electronic imaging segment of the Information and Image Management Industry as a supplier of quality, high-value electronic image-processing hardware and software products and services. During the past three years, Photomatrix has evolved from being a computer output microfilm ("COM") duplicator manufacturer with primarily one major customer to a document scanner manufacturer with many customers. Over the past four years, revenue from COM products and services have steadily declined, while scanner product and services revenue has increased, as shown on the following schedule ($000 omitted):

                                    FY 1994   FY 1995   FY 1996   FY 1997
                                   ---------------------------------------
    SCANNER PRODUCTS & SERVICES      $2,410    $5,747    $6,821    $7,226
    COM PRODUCTS & SERVICES           7,332     3,965     2,271     1,468
                                   ---------------------------------------
    TOTAL REVENUE                    $9,742    $9,712    $9,092    $8,694
                                   ---------------------------------------

                               PRINCIPAL PRODUCTS

In fiscal year 1997, the Company derived its consolidated revenue primarily from sales and service of its Photomatrix document scanners and aperture card scanners, as more fully described below. Additionally, a portion of the Company's consolidated revenue was obtained by servicing its discontinued COM product line.

DOCUMENT SCANNERS

Photomatrix offers a line of medium and high-speed paper document scanners that serve as input devices for image management systems used in office automation and service bureau environments. All PMX scanners are constructed for rugged, high volume use, offering higher duty cycles and reliability than most competitive models.

The complete image capture system among the Photomatrix document scanner line is the Series 6000, a high-speed (4,200 dual-sided pages per hour at 200 dots per inch [dpi] resolution), rugged, single or dual-sided, 200 to 400 dpi, automatic-feeding document scanning system. Series 6000 includes the scanner, a Pentium PC, high-resolution display, Windows 3.1 application software and two circuit boards (using 32-bit EISA bus technology) that enhance the scanner's speed and performance. One board processes (or cleans up) the scanned images and the other board compresses the images for storage. Photomatrix Image Capture Software ("PICS"), which operates in Microsoft Windows and supports Novell Netware, controls the scanning and PC hardware, displays images and manages the workflow of the image capture process (including indexing, scanning and formatting). PICS supports Windows' Dynamic Link Libraries, allowing the user to develop custom applications to use with Series 6000. Because the Series 6000 scanner, boards and PICS were designed to work as one tightly-integrated system, this configuration offers the best efficiency among Photomatrix scanners.

Photomatrix primarily sells the Viper Series 5000 ("Series 5000"), a simplex or duplex, high-resolution, 5000-element CCD scanner which captures double-sided documents at speeds in excess of 9,000 dual sided pages per hour. These rugged, high-duty-cycle machines differ from the Series 6000 in that the Series 5000 is not bundled with the Photomatrix image processing board, compression board, or PICS. Instead, Series 5000 is plug compatible with industry-leading interface (processing and compression) boards from Kofax, Xionics, Seaport Imaging, and Image Machines. Because of this compatibility, Photomatrix sells a higher volume of the Series 5000 scanners.

APERTURE CARD SCANNERS

Photomatrix aperture card scanners are used to scan microfilm images of engineering drawings for storage in a digital format. In addition to crisper images, the digital format permits users to electronically store, retrieve, distribute and print engineering documents in a local or enterprise wide environment. Photomatrix aperture card scanners offer a wide range of automation, throughput speed and image enhancement features. Photomatrix sells aperture card scanners primarily direct to corporate in-house and third-party service bureaus who scan microfilmed engineering drawings for the end users of those drawings. Photomatrix also sells a limited number of aperture card scanners under subcontracts to provide electronic-imaging systems to the Department of Defense.

MAINTENANCE SERVICES

The Company provides 24-hour service for its installed base through field engineers in 10 major cities throughout the United States ("US") and in England. The Company also has relationships with various third party maintenance organizations, including a nationwide relationship with IBM, to maintain document scanners, and Kodak, to provide COM duplicator spare parts. PMX field engineers average 9 years of experience with the Company. Using a sophisticated system for parts distribution and inventory control, the service operation offers installation, on-going maintenance and field technical support for existing and new products.

Total maintenance revenue for FY 1996 was $1.1 million, with a ratio of scanner maintenance revenue to COM duplicator revenue of approximately 60:40. In FY 1997, total maintenance revenue has maintained at a flat annualized run rate of $1.1 million, but the relative percentage of maintenance revenue has migrated towards scanners, where a 70:30 ratio of service from scanners to COM duplicators now prevails.

The Company views maintenance contracts and related revenue as a significant revenue opportunity in FY 1998 and FY 1999 and views maintenance contracts as an important profit center.

                                   COMPETITION

APERTURE CARD SCANNERS. The market for scanning engineering drawings is large and growing steadily. According to industry studies, in the US alone, it is estimated that more than 40,000 companies each have more than 100,000 engineering drawings, with a total estimated value of more than $1.5 trillion. Companies are dedicating large resources to and establishing significant budgets for the conversion, storage, distribution and retrieval of these engineering drawings. Problems with document and revision control, document distribution, deterioration and loss of documents are pervasive. Aperture cards, which contain microfilm images of these drawings, have been widely used since World War II to improve the storage and security of these documents. The need to electronically manage this data has become critical, as the volume of paper documents continues to increase, and companies are increasingly seeking methods to increase the efficiency of storage and retrieval of these documents.

Photomatrix developed much of its technology and related application of aperture card scanners in the mid 1980's when it introduced its aperture card scanner product. Photomatrix's competitors in the aperture card scanning market are Wicks & Wilson, a

United Kingdom company, and Vidar Systems Corporation, a subsidiary of Sweden's Yggdrasil. Photomatrix is not able to estimate the size of this market, but believes that it is currently limited due to the cost constraints of converting engineering backfiles of aperture cards and the related systems into electronic storage and retrieval systems. Photomatrix is the only approved aperture card vendor for the United States Department of Defense Engineering Data Management Information and Control System ("EDMIC") contract awarded to PRC in 1989 and the EDMIC's program currently is a significant source of demand for this product. The principal competitive advantages of the Photomatrix aperture card scanners are its image enhancement features, high speed accurate conversion features and reliability. Photomatrix's products are higher-end products and are priced higher than other currently marketed products. In the Company's opinion, its aperture card scanner product offering exceeds the quality and duty-cycle statistics of any of its competitors.

DOCUMENT SCANNERS. The document scanning industry can be segmented into the following five market segments:

- - -  Sheetfed scanners
- - -  Drum scanners
- - -  Flatbed scanners
- - -  Handheld scanners
- - -  Recognition and imaging editing software

Photomatrix document scanners utilize a flatbed vacuum transport technology. Furthermore, Photomatrix competes in the high end of the industry with Kodak, Fujitsu, Bell and Howell, and BancTec where speed, throughput and duty cycle are important product features. Competition in this segment is based upon price, image quality, paper handling capabilities, throughput speeds, ease of use, reliability and quality and speed of maintenance services. Kodak has utilized its strengths of name recognition, reputation, distribution channels, good performance, service capabilities, and strong financial capital base to become the market share leader in this segment. However, Kodak 500 and 900 model scanners, which are comparable to the Company's Viper Series 5000 of scanners, sell for more than the Photomatrix scanners.

Competitors in the high-end document scanner market differentiate their respective products primarily based on name recognition, quality, distribution channels, and price. Management believes the products of all three competitors in this marketplace operate comparably with industry-standard boards and interfaces such that interoperability is no longer a significant product differentiator. Photomatrix believes that its primary competitive advantages in this segment of the market are its price-performance relationship, including its relative speed, image quality, reliability and rugged build. All of its primary competitors, however, have substantially greater resources than Photomatrix for marketing and distribution and for purchasing and maintaining market share. There is no assurance that Photomatrix will be able to maintain a competitive position in this market.

In the document scanner market, the Photomatrix Series 5000 and 6000 compete favorably against their product counterparts at BancTec and Kodak. Photomatrix maintains the leading price-performance ratios in its market segment and retains this status via not only continually improving on speed and throughput but also pricing below BancTec's and Kodak's products. PMX's likelihood of increasing its market share may be reduced should Kodak significantly reduce its prices. Although management expects some general downward pressure on price in the next two to three years, management does not expect intense price competition in the foreseeable future. There is no assurance that the Company will not experience intense price competition.

During fiscal year 1997, Photomatrix entered into an OEM contract with Bell & Howell to supply Series 5000 scanners under the Bell & Howell label. PMX scanners operate at speeds higher than Bell & Howell's, and the Company's OEM relationship with Bell & Howell represents a strategic corporate partnering that is beneficial to both parties. Management does not view Bell & Howell as a competitor in the high-end market assuming PMX continually improves the features and speed of PMX scanners such that they are perpetually superior to Bell & Howell's product offering and Bell & Howell adequately markets and sells PMX scanners in large volumes. Management believes PMX has the engineering talent and resources to succeed at technologically staying ahead of Bell & Howell and, thereby, fostering a long-term OEM relationship.

                           MARKETING AND DISTRIBUTION

PMX markets Series 6000 image capture systems to service bureaus and high-volume end users via its direct sales force. In contrast, PMX markets its Series 5000 document scanners via indirect distribution channels, including via original equipment manufacturing (OEM) agreements, system integrators, distributors, and value added remarketers. PMX has two separate exclusive OEM agreements, one with Bell & Howell Limited under which Bell & Howell Limited resells those scanners in Europe, Africa, the Indian sub-continent and the Middle East, and the other with Bell & Howell (in the United States) under which Bell & Howell resells those scanners in the United States and Canada. The international agreement and the domestic agreement contain no minimum requirements. Generally, both Bell & Howell agreements preclude PMX from selling document scanners to dealers or distributors who represent Bell & Howell scanners. In April, 1997, Photomatrix entered into a distribution agreement with IBM. Under the agreement, which also contains no minimum requirements, IBM is granted the right to sell Photomatrix document scanners.

Photomatrix distributes its aperture card scanning products primarily to systems integrators and VARs who package the Photomatrix scanners with other software and hardware products for sale to end users. Because Photomatrix aperture card scanners are peripheral products which must be integrated with other products for end users, Photomatrix maintains close working relationships with major systems integrators and VARs. Photomatrix relies heavily on the sales efforts of its systems integrators and VARs to generate sales of aperture card scanners. Within this integrator and VAR distribution channel, Photomatrix sells its aperture card scanners under subcontracts to PRC, Inc. ("PRC") under a contract to provide electronic imaging systems to the Department of Defense. PRC is not obligated to order any minimum quantities and the timing and amount of the orders are not predictable. Photomatrix also sells, through its direct sales force, aperture card scanning systems to service bureaus which provide scanning services to engineering drawing end users.

Photomatrix generally provides a 90-day warranty on its products and offers, for sale, annual maintenance contracts thereafter. The warranty and maintenance work is typically provided through Photomatrix field service employees who are located throughout the United States. Photomatrix also performs repair services for and supplies replacement parts to Eastman Kodak Company (which previously sold Photomatrix product under a private-label agreement).

                         RAW MATERIALS AND MANUFACTURING

For the year ended March 31, 1997, Photomatrix manufactured its aperture card scanners and document scanners at its manufacturing facilities in Culver City, California. Subsequent to year-end, the manufacturing operations have been consolidated into a new facility in San Diego, California. This move will result in closer day-to-day supervision by the Company's management, since it represents the first time that operations personnel and upper management of the Company have been located in the same building. In addition, the Company has initially experienced raw material cost reductions as result of changing from Los Angeles to San Diego vendors. The raw material cost reductions have been offset by labor inefficiencies related to significant assembly personnel turnover incurred in connection with the move.

Photomatrix's operations consist of procurement, kit packaging, assembly of circuit boards, wiring and assembly and quality control testing of all parts, components, subassemblies and final assemblies of all products. Photomatrix manufactures its own boards, including 32 bit, EISA-bus technology image processing and compression boards used in its Series 6000 scanning products. Photomatrix's products incorporate electronic, imaging and mechanical components purchased from various vendors. The electronic components, including the computer chips, are generally available from multiple sources. Photomatrix currently uses Fairchild, Kodak and Sony CCDs in the Photomatrix cameras in its aperture card and document scanning products. However, other commercially available CCD cameras could be substituted if necessary. Photomatrix copies, labels and packages its software products.

Photomatrix's products contain numerous mechanical components that are machined specially for Photomatrix's products. Photomatrix relies upon several specific vendors as the sole source of its custom-machined parts. Although many vendors can provide this machine work, tools and molds needed for this process are in the possession of (and in some cases, owned by) its machine-shop vendors, and Photomatrix could experience supply disruption if one of these vendors failed to meet its supply obligations.

Photomatrix also bundles its aperture card scanners and document scanners with commercially available personal computers, work stations, high-resolution monitors, optical disk drives and other compatible peripherals and with Microsoft Windows, Novell NetWare and other commercially available software.


                    INTELLECTUAL PROPERTY RIGHTS AND LICENSES

Photomatrix relies upon copyright and trade secret laws to protect its software and firmware used in its aperture card scanner and document scanner products. Photomatrix has registered under Federal law design documents for its document scanner and certain of its product maintenance manuals, operations manuals and parts catalogues.

Photomatrix holds a perpetual nonexclusive license to use, manufacture, and distribute aperture card scanners, microfiche scanners, single and double sided document scanners that scan documents no greater than 12 inches in width and 24 inches in length and multiformat scanners provided that the manufacturer's net invoice price is not less than $7,000 for document scanners and $10,000 for all scanners that use certain imaging technology of Scan-Graphics, Inc., subject to United States Patent No. 4,972,273. Photomatrix is obligated to pay Scan-Graphics a royalty of 5-1/2 % of Photomatrix's net sales price for all aperture card scanners manufactured, sold and delivered by Photomatrix until December 31, 1998. Photomatrix is not obligated to pay any royalties with respect to document scanners, whole fiche scanners, roll film scanners and/or multiformat scanners even if the scanners use the patented technology or any derivative of such technology.
If Photomatrix discontinues its manufacturing of aperture card scanners, then it is obligated to negotiate with Scan-Graphics to sell Scan-Graphics a nonexclusive right to manufacture and sell the aperture card scanners.

Photomatrix is a party to a nonexclusive reseller agreement with Image Machines Corporation for a Windows driver for Photomatrix's aperture card scanners and for viewing and editing software. Under the reseller agreement, Photomatrix purchases the software for resale on a per copy basis. The Image Machines software is not bundled with aperture card scanners sold through PRC or Intergraph who have developed their own software for use with the scanners. Photomatrix offers with its scanners a SCSI developers' tool kit for developing a Photomatrix scanner driver.

Photomatrix also purchases and resells as part of the Series 6000 document scanner a board manufactured by Seaport Imaging that enables the scanning of bar codes.

Photomatrix holds a nonexclusive license which expires in March, 1998 from Educational Testing for an algorithm used for gray scaling images in Series 6000 document scanner and pays a $20 per unit royalty on sales of its dual-sided scanners.

Photomatrix holds a non-exclusive, perpetual, paid-up license to use and sublicense its Vision QC software to end-users, and Photomatrix owns the trademark Vision QC. The software and its source code are owned by Eureka Software Solutions, Inc., and Eureka and NightRider, a service bureau, have the right to sublicense the software to third parties.

Photomatrix bundles its Series 6000 document scanner with Microsoft DOS and Windows which it purchases on a per copy basis.

                                SEASONAL BUSINESS

The second and third quarters of the Company's fiscal year have typically shown higher revenue volumes than its first and fourth quarters.


                             DISCONTINUED OPERATIONS

The following represents a brief history on the discontinued operations of Photomatrix, Inc.:

SALE OF XSCRIBE LEGAL SYSTEM, INC. In July, 1996, the Company sold its computer-aided transcription business and related assets to its primary competitor for $2.2 million. The Company retained certain liabilities.

LEXIA SYSTEMS, INC. In October, 1993, the Company acquired the North American Sales Division of International Computers Limited, Inc. ("ICL"), a developer of groupware (office automation) software and manufacturer of Unix-based hardware, and formed Lexia Systems, Inc. ("Lexia"). Lexia and ICL entered into a strategic alliance whereby Lexia was to distribute ICL's groupware products in the US and support the domestic install base of ICL customers. However, the business partnering efforts between the Company and ICL / Fujitsu have proved to be ineffective primarily because of a difficult working relationship between ICL, Fujitsu and Lexia, combined with the fact that Lexia did not own the software or the proprietary rights and was not able to control the marketing or product management of ICL products. Consequently, in December, 1996, the Board of Directors of the Company approved a plan to discontinue Lexia Systems, Inc. before the end of the Company's second quarter in fiscal 1998. The Company is currently in process of selling this operation. There is no assurance that the Company will be able to consummate this sale. Further, in June, 1997, the Company had accounts payable and unpaid rent due ICL and related entities in the amount of $725,000. The Company is disputing the value received related to certain of these liabilities and is attempting to settle with ICL at a discount. There is no assurance that the Company will be successful in resolving these disputed amounts.

                              SIGNIFICANT CUSTOMERS

One customer (Bell & Howell) accounted for 17 percent of the Company's total revenue for fiscal year 1997. No other customer accounted for more than 10 percent of the Company's total revenue during fiscal years 1996 or 1995. (See "Additional Risk Factors")

                                     BACKLOG

      The Company generally does not have a material order backlog at any time because the Company normally fills orders within the delivery schedules requested by customers (generally within 30 days).

                                   GOVERNMENT SALES

The Company has a subcontract to PRC's contract with the Department of Defense (see "Competition"). Photomatrix is not guaranteed any orders under the subcontract which provides that PRC will issue purchase orders for products when the purchase orders are fully funded. Purchase orders are subject to termination if the government terminates the prime contract 25 days prior to the delivery date for the product.

                               RESEARCH AND DEVELOPMENT

During the last three fiscal years, the Company expended $915,000 (fiscal year 1997), $786,000 (fiscal year 1996), and $765,000 (fiscal year 1995) on company-sponsored research and development projects, including projects performed by consultants for the Company and including capitalized software development costs.

The Company is currently engaged in the development of competitive enhancements to the Photomatrix line of scanners, including a faster scanner, a "smart" automatic document feeder, a top loading stacker, and the next generation of both the Series 6000 document scanner and aperture card scanner line. There is no assurance that the Company will successfully complete current or planned development projects or will do so within the time parameters and budgets established by the Company, and there is no assurance that a market will develop for any product successfully developed.

The Company works closely with its customers in an attempt to develop enhancements and new products in response to customer needs.

The Company's management expects that research and development expenditures (including capitalized software development costs) will total about $1 million for the coming year.

                                  ENVIRONMENTAL LAWS

Compliance with Federal, state and local laws enacted for the protection of the environment have not had a material effect upon the Company's capital expenditures, earnings or competitive position to date. The Company does not anticipate that it will have to incur any material expenses in the future in order to comply with Federal, state or local laws because of the nature of its products and manufacturing operations.

                                      EMPLOYEES

At June 1, 1997, the Company had 61 full-time and 3 part-time employees, excluding nine employees associated with its discontinued Lexia operation, none of whom are subject to a collective bargaining agreement. The Company considers its relationship with its employees to be good.


                           FOREIGN AND DOMESTIC OPERATIONS

The Company derived approximately 21.8% of its revenue for the year ended March 31, 1997, from foreign sales made by Photomatrix, Ltd., a wholly owed subsidiary located in the United Kingdom.

ITEM 2.  PROPERTY

The Company leases its corporate headquarters located in San Diego, California. The Company first occupied this facility in March, 1997. This facility consists of approximately 23,400 square feet which houses the Company's corporate offices and PMX's manufacturing, sales and administrative functions. The lease expires in September, 2002.

The Company also leases facilities in Chandler, Arizona and London, England. These facilities house the Photomatrix product development and Photomatrix European operations, respectively. The Chandler facility lease consists of 5,100 square feet, which expired subsequent to March 31, 1997 in June, 1997. Subsequently, this lease was extended to June, 2000. The London facility consists of 2,400 square feet and the lease expires in May, 2013.

As of March 31, 1997, the Company leased a 49,000 square foot facility in Culver City (of which 15,000 square feet had been subleased to third-party tenants), and the lease expired in May, 1997. In March, 1997, the Company consolidated its corporate offices with its PMX manufacturing, sales and administrative functions into a single facility in San Diego, California.
The Company also subleases 6,000 square feet in Reston, Virginia for its Lexia operations (which operation has been discontinued by the Company, as more fully described in Note 2 of the Consolidated Financial Statements presented elsewhere herein) from ICL, which sublease expires in August, 1997.


The Company believes that its facilities are sufficient to accommodate its current needs and does not anticipate leasing additional space during the current fiscal year.

ITEM 3.  LEGAL PROCEEDINGS

The Company has been a defendant in three product liability cases pending in the United States District Court, Eastern District of New York (BERNHART V. XSCRIBE ET AL. (92 Civ. 3931), GALFIN V. XSCRIBE (92 Civ. 2582), and HAGIPADELIS V. XSCRIBE (95 Civ. 1977)). Xscribe has tendered these claims to its insurance carriers, St. Paul Fire and Marine Insurance, and Federal Insurance Company, and St. Paul has assumed the Company's defense without reservation of right and Federal has agreed to share defense costs, subject to a reservation of rights. The insurance carriers have prevailed in all judgements rendered to date. It may take several years before this litigation is ultimately resolved. The Company believes that there is no merit to any of the three pending cases and further believes that if any liability results from these claims, the liability (excluding punitive damages, if any) will be covered by its insurance policies. However, depending upon the outcome of these cases, the Company may be served in the future with additional claims or be subject to liability in excess of insurance policy limits.

The Company is not aware of any other legal proceedings to which it is a party.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

                                       PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Photomatrix, Inc. is traded in NASDAQ Stock Market Small Cap Tier under the symbol PHRX. On June 18, 1997, there were 5,083,000 shares outstanding and there were approximately 1,000 shareholders of record. Following is information regarding Photomatrix, Inc. common stock market prices:

                         Fiscal Year 1997    Fiscal Year 1996    Fiscal Year 1995
                        -----------------   -----------------   -----------------
Fiscal Quarter Ended    Low Bid  High Bid   Low Bid  High Bid   Low Bid  High Bid
- - --------------------    -------  --------   -------  --------   -------  --------
June 30 - 1st            11/16    1-7/16       7/8     1-1/2     3-9/16   4-19/32

September 30 - 2nd       17/32    1-1/16      13/16    1-1/2      2-1/4   3-15/16

December 31 - 3rd         3/8      13/16       3/4    1-1/16    1-13/16   2-11/16

March 31 - 4th            3/8      15/16       9/16   1-3/64      1-1/4    2-5/16


The Company has not paid a cash dividend on its common stock and it is not anticipated that the Company will pay any dividends in the foreseeable future

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following selected financial data is derived from audited financial statements as of the years ended March 31, 1997, 1996, 1995, 1994 and 1993 (000's have been omitted). Certain reclassifications have been made to prior year amounts to be consistent with current year classifications. Discontinued operations were reclassified for all periods presented and the remaining operations consist of Photomatrix Imaging Corp.and Photomatrix, Ltd., which were acquired in fiscal 1994. The data set forth below should be read in conjunction with the financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," both appearing elsewhere herein.

                                               For the years ended March 31,
                                 ------------------------------------------------------
                                    1997       1996      1995       1994      1993 (1)
                                 --------   --------   -------   --------   ----------
OPERATING DATA
  Revenue                        $  8,694   $  9,092   $ 9,712    $ 9,742        -
  Gross profit percent              26.3%      32.3%     31.5%      34.8%        -
  Loss from
    continuing operations        $ (2,290)  $ (1,368)  $  (791)   $  (194)       -
  Net income (loss)              $ (2,407)  $ (1,704)  $  (133)   $ 1,222      $ 662
  Loss per share
    from continuing operations   $ (0.44)   $  (0.24)  $ (0.13)   $  (.04)       -

                                               For the years ended March 31,
                                 ------------------------------------------------------
                                    1997       1996      1995       1994      1993 (1)
                                 --------   --------   -------   --------   ----------
OPERATING DATA

  Net income (loss) per share    $  (0.46)  $  (0.30)  $  (0.02)  $  0.23    $  0.07
  Dividends per share            $   -      $   -      $   -      $  -       $   -

                                    1997       1996      1995       1994       1993
                                 --------   --------   -------   --------   -------
BALANCE SHEET DATA
  Working capital                $  2,432   $  5,624   $  6,991   $  7,617   $ 1,965
  Current ratio                      1.92       2.96       4.10       5.35      (1)
  Total assets                   $  8,565   $ 12,581   $ 13,202   $ 12,844   $ 3,909
  Total long-term debt and
    obligations                  $    415   $  1,148   $    699   $    827   $   -

(1) Continuing operations of the Company were acquired during fiscal 1994. All years presented have been restated to reflect discontinued operations. Accordingly, fiscal 1993 consists only of discontinued operations.


Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the selected financial data and consolidated financial statements and notes thereto included elsewhere therein.

                                RESULTS OF OPERATIONS

Following is a comparative discussion by fiscal year of the results of continuing operations for the last three fiscal years ended March 31, 1997. The Company believes that inflation has not had a material effect on its operations to date.

FISCAL YEAR 1997 ENDED MARCH 31, 1997 COMPARED TO FISCAL YEAR 1996 ENDED MARCH 31, 1996

Consolidated revenue for the year ended March 31, 1997 decreased by $398,000 (4.4 %) to $8,694,000 from $9,092,000 for the year ended March 31, 1996. This decrease was due to a 35.4 % ($803,000) expected decrease in COM duplicator revenue and offset by a 5.9 % ($405,000) increase in scanner product and service revenue.

Consolidated gross margins for the year ended March 31, 1997 decreased $639,000 (21.8 %) to $2,294,000 from $2,933,000 and gross margin as a percent of sales decreased from 32.3 % to 26.4 % in the year ended March 31, 1997 due to significant price concessions made by the Company in connection with the establishment of its new OEM relationship with a major document scanner customer, as well as certain cost inefficiencies caused by the relocation of its manufacturing operations from Culver City to San Diego, including an inventory obsolescence write-off of approximately $127,000. Management believes that it has taken appropriate actions which will enable the Company to realize gross margins similar to those in fiscal years 1996, 1995 and 1994. There is no assurance that these margin improvements will be achieved.

Selling, general and administrative ("SG&A") expenses decreased $281,000 (7.8 %) from $3,592,000 in the prior year to $3,311,000 in the current year. The net decrease is primarily attributable to cost reductions made both in the sales and marketing as well as the general and administrative areas of the Company. As a percent of sales, SG&A decreased from 39.5 % in the prior year to 38.1 % in the current year, primarily due to the cost reduction efforts implemented during the current year.

Product development expenses increased $322,000 (66.4 %) from $485,000 in the year ended March 31, 1996 to $807,000 in the year ended March 31, 1997. Product development expenditures that were capitalized because they related to technologically feasible projects were $108,000 in the current year compared to $301,000 in the prior year. Total development spending increased $129,000 from $786,000 in the prior year to $915,000 in the current year primarily because of increased scanner development activity at Photomatrix, including the development of new models which feature increased speed (150 and 200 page per minute duplex models), as well as new options such as a "smart" automatic document feeder, a top-loading stacker and an NT version of the Company's PICS software.

During the current fiscal year, the Company relocated and consolidated its operations to San Diego. The cost incurred in connection with this activity totaled $520,000, and has been shown as a separate line item.

Interest expense decreased $136,000 from $228,000 in the prior year to $92,000 in the current year. This decrease was due to decreased borrowings under the Company's credit facility in the current year. Other income increased $239,000, from $11,000 in 1996 to $250,000 in 1997 as a result of non-recurring payment from a major customer under a minimum quantity purchase contract.

The Company's provisions for income taxes were $104,000 and $7,000 in the years ended March 31, 1997 and 1996, respectively. These amounts are substantially different from provisions calculated using the statutory rates because of the Company's inability to recognize the effects of net operating losses and related carry-forwards. The current year provision reflects an increase in the Company's valuation allowance relating to the deferred tax asset.

The decreases in revenue and gross margin, and the increased product development and relocation expenses, offset slightly by the reduction in SG&A costs and interest expense and the increase in other income, resulted in a loss from continuing operations of $2,290,000 ($0.44 per share) for the year ended March 31, 1997. This compares to the loss from continuing operations of $1,368,000 ($0.24 per share) for the year ended March 31, 1996.

During the current year, the Company sold its court reporting business (Xscribe Legal Systems, Inc.) and discontinued Lexia Systems, Inc., as more fully described in Note 2 of the Consolidated Financial Statements contained elsewhere herein. Including the loss from discontinued operations of $336,000 in the prior year and $251,000 in the current year, less gain of $134,000 from the sale of Xscribe Legal Systems, the net loss increased from $1,704,000 ($0.30 per share) in the year ended March 31, 1996 to $2,407,000 ($0.46 per share) in the year ended March 31, 1997.


FISCAL YEAR 1996 ENDED MARCH 31, 1996 COMPARED TO FISCAL YEAR 1995 ENDED MARCH 31, 1995

Consolidated revenue for the year ended March 31, 1996 decreased $620,000 (6.4%) to $9,092,000 in the year ended March 31, 1996 from $9,712,000 in the year ended March 31, 1995. This decrease was due to a 42.7% ($1,694,000) expected decrease in COM duplicator revenue, somewhat offset by an 18.7% ($1,074,000) increase in scanner product and service revenue.

Consolidated gross margins for the year ended March 31, 1996 decreased $124,000 (4.1%) to $2,933,000 in the year ended March 31, 1996 from
$3,057,000 in the year ended March 31, 1995. Gross margin as a percent of sales remained relatively constant at about 32%.

Selling, general and administrative expenses increased $336,000 (10.3%) from $3,256,000 in the year ended March 31, 1995 to $3,592,000 in the year ended March 31, 1996. The net increase includes a $426,000 increase at Photomatrix to develop its sales and marketing channels for scanners offset by $90,000 of cost reductions at the corporate headquarters. As a percent of sales, SG&A increased from 33.5% in the year ended March 31, 1995 to 39.6% in the year ended March 31, 1996, primarily due to the decreased revenue in the fiscal year ended March 31, 1996.

Product development expenses increased $56,000 (13.1%) from $429,000 in the year ended March 31, 1995 to $485,000 in the year ended March 31, 1996. Product development expenditures that were capitalized because they related to technologically feasible projects were $301,000 in the year ended March 31, 1996 compared to $336,000 in the year ended March 31, 1995. Total development spending increased $94,000 from $692,000 in the year ended March 31, 1995 to $786,000 in the year ended March 31, 1996 primarily because of increased scanner development activity at Photomatrix.

Other income (expense), which consists primarily of interest expense, increased $76,000 from $141,000 in the year ended March 31, 1995 to $217,000 in the year ended March 31, 1996. This increase was due to increased borrowings under the Company's credit facility, primarily used to finance increased inventory levels.

The Company's provisions for income taxes were $7,000 and $22,000 in the years ended

March 31, 1996 and 1995, respectively. These amounts are substantially different from provisions calculated using the statutory rates because of the Company's inability to recognize the effects of net operating losses and related carry-forwards, net of valuation allowances.

The decreases in revenue and gross margin, and the increased product development and interest expenses, and SG&A costs, resulted in a loss from continuing operations of $1,368,000 ($0.24 per share) for the year ended March 31, 1996. This compares to a loss from continuing operations of $791,000 ($0.13 per share) for the year ended March 31, 1995.

In the year ended March 31, 1997, the Company sold its court reporting business (Xscribe Legal Systems, Inc.) and discontinued Lexia Systems, Inc., as more fully described in Note 2 of the Consolidated Financial Statements contained elsewhere herein. Including the income (loss) from discontinued operations of $658,000 and ($336,000) in the years ending March 31, 1995 and 1996, respectively, the net loss increased from ($133,000) ($0.02 per share) in the year ended March 31, 1995 to ($1,704,000) ($0.30 per share) in the year ended March 31, 1996.

                           LIQUIDITY AND CAPITAL RESOURCES

Following is a discussion of Photomatrix's recent and future sources of and demands on liquidity as well as an analysis of liquidity levels.

RECENT AND FUTURE SOURCES OF AND DEMANDS ON LIQUIDITY AND CAPITAL RESOURCES

During fiscal year 1997, the Company's primary sources of liquidity were cash from discontinued operations of $1,382,000, proceeds of $2,000,000 from the sale of Xscribe Legal Systems, reductions in the Company's inventory of $573,000 and accounts receivable of $302,000, and an increase in accrued liabilities of $264,000. Primary uses of cash in the year ended March 31, 1997 were to repay the line of credit and notes payable with the bank and related parties ($967,000), reduce accounts payable and customer deposits ($524,000) and capital expenditures and capitalized software ($429,000). In the year ended March 31, 1997, the Company's cash balance increased $557,000 from $255,000 to $812,000.

The Company has a line of credit with a bank, which was amended subsequent to year-end to borrow a total of $750,000 which was unused at March 31, 1997. This line of credit accrues interest on outstanding borrowings at prime plus 2-1/2%
per annum.   During the year, the Company paid off a term loan with the same bank in the amount of $854,000. Outstanding borrowings under this combined credit facility are collateralized by all of the Company's assets.

As of March 31, 1996, the Company was in violation of certain financial covenants required by the combined credit facility. In June 1996, the Company renegotiated the facility to cure these defaults. In April, 1997, the Company amended and renewed the line of credit. Total borrowings under the line of credit are now limited to the lesser of $750,000 or 70% of eligible accounts receivable (as defined). The Company is now required to 1) maintain a minimum tangible net worth of $3,050,000 from March 31, 1997 through April 29, 1997, and $2,800,000 at April 30, 1997 and thereafter, 2) maintain a ratio of total liabilities to tangible net worth of not greater than 1.1 to 1.0 at March 31, 1997 and thereafter, 3) maintain working capital of $2,000,000 from March 31, 1997 through April 29, 1997, and $1,750,000 at April 30, 1997 and thereafter, and 4) maintain a current ratio of 1.7 to 1.0 at March 31, 1997 and thereafter. The new line of credit expires in August, 1997. The Company is in process of extending the line of credit with the bank. The is no assurance that the line of credit will be extended.

The Company is obligated under a series of unsecured notes payable to a related party totaling $527,000 as of March 31, 1997. These notes bear interest at a rate of 8% per annum and mature in May, 2000. Interest and principal payments totaling approximately $16,000 are due monthly. In April, 1997, the Company stopped making payments on these notes.

The Company has accounts payable and unpaid rent due ICL and related entities in the amount of $725,000. The Company is disputing the value received related to certain of these liabilities and is attempting to settle with ICL at a discount. There is no assurance that the Company will be successful in resolving these disputed amounts.

The Company's assured sources of future short-term liquidity as of March 31, 1997 are its cash balance of $812,000 and the unused portion of its line of credit of $750,000. Availability under the line of credit can be further limited based on the balance of eligible accounts receivables as described above.

The Company is currently obligated to pay approximately $ 20,000 per month in lease payments. Aside from these commitments, the Company has not made any material capital commitments.

In March, 1997, the Financial Accounting Standards Board issued SFAS 128, EARNINGS PER SHARE, which is effective for fiscal years ending after December 15, 1997. SFAS 128 requires the presentation of "basic" earnings per share which excludes the dilutive effect of all common stock equivalents. Presentation of "diluted" earnings per share, which reflects the dilutive effects of all common stock equivalents, will also be required. The diluted presentation is similar to the current presentation of fully diluted earnings per share, but uses the average market price of stock during the period. The Company is currently evaluating the impact of the implementation of SFAS 128.

The Company is concentrating on increasing its sales and improving its gross margins. If it is successful, then it should have sufficient liquidity to fund its operations during the next twelve months. In addition, the Company is continuing discussions with various candidates in an attempt to explore the possibility of a synergistic merger or strategic combination.

There is no assurance that the Company will be successful in these efforts.

ADDITIONAL RISK FACTORS

Photomatrix's business is subject to the following risks and uncertainties in addition to those described above.

ABILITY TO SUCCESSFULLY MARKET DOCUMENT SCANNERS

The Company's growth strategy is dependent upon its ability to market successfully its document scanners. In this regard, Photomatrix is currently focusing on expanding its indirect distribution channels through OEM arrangements, such as the OEM agreement with Bell & Howell, and through resellers. At this time, the indirect distribution channels are not well developed and there is no assurance that these channels will lead to increased sales. There is no assurance that Photomatrix's marketing efforts will be successful. Competitors of Photomatrix have substantially greater resources and may be able to compete more effectively on technology, price or product features. Photomatrix is also constrained by limits on its marketing budget and ability to create brand recognition. Further, Photomatrix's products are relatively high-priced durable goods and economic conditions that adversely affect the market for durable goods could have an adverse effect on Photomatrix's orders.

COMPETITIVE ENVIRONMENT

The Company competes primarily in the high-end of the imaging marketplace. The Company believes the critical success factors within this market segment include engineering quality, price reasonableness, distribution channels, production volume, name recognition, and access to a strong financial-capital base. The Company expects the majority of its future revenue to come from the sale of its line of high-performance document scanners. The Company's primary competitors in the high-performance document-scanner marketplace include Kodak and BancTec, both of which have access to a substantially greater financial-capital base than the Company. In addition, the Company estimates that Kodak has the leading market share in this market segment, and Kodak has substantially broader name recognition and greater sales and marketing resources than the Company. There can be no assurance that Photomatrix, Inc. will be able to overcome competitive forces and reactions in order to increase revenue necessary to return to profitability.

The Company's ability to increase its revenue is partially dependent upon successfully using existing OEM relationships and upon expanding its indirect channels of distribution. The Company's ability to expand these distribution channels is in part dependent upon its marketing and research and development expenditures. The Company's liquidity constraints may adversely impact these expenditures.

Further, Bell & Howell, with whom the Company has an OEM relationship to sell the

Company's document scanners, has recently introduced a document scanner with speed and features approaching the lower end of many of the scanners sold by the Company via this OEM channel. Although the Company believes it will be able to enhance its scanner technology to stay ahead of some of its competitors' products, there can be no assurance that Bell & Howell or another competitor will not introduce products into the Company's future market niche that will be of equal or superior performance.

REQUIRED REVENUE INCREASES

In order to reduce operating losses, by March 31, 1997, management has reduced operating costs on a consolidated basis by an aggregate of approximately $800,000 annually (including continuing and discontinued operations). The majority of the $800,000 cost reductions have been realized through headcount reductions and the consolidation of the operations and employees at the Photomatrix facility in Culver City, California and corporate headquarters in San Diego, California into a single facility located in San Diego, California. At current revenue levels, these cost reductions will not, in and of themselves, return the Company to profitability. The Company is focused on building indirect channels of distribution and increasing its revenue in order to return the Company to profitable operations.

Management projects sales revenue from its scanner product lines will need to increase and related gross margins will need to improve in the next fiscal year (i.e., the year ending March 31, 1998) relative to the current year in order for the Company to return to profitability. Management believes that margin improvements can be attained through improvements in customer and product mix, a general price increase that was effective April, 1997, together with cost reduction programs related to product modularity, improved material procurement methods and improvements in labor efficiency. There can be no assurance the Company's scanner product lines will meet or surpass sales and gross margins levels of the prior year.

RETAINING AVAILABILITY OF LINE OF CREDIT

The Company has not yet achieved a critical-mass level of revenue to reach a financial break-even point. Assuming that the Company's sales forecasts can be achieved and the line of credit is renewed in August, 1997, cash flow forecasts suggest that the Company's existing line of credit will be adequate to finance the Company's growth in the year ending March 31, 1998 ("FY 1998"). However, there can be no assurance that the Company will be successful in either increasing revenue volumes during FY 1998 to reach break-even levels of sales or in generating sufficient cash flow therefrom to satisfy cash and working capital requirements during this turn-around time period. Furthermore, as discussed below, if the Company cannot increase revenue levels sufficiently to return to profitability, the Company could be default on its bank covenants in the near future and possibly lose its line of credit.

LEXIA SYSTEMS, INC.

Relative to the discontinuation of Lexia Systems, Inc. ("Lexia"), the Company has identified a potential buyer of Lexia. ICL must consent to such a strategic transaction to assign the relevant licensing agreements with ICL to new management. Due to the protracted nature of the negotiations and the disagreements, there is no assurance that the Company and ICL will settle their current disagreements.

The Company has accounts payable and unpaid rent due ICL and related entities in the amount of $725,000. The Company is disputing the value received related to certain of these liabilities and is attempting to settle with ICL at a discount. There is no assurance that the Company will be successful in resolving these disputed amounts. Further, there is no assurance that existing Lexia customers will not assert claims against the Company or that such action would be successful.

RELOCATION OF CULVER CITY OPERATION TO SAN DIEGO

In March, 1997, the Company completed its relocation of the Culver City facility to San Diego. Although management attempted to retain all assembly, test and other employees involved in the manufacturing operations of the Company, most of the current employees in the Culver City facility did not relocate to San Diego. The Company did, however, hire certain replacement employees to train along side former Photomatrix operations personnel prior to the relocation. Following the relocation, it is possible that inefficiencies associated with the manufacturing learning curve could negatively impact the Company's gross margin.

RETENTION OF KEY EMPLOYEES

The Company is highly dependent upon the principal members of its management, engineering and field service staff and key individuals in all areas of the Company. The Company has implemented certain programs, including the re-pricing of outstanding stock options (see Note 11 to the Consolidated Financial Statements), which it believes will help in retaining these key employees. There can be no assurance that the Company will be able to retain all key personnel or attract new qualified personnel on acceptable terms.

ITEM 7.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements and schedule filed herewith are set forth in the Index to Consolidated Financial Statements and the Index to Consolidated Financial Statement Schedule and are incorporated herein by reference.











ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                                       PART III


ITEM 9.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

DIRECTORS

Mr. SUREN G. DUTIA, has been a Director and has served as the President and Chief Executive Officer of the Company since January 1989. He was elected to be the Chairman of the Board of the Company in September 1990. He also serves as the chief executive officer of each of the Company's subsidiaries. Prior to January 1989, Mr. Dutia was associated from 1981 to December 1988 with Dynatech Corporation, a diversified high-technology company headquartered in Burlington, Massachusetts. From 1986 to 1988, Mr. Dutia was a Division Manager and Vice President. Mr. Dutia was responsible for several subsidiaries, including one operating subsidiary for which he acted as President. He directed turn-around/divestiture activities for Dynatech and handled investor relations. Mr. Dutia is 55 years of age.

Mr. PATRICK W. MOORE, has been a Director of the Company since January 1991. Mr. Moore, who currently serves as the President of IPAC Manufacturing, Inc., located in Carlsbad, California, has significant business experience in both the private and public sectors. Mr. Moore also serves as a Director on the Boards of IPAC Express Assembly, Inc., MGS Interconnect, Inc., MGM Techrep, Inc., Evergreen Investments, Inc., Universal Cable Products, Inc. and CCS-West, LLC. Mr. Moore has served on the National Commission on Employment Policy, committees of the National Academy of Science, and as the national president of various trade organizations based in Washington, D.C. From 1981 to 1986, Mr. Moore served as President of the San Diego Private Industry Council and as Executive Director of the San Diego Regional Employment and Training Consortium. Mr. Moore is 48 years of age.

Mr. IRA H. SHARP, has been a Director of the Company since January 1990. Mr. Sharp has been the owner, Chief Executive Officer and General Counsel of Alderson Reporting Company, Inc., a court-reporting and litigation-support services firm in Washington, D.C. since 1984. Mr. Sharp also served in the same capacities for Alderson from 1977 until 1983. During the period of his absence from Alderson, Mr. Sharp was a lawyer in private practice. Mr. Sharp is 54 years of age.

Mr. JOHN F. STALEY, has been a Director of the Company since January 1989. From 1972 to the present, Mr. Staley has been a partner in Staley, Jobson and Wetherell, a law firm Mr. Staley founded, located in Pleasanton, California. Mr. Staley was also the founder and a director of Lab Sales of California and P.M. America, which were corporations involved in the manufacturing, sale and distribution of blood-analyzing machines and which were sold to Dynatech Corporation in 1982. From 1982 to the present, Mr. Staley has been a co-founder of the Bank of Livermore, California. Mr. Staley is 53 years of age.

EXECUTIVE OFFICERS

Set forth below is certain information about the executive officers of Photomatrix and its subsidiaries as of June 1, 1997.

MR. SUREN G. DUTIA has served as the President and Chief Executive Officer of the Company since January 1989.

MR. ROY L. GAYHART joined Photomatrix as Chief Financial Officer and Secretary on April 18, 1997. From 1994 to 1997, Mr. Gayhart was President of Sutherland-Gayhart, Inc., a private investment company which specialized in small start-up and bridge financing investments. From 1992 to 1994 he served as Chief Financial Officer, and later Vice President of International Operations for Lottery Enterprises, Inc. Mr. Gayhart has also served as Chief Financial Officer and Chief Operating Officer for the Shorebreak Division of South Carolina Tees, Inc. (from 1991 to 1992), Jacks Incorporated (from 1988 to 1991) and Nu-Ear Electronics, Inc. (from 1984 to 1988). Mr. Gayhart is a CPA and was an audit manager with Arthur Andersen LLP. Mr. Gayhart is 47 years of age.

MR. CHARLES H. FRADY has served as Controller and Treasurer since January, 1997. Mr. Frady joined Photomatrix in 1995 as Division Controller. From 1993 to 1995, he served as Senior Cost Accountant for Eaton Leonard Corporation. From 1990 to 1993, Mr. Frady was Accounting Manager for PacOrd, Inc. From 1987 to 1990, he was Controller for Bell Industries, Inc. Mr. Frady is 55 years of age.

Set forth below is certain information about significant employees of the Company as of June 1, 1997.

MR. DEL GLOVER joined Photomatrix in February 1996 as Vice President of Sales and Marketing. For the eight years prior to that, Mr. Glover was Director, Peripheral Products Division of Ricoh Corporation.

MR. WILLIAM SHEPPARD joined Photomatrix in July 1985 as Vice President of Engineering. Prior to that, Mr. Sheppard served in various engineering management positions with Planning Research Corporation, the U.S. Naval Ocean Systems Center and as president of Saguaro Systems Corporation, a consulting firm.

MR. ROGER BURTON joined Photomatrix in 1986 as the Managing Director of Photomatrix, Ltd., its wholly owned United Kingdom-based subsidiary. Prior to joining Photomatrix, Mr. Burton was Co-Director of Rosstech Designs, Ltd., specializing in electro-mechanical design consulting and prototype manufacturing.

ITEM 10. EXECUTIVE COMPENSATION

The following table shows, for the most recent three fiscal years, the cash compensation paid by the Company, as well as all other compensation paid or accrued for those years to the Chief Executive Officer as of March 31, 1997.


                             SUMMARY COMPENSATION TABLE

                                         Annual Compensation             Long Term
    Name and              Fiscal    ----------------------------    Compensation Stock
Principal Position         Year     Salary     Bonus     Other(1)        Option Shares
- - ------------------        ------    ------     -----     --------     --------------------
Suren G. Dutia            1997      $154,400   $30,000   $15,000              --
  President and Chief     1996      $165,000      --     $13,900            191,667
  Executive Officer       1995      $163,300   $10,000   $15,200            100,000


(1) Includes Company matching contributions to the Photomatrix Savings and Investment Plan ($4,800, $4,400, and $4,300) and supplemental life and medical premiums ($10,200, $9,500, and $10,900) for 1997, 1996 and 1995,
respectively.

Employment Agreements. Mr. Dutia is employed under an employment agreement that expires in June 1998. The Cash Compensation, Savings and Investment Plan, Supplemental Life Insurance and Medical Premium plans provided to Mr. Dutia, as described above, were provided in accordance with that employment contract. If Mr. Dutia's employment is terminated by the Company without cause, then he will be entitled to receive his base salary and health insurance benefits for the remainder of the term.

Officers Severance Policy. In 1988, the Company's Board of Directors adopted an Officers Severance Policy that was modified in November 1990 and February 1997. Under the policy, Mr. Dutia is to receive twelve weeks' compensation upon termination, in addition to amounts due him under his employment contract, and Mr. Gayhart and Mr. Frady are to receive eight weeks' compensation upon termination of employment by the Company.


ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of June 18, 1997, Lorne House Trust was the only shareholder known by the Company to be the beneficial owner of more than five percent of its outstanding Common Stock. As of that date, Lorne House Trust was the beneficial owner of 1,054,002 shares, representing 20.74 percent of the Company's outstanding stock. These shares are beneficially owned by Lorne House Trust as trustee of the Bulldog trust and the Pitkin trust, irrevocable trusts established by Sam Wyly and Charles J. Wyly, Jr., respectively. The record holders are Tensas, Ltd. and Roaring Creek, Ltd., which are corporations wholly owned by such trusts. Sam Wyly and Charles J. Wyly, Jr. disclaim beneficial ownership of these shares.

The following table sets forth certain information regarding the ownership of Photomatrix common stock by Directors and Executive Officers:

                                                          Percent of Shares of
                              Shares of Common Stock      Common Stock
Name of Beneficial            Beneficially Owned          Outstanding
Owner or Group                as of June 10, 1997(1)      as of June 10, 1997(1)
- - --------------            ----------------------     ----------------------

Suren G. Dutia
  President, CEO and
  Chairman of the Board(2)           278,033                     5.46%

Patrick W. Moore, Director            41,667                     *

Roy Gayhart
 Chief Financial Officer,
 Secretary                                 0                     *

Charles H. Frady
  Controller, Treasurer                1,667                     *

Ira H. Sharp, Director                43,333                     *

John F. Staley, Director              75,333                     1.48%

All directors and executive
  officers as a group(2)             440,033                     8.35%

(1) Includes and reflects the ownership by the named director or officer of shares of Common Stock subject to options exercisable within 60 days of June 18, 1997.

(2)   Includes options to purchase 100,000 shares.

* less than 1%



ITEM 12. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the acquisition of Photomatrix, Photomatrix restructured outstanding indebtedness to members and affiliates of the Wyly family into non-negotiable seven-year term notes bearing interest at the rate of eight percent per annum. The total principal amount of the notes payable to members of the Wyly family and their affiliates as of March 31, 1997 is $527,000.

                                       PART IV

ITEM 13. EXHIBITS, FINANCIAL STATEMENTS, SCHEDULE AND REPORTS ON FORM 8-K

FINANCIAL STATEMENTS, SCHEDULE AND EXHIBITS

The following consolidated financial statements are filed herewith:

      Consolidated Balance Sheets as of March 31, 1997 and 1996

      Consolidated Statements of Operations for the years ended March 31, 1997, 1996 and 1995

      Consolidated Statements of Shareholders' Equity for the years ended March 31, 1997, 1996 and 1995

      Consolidated Statements of Cash Flows for the years ended March 31, 1997, 1996 and 1995.

      Notes to Consolidated Financial Statements

The schedule filed herewith is set forth in the Index to Financial Statement Schedule. Other financial statement schedules, for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission, are not required under the related instructions and, therefore, have been omitted.

REPORTS ON FORM 8-K.

      The Company filed no reports on Form 8-K during the quarter ended March 31, 1997.

                             INDEPENDENT AUDITORS' REPORT

The Board of Directors and
Shareholders of Photomatrix, Inc.

We have audited the accompanying consolidated balance sheets of Photomatrix, Inc. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Photomatrix, Inc.and subsidiaries as of March 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                  KPMG Peat Marwick LLP


San Diego, California
May 29, 1997, except for Note 11, as to
     which the date is June 6, 1997

                         PHOTOMATRIX, INC. AND SUBSIDIARIES
                            CONSOLIDATED BALANCE SHEETS
                              MARCH 31, 1997 AND 1996

                                                          1997           1996
                                                      -----------     -----------
ASSETS
Current assets:
 Cash and cash equivalents                            $   812,000     $   255,000
 Accounts receivable, net of allowance
  of $111,000 and $76,000, respectively                  1,602,000       1,904,000
 Inventories                                            2,520,000       3,093,000
 Prepaid expenses and other                               149,000         156,000
 Net assets of discontinued operation (Note 2)               --         3,084,000
                                                       ----------     -----------
   Total current assets                                 5,083,000       8,492,000
                                                       ----------     -----------

Property and equipment, at cost                         1,986,000       2,310,000
Less accumulated depreciation and amortization           (640,000)       (831,000)
                                                       ----------     -----------
  Net property and equipment                            1,346,000       1,479,000
                                                       ----------     -----------

Intangible assets, net of accumulated
 amortization  of $1,512,000 and $970,000
 (Note 1)                                               2,053,000       2,433,000

Other assets                                               83,000         177,000
                                                      -----------     -----------
                                                      $ 8,565,000     $12,581,000
                                                      -----------     -----------
                                                      -----------     -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
  Accounts payable                                    $   844,000     $ 1,145,000
  Accrued liabilities and other (Note 8)                  590,000         326,000
  Customer deposits (Note 8)                              613,000         836,000
  Line of credit (Note 6)                                      --         170,000
  Current maturities of term note (Note 6)                     --         250,000
  Current maturities of notes payable to
   related parties (Note 5)                               152,000         141,000
  Net liabilities of discontinued operation
   (Note 2)                                               452,000              --
                                                      -----------     -----------
   Total current liabilities                            2,651,000       2,868,000

Notes payable to related parties (Note 5)                 375,000         527,000

Other non-current liabilities (Note 6)                     40,000         621,000

Commitments and contingencies (Note 10)

Shareholders' equity (Note 4):
   Preferred stock, 3,173,000 shares
    authorized                                             -                -
   Common stock, no par value; 30 million
    shares authorized, 5,083,000 and 5,715,000
    issued and outstanding                             19,351,000      20,093,000
   Accumulated deficit                                (13,998,000)    (11,591,000)
   Cumulative translation adjustment                      146,000          63,000
                                                      -----------     -----------
   Total shareholders' equity                           5,499,000       8,565,000
                                                      -----------     -----------
                                                      $ 8,565,000     $12,581,000
                                                      -----------     -----------
                                                      -----------     -----------

The accompanying notes are an integral part of these consolidated balance sheets.


                        PHOTOMATRIX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995

                                                            1997             1996            1995
                                                       -------------    -------------    -----------
Revenue:
   Equipment and software                              $  6,730,000     $  6,979,000     $  8,132,000
   Services                                               1,964,000        2,113,000        1,580,000
                                                       ------------     ------------     ------------
   Total revenue                                          8,694,000        9,092,000        9,712,000
                                                       ------------     ------------     ------------

Cost of revenue:
   Equipment and software                                 5,180,000        4,881,000        5,417,000
   Services                                               1,220,000        1,278,000        1,238,000
                                                       ------------     ------------     ------------
   Total cost of revenue                                  6,400,000        6,159,000        6,655,000
                                                       ------------     ------------     ------------

Gross profit                                              2,294,000        2,933,000        3,057,000
                                                       ------------     ------------     ------------

Operating costs and expenses:
   Selling, general and administrative                    3,311,000        3,592,000        3,256,000
   Research and development                                 807,000          485,000          429,000
   Facility consolidation and relocation                    520,000             -                -
                                                       ------------     ------------     ------------
   Total operating costs and expenses                     4,638,000        4,077,000        3,685,000
                                                       ------------     ------------     ------------

Operating loss                                           (2,344,000)      (1,144,000)        (628,000)
                                                       ------------     ------------     ------------

Other income (expense), net:
   Interest expense (Notes 5 and 6)                         (92,000)        (228,000)        (122,000)
   Other, net                                               250,000           11,000          (19,000)
                                                       ------------     ------------     ------------
   Net other income (expense)                               158,000         (217,000)        (141,000)
                                                       ------------     ------------     ------------

Loss from continuing operations
   before income taxes                                   (2,186,000)      (1,361,000)        (769,000)
Provision for income taxes (Note 7)                         104,000            7,000           22,000
                                                       ------------     ------------     ------------
Loss from continuing operations                          (2,290,000)      (1,368,000)        (791,000)
                                                       ------------     ------------     ------------

Income (loss) from discontinued operations (Note 2)        (251,000)        (336,000)         658,000
Gain on sale of discontinued operation (Note 2)             134,000             -                -
                                                       ------------     ------------     ------------

Net Loss                                               $ (2,407,000)    $ (1,704,000)      $ (133,000)
                                                       ------------     ------------     ------------
                                                       ------------     ------------     ------------


Net income (loss) per share:
   Continuing operations                               $      (0.44)    $      (0.24)      $    (0.13)
                                                       ------------     ------------     ------------
                                                       ------------     ------------     ------------
   Discontinued operations                             $      (0.02)    $      (0.06)      $     0.11
                                                       ------------     ------------     ------------
                                                       ------------     ------------     ------------
   Net loss                                            $      (0.46)    $      (0.30)      $    (0.02)
                                                       ------------     ------------     ------------
                                                       ------------     ------------     ------------

    The accompanying notes are an integral part of these consolidated statements.

                           PHOTOMATRIX, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995

                                          Common Stock                         Cumulative
                                      ----------------------    Accumulated   Translation
                                       Shares        Amount        Deficit     Adjustment      Total
                                      ---------   -----------   ------------   ----------   -----------
Balance, March 31, 1994               5,683,000   $20,080,000   $(9,754,000)   $(58,000)    $10,268,000

Exercise of warrants and options
 (Note 4)                                36,000        46,000                                    46,000

Other                                                   6,000                    62,000          68,000

Net loss                                                           (133,000)                   (133,000)
                                      ---------   -----------   ------------   ----------   -----------

Balance, March 31, 1995               5,719,000    20,132,000     (9,887,000)       4,000    10,249,000

Other                                    (4,000)      (39,000)                     59,000        20,000

Net loss                                                          (1,704,000)                (1,704,000)
                                      ---------   -----------   ------------   ----------   -----------

Balance, March 31, 1996               5,715,000    20,093,000    (11,591,000)      63,000     8,565,000

Common stock cancelled to settle
  disagreements with ICL (Note 2)      (666,000)     (748,000)                                 (748,000)

Exercise of options (Note 4)             34,000         6,000                                     6,000

Other                                                                              83,000        83,000

Net loss                                                          (2,407,000)                (2,407,000)
                                      ---------   -----------   ------------   ----------   -----------
Balance, March 31, 1997               5,083,000   $19,351,000   $(13,998,000)  $  146,000   $ 5,499,000
                                      ---------   -----------   ------------   ----------   -----------
                                      ---------   -----------   ------------   ----------   -----------

         The accompanying notes are an integral part of these consolidated statements.


                        PHOTOMATRIX, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED MARCH 31, 1997, 1996 AND 1995

                                                                      1997             1996            1995
                                                                 -------------    -------------    -----------
Operations:
   Loss from continuing operations                               $ (2,290,000)    $ (1,368,000)    $ (791,000)
   Adjustments:
   Depreciation and amortization                                      903,000          809,000        693,000
   Loss on disposal of tangible assets                                 27,000             -              -
   Changes in assets and liabilities:
      Accounts receivable                                             302,000          179,000       (617,000)
      Inventories                                                     573,000         (848,000)        87,000
      Prepaid expenses and other                                        7,000           58,000        (92,000)
      Accounts payable                                               (301,000)         412,000        (24,000)
      Accrued liabilities and other                                   264,000          (96,000)       (79,000)
      Customer deposits                                              (223,000)         343,000           -
                                                                 -------------    -------------    -----------
   Cash used in continuing operations                                (738,000)        (511,000)      (823,000)
   Cash provided by discontinued operations                           508,000          971,000        940,000
                                                                 -------------    -------------    -----------
Cash provided (used in) by operations                                (230,000)         460,000        117,000
                                                                 -------------    -------------    -----------

Investing activities:
   Proceeds from sale of discontinued operation                     2,000,000             -              -
   Purchase of property and equipment                                (267,000)        (276,000)      (693,000)
   Product development additions                                     (162,000)        (533,000)      (384,000)
   Decrease (increase) in other assets                                 94,000          (78,000)         5,000
                                                                 -------------    -------------    -----------
Cash provided by (used in) investing activities                     1,665,000         (887,000)    (1,072,000)
                                                                 -------------    -------------    -----------

Financing activities:
   Issuance of common stock                                             6,000           26,000         52,000
   (Repayment of) proceeds from credit facility, net (Note 6)        (826,000)         524,000        500,000
   Repayment of notes payable to related parties (Note 5)            (141,000)        (108,000)          -
   Other                                                                 -              (8,000)       (20,000)
                                                                 -------------    -------------    -----------
Cash provided by (used in) financing activities                      (961,000)          434,000       532,000
                                                                 -------------    -------------    -----------

Effects of exchange rates on cash                                      83,000           59,000         62,000
                                                                 -------------    -------------    -----------

Increase (decrease) in cash and cash equivalents                      557,000           66,000       (361,000)

Cash and cash equivalents, beginning of year                          255,000          189,000        550,000
                                                                 -------------    -------------    -----------

Cash and cash equivalents, end of year                              $ 812,000        $ 255,000      $ 189,000
                                                                 -------------    -------------    -----------
                                                                 -------------    -------------    -----------


           The accompanying notes are an integral part of these consolidated statements.


                                  PHOTOMATRIX, INC.
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the financial statements of Photomatrix, Inc. and its wholly-owned subsidiaries (the consolidated entity referred to as the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

BUSINESS

The Company primarily develops, manufactures, sells and services high-performance document and aperture card scanners to legal, financial, government and commercial enterprises.

CASH EQUIVALENTS

Cash equivalents include all highly liquid investments with an original maturity of three months or less.

INTANGIBLE ASSETS (INCLUDING SOFTWARE DEVELOPMENT COSTS)

Intangible assets are comprised of software development costs and costs in excess of net assets acquired (goodwill).

Software development costs incurred to establish technological feasibility are expensed when incurred. Subsequent costs are capitalized and amortized beginning when the related product is available for general release to customers. The amortization recorded for such products each year equals the greater of (i) the amount computed using the ratio that current revenue bear to total current and anticipated revenue, or (ii) the amount computed using the straight-line method over the remaining useful life of the product not to exceed a total life of five years. Unamortized computer software costs, included in intangible assets, were $647,000 and $816,000 as of March 31, 1997 and 1996, respectively. Amortization expense for capitalized software costs was $279,000, $139,000 and $55,000 for fiscal years 1997, 1996 and 1995, respectively.

The goodwill, amounting to $936,000 as of March 31, 1997, is related to the acquired Photomatrix technology and is being amortized over a period of ten years.

Management periodically assesses the realizability of all intangible assets, and records impairment allowances when appropriate. For the year ended
March 31, 1997, the Company recorded such an impairment allowance of $81,000 related to a discontinued product line. No other such allowances were recorded in the years ended March 31, 1996 and 1995.

FOREIGN CURRENCY TRANSLATION

The accounts of the Company's foreign subsidiary are measured using local currency as the functional currency; assets and liabilities are translated into U.S. dollars at period-end exchange rates, and income and expense accounts are translated at average monthly exchange rates. Net exchange gains or losses resulting from such translation are excluded from operations and accumulated in a separate component of shareholders' equity ("cumulative translation adjustment"). Gains and losses from foreign currency transactions are not significant and are included in selling, general and administrative expenses in the consolidated statements of operations.


INVENTORIES

Inventories include material, labor and overhead valued at the lower of cost (first-in, first-out) or market, and consist of the following as of March 31, 1997 and 1996:

                                                  1997           1996
                                              ------------   ------------
     Raw materials                            $  1,715,000   $  2,109,000
     Work in process                               375,000        535,000
     Finished goods                                430,000        449,000
                                              ------------   ------------
                                              $  2,520,000   $  3,093,000
                                              ------------   ------------
                                              ------------   ------------


REVENUE RECOGNITION

Equipment and software sale revenue are recognized upon transfer of the risk of ownership to the customer which typically occurs upon shipment from either the Company's or its agent's distribution location. The Company has no significant obligations related to software sales subsequent to delivery and subsequent to management's assessment that the collectibility of the related receivable is probable. Service revenue is recognized over the related contract period for maintenance contracts, or as the services are rendered.

PROPERTY AND EQUIPMENT

Substantially all property and equipment is demonstration equipment, manufacturing equipment and personal computers used in the Company's assembly, product development, sales and administrative activities. These items are stated at cost. Depreciation is provided over the estimated useful lives, typically three to five years, using the straight-line method.

IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

The Company adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, on April 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are computed using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities from a change in tax rates is recognized in income in the period that includes the enactment date.

NET INCOME (LOSS) PER COMMON SHARE

Net income (loss) per common share has been computed based on the weighted average number of common shares and common equivalent shares (the dilutive effect of stock options and warrants) outstanding during the year. The weighted average number of common shares and common equivalent shares used in computing income (loss) per share is 5,219,000, 5,742,000, and 5,959,000 in fiscal years 1997, 1996 and 1995, respectively. Primary and fully diluted income (loss) per share are the same for all periods presented.

STOCK OPTIONS

Prior to April 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On April 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net loss and pro forma loss per share disclosures for employee stock option grants made in fiscal 1996 and future years as if the fair-value based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

SIGNIFICANT CUSTOMERS

One customer (Bell & Howell) accounted for 17 percent of the Company's total revenue for fiscal year 1997. No other customer accounted for more than 10 percent of the Company's total revenue during the years presented.

PRODUCT WARRANTY COSTS

The Company provides product warranties and software support services to customers as part of its standard sales agreement. The warranties cover the service costs associated with hardware and software defects and range in term from 90 days to one year from date of sale.

SUPPLEMENTAL CASH FLOW INFORMATION

Interest paid approximates the amount expensed for the year ended March 31, 1997. However, in the year ended March 31, 1997, income tax expense of $104,000 exceeds income tax payments of $5,000 due to the increase in the valuation allowance related to the deferred tax asset during the year. Refer to Note 7 below for a detailed discussion of income taxes.

Interest and income taxes paid approximate the amounts expensed in the years ended March 31, 1996 and 1995.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the fair values be disclosed for the Company's financial instruments. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and other, and customer deposits approximate their fair values because of the short-term nature of these instruments. The carrying amounts reported for the line of credit, notes payable to related parties, and other non-current liabilities approximate fair value because the underlying instruments bear interest at rates that are comparable to rates available to the Company for similar debt instruments.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

RECLASSIFICATIONS

Certain prior-year amounts have been reclassified to conform to the current-year presentation.


2.  DIVESTITURE AND DISCONTINUATION

XSCRIBE LEGAL SYSTEMS, INC.

As more fully described in the Company's Form 8-K dated July 31, 1996 (filed August 13, 1996), on July 31, 1996, the Company sold substantially all of the assets and the business of its wholly owned subsidiary, Xscribe Legal Systems, Inc. ("Legal Systems"), to Stenograph Corporation ("Stenograph") in exchange for $2 million cash paid at closing, a $180,000 note delivered at closing, and the assumption by Stenograph of substantially all of the current liabilities ($844,000) of Legal Systems (excluding certain contingent liabilities). The contingent liabilities retained by the Company consist primarily of all income, property, sales and employment tax contingencies of Legal Systems, if any, and all products liability contingencies of Legal Systems for product sold prior to July 31, 1996. The Company also agreed to indemnify Stenograph, subject to certain limitations, upon the occurrence of certain events and with respect to retained contingent liabilities.

The Company recognized a gain on the sale of Legal Systems of $134,000. The discontinued business accounted for 33% and 35% of the Company's revenue for the years ended March 31, 1996 and 1995, respectively. Current- and prior-period balances have been reclassified to segregate Legal Systems as a discontinued operation.

LEXIA SYSTEMS, INC.

In December 1996, the Board of Directors of the Company approved a plan to discontinue the operations of Lexia Systems, Inc. ("Lexia"). In recent periods, Lexia's operating results have turned from profits to losses, and management believes these operational reverses to be permanent in nature.
The Company is currently negotiating to sell this operation. Lexia's operational results have been reclassified as a discontinued operation for the respective years presented herein. Lexia's balance sheets have similarly been reclassified as net assets (liabilities) of discontinued operations as of March 31, 1997 and 1996, respectively.

Previously, the Company had certain disagreements with the seller of the assets and operations which comprised Lexia. Under the terms of a settlement reached in August, 1996, the relinquished certain rights, including its exclusive reselling rights, in exchange for cancellation of 666,000 shares of the Company's common stock previously owned by the seller.

OTHER DISCONTINUED OPERATIONS

In fiscal year 1994, the Company discontinued its microfilming service bureau, and in fiscal year 1996, the Company discontinued its imaging service bureau. The accompanying consolidated financial statements reflect this business as discontinued operations. Revenue from this discontinued business was $51,000, and $177,000 in fiscal years 1996 and 1995, respectively.

Net liabilities of discontinued operations as of March 31, 1997 totaled $3,084,000 and was primarily comprised of accounts receivable, inventories, property and equipment, accounts payable, accrued liabilities and customer deposits.

3.  SEGMENT INFORMATION

Photomatrix operates predominantly in a single industry as a manufacturer of document and aperture card scanners. The Company's operations are located primarily in the United States and the United Kingdom. Geographical segment information follows for 1997, 1996, and 1995:


GEOGRAPHIC AREAS                               1997            1996            1995
                                           ------------    ------------    -----------
REVENUE:
  United States:
    Domestic and export customers          $  6,797,000    $  6,917,000    $ 7,960,000
    Inter-area                                  923,000       1,399,000        646,000
                                           ------------    ------------    -----------

  Total United States                         7,720,000       8,316,000      8,606,000
  Foreign                                     1,897,000       2,175,000      1,752,000
  Eliminations                                 (923,000)     (1,399,000)      (646,000)
                                           ------------    ------------    -----------
    Total                                  $  8,694,000    $  9,092,000    $ 9,712,000
                                           ------------    ------------    -----------
                                           ------------    ------------    -----------

OPERATING INCOME (LOSS):
  United States                          $  (2,006,000)    $   (978,000)   $  (860,000)
  Foreign                                     (348,000)         (97,000)       232,000
  Eliminations                                  10,000          (69,000)           --
                                           ------------    ------------    -----------
    Total                                $  (2,344,000)    $ (1,144,000)   $  (628,000)
                                           ------------    ------------    -----------
                                           ------------    ------------    -----------


IDENTIFIABLE ASSETS:
  United States                            $  7,189,000    $ 10,619,000   $ 12,147,000
  Foreign                                     1,366,000       2,031,000      1,075,000
  Eliminations                                   10,000         (69,000)       (20,000)
                                           ------------    ------------    -----------
    Total                                  $  8,565,000    $ 12,581,000   $ 13,202,000
                                           ------------    ------------    -----------
                                           ------------    ------------    -----------

4.  SHAREHOLDERS' EQUITY

The Company has two existing common stock option plans under which an aggregate of 699,999 shares of the Company's common stock may be issued through qualified incentive stock options or non-qualified stock options. The Company has a third plan which expired in fiscal 1994 with approximately 100,000 options still outstanding. Under the terms of the existing plans, incentive stock options are granted at an exercise price which is not less than 100 percent of the fair market value of the Company's common stock at the date of grant; non-qualified options are granted at not less than 85 percent of the fair value at the date of grant. Options are exercisable within the period and in the increments as determined by the Company's Board of Directors or plan administration committee appointed by the Board of Directors.

At March 31, 1997, there were 21,835 additional shares available for grant under the Plans. The per share weighted-average fair value of stock options granted during 1997 and 1996 was $0.62 and $0.63 respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1997 - expected dividend yield 0.0%, volatility of 75.8%, risk-free interest rate of 6.0%, and an expected life of 5 years; 1996 - expected dividend yield 0.0%, volatility of 75.8%, risk-free interest rate of 6.0%, and an expected life of 5 years.

The Company applies APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                  1997           1996
                                              -----------     -----------
Net loss, as reported                         $(2,407,000)    $(1,704,000)
Pro forma                                     $(2,578,000)    $(1,771,000)
Loss per share, as reported                        $(0.46)         $(0.30)
Pro forma loss per share                           $(0.49)         $(0.31)

Pro forma net loss reflects only options granted in 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net loss amounts presented above because compensation cost is reflected over the options' vesting period of 2-3 years and compensation cost for options granted prior to April 1, 1995 is not considered.

Additional information with respect to the options under the plans follows (See
Note 11):

                                          Shares    Price per share     Total
                                        --------    ---------------  ----------
Options outstanding, March 31, 1994      551,500     $0.18 - $3.94   $  840,400
    Options granted                      339,000     $1.69 - $4.13    1,000,100
    Options exercised                    (30,833)    $0.38 - $2.16      (44,000)
    Options canceled                    (142,800)    $2.16 - $4.12     (507,900)
                                        --------    ---------------   ---------
Options outstanding, March 31, 1995      716,867     $0.18 - $4.13   $1,288,600
    Options granted                      760,665     $ .69 - $1.25      633,812
    Options exercised                         --           --                --
    Options canceled                    (649,034)    $0.88 - $4.13   (1,260,465)
                                        --------    ---------------  ----------
Options outstanding, March 31, 1996      828,498     $0.18 - $3.56   $  661,947
    Options granted                      195,000     $0.44 - $0.94      105,000
    Options exercised                    (33,333)        $0.18           (6,000)
    Options canceled                    (242,833)    $0.38 - $3.56     (227,839)
                                        --------    ---------------  ----------
Options outstanding, March 31, 1997      747,332     $0.18 - $1.25   $  533,108
                                        --------    ---------------  ----------
                                        --------    ---------------  ----------
Options exercisable, March 31, 1997      356,166     $0.18 - $1.25   $  237,869
                                        --------    ---------------  ----------
                                        --------    ---------------  ----------

In June 1995, the Company canceled employee stock options to acquire 41,667 shares at an exercise price of $4.13 per share and granted new replacement options to acquire 41,667 shares at an exercise price of $1.69 per share. In November 1995, the Company canceled stock options to acquire 628,999 shares (including options to acquire 85,000 shares held outside the Plans described above) at exercise prices ranging from $1.31 to $2.91 per share and granted new replacement options to acquire 628,999 shares at an exercise price of $0.88 per share.

In addition to the options described above, the Company had outstanding warrants and other options to acquire common shares as follows:

               Shares        Exercise Price          Expiration
               ------        --------------         --------------
               33,333            $0.42              December, 2003
               75,000            $1.00              August, 2000


Subsequent to March 31, 1997, the Company canceled the warrant to purchase 75,000 shares at an exercise price of $1.00 per share (listed above) and re-issued a separate warrant to purchase 75,000 shares at an exercise price of $0.44 per share with an expiration date of April, 2002.

The Company is authorized to issue 3,173,275 shares of its preferred stock. No preferred shares were outstanding in the three years ended March 31, 1997.

5.  RELATED PARTY TRANSACTIONS

In connection with the acquisition of Photomatrix in the year ended March 31, 1994, $777,000 of amounts due to affiliates of Photomatrix's then-majority shareholders (presently shareholders of the Company) were converted into seven year notes payable which mature in April 2000. These notes bear interest at a rate of 8% per annum. Interest-only payments were due monthly during the first two years. Interest and principal are due in equal monthly installments (beginning in May 1995) for years three through seven. Interest expense related to these notes was $48,000, $59,000 and $62,000 in the years ended March 31, 1997, 1996 and 1995, respectively. As of March 31, 1997 $527,000 was outstanding under these notes.

6.  LINE OF CREDIT

The Company has a line of credit with a bank to borrow a total of $750,000 of which zero was outstanding at March 31, 1997. This line of credit accrues interest on outstanding borrowings at prime plus 2-1/2% per annum. Total borrowings under the line of credit are limited to the lesser of $750,000 or 70% of eligible accounts receivable (as defined). Total borrowings are limited to $750,000 as of March 31, 1997. The Company is required to 1) maintain a minimum tangible net worth of $3,050,000 through April 29, 1997, and a minimum tangible net worth of $2,800,000 thereafter, 2) maintain a ratio of total liabilities to tangible net worth of not greater than 1.1 to 1.0, 3) maintain working capital of $2,000,000 through April 29, 1997 and $1,750,000 thereafter, and 4) maintain a current ratio of 1.7 to 1.0. The line of credit expires in August 1997 and is subject to a 1% non-utilization fee charged on the average daily unused portion of the line, payable quarterly in arrears. Outstanding borrowings under this line of credit are collateralized by all of the Company's assets.

Line of credit activity for 1997, 1996 and 1995 was as follows:

                                              1997        1996        1995
                                            --------   ----------   --------
Interest expense                            $  7,000   $   46,000   $ 49,000
Average interest rate                           7.4%         8.5%       9.1%
Average month-end balance outstanding       $ 99,000   $  536,000   $520,000
Maximum month-end balance outstanding       $460,000   $1,170,000   $940,000


As part of the credit facility which the Company maintained during a portion of the years ended March 31, 1997 and 1996, the Company also had a term loan with outstanding balances of zero and $854,000 as of March 31, 1997 and 1996, respectively. Interest on this term loan accrued at a rate of prime plus 1-1/2% per annum. Interest expense on the term note during the years ended March 31, 1997, 1996 and 1995 was $23,000, $61,000 and zero, respectively.

7.  INCOME TAXES

The components of loss before income taxes are as follows:

                                         1997          1996          1995
                                     -----------   ------------   ----------
U.S. continuing operations           $(1,820,000)  $ (1,258,000)  $ (812,000)
U.S. discontinued operations            (117,000)      (336,000)     658,000
Foreign                                 (366,000)      (103,000)      43,000
                                     -----------   ------------   ----------
                                     $(2,303,000)  $ (1,697,000)  $ (111,000)
                                     -----------   ------------   ----------
                                     -----------   ------------   ----------

The provision for taxes consists of the following for fiscal years 1997, 1996 and 1995:

                                         1997          1996          1995
                                     -----------   ------------   ----------
Current:
    Federal                          $      --     $       --     $    6,000
    State                                  1,000          7,000       16,000
    Foreign                                 --             --            --
                                     -----------   ------------   ----------
                                           1,000          7,000       22,000
Deferred                                 103,000           --            --
                                     -----------   ------------   ----------
                                     $   104,000   $      7,000   $   22,000
                                     -----------   ------------   ----------
                                     -----------   ------------   ----------

A reconciliation from the Federal income tax provision computed at the statutory rate to the actual provision for taxes on loss from continuing operations for fiscal years 1997, 1996 and 1995 is as follows:

                                         1997          1996          1995
                                     -----------   ------------   ----------
Tax at statutory Federal tax rate    $  (744,000)   $  (463,000)  $ (261,000)
State income taxes (net of
    Federal benefit)                        --            5,000       10,000
Federal impact on continuing
    operations from change in
    valuation allowance                  848,000        465,000      223,000
Other                                       --             --         50,000
                                     -----------   ------------   ----------
                                     $   104,000   $      7,000   $   22,000
                                     -----------   ------------   ----------
                                     -----------   ------------   ----------

Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The significant components of the deferred income tax assets and deferred income tax liabilities as of March 31, 1997 and 1996 are as follows:

                                                         1997           1996
                                                   ------------   ------------
         Deferred tax assets:
           Tax operating loss carryforward         $  4,624,000   $  3,944,000
           Inventory and other reserves                 256,000        559,000
           Tax basis of intangible assets
             greater than book basis                    193,000        174,000
           Other                                        145,000        211,000
                                                   ------------   ------------
                                                      5,218,000      4,888,000
           Less valuation allowance                  (4,488,000)    (3,793,000)
                                                   ------------   ------------
                                                        730,000      1,095,000
                                                   ------------   ------------

           Deferred tax liabilities:
           Book basis of intangible assets
             greater than tax basis                    (461,000)      (537,000)
           Software capitalization                     (239,000)      (414,000)
           Other                                        (30,000)       (41,000)
                                                   ------------   ------------
                                                       (730,000)      (992,000)
                                                   ------------   ------------

         Net deferred tax asset (included
           in other assets)                        $       --     $    103,000
                                                   ------------   ------------
                                                   ------------   ------------


The Company has recorded net tax assets in an amount approximately equal to net tax liabilities because management believes that these items will offset in future periods, considering statutory carryforward periods and limitations. Subject to future reassessment of future income potential, the Company has fully reserved for all deferred tax assets in excess of deferred tax liabilities.

As of March 31, 1997, the Company has available for Federal income tax purposes a net operating loss ("NOL") carryforward of approximately $13,600,000 which can offset future consolidated taxable income and which begins to expire in fiscal year 2000. The utilization of about $7,900,000 of this NOL is subject to an annual limitation of about $800,000. The remainder of $5,700,000 is currently available.


8.  ACCRUED LIABILITIES AND CUSTOMER DEPOSITS

Accrued liabilities and other consist of the following as of March 31, 1997 and 1996:

                                                         1997           1996
                                                   ------------   ------------
         Compensation and related items            $    210,000     $  235,000
         Other                                          380,000         91,000
                                                   ------------   ------------
                                                   $    590,000     $  326,000
                                                   ------------   ------------
                                                   ------------   ------------

In November 1995, the Company settled certain disagreements with Eastman Kodak whereby Kodak discontinued its purchases of Photomatrix COM duplicators and guaranteed certain future annual levels of spare-parts purchases. In each calendar year 1996 and 1995, Kodak did not meet its annual obligations and, as a result, made a one-time payment to the Company in fiscal year 1997 of $250,000, which has been classified as other income in these consolidated financial statements. In December 1996 and 1995,

Kodak advanced to the Company $500,000 and $608,000, respectively (the entire respective calendar-year shortfall) as a prepayment against future spare-parts purchases. Of the total prepayments made in the years ended March 31, 1997 and 1996, $273,000 and $309,000 remained as of March 31, 1997 and 1996, respectively, and are included in customer deposits in the accompanying consolidated balance sheets.

9.  EMPLOYEE BENEFIT PLANS

The Company maintains defined contribution savings and investment plans for the benefit of all full-time employees. The Company's expense related to the plans was $39,000, $54,000 and $28,000 in 1997, 1996 and 1995, respectively.
The Company has no significant post-employment or post-retirement obligations that would require accrual under SFAS 106 or 112.

10. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company's operations are conducted in facilities which are occupied under operating leases. The leases require payment of taxes, maintenance expenses and insurance. Rental expense (net of rents under sublease of $187,000, $150,000 and $93,000 in 1997, 1996 and 1995, respectively) incurred under operating leases (including leases which have expired) was $246,000, $232,000 and $208,000, in 1997, 1996 and 1995, respectively.

Future minimum lease commitments (net of minimum rents receivable under sublease of $25,000 in 1998 ) as of March 31, 1997, are as follows:

                   1998                     $   245,000
                   1999                         281,000
                   2000                         288,000
                   2001                         295,000
                   2002                         288,000
                   2003 and thereafter          571,000
                                            -----------
                                            $ 1,968,000
                                            -----------
                                            -----------


LEGAL PROCEEDINGS

The Company has been a defendant in three product liability cases pending in the United States District Court, Eastern District of New York (BERNHART V. XSCRIBE ET AL. (92 Civ. 3931), GALFIN V. XSCRIBE (92 Civ. 2582), and HAGIPADELIS V. XSCRIBE (95 Civ. 1977)). Xscribe has tendered these claims to its insurance carriers, St. Paul Fire and Marine Insurance, and Federal Insurance Company, and St. Paul has assumed the Company's defense without reservation of right and Federal has agreed to share defense costs, subject to a reservation of rights. The insurance carriers have prevailed in all judgements rendered to date. It may take several years before this litigation is ultimately resolved. The Company believes that there is no merit to any of the three pending cases and further believes that if any liability results from these claims, the liability (excluding punitive damages, if any) will be covered by its insurance policies. However, depending upon the outcome of these cases, the Company may be served in the future with additional claims or be subject to liability in excess of insurance policy limits.

The Company is not aware of any other legal proceedings to which it is a party.


11. SUBSEQUENT EVENT

On June 6, 1997, the Company's Board of Directors voted to adjust the exercise price of all outstanding stock options of all current directors and employees under its two stock option plans to $0.53 per share (equal to the fair market value on the date of grant).

                         QUARTERLY FINANCIAL DATA (UNAUDITED)
                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     Fiscal Quarters Ended
                                       ----------------------------------------------
                                          June    September     December       March      Total
                                       --------   ---------     --------     --------    --------
FISCAL 1997
  Revenues                             $  1,700    $  2,720     $  2,451     $  1,823    $  8,694
  Gross profit                              457         641          666          530       2,294
  Loss from continuing operations          (658)       (436)        (196)      (1,000)     (2,290)
  Net loss                                 (738)       (415)        (199)      (1,055)     (2,407)
  Loss from continuing
    operations per share                  (0.12)      (0.09)       (0.04)       (0.20)      (0.44)
  Net loss per share                      (0.13)      (0.08)       (0.04)       (0.21)      (0.46)
  Average shares outstanding              5,716       5,050        5,050        5,061       5,219


FISCAL 1996
  Revenues                             $  1,884    $  2,368     $  2,744     $  2,096    $  9,092
  Gross profit                              571         879        1,168          315       2,933
  Income (loss) from continuing
    operations                             (429)       (256)          95         (778)     (1,368)
  Net loss                                 (447)       (189)         (88)        (980)     (1,704)
  Income (loss) from continuing
    operations per share                  (0.08)      (0.05)        0.02        (0.14)      (0.24)
  Net loss per share                      (0.08)      (0.03)       (0.02)       (0.17)      (0.30)
  Average shares outstanding              5,754       5,750        5,742        5,724       5,742


Note: The loss from continuing operations and the net loss for the quarter ended March, 1997, includes approximately $520,000 in costs related to the Company's move and consolidation of operations to its new facility in San Diego.


               INDEX TO CONSOLIDATED FINANCIAL STATEMENT SCHEDULE


      The following consolidated schedule of Photomatrix, Inc. and its subsidiaries is submitted herewith.

                                                                     Page

Schedule II - Valuation and Qualifying Accounts . . . . . . . . . . .  47

           SCHEDULE II  -  VALUATION AND QUALIFYING ACCOUNTS

                            PHOTOMATRIX, INC. AND SUBSIDIARIES

                    SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                                  Balance,                                   Balance,
                                 Beginning                                     End
Description                       of Year   Expense   Acquired   Write-Off   of Year
- - -------------------------------------------------------------------------------------
 FISCAL YEAR 1997
 ----------------------------

 Allowance for Uncollectible
      Accounts Receivable        $   76     $   46    $  -       $   11      $  111
                                 ----------------------------------------------------
                                 ----------------------------------------------------
 Inventory Excess and
      Obsolescence Reserve       $  592     $  130    $  -       $  572      $  150
                                 ----------------------------------------------------
                                 ----------------------------------------------------

 Warranty Reserve                $   35     $   16    $  -       $   -       $   51
                                 ----------------------------------------------------
                                 ----------------------------------------------------
 FISCAL YEAR 1996
 ----------------------------

 Allowance for Uncollectible
      Accounts Receivable        $   61     $   75    $  -       $   60      $   76
                                 ----------------------------------------------------
                                 ----------------------------------------------------
 Inventory Excess and
      Obsolescence Reserve       $  368     $  179    $  -       $  (45)     $  592
                                 ----------------------------------------------------
                                 ----------------------------------------------------

 Warranty Reserve                $   35     $   15    $  -       $   15      $   35
                                 ----------------------------------------------------
                                 ----------------------------------------------------

 FISCAL YEAR 1995
 ----------------------------
 Allowance for Uncollectible
      Accounts Receivable        $    3     $  30     $  30      $   2       $  61
                                 ----------------------------------------------------
                                 ----------------------------------------------------
 Inventory Excess and
      Obsolescence Reserve       $  405     $  89     $  -       $ 126       $ 368
                                 ----------------------------------------------------
                                 ----------------------------------------------------

 Warranty Reserve                $   35     $   -     $  -       $  -        $  35
                                 ----------------------------------------------------
                                 ----------------------------------------------------

               See accompanying independent auditors' report.

                                  EXHIBIT INDEX

      The exhibits listed under Item 14(c) are filed as part of this Annual Report on Form 10-KSB.

                  Executive Compensation Plans and Arrangements:
10.8     1992 Xscribe Stock Option Plan and sample agreement              (ix)
10.11    Executive Employment Agreement between the Company and
         Suren G. Dutia dated December 20, 1988.                          (ix)
10.24    Description of executive bonus arrangements and executive
         severance plan.                                                  (ix)
10.25    1994 Xscribe Stock Option Plan and sample agreements.            (ix)

         (b) Reports on Form 8-K
         No reports on Form 8-K were filed by Photomatrix during the fiscal quarter ended March 31, 1997.

         (c) Exhibits
3.1      Amended and Restated Articles of Incorporation
3.3      Bylaws
10.2     Settlement Agreement dated January 11, 1993 between              (iv)
         Photomatrix Corporation and Scan-Graphics, Inc.
10.4     Lease Agreement between Photomatrix and EVB Limited              (iv)
         Partnership-I dated December 17, 1987
10.5     Lease Agreement between Photomatrix Limited and Bermer           (iv)
         Limited dated May 31, 1989
10.6     Promissory Notes dated April 30, 1993 in the aggregate           (iv)
         principal amount of $776,607 payable to the following
         members of the Wyly family and affiliates: Sam Wyly,
         Charles Wyly, Jr., Evan Wyly, Donald Miller, First Dallas International, Ltd., and Premier Partners
10.7     Subcontract dated March 31, 1991 between PRC, Inc. and           (iv)
         Photomatrix
10.8     1992 Xscribe Stock Option Plan and Sample Agreement              (iv)
10.11    Executive Employment Agreement between the Company and            (i)
         Suren G. Dutia dated December 20, 1988
10.24    Description of executive bonus arrangements and executive        (iv)
         severance plan
10.25    1994 Xscribe Stock Option Plan and Sample Agreements            (vii)


10.30    Security and Loan Agreement between Imperial Bank and            (ix)
         Xscribe Corporation dated June 17, 1996 and related documents.

10.31    OEM Purchase Agreement for Photomatrix Scanners dated            (ix)
         February 8, 1996 between Bell & Howell Limited and
         Photomatrix Corporation. (Non-public information has been filed with the Securities and Exchange Commission)

10.32    OEM Purchase Agreement for Photomatrix Scanners dated            (ix)
         June 12, 1996 between Bell & Howell Operating Company and
         Photomatrix Corporation. (Non-public information has been filed with the Securities and Exchange Commission)

10.33 Facilities Lease Agreement between Photomatrix and Manufacturers Life dated November 7, 1996

10.34 Amendment No. 1 to Security and Loan Agreement with Imperial Bank, together with continuing guarantee and warrant agreements.

             21.1    Subsidiaries of the registrant as of March 31, 1997:
                     -  Photomatrix Imaging, Inc., Nevada
                     -  Lexia Systems, Inc., California
                     -  Xscribe Imaging, Inc., California
                     -  Xscribe Legal Systems, Inc., California

             23.2 Independent Auditors' Consent from KPMG Peat Marwick LLP dated June 30, 1997


             24.1    Power of Attorney (see signature pages)

              (i) Incorporated by reference to exhibits filed with the Company's Combined Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended March 31, 1991, filed with the Securities and Exchange Commission on June 26, 1991.

              (ii) Incorporated by reference to exhibits filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1992, filed with the Securities and Exchange Commission on June 26, 1992.

             (iii) Incorporated by reference to exhibits filed with the Company's Post Effective Amendment No. 2 to its Registration Statement on Form S-2 (No. 33-43036) filed with the Securities and Exchange Commission on June 14, 1993.

              (iv) Incorporated by reference to exhibits filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1993, filed with the Securities and Exchange Commission on June 29, 1993.

               (v) Incorporated by reference to exhibits filed with the Company's Current Report on Form 8-K dated October 25, 1993, filed with the Securities and Exchange Commission on November 5, 1993.

              (vi) Incorporated by reference to exhibits filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1994, filed with the Securities and Exchange Commission on June 29, 1994.

             (vii) Incorporated by reference to exhibits filed with Company's Registration Statement on Form S-8 (No. _______) with the Securities and Exchange Commission on August 18, 1995.

            (viii) Incorporated by reference to exhibits filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995, filed with the Securities and Exchange Commission on June 29, 1995.

            (ix) Incorporated by reference to exhibits filed with the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996, filed with the Securities and Exchange Commission on June 25, 1996.

(d)          Schedule

             Schedule II     Valuation and Qualifying Accounts

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on June 30, 1997.

                                  PHOTOMATRIX, INC.

                                  by  /s/
                                    ---------------------------------
                                    Suren G. Dutia, President, Chief
                                      Executive Officer and Chairman
                                      of the Board

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Suren G. Dutia and Roy L. Gayhart, jointly and severally, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to the Report on Form 10-KSB and file the same with the exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or a substitute or substitutes, may do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated.

SIGNATURE             CAPACITY                               DATE
- - ---------             --------                               ----
/s/                                                       June 30, 1997
- - -------------------
Suren G. Dutia        President, Chief Executive Officer
                       and Chairman of the Board
/s/                                                       June 30, 1997
- - -------------------
Roy L. Gayhart        Chief Financial Officer
/s/                                                       June 30, 1997
- - -------------------
Charles H. Frady      Principal Accounting Officer
/s/                                                       June 30, 1997
- - -------------------
Patrick W. Moore      Director
/s/                                                       June 30, 1997
- - -------------------
Ira H. Sharp          Director
/s/                                                       June 30, 1997
- - -------------------
John F. Staley        Director

                       INDEPENDENT AUDITORS' REPORT ON SCHEDULE






The Board of Directors of Photomatrix, Inc.:

Under date May 29, 1997, except for Note 11, as to which the date is June 6, 1997, we reported on the consolidated balance sheets of Photomatrix, Inc.and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the Form 10-KSB. This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this consolidated financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




                                                      KPMG Peat Marwick LLP






San Diego, California
May 29, 1997

                                  BOARD OF DIRECTORS

Suren G. Dutia (3)                           Ira H. Sharp (1) (2) (3)
 President, Chief Executive Officer           Owner, Chief Executive Office and
 and Chairman of the Board                    General Counsel of Alderson
                                              Reporting

John F. Staley  (1) (2) (3)                  Patrick Moore (1) (2) (3)
 Partner in Staley, Jobson and                President of IPAC Manufacturing,
 Wetherell                                    Inc.


                              (1) Audit Committee Member
                          (2) Compensation Committee Member
                           (3) Nominating Committee Member


                                  EXECUTIVE OFFICERS

Suren G. Dutia                               Roy L. Gayhart
 President, Chief Executive Officer           Chief Financial Officer Secretary
 and Chairman of the Board


                                     HEADQUARTERS
                                  Photomatrix, Inc.
                             11065 Sorrento Valley Court
                             San Diego, California  92121
                                     (619)625-4400


                                 INDEPENDENT AUDITORS
                                KPMG Peat Marwick LLP
                                     750 B Street
                             San Diego, California  92101


                             TRANSFER AGENT AND REGISTRAR
                      American Stock Transfer and Trust Company
                                    40 Wall Street
                              New York, New York  10005


                                     TRADEMARKS
  Windows and Windows NT (Microsoft), Netware (Novell), TeamWARE (ICL) and Pentium (Intel) are registered trademarks of the indicated companies.


EXHIBIT 10.30 GUARANTY



                                    GUARANTY

XSCRIBE CORPORATION, A CALIFORNIA CORPORATION, (herein called the "Guarantor"), whose address is 6285 NANCY RIDGE DRIVE, SAN DIEGO, CA 92121-2245, as a material inducement to and in consideration of THE MANUFACTURERS LIFE INSURANCE COMPANY entering into a written lease with PHOTOMATRIX CORPORATION dated NOVEMBER 7, 1996, pursuant to which Lessor leased to Lessee, and Lessee 1eased from Lessor, premises located at 11065 SORRENTO VALLEY COURT, in the City of San Diego, County of San Diego, California, (attached to this guaranty, and made a part of it), unconditionally guarantees and promises to and for the benefit of Lessor that Lessee shall perform the provisions of the lease that Lessee is to perform.

If Guarantor is more than one person, Guarantor's obligations are joint and several and are independent of Lessee's obligations. A separate action may be brought or prosecuted against any Guarantor whether the action is brought or prosecuted against any other Guarantor or Lessee, or all, or whether any other Guarantor or Lessee, or all, are joined in the action.

Guarantor waives the benefit of any statute of limitations affecting Guarantor's liability under the guaranty.

The provisions of the lease may be changed by agreement between Lessor and Lessee at any time, or by course of conduct, without notice to Guarantor. This guaranty shall guarantee the performance of the lease as changed. Assignment of the lease (as permitted by the lease) shall not affect this guaranty.

This guaranty shall not be affected by Lessor's failure or delay to enforce any of its rights.

If Lessee defaults under the lease, Lessor can proceed immediately against Guarantor or Lessee, or both, or Lessor can enforce against Guarantor or Lessee, or both, any rights that it has under the lease, or pursuant to applicable laws. If the lease terminates and Lessor has any rights it can enforce against Lessee after termination, Lessor can enforce those rights against Guarantor without giving previous notice to Lessee or Guarantor, or without making any demand on either of them.

Guarantor waives the right to require Lessor to (1) proceed against Lessee;
(2) proceed against or exhaust any security that Lessor holds from Lessee; or
(3) pursue any other remedy in Lessor's power. Guarantor waives any defense by reason of any disability from any cause by Lessee, and waives any other defense based on the termination of Lessee's liability from any cause. Until all Lessee's obligations to Lessor have been discharged in full, Guarantor has no right of subrogation against Lessee. Guarantor waives its right to enforce any remedies that Lessor now has, or later may have, against Lessee. Guarantor waives any right to participate in any presentments, demands for performance, notices of non-performance, protests, notices of protest, notices of dishonor, and notices of acceptance of this guaranty, and waives all notices of the existence, creation, or incurring of new or additional obligations.

If Lessor disposes of its interest in the lease, "Lessor", as used in this guaranty, shall mean Lessor's successors.

If Lessor is required to enforce Guarantor's obligations by legal proceedings, Guarantor shall pay to Lessor all costs incurred, including without limitations, reasonable attorneys' fees.

Guarantor's obligations under this guaranty shall be binding on Guarantor's successors.

     XSCRIBE CORPORATION
     a California Corporation

     By:  /s/ Suren G. Dutia                 Dated: 11 - 15 -, 1996
          -------------------------------           ---------  ----
          Suren G. Dutia, President & CEO

            STANDARD INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE - GROSS
                   AMERICAN INDUSTRIAL REAL ESTATE ASSOCIATION
                                     [LOGO]


1.   Basic Provisions ("Basic Provisions").

     1.1 PARTIES: This Lease ("Lease"), dated for reference purposes only, November 7, 1996 is made by and between THE MANUFACTURERS LIFE INSURANCE COMPANY ("Lessor"), and PHOTOMATRIX CORPORATION ("Lessee"), (collectively the "Parties," or individually a "Party").

     1.2(a) PREMISES: That certain portion of the Building, including all improvements therein or to be provided by Lessor under the terms of this Lease, commonly known by the street address of 11065 SORRENTO VALLEY COURT, located in the City of San Diego County of SAN DIEGO, State of CALIFORNIA, with zip code 92121, as outlined on Exhibit A attached hereto ("Premises"). The "Building" is that certain building containing the Premises and generally described as (describe briefly the nature of the Building): APPROXIMATELY 23,400 SQUARE FEET RENTABLE (SFR) IN THE TORREY PINES BUSINESS PARK. In addition to Lessee's rights to use and occupy the Premises as hereinafter specified, Lessee shall have non-exclusive rights to the Common Areas (as defined in Paragraph 2.7 below) as hereinafter specified, but shall not have any rights to the roof, exterior walls or utility raceways of the Building or to any other buildings in the Industrial Center. The Premises, the Building, the Common Areas, the land upon which they are located, along with all other buildings and improvements thereon, are herein collectively referred to as the *Industrial Center." (Also see Paragraph 2.)

     1.2(b) PARKING: SEE PARAGRAPH 52 unreserved vehicle parking spaces ("Unreserved Parking Spaces"); and NO reserved vehicle parking spaces ("Reserved Parking Spaces"). (Also see Paragraph 2.6.)

     1.3 TERM: FIVE years and SIX months ("Original Term") commencing MARCH l, 1997 ("Commencement Date") and ending AUGUST 31, 2002 ("Expiration Date"). (Also see Paragraph 3.)

     1.4 EARLY POSSESSION: SEE PARAGRAPH 53 ("Early Possession Date"). (Also see Paragraphs 3.2 and 3.3.)

     1.5 BASE RENT: $17,380.00 per month ("Base Rent"), payable on the FIRST (1ST) day of each month commending MARCH 1, 1997. (Also see Paragraph 4.)

[X] If this box la checked, this Lease provides for the Base Rent to be adjusted per Addendum 54, attached hereto.

     1.6(a) BASE RENT PAID UPON EXECUTION: $17,380.00 as Base Rent for the period 3/1/97 THROUGH 3/31/97.

     1.6(b) LESSEE'S SHARE OF COMMON AREA OPERATING EXPENSES: 12.3 percent (12.3 %) ("Lessee's Share") as determined by

[ ] prorata square footage of the Premises as compared to the total square footage of the Building or [X] other criteria as described in Addendum 50.

     1.7 SECURITY DEPOSIT: $ 19,360.00 ("Security Deposit"). (Also see Paragraph 5.)

     1.8 PERMITTED USE: A GENERAL OFFICE/ASSEMBLY/LIGHT MANUFACTURING SPACE COMPATIBLE WITH THE CC&R'S AND UNDERLYING ZONING FOR THE PREMISES THAT DOES NOT CONFLICT WITH ANY EXISTING OR FUTURE NON-COMPETITIVE USES IN THE PARK. ("Permitted Use") (Also see Paragraph 6.)

     1.9     INSURING PARTY. Lessor is the "Insuring Party." (Also see Paragraph
8.)

     1.10(a) REAL ESTATE BROKERS. The following real estate broker(s) (collectively, the "Brokers") and brokerage relationships exist in this transaction and are consented to by the Parties (check applicable boxes):

[  ]     NOT APPLICABLE  represents Lessor exclusively ("Lessor's Broker")
     --------------------
[  ]     NOT APPLICABLE  represents Lessee exclusively ("Lessee's Broker") or
     --------------------

[  ]     NOT APPLICABLE  represents both Lessor and Lessee ("Dual Agency. (Also
      -------------------
     see Paragraph 15.)

     1.10(b) Payment to Brokers. Upon the execution of this Lease by both Parties, Lessor shall pay to said Broker(s) jointly, or in such separate shares as they may mutually designate in writing, a fee as set forth in a separate written agreement between Lessor and said Broker(s) (or in the event there Is no separate written agreement between Lessor and said Broker(s), the sum of $ 0.00) for brokerage services rendered by said Broker(s) in connection with this transaction.

     1.11 GUARANTOR. The obligations of the Lessee under this Lease are to be guaranteed by XSCRIBE CORPORATION, A CALIFORNIA CORPORATION, 6285 NANCY RIDGE DRIVE SAN DIEGO, CA 92121-2245 ("Guarantor"). (Also see Paragraph 37.)

     1.12 ADDENDA AND EXHIBITS. Attached hereto is an Addendum or Addenda consisting of Paragraphs 49 through 59, and Exhibits through D, all of which constitute a part of this Lease.

2.   PREMISES, PARKING AND COMMON AREAS.

     2.1 LETTING. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. Unless otherwise provided herein, any statement of square footage set forth in this Lease, or that may have been used in calculating rental and/or Common Area Operating Expenses, is an approximation which Lessor and Lessee agree Is reasonable and the rental and Lessee's Share (as defined in Paragraph 1.6(b)) based thereon is not subject to revision whether or not the actual square footage is more or less.

     2.2 CONDITION. Lessor shall deliver the Premises to Lessee clean and free of debris on the Commencement Date and warrants to Lessee that the existing plumbing, electrical systems, fire sprinkler system, lighting, air conditioning and heating systems and loading doors, if any, in the Premises, other than those constructed by Lessee, shall be in good operating condition on the Commencement Date. If a non-compliance with said warranty exists as of the Commencement Date, Lessor shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, rectify same at Lessor's expense. If Lessee does not give Lessor written notice of a non-compliance with this warranty within thirty (30) days after the Commencement Date, correction of that non-compliance shall be the obligation of Lessee at Lessee's sole cost and expense.

     2.3 COMPLIANCE WITH COVENANTS, RESTRICTIONS AND BUILDING CODE. Lessor warrants that any improvements (other than those constructed by Lessee or at Lessee's direction) on or in the Premises which have been constructed or installed by Lessor or with Lessor's consent or at Lessor's direction shall comply with all applicable covenants or restrictions of record and applicable building codes, regulations and ordinances In effect on the Commencement Date. Lessor further warrants to Lessee that Lessor has no knowledge of any claim having been made by any governmental agency that a violation or violations of applicable building codes, regulations, or ordinances exist with regard to the Premises as of the Commencement Date. Said warranties shall not apply to any Alterations or Utility Installations (defined in Paragraph 7.3(a)) made or to be made by Lessee. If the Premises do not comply with said warranties, Lessor shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Lessee given within six (6) months following the Commencement Date and setting forth with specificity the nature and extent of such non-compliance, take such action, at Lessor's expense, as may be reasonable or appropriate to rectify the non-compliance. Lessor makes no warranty that the Permitted Use in Paragraph 1.8 is permitted for the Premises under Applicable Laws (as defined In Paragraph 2.4).

     2.4 ACCEPTANCE OF PREMISES. Lessee hereby acknowledges: (a) that it has been advised by the Broker(s) to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical and fire sprinkler systems, security, environmental aspects, and compliance with the Americans with Disabilities Act and applicable zoning, municipal, county, state and federal laws, ordinances and regulations and any covenants or restrictions of record (collectively, "APPLICABLE LAWS") and the present and future suitability of the Premises for Lessee's intended use; (b) that Lessee has made such investigation as it deems necessary with reference to such matters, Is satisfied with reference thereto, and assumes all responsibility therefore as the same relate to Lessee's occupancy of the Premises and/or the terms of this Lease; and (c) that neither Lessor, nor any of Lessor's agents, has made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease.

     2.5 LESSEE AS PRIOR OWNER/OCCUPANT. The warranties made by Lessor In this Paragraph 2 shall be of no force or effect if immediately prior to the date set forth in Paragraph 1.1 Lessee was the owner or occupant of the Premises. In such event, Lessee shall, at Lessee's sole cost and expense, correct any non-compliance of the Premises with said warranties.

                                                                 Initials SGD
                                                                          ---

                                                                          BRP
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- - -C-American Industrial Real Estate Association 1993  MULTI-TENANT - GROSS

     2.6 VEHICLE PARKING. Lessee shall be entitled to use the number of Unreserved Parking Spaces and Reserved Parking Spaces specified in Paragraph 1.2(b) on those portions of the Common Areas designated from time to time by Lessor for parking. Lessee shall not use more parking spaces than said number. Said parking spaces shall be used for parking by vehicles no larger than full-size passenger automobiles or pick-up trucks, herein called "PERMITTED SIZE VEHICLES." Vehicles other than Permitted Size Vehicles shall be parked and loaded or unloaded as directed by Lessor in the Rules and Regulations (as defined in Paragraph 40) Issued by Lessor. (Also see Paragraph 2.9.)

             (a) Lessee shall not permit or allow any vehicles that belong to or are controlled by Lessee or Lessee's employees, suppliers, shippers, customers, contractors or Invitees to be loaded, unloaded, or parked in areas other than those designated by Lessor for such activities.

             (b) If Lessee permits or allows any of the prohibited activities described in this Paragraph 2.6, then Lessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Lessee, which cost shall be immediately payable upon demand by Lessor.

             (c) Lessor shall at the Commencement Date of this Lease, provide the parking facilities required by Applicable Law.

     2.7 COMMON AREAS - DEFINITION. The term "COMMON AREAS" is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Industrial Center and interior utility raceways within the Premises that are provided and designated by the Lessor from time to time for the general non-exclusive use of Lessor, Lessee and other lessees of the Industrial Center and their respective employees, suppliers, shippers, customers, contractors and invitees, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas.

     2.8 COMMON AREAS - LESSEE'S RIGHTS. Lessor hereby grants to Lessee, for the benefit of Lessee and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Lessor under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Industrial Center. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Lessor or Lessor's designated agent, which consent may be revoked at any time. In the event that any unauthorized storage shall occur then Lessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Lessee, which cost shall be immediately payable upon demand by Lessor.

     2.9 COMMON AREAS - RULES AND REGULATIONS. Lessor or such other person(s) as Lessor may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce reasonable Rules and Regulations with respect thereto In accordance with Paragraph 40. Lessee agrees to abide by and conform to all such Rules and Regulations, and to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Lessor shall not be responsible to Lessee for the non-compliance with said rules and regulations by other lessees of the Industrial Center.

     2.10 COMMON AREAS - CHANGES. Lessor shall have the right, in Lessor's sole discretion, from time to time:

             (a) To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways;

             (b) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

             (c) To designate other land outside the boundaries of the Industrial Center to be a part of the Common Areas;

             (d) To add additional buildings and improvements to the Common
Areas;

             (e) To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Industrial Center, or any portion thereof; and

             (f) To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Industrial Center as Lessor may, in the exercise of sound business judgment, deem to be appropriate.

3.   TERM.

     3.1 TERM. The Commencement Date, Expiration Date and Original Term of this Lease are as specified in Paragraph 1.3.

     3.2 EARLY POSSESSION. If an Early Possession Date is specified in Paragraph 1.4 and if Lessee totally or partially occupies the Premises after the Early Possession Date but prior to the Commencement Date, the obligation to pay Base Rent shall be abated for the period of such early occupancy. All other terms of this Lease, however, (including but not limited to the obligations to pay Lessee's Share of Common Area Operating Expenses and to carry the Insurance required by Paragraph 8) shall be in effect during such period. Any such early possession shall not affect nor advance the Expiration Date of the Original Term.

     3.3 DELAY IN POSSESSION. If for any reason Lessor cannot deliver possession of the Premises to Lessee by the Early Possession Date, if one is specified in Paragraph 1.4, or if no Early Possession Date is specified, by the Commencement Date, Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease, or the obligations of Lessee hereunder, or extend the term hereof, but in such case, Lessee shall not, except as otherwise provided herein, be obligated to pay rent or perform any other obligation of Lessee under the terms of this Lease until Lessor delivers possession of the Premises to Lessee. If possession of the Premises is not delivered to Lessee within sixty (60) days after the Commencement Date, Lessee may, at its option, by notice in writing to Lessor within ten (10) days after the end of said sixty (60) day period, cancel this Lease, in which event the parties shall be discharged from all obligations hereunder; provided further, however, that if such written notice of Lessee is not received by Lessor within said ten (10) day period, Lessee's right to cancel this Lease hereunder shall terminate and be of no further force or effect. Except as may be otherwise provided, and regardless of when the Original Term actually commences, if possession is not tendered to Lessee when required by this Lease and Lessee does not terminate this Lease, as aforesaid, the period free of the obligation to pay Base Rent, if any, that Lessee would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to the period during which the Lessee would have otherwise enjoyed under the terms hereof, but minus any days of delay caused by the acts, changes or omissions of Lessee.

4.   RENT.

     4.1 BASE RENT. Lessee shall pay Base Rent and other rent or charges, as the same may be adjusted from time to time, to Lessor in lawful money of the United States, without offset or deduction, on or before the day on which it is due under the terms of this Lease. Base Rent and all other rent and charges for any period during the term hereof which is for less than one full month shall be prorated based upon the actual number of days of the month involved. Payment of Base Rent and other charges shall be made to Lesser at its address stated herein or to such other persons or at such other addresses as Lessor may from time to time designate in writing to Lessee.

     4.2 COMMON AREA OPERATING EXPENSES. Lessee shall pay to Lessor during the term hereof, in addition to the Base Rent, Lessee's Share (as specified in Paragraph 1.6(b)) of increases only on all Common Area Operating Expenses, above base year 1997 (96/97 Tax Base Year) as hereinafter defined, during each calendar year of the term of this Lease, in accordance with the following provisions:

             (a) "COMMON AREA OPERATING EXPENSES" are defined, for purposes of this Lease, as all costs incurred by Lessor relating to the ownership and operation of the Industrial Center, including, but not limited to, the following:

                (i) The operation, repair and maintenance, in neat, clean, good order and condition, of the following:
                    (aa) The Common Areas, including parking areas, loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways, landscaped areas, striping, bumpers, irrigation systems, Common Area lighting facilities, fences and gates, elevators and roof.
                    (bb) Exterior signs and any tenant directories.
                    (cc) Fire detection and sprinkler systems.
                (ii) The cost of water, gas, electricity and telephone to service the Common Areas.
                (iii) Trash disposal, property management and security services and the costs of any environmental Inspections.
                (iv) Reserves set aside for maintenance and repair of Common Areas.
                (v) Any increase above the Base Real Property Taxes (as defined in Paragraph 10.2(b)) for the Building and the Common Areas.
                (vi) Any "Insurance Cost Increase" (as defined in Paragraph
8.1).
                (vii) The cost of insurance carried by Lessor with respect to the Common Areas.
                (viii) Any deductible portion of an insured loss concerning the Building or the Common areas.
                (ix) Any other services to be provided by Lessor that are stated elsewhere in this Lease to be a Common Area Operating Expense.

             (b)
             (c) The inclusion of the improvements, facilities and services set forth in Subparagraph 4.2(a) shall not be deemed to impose an obligation upon Lessor to either have said improvements or facilities or to provide those services unless the Industrial Center already has the same, Lessor already provides the services, or Lessor has agreed elsewhere in this Lease to provide the same or some of them.

             (d) Lessee's Share of Common Area Operating Expenses shall be payable by Lessee within ten (10) days after a reasonably detailed statement of actual expenses is presented to Lessee by Lessor. At Lessor's option, however, an amount may be estimated by Lessor from time to time of Lessee's Share of annual Common Area Operating Expenses and the same shall be payable monthly or quarterly, as Lessor shall designate, during each 12-month period of the Lease term, on the same day as the Base Rent is due hereunder. Lessor shall deliver to Lessee within sixty (60) days after the expiration of each calendar year a reasonably detailed statement showing Lessee's Share of the actual Common Area Operating Expenses incurred during the preceding year. If Lessee's payments under this Paragraph 4.2(d) during said preceding year exceed Lessee's Share as indicated on said statement, Lessor shall be credited the amount of such overpayment against Lessee's Share of Common Area Operating Expenses next becoming due. If Lessee's payments under this Paragraph 4.2(d) during said preceding year were less than Lessee's Share as indicated on said statement, Lessee shall pay to Lessor the amount of the deficiency within ten (10) days after delivery by Lessor to Lessee of said statement.

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                                       -2-                                 BRP
                                                                           ---

5. SECURITY DEPOSIT. Lessee shall deposit with Lessor upon Lessee's execution hereof the Security Deposit set forth in Paragraph 1.7 as security for Lessee's faithful performance of Lessee's obligations under this Lease. If Lessee fails to pay Base Rent or other rent or charges due hereunder, or otherwise Defaults under this Lease (as defined in Paragraph 13.1), Lessor may use, apply or retain all or any portion of said Security Deposit for the payment of any amount due Lessor or to reimburse or compensate Lessor for any liability, cost, expense, loss or damage (including attorneys' fees) which Lessor may suffer or incur by reason thereof. If Lessor uses or applies all or any portion of said Security Deposit, Lessee shall within ten (10) days after written request therefore deposit monies with Lessor sufficient to restore said Security Deposit to the full amount required by this Lease. Any time the Base Rent increases during the term of this Lease, Lessee shall, upon written request from Lessor, deposit additional monies with Lessor as an addition to the Security Deposit so that the total amount of the Security Deposit shall at all times bear the same proportion to the then current Base Rent as the initial Security Deposit bears to the initial Base Rent set forth in Paragraph 1.5. Lessor shall not be required to keep all or any part of the Security Deposit separate from its general accounts. Lessor shall, at the expiration or earlier termination of the term hereof and after Lessee has vacated the Premises, return to Lessee (or, at Lessor's option, to the last assignee, if any, of Lessee's interest herein), that portion of the Security Deposit not used or applied by Lessor. Unless otherwise expressly agreed in writing by Lessor, no part of the Security Deposit shall be considered to be held in trust, to bear interest or other increment for its use, or to be prepayment for any monies to be paid by Lessee under this Lease.

6.   USE.

     6.1     PERMITTED USE.

             (a) Lessee shall use and occupy the Premises only for the Permitted Use set forth in Paragraph 1.8, or any other legal use which is reasonably comparable thereto, and for no other purpose. Lessee shall not use or permit the use of the Premises in a manner that is unlawful, creates waste or a nuisance, or that disturbs owners and/or occupants of, or causes damage to the Premises or neighboring premises or properties.

             (b) Lessor hereby agrees to not unreasonably withhold or delay its consent to any written request by Lessee, Lessee's assignees or subtenants, and by prospective assignees and subtenants of Lessee, its assignees and subtenants, for a modification of said Permitted Use, so long as the same will not impair the structural integrity of the improvements on the Premises or in the Building or the mechanical or electrical systems therein, does not conflict with uses by other lessees, is not significantly more burdensome to the Premises or the Building and the improvements thereon, and is otherwise permissible pursuant to this Paragraph 6. If Lessor elects to withhold such consent, Lessor shall within five (5) business days after such request give a written notification of same, which notice shall include an explanation of Lessor's reasonable objections to the change in use.

     6.2     HAZARDOUS SUBSTANCES.

             (a) REPORTABLE USES REQUIRE CONSENT. The term "HAZARDOUS SUBSTANCE" as used in this Lease shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment, or the Premises; (ii) regulated or monitored by any governmental authority; or (iii) a basis for potential liability of Lessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products or by-products thereof. Lessee shall not engage in any activity in or about the Premises which constitutes a Reportable Use (as hereinafter defined) of Hazardous Substances without the express prior written consent of Lessor and compliance in a timely manner (at Lessee's sole cost and expense) with all Applicable Requirements (as defined in Paragraph 6.3). "REPORTABLE USE" shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and (iii) the presence in, on or about the Premises of a Hazardous Substance with respect to which any Applicable Laws require that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Lessee may, without Lessor's prior consent, but upon notice to Lessor and in compliance with all Applicable Requirements, use any ordinary and customary materials reasonably required to be used by Lessee in the normal course of the Permitted Use, so long as such use is not a Reportable Use and does not expose the Premises or neighboring properties to any meaningful risk of contamination or damage or expose Lessor to any liability therefor. In addition, Lessor may (but without any obligation to do so) condition its consent to any Reportable Use of any Hazardous Substance by Lessee upon Lessee's giving Lessor such additional assurances as Lessor, in its reasonable discretion, deems necessary to protect itself, the public, the Premises and the environment against damage, contamination or injury and/or liability therefor, including but not limited to the installation (and, at Lessor's option, removal on or before Lease expiration or earlier termination) of reasonably necessary protective modifications to the Premises (such as concrete encasements) and/or the deposit of an additional Security Deposit under Paragraph 5 hereof.

             (b) DUTY TO INFORM LESSOR. If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises or the Building, other than as previously consented to by Lessor, Lessee shall immediately give Lessor written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, business plan, license, claim, action, or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill, release, discharge of, or exposure to, such Hazardous Substance including but not limited to all such documents as may be involved in any Reportable Use involving the Premises. Lessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under or about the Premises (including, without limitation, through the plumbing or sanitary sewer system).

             (c) INDEMNIFICATION. Lessee shall indemnify, protect, defend and hold Lessor, its agents, employees, lenders and ground lessor, if any, and the Premises, harmless from and against any and all damages, liabilities, judgments, costs, claims, liens, expenses, penalties, loss of permits and attorneys' and consultants' fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Lessee or by anyone under Lessee's control.
Lessee's obligations under this Paragraph 6.2(c) shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation (including consultants' and attorneys' fees and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, and shall survive the expiration or earlier termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Lessor in writing at the time of such agreement.

     6.3 LESSEE'S COMPLIANCE WITH REQUIREMENTS. Lessee shall, at Lessee's sole cost and expense, fully, diligently and in a timely manner, comply with all "Applicable Requirements," which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, covenants, easements and restrictions of record, permits, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Lessor's engineers and/or consultants, relating in any manner to the Premises (including but not limited to matters pertaining to (i) industrial hygiene, (ii) environmental conditions on, in, under or about the Premises, including soil and groundwater conditions, and (iii) the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Substance), now in effect or which may hereafter come into effect. Lessee shall, within five (5) days after receipt of Lessor's written request, provide Lessor with copies of all documents and information, including but not limited to permits, registrations, manifests, applications, reports and certificates, evidencing Lessee's compliance with any Applicable Requirements specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Lessee or the Premises to comply with any Applicable Requirements.

     6.4 INSPECTION; COMPLIANCE WITH LAW. Lessor, Lessor's agents, employees, contractors and designated representatives, and the holders of any mortgages, deeds of trust or ground leases on the Premises ("LENDERS") shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Lease and all Applicable Requirements (as defined in Paragraph 6.3), and Lessor shall be entitled to employ experts and/or consultants in connection therewith to advise Lessor with respect to Lessee's activities, including but not limited to Lessee's installation, operation, use, monitoring, maintenance, or removal of any Hazardous Substance on or from the Premises. The costs and expenses of any such inspections shall be paid by the party requesting same, unless a Default or Breach of this Lease by Lessee or a violation of Applicable Requirements or a contamination, caused or materially contributed to by Lessee, is found to exist or to be imminent, or unless the inspection is requested or ordered by a governmental authority as the result of any such existing or imminent violation or contamination. In such case, Lessee shall upon request reimburse Lessor or Lessor's Lender, as the case may be, for the costs and expenses of such inspections.

7.   MAINTENANCE, REPAIRS, UTILITY INSTALLATIONS, TRADE FIXTURES AND
     ALTERATIONS.

     7.1     LESSEE'S OBLIGATIONS.

             (a) Subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance with Covenants, Restrictions and Building Code), 7.2 (Lessor's Obligations), 9 (Damage or Destruction), and 14 (Condemnation), Lessee shall, at Lessee's sole cost and expense and at all times, keep the Premises and every part thereof in good order, condition and repair (whether or not such portion of the Premises requiring repair, or the means of repairing the same, are reasonably or readily accessible to Lessee, and whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements or the age of such portion of the Premises), including, without limiting the generality of the foregoing, all equipment or facilities specifically serving the Premises, such as plumbing, heating, air conditioning, ventilating, electrical, lighting facilities, boilers, fired or unfired pressure vessels, fire hose connections if within the Premises, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and skylights, but excluding any items which are the responsibility of Lessor pursuant to Paragraph
7.2 below. Lessee, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices. Lessee's obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair.

             (b) Lessee shall, at Lessee's sole cost and expense, procure and maintain a contract, with copies to Lessor, in customary form and substance for and with a contractor specializing and experienced in the inspection, maintenance and service of the heating, air conditioning and ventilation system for the Premises. However, Lessor reserves the right, upon notice to Lessee, to procure and maintain the contract for the heating, air conditioning and ventilating systems, and if Lessor so elects, Lessee shall reimburse Lessor, upon demand, for the cost thereof.

             (c) If Lessee fails to perform Lessee's obligations under this Paragraph 7.1, Lessor may enter upon the Premises after ten (10) days prior written notice to Lessee (except in the case of an emergency, in which case no notice shall be required), perform such obligations on Lessee's behalf, and put the Premises in good order, condition and repair, in accordance with Paragraph
13.2 below.

     7.2 LESSOR'S OBLIGATIONS. Subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance with Covenants, Restrictions and Building Code),
4.2 (Common Area Operating Expenses), 6 (Use), 7.1 (Lessee's Obligations), 9 (Damage or Destruction) and 14 (Condemnation), Lessor, subject to reimbursement pursuant to Paragraph 4.2, shall keep in good order, condition and repair the foundations, exterior walls, structural condition of interior bearing walls, exterior roof, fire sprinkler and/or standpipe and hose (if located in the Common Areas) or other automatic fire extinguishing system including fire alarm

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and/or smoke detection systems and equipment, fire hydrants, parking lots, walkways, parkways, driveways, landscaping, fences, signs and utility systems serving the Common Areas and all parts thereof, as well as providing the services for which there is a Common Area Operating Expense pursuant to Paragraph 4.2. Lessor shall not be obligated to paint the exterior or interior surfaces of exterior walls nor shall Lessor be obligated to maintain, repair or replace windows, doors or plate glass of the Premises. Lessee expressly waives the benefit of any statute now or hereafter in effect which would otherwise afford Lessee the right to make repairs at Lessor's expense or to terminate this Lease because of Lessor's failure to keep the Building, Industrial Center or Common Areas in good order, condition and repair.

     7.3     UTILITY INSTALLATIONS, TRADE FIXTURES, ALTERATIONS.

             (a) DEFINITIONS; CONSENT REQUIRED. The term "UTILITY INSTALLATIONS" is used in this Lease to refer to all air lines, power panels, electrical distribution, security, fire protection systems, communications systems, lighting fixtures, heating, ventilating and air conditioning equipment, plumbing, and fencing in, on or about the Premises. The term "TRADE FIXTURES" shall mean Lessee's machinery and equipment which can be removed without doing material damage to the Premises. The term "ALTERATIONS" shall mean any modification of the improvements on the Premises which are provided by Lessor under the terms of this Lease, other than Utility Installations or Trade Fixtures. "LESSEE-OWNED ALTERATIONS AND/OR UTILITY INSTALLATIONS" are defined as Alterations and/or Utility Installations made by Lessee that are not yet owned by Lessor pursuant to Paragraph 7.4(a). Lessee shall not make nor cause to be made any Alterations or Utility Installations in, on, under or about the Premises without Lessor's prior written consent. Lessee may, however, make non-structural Utility Installations to the interior of the Premises (excluding the roof) without Lessor's consent but upon notice to Lessor, so long as they are not visible from the outside of the Premises, do not involve puncturing, relocating or removing the roof or any existing walls, or changing or interfering with the fire sprinkler or fire detection systems and the cumulative cost thereof during the term of this Lease as extended does not exceed $2,500.00.

             (b) CONSENT. Any Alterations or Utility Installations that Lessee shall desire to make and which require the consent of the Lessor shall be presented to Lessor in written form with detailed plans. All consents given by Lessor, whether by virtue of Paragraph 7.3(a) or by subsequent specific consent, shall be deemed conditioned upon: (i) Lessee's acquiring all applicable permits required by governmental authorities; (ii) the furnishing of copies of such permits together with a copy of the plans and specifications for the Alteration or Utility Installation to Lessor prior to commencement of the work thereon; and
(iii) the compliance by Lessee with all conditions of said permits in a prompt and expeditious manner. Any Alterations or Utility Installations by Lessee during the term of this Lease shall be done in a good and workmanlike manner, with good and sufficient materials, and be in compliance with all Applicable Requirements. Lessee shall promptly upon completion thereof furnish Lessor with as-built plans and specifications therefor. Lessor may, (but without obligation to do so) condition its consent to any requested Alteration or Utility Installation that costs $2,500.00 or more upon Lessee's providing Lessor with a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alteration or Utility Installation.

             (c) LIEN PROTECTION. Lessee shall pay when due all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises or any interest therein. Lessee shall give Lessor not less than ten (10) days' notice prior to the commencement of any work in, on, or about the Premises, and Lessor shall have the right to post notices of non-responsibility in or on the Premises as provided by law. If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense, defend and protect itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Lessor or the Premises. If Lessor shall require, Lessee shall furnish to Lessor a surety bond satisfactory to Lessor in an amount equal to one and one-half times the amount of such contested lien claim or demand, indemnifying Lessor against liability for the same, as required by law for the holding of the Premises free from the effect of such lien or claim. In addition, Lessor may require Lessee to pay Lessor's attorneys' fees and costs in participating in such action if Lessor shall decide it is to its best interest to do so.

   7.4       OWNERSHIP, REMOVAL, SURRENDER, AND RESTORATION.

             (a) OWNERSHIP. Subject to Lessor's right to require their removal and to cause Lessee to become the owner thereof as hereinafter provided in this Paragraph 7.4, all Alterations and Utility Installations made to the Premises by Lessee shall be the property of and owned by Lessee, but considered a part of the Premises. Lessor may, at any time and at its option, elect in writing to Lessee to be the owner of all or any specified part of the Lessee-Owned Alterations and Utility Installations. Unless otherwise instructed per Subparagraph 7.4(b) hereof, all Lessee-Owned Alterations and Utility Installations shall, at the expiration or earlier termination of this Lease, become the property of Lessor and remain upon the Premises and be surrendered with the Premises by Lessee.

             (b) REMOVAL. Unless otherwise agreed in writing, Lessor may require that any or all Lessee-Owned Alterations or Utility Installations be removed by the expiration or earlier termination of this Lease, notwithstanding that their installation may have been consented to by Lessor. Lessor may require the removal at any time of all or any part of any Alterations or Utility Installations made without the required consent of Lessor. See Paragraph 57

             (c) SURRENDER/RESTORATION. Lessee shall surrender the Premises by the end of the last day of the Lease term or any earlier termination date, clean and free of debris and in good operating order, condition and state of repair, ordinary wear and tear excepted. Ordinary wear and tear shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Lessee performing all of its obligations under this Lease. Except as otherwise agreed or specified herein, the Premises, as surrendered, shall include the Alterations and Utility Installations. The obligation of Lessee shall include the repair of any damage occasioned by the installation, maintenance or removal of Lessee's Trade Fixtures, furnishings, equipment, and Lessee-Owned Alterations and Utility Installations, as well as the removal of any storage tank installed by or for Lessee, and the removal, replacement, or remediation of any soil, material or ground water contaminated by Lessee, all as may then be required by Applicable Requirements and/or good practice. Lessee's Trade Fixtures shall remain the property of Lessee and shall be removed by Lessee subject to its obligation to repair and restore the Premises per this Lease. See Paragraph 58

8. INSURANCE; INDEMNITY.

     8.1     PAYMENT OF PREMIUM INCREASES.

             (a) As used herein, the term "INSURANCE COST INCREASE" is defined as any increase in the actual cost of the insurance applicable to the Building and required to be carried by Lessor pursuant to Paragraphs 8.2(b), 8.3(a) and 8.3(b), ("REQUIRED INSURANCE"), over and above the Base Premium, as hereinafter defined, calculated on an annual basis. "Insurance Cost Increase" shall include, but not be limited to, requirements of the holder of a mortgage or deed of trust covering the Premises, increased valuation of the Premises, and/or a general premium rate increase. The term "Insurance Cost Increase" shall not, however, include any premium increases resulting from the nature of the occupancy of any other lessee of the Building. If the parties insert a dollar amount in Paragraph 1.9, such amount shall be considered the "BASE PREMIUM." If a dollar amount has not been inserted in Paragraph 1.9 and if the Building has been previously occupied during the twelve (12) month period immediately preceding the Commencement Date, the "Base Premium" shall be the annual premium applicable to such twelve (12) month period. If the Building was not fully occupied during such twelve (12) month period, the "Base Premium" shall be the lowest annual premium reasonably obtainable for the Required Insurance as of the Commencement Date, assuming the most nominal use possible of the Building. In no event, however, shall Lessee be responsible for any portion of the premium cost attributable to liability insurance coverage in excess of $1,000,000 procured under Paragraph 8.2(b).

             (b) Lessee shall pay any Insurance Cost Increase to Lessor pursuant to Paragraph 4.2. Premiums for policy periods commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Commencement Date or Expiration Date.

     8.2     LIABILITY INSURANCE.

             (a) CARRIED BY LESSEE. Lessee shall obtain and keep in force during the term of this Lease a Commercial General Liability policy of insurance protecting Lessee, Lessor and any Lender(s) whose names have been provided to Lessee in writing (as additional Insureds) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence with an "ADDITIONAL INSURED-MANAGERS OR LESSORS OF PREMISES" endorsement and contain the "AMENDMENT OF THE POLLUTION EXCLUSION" endorsement for damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an "INSURED CONTRACT" for the performance of Lessee's indemnity obligations under this Lease. The limits of said insurance required by this Lease or as carried by Lessee shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. All insurance to be carried by Lessee shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.

             (b) CARRIED BY LESSOR. Lessor shall also maintain liability insurance described in Paragraph 8.2(a) above, in addition to and not in lieu of, the insurance required to be maintained by Lessee. Lessee shall not be named as an additional insured therein.

     8.3     PROPERTY INSURANCE-BUILDING, IMPROVEMENTS AND RENTAL VALUE.

             (a) BUILDING AND IMPROVEMENTS. Lessor shall obtain and keep in force during the term of this Lease a policy or policies in the name of Lessor, with loss payable to Lessor and to any Lender(s), insuring against loss or damage to the Premises. Such insurance shall be for full replacement cost, as the same shall exist from time to time, or the amount required by any Lender(s), but in no event more than the commercially reasonable and available insurable value thereof if, by reason of the unique nature or age of the Improvements involved, such latter amount is less than full replacement cost. Lessee-Owned Alterations and Utility Installations, Trade Fixtures and Lessee's personal property shall be insured by Lessee pursuant to Paragraph 8.4. If the coverage is available and commercially appropriate, Lessor's policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake unless required by a Lender or included in the Base Premium), including coverage for any additional costs resulting from debris removal and reasonable amounts of coverage for the enforcement of any ordinance or law regulating the reconstruction or replacement of any undamaged sections of the Building required to be demolished or removed by reason of the enforcement of any building, zoning, safety or land use laws as the result of a covered loss, but not including plate glass insurance. Said policy or policies shall also contain an agreed valuation provision in lieu of any co-insurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located.

             (b) RENTAL VALUE. Lessor shall also obtain and keep in force during the term of this Lease a policy or policies in the name of Lessor, with loss payable to Lessor and any Lender(s), insuring the loss of the full rental and other charges payable by all lessees of the Building to Lessor for one year (including all Real Property Taxes, insurance costs, all Common Area Operating Expenses and any scheduled rental increases). Said insurance may provide that in the event the Lease is terminated by reason of an insured loss, the period of indemnity for such coverage shall be extended beyond the date of the completion of repairs or replacement of the Premises, to provide for one full year's loss of rental revenues from the date of any such loss. Said insurance shall contain an agreed valuation provision in lieu of any co-insurance clause, and the amount of coverage shall be adjusted annually to reflect the projected rental income, Real Property Taxes, insurance premium costs and other expenses, if any, otherwise payable, for the next 12-month period. Common Area Operating Expenses shall include any deductible amount in the event of such loss.

             (c) ADJACENT PREMISES. Lessee shall pay for any increase in the premiums for the property insurance of the Building and for the Common Areas or other buildings in the Industrial Center if said increase is caused by Lessee's acts, omissions, use or occupancy of the Premises.

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             (d) LESSEE'S IMPROVEMENTS. Since Lessor is the Insuring Party,
Lessor shall not be required to insure Lessee-Owned Alterations and Utility Installations unless the item in question has become the property of Lessor under the terms of this Lease.

     8.4. LESSEE'S PROPERTY INSURANCE. Subject to the requirements of Paragraph 8.5, Lessee at its cost shall either by separate policy or, at Lessor's option, by endorsement to a policy already carried, maintain insurance coverage on all of Lessee's personal property, Trade Fixtures and Lessee-Owned Alterations and Utility Installations in, on, or about the Premises similar in coverage to that carried by Lessor as the Insuring Party under Paragraph 8.3(a). Such insurance shall be full replacement cost coverage with a deductible not to exceed $2,500 per occurrence. The proceeds from any such insurance shall be used by Lessee for the replacement of personal property and the restoration of Trade Fixtures and Lessee-Owned Alterations and Utility Installations. Upon request from Lessor, Lessee shall provide Lessor with written evidence that such insurance is in force.

     8.5 INSURANCE POLICIES. Insurance required hereunder shall be in companies duly licensed to transact business in the state where the Premises are located, and maintaining during the policy term a "General Policyholders Rating" of at least B+, V, or such other rating as may be required by a Lender, as set forth in the most current issue of "Best's Insurance Guide." Lessee shall not do or permit to be done anything which shall invalidate the insurance policies referred to in this Paragraph 8. Lessee shall cause to be delivered to Lessor, within seven (7) days after the earlier of the Early Possession Date or the Commencement Date, certified copies of, or certificates evidencing the existence and amounts of, the insurance required under Paragraph 8.2(a) and 8.4. No such policy shall be cancelable or subject to modification except after thirty (30) days' prior written notice to Lessor. Lessee shall at least thirty (30) days prior to the expiration of such policies, furnish Lessor with evidence of renewals or "insurance binders" evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand.

     8.6 WAIVER OF SUBROGATION. Without affecting any other rights or remedies, Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages (whether in contract or in tort) against the other, for loss or damage to their property arising out of or incident to the perils required to be insured against under Paragraph 8. The effect of such releases and waivers of the right to recover damages shall not be limited by the amount of insurance carried or required, or by any deductibles applicable thereto. Lessor and Lessee agree to have their respective insurance companies issuing property damage insurance waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, so long as the insurance is not invalidated thereby.

     8.7 INDEMNITY. Except for Lessor's gross negligence and willful misconduct and/or breach of express warranties, Lessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and its agents, Lessor's master or ground Lessor, partners and Lenders, from and against any and all claims, loss of rents and/or damages, costs, liens, judgments, penalties, loss of permits, attorneys' and consultants' fees, expenses and/or liabilities arising out of, involving, or in connection with, the occupancy of the Premises by Lessee, the conduct of Lessee's business, any act, omission or neglect of Lessee, its agents, contractors, employees or invitees, and out of any Default or Breach by Lessee in the performance in a timely manner of any obligation on Lessee's part to be performed under this Lease. The foregoing shall include, but not be limited to, the defense or pursuit of any claim or any action or proceeding involved therein, and whether or not (in the case of claims made against Lessor) litigated and/or reduced to judgment. In case any action or proceeding be brought against Lessor by reason of any of the foregoing matters, Lessee upon notice from Lessor shall defend the same at Lessee's expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be so indemnified.

     8.8 EXEMPTION OF LESSOR FROM LIABILITY. Lessor shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee's employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said injury or damage results from conditions arising upon the Premises or upon other portions of the Building of which the Premises are a part, from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is accessible or not. Lessor shall not be liable for any damages arising from any act or neglect of any other lessee of Lessor nor from the failure by Lessor to enforce the provisions of any other lease in the Industrial Center. Notwithstanding Lessor's negligence or breach of this Lease, Lessor shall under no circumstances be liable for injury to Lessee's business or for any loss of income or profit therefrom.

9.   DAMAGE OR DESTRUCTION.

     9.1     DEFINITIONS.

             (a) "PREMISES PARTIAL DAMAGE" shall mean damage or destruction to the Premises, other than Lessee-Owned Alterations and Utility Installations, the repair cost of which damage or destruction is less than fifty percent (50%) of the then Replacement Cost (as defined in Paragraph 9.1(d)) of the Premises (excluding Lessee-Owned Alterations and Utility Installations and Trade Fixtures) immediately prior to such damage or destruction.

             (b) "PREMISES TOTAL DESTRUCTION" shall mean damage or destruction to the Premises, other than Lessee-Owned Alterations and Utility Installations, the repair cost of which damage or destruction is fifty percent (50%) or more of the then Replacement Cost of the Premises (excluding Lessee-Owned Alterations and Utility Installations and Trade Fixtures) immediately prior to such damage or destruction. In addition, damage or destruction to the Building, other than Lessee-Owned Alterations and Utility Installations and Trade Fixtures of any lessees of the Building, the cost of which damage or destruction is fifty percent (50%) or more of the then Replacement Cost (excluding Lessee-Owned Alterations and Utility Installations and Trade Fixtures of any lessees of the Building) of the Building shall, at the option of Lessor, be deemed to be Premises Total Destruction.

             (c) "INSURED LOSS" shall mean damage or destruction to the Premises, other than Lessee-Owned Alterations and Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described in Paragraph 8.3(a) irrespective of any deductible amounts or coverage limits involved.

             (d) "REPLACEMENT COST" shall mean the cost to repair or rebuild the Improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of applicable building codes, ordinances or laws, and without deduction for depreciation.

             (e) "HAZARDOUS SUBSTANCE CONDITION" shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined in Paragraph 6.2(a), in, on, or under the Premises.

     9.2 PREMISES PARTIAL DAMAGE - INSURED LOSS. If Premises Partial Damage that is an Insured Loss occurs, then Lessor shall, at Lessor's expense, repair such damage (but not Lessee's Trade Fixtures or Lessee-Owned Alterations and Utility Installations) as soon as reasonably possible and this Lease shall continue in full force and effect. In the event, however, that there is a shortage of Insurance proceeds and such shortage is due to the fact that, by reason of the unique nature of the improvements in the Premises, full replacement cost insurance coverage was not commercially reasonable and available, Lessor shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Lessee provides Lessor with the funds to cover same, or adequate assurance thereof, within ten (10) days following receipt of written notice of such shortage and request therefor. If Lessor receives said funds or adequate assurance thereof within said ten (10) day period, Lessor shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect. If Lessor does not receive such funds or assurance within said period, Lessor may nevertheless elect by written notice to Lessee within ten (10) days thereafter to make such restoration and repair as is commercially reasonable with Lessor paying any shortage in proceeds, in which case this Lease shall remain in full force and effect. If Lessor does not receive such funds or assurance within and repair, then such ten (10) day period, and if Lessor does not so elect to restore this Lease shall terminate sixty (60) days following the occurrence of the damage destruction. Unless otherwise agreed, Lessee shall in no event have any right to reimbursement from Lessor for any funds contributed by Lessee to repair any such damage or destruction. Premises Partial Damage due to flood or earthquake shall be subject to Paragraph 9.3 rather than Paragraph 9.2, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs if made by either Party.

     9.3 PARTIAL DAMAGE - UNINSURED LOSS. If Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee's expense and this Lease shall continue in full force and effect), Lessor may at Lessor's option, either (i) repair such damage as soon as reasonably possible at Lessor's expense, in which event this Lease shall continue in full force and effect, or
(ii) give written notice to Lessee within thirty (30) days after receipt by Lessor of knowledge of the occurrence of such damage of Lessor's desire to terminate this Lease as of the date sixty (60) days following the date of such notice. In the event Lessor elects to give such notice of Lessor's intention to terminate this Lease, Lessee shall have the right within ten (10) days after the receipt of such notice to give written notice to Lessor of Lessee's commitment to pay for the repair of such damage totally at Lessee's expense and without reimbursement from Lessor. Lessee shall provide Lessor with the required funds or satisfactory assurance thereof within thirty (30) days following such commitment from Lessee. In such event this Lease shall continue in full force and effect, and Lessor shall proceed to make such repairs as soon as reasonably possible after the required funds are available. If Lessee does not give such notice and provide the funds or assurance thereof within the times specified above, this Lease shall terminate as of the date specified in Lessor's notice of termination.

     9.4 TOTAL DESTRUCTION. Notwithstanding any other provision hereof, if Premises Total Destruction occurs (including any destruction required by any authorized public authority), this Lease shall terminate sixty (60) days following the date of such Premises Total Destruction, whether or not the damage or destruction is an Insured Loss or was caused by a negligent or willful act of Lessee. In the event, however, that the damage or destruction was caused by Lessee, Lessor shall have the right to recover Lessor's damages from Lessee except as released and waived in Paragraph 9.7.

     9.5 DAMAGE NEAR END OF TERM. If at any time during the last six (6) months of the term of this Lease there is damage for which the cost to repair exceeds one month's Base Rent, whether or not an Insured Loss, Lessor may, at Lessor's option, terminate this Lease effective sixty (60) days following the date of occurrence of such damage by giving written notice to Lessee of Lessor's election to do so within thirty (30) days after the date of occurrence of such damage. Provided, however, if Lessee at that time has an exercisable option to extend this Lease or to purchase the Premises, then Lessee may preserve this Lease by (a) exercising such option, and (b) providing Lessor with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is ten (10) days after Lessee's receipt of Lessor's written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor's expense repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Lessee fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate as of the date set forth in the first sentence of this Paragraph 9.5.

     9.6     ABATEMENT OF RENT; LESSEE'S REMEDIES.

             (a) In the event of (i) Premises Partial Damage or (ii) Hazardous Substance Condition for which Lessee is not legally responsible, the Base Rent, Common Area Operating Expenses and other charges, if any, payable by Lessee hereunder for the period during which such damage or condition, its repair, remediation or restoration continues, shall be abated in proportion to the degree to which Lessee's use of the Premises is impaired, but not in excess of proceeds from insurance required to be carried under Paragraph 8.3(b). Except for abatement of Base Rent, Common Area Operating Expenses and other charges, if any, as aforesaid, all other obligations of Lessee hereunder shall be performed by Lessee, and Lessee shall have no claim against Lessor for any damage suffered by reason of any such damage, destruction, repair, remediation or restoration.

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             (b) If Lessor shall be obligated to repair or restore the Premises under the provisions of this Paragraph 9 and shall not commence, in a substantial and meaningful way, the repair or restoration of the Premises within ninety (90) days after such obligation shall accrue, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to Lessor and to any Lenders of which Lessee has actual notice of Lessee's election to terminate this Lease on a date not less than sixty (60) days following the giving of such notice. If Lessee gives such notice to Lessor and such Lenders and such repair or restoration is not commenced within thirty (30) days after receipt of such notice, this Lease shall terminate as of the date specified in said notice. If Lessor or a Lender commences the repair or restoration of the Premises within thirty (30) days after the receipt of such notice, this Lease shall continue in full force and effect. "COMMENCE" as used in this Paragraph
9.6 shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever occurs first.

     9.7 HAZARDOUS SUBSTANCE CONDITIONS. If a Hazardous Substance Condition occurs, unless Lessee is legally responsible therefor (in which case Lessee shall make the investigation and remediation thereof required by Applicable Requirements and this Lease shall continue in full force and effect, but subject to Lessor's rights under Paragraph 6.2(c) and Paragraph 13), Lessor may at Lessor's option either (i) investigate and remediate such Hazardous Substance Condition, if required, as soon as reasonably possible at Lessor's expense, in which event this Lease shall continue in full force and effect, or (ii) if the estimated cost to investigate and remediate such condition exceeds twelve (12) times the then monthly Base Rent or $100,000 whichever is greater, give written notice to Lessee within thirty (30) days after receipt by Lessor of knowledge of the occurrence of such Hazardous Substance Condition of Lessor's desire to terminate this Lease as of the date sixty (60) days following the date of such notice. In the event Lessor elects to give such notice of Lessor's intention to terminate this Lease, Lessee shall have the right within ten (10) days after the receipt of such notice to give written notice to Lessor of Lessee's commitment to pay for the excess costs of (a) investigation and remediation of such Hazardous Substance Condition to the extent required by Applicable Requirements, over (b) an amount equal to twelve (12) times the then monthly Base Rent or $100,000, whichever is greater. Lessee shall provide Lessor with the funds required of Lessee or satisfactory assurance thereof within thirty (30) days following said commitment by Lessee. In such event this Lease shall continue in full force and effect, and Lessor shall proceed to make such investigation and remediation as soon as reasonably possible after the required funds are available. If Lessee does not give such notice and provide the required funds or assurance thereof within the time period specified above, this Lease shall terminate as of the date specified in Lessor's notice of termination.

     9.8 TERMINATION - ADVANCE PAYMENTS. Upon termination of this Lease pursuant to this Paragraph 9, Lessor shall return to Lessee any advance payment made by Lessee to Lessor and so much of Lessee's Security Deposit as has not been, or is not then required to be, used by Lessor under the terms of this Lease.

     9.9 WAIVER OF STATUTES. Lessor and Lessee agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises and the Building with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent it is inconsistent herewith.

10.  REAL PROPERTY TAXES.

     10.1 PAYMENT OF TAXES. Lessor shall pay the Real Property Taxes, as defined in Paragraph 10.2(a), applicable to the Industrial Center, and except as otherwise provided in Paragraph 10.3, any increases in such amounts over the Base Real Property Taxes shall be included in the calculation of Common Area Operating Expenses in accordance with the provisions of Paragraph 4.2.

     10.2    REAL PROPERTY TAX DEFINITIONS.

             (a) As used herein, the term "REAL PROPERTY TAXES" shall include any form of real estate tax or assessment, general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond or bonds, levy or tax (other than inheritance, personal income or estate taxes) imposed upon the Industrial Center by any authority having the direct or indirect power to tax, including any city, state or federal government, or any school, agricultural, sanitary, fire, street, drainage, or other improvement district thereof, levied against any legal or equitable interest of Lessor in the Industrial Center or any portion thereof, Lessor's right to rent or other income therefrom, and/or Lessor's business of leasing the Premises. The term "REAL PROPERTY TAXES" shall also include any tax, fee, levy, assessment or charge, or any increase therein, imposed by reason of events occurring, or changes in Applicable Law taking effect, during the term of this Lease, including but not limited to a change in the ownership of the Industrial Center or in the improvements thereon, the execution of this Lease, or any modification, amendment or transfer thereof, and whether or not contemplated by the Parties.

             (b) As used herein, the term "BASE REAL PROPERTY TAXES" shall be the amount of Real Property Taxes, which are assessed against the Premises, Building or Common Areas in the calendar year during which the Lease is executed. In calculating Real Property Taxes for any calendar year, the Real Property Taxes for any real estate tax year shall be included in the calculation of Real Property Taxes for such calendar year based upon the number of days which such calendar year and tax year have in common.

     10.3 ADDITIONAL IMPROVEMENTS. Common Area Operating Expenses shall not include Real Property Taxes specified in the tax assessor's records and work sheets as being caused by additional improvements placed upon the Industrial Center by other lessees or by Lessor for the exclusive enjoyment of such other lessees. Notwithstanding Paragraph 10.1 hereof, Lessee shall, however, pay to Lessor at the time Common Area Operating Expenses are payable under Paragraph 4.2, the entirety of any increase in Real Property Taxes if assessed solely by reason of Alterations, Trade Fixtures or Utility Installations placed upon the Premises by Lessee or at Lessee's request.

     10.4 JOINT ASSESSMENT. If the Building is not separately assessed, Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by Lessor from the respective valuations assigned in the assessor's work sheets or such other information as may be reasonably available. Lessor's reasonable determination thereof, in good faith, shall be conclusive.

     10.5 LESSEE'S PROPERTY TAXES. Lessee shall pay prior to delinquency all taxes assessed against and levied upon Lessee-Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Lessee contained in the Premises or stored within the Industrial Center. When possible, Lessee shall cause its Lessee-Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor. If any of Lessee's said property shall be assessed with Lessor's real property, Lessee shall pay Lessor the taxes attributable to Lessee's property within ten
(10) days after receipt of a written statement setting forth the taxes applicable to Lessee's property.

11. UTILITIES. Lessee shall pay directly for all utilities and services supplied to the Premises, including but not limited to electricity, telephone, security, gas and cleaning of the Premises, together with any taxes thereon. If any such utilities or services are not separately metered to the Premises or separately billed to the Premises, Lessee shall pay to Lessor a reasonable proportion to be determined by Lessor of all such charges jointly metered or billed with other premises in the Building, in the manner and within the time periods set forth in Paragraph 4.2(d).

12.  ASSIGNMENT AND SUBLETTING.

     12.1    LESSOR'S CONSENT REQUIRED.

             (a) Lessee shall not voluntarily or by operation of law assign, transfer, mortgage or otherwise transfer or encumber (collectively, "assign") or sublet all or any part of Lessee's interest in this Lease or in the Premises without Lessor's prior written consent given under and subject to the terms of Paragraph 36.

             (b) A change in the control of Lessee shall constitute an assignment requiring Lessor's consent. The transfer, on a cumulative basis, of twenty-five percent (25%) or more of the voting control of Lessee shall constitute a change in control for this purpose. See Paragraph 59 attached herein.

             (c) The involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Lessee's assets occurs, which results or will result in a reduction of the Net Worth of Lessee, as hereinafter defined, by an amount equal to or greater than twenty-five percent (25%) of such Net Worth of Lessee as it was represented to Lessor at the time of full execution and delivery of this Lease or at the time of the most recent assignment to which Lessor has consented, or as it exists immediately prior to said transaction or transactions constituting such reduction, at whichever time said Net Worth of Lessee was or is greater, shall be considered an assignment of this Lease by Lessee to which Lessor may reasonably withhold its consent. "NET WORTH OF LESSEE" for purposes of this Lease shall be the net worth of Lessee (excluding any Guarantors) established under generally accepted accounting principles consistently applied.

             (d) An assignment or subletting of Lessee's interest in this Lease without Lessor's specific prior written consent shall, at Lessor's option, be a Default curable after notice per Paragraph 13.1, or a non-curable Breach without the necessity of any notice and grace period. If Lessor elects to treat such unconsented to assignment or subletting as a non-curable Breach, Lessor shall have the right to either: (i) terminate this Lease, or (ii) upon thirty (30) days' written notice ("LESSOR'S NOTICE"), increase the monthly Base Rent for the Premises to the greater of the then fair market rental value of the Premises, as reasonably determined by Lessor, or one hundred ten percent (110%) of the Base Rent then in effect. Pending determination of the new fair market rental value, if disputed by Lessee, Lessee shall pay the amount set forth in Lessor's Notice, with any overpayment credited against the next installment(s) of Base Rent coming due, and any underpayment for the period retroactively to the effective date of the adjustment being due and payable immediately upon the determination thereof. Further, in the event of such Breach and rental adjustment, (i) the purchase price of any option to purchase the Premises held by Lessee shall be subject to similar adjustment to the then fair market value as reasonably determined by Lessor (without the Lease being considered an encumbrance or any deduction for depreciation or obsolescence, and considering the Premises at its highest and best use and in good condition) or one hundred ten percent (110%) of the price previously in effect, (ii) any index-oriented rental or price adjustment formulas contained in this Lease shall be adjusted to require that the base index be determined with reference to the index applicable to the time of such adjustment, and (iii) any fixed rental adjustments scheduled during the remainder of the Lease term shall be increased in the same ratio as the new rental bears to the Base Rent in effect immediately prior to the adjustment specified in Lessor's Notice.

             (e) Lessee's remedy for any breach of this Paragraph 12.1 by Lessor shall be limited to compensatory damages and/or injunctive relief.


     12.2    TERMS AND CONDITIONS APPLICABLE TO ASSIGNMENT AND SUBLETTING.

             (a) Regardless of Lessor's consent, any assignment or subletting shall not (i) be effective without the express written assumption by such assignee or sublessee of the obligations of Lessee under this Lease, (ii) release Lessee of any obligations hereunder, nor (iii) alter the primary liability of Lessee for the payment of Base Rent and other sums due Lessor hereunder or for the performance of any other obligations to be performed by Lessee under this Lease.

             (b) Lessor may accept any rent or performance of Lessee's obligations from any person other than Lessee pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of any rent for performance shall constitute a waiver or estoppel of Lessor's right to exercise its remedies for the Default or Breach by Lessee of any of the terms, covenants or conditions of this Lease.

             (c) The consent of Lessor to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting by Lessee or to any subsequent or successive assignment or subletting by the assignee or sublessee. However, Lessor may consent to subsequent sublettings and assignments of the sublease or any amendments or modifications thereto without notifying Lessee or anyone else liable under this Lease or the sublease and without obtaining their consent, and such action shall not relieve such persons from liability under this Lease or the sublease.

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          (d) In the event of any Default or Breach of Lessee's obligation under this Lease, Lessor may proceed directly against Lessee, any Guarantors or anyone else responsible for the performance of the Lessee's obligations under this Lease, including any sublessee, without first exhausting Lessor's remedies against any other person or entity responsible therefor to Lessor, or any security held by Lessor.

          (e) Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Lessor's determination as to the financial and operational responsibility and appropriateness of the proposed assignee or sublessee, including but not limited to the intended use and/or required modification of the Premises, if any, together with a non-refundable deposit of $250 plus legal review not to exceed two (2) billable hours or ten percent (10%) of the monthly Base Rent applicable to the portion of the Premises which is the subject of the proposed assignment or sublease, whichever is greater, as reasonable consideration for Lessor's considering and processing the request for consent. Lessee agrees to provide Lessor with such other or additional information and/or documentation as may be reasonably requested by Lessor.

          (f) Any assignee of, or sublessee under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed, for the benefit of Lessor, to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Lessee during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Lessor has specifically consented in writing.

          (g) The occurrence of a transaction described in Paragraph 12.2(c) shall give Lessor the right (but not the obligation) to require that the Security Deposit be increased by an amount equal to three (3) times the then monthly Base Rent, and Lessor may make the actual receipt by Lessor of the Security Deposit increase a condition to Lessor's consent to such transaction.

          (h) Lessor, as a condition to giving its consent to any assignment or subletting, may require that the amount and adjustment schedule of the rent payable under this Lease be adjusted to what is then the market value and/or adjustment schedule for property similar to the Premises as then constituted, as determined by Lessor.

     12.3 ADDITIONAL TERMS AND CONDITIONS APPLICABLE TO SUBLETTING. The following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

          (a) Lessee hereby assigns and transfers to Lessor all of Lessee's interest in all rentals and income arising from any sublease of all or a portion of the Premises heretofore or hereafter made by Lessee, and Lessor may collect such rent and income and apply same toward Lessee's obligations under this Lease; provided, however, that until a Breach (as defined in Paragraph 13.1) shall occur in the performance of Lessee's obligations under this Lease, Lessee may, except as otherwise provided in this Lease, receive, collect and enjoy the rents accruing under such sublease. Lessor shall not, by reason of the foregoing provision or any other assignment of such sublease to Lessor, nor by reason of the collection of the rents from a sublessee, be deemed liable to the sublessee for any failure of Lessee to perform and comply with any of Lessee's obligations to such sublessee under such Sublease. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that a Breach exists in the performance of Lessee's obligations under this Lease, to pay to Lessor the rents and other charges due and to become due under the sublease. Sublessee shall rely upon any such statement and request from Lessor and shall pay such rents and other charges to Lessor without any obligation or right to inquire as to whether such Breach exists and notwithstanding any notice from or claim from Lessee to the contrary. Lessee shall have no right or claim against such sublessee, or, until the Breach has been cured, against Lessor, for any such rents and other charges so paid by said sublessee to Lessor.

          (b) In the event of a Breach by Lessee in the performance of its obligations under this Lease, Lessor, at its option and without any obligation to do so, may require any sublessee to attorn to Lessor, in which event Lessor shall undertake the obligations of the sublessor under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Lessor shall not be liable for any prepaid rents or security deposit paid by such sublessee to such sublessor or for any other prior defaults or breaches of such sublessor under such sublease.

          (c) Any matter or thing requiring the consent of the sublessor under a sublease shall also require the consent of Lessor herein.

          (d) No sublessee under a sublease approved by Lessor shall further assign or sublet all or any part of the Premises without Lessor's prior written consent.

          (e) Lessor shall deliver a copy of any notice of Default or Breach by Lessee to the sublessee, who shall have the right to cure the Default of Lessee within the grace period, if any, specified in such notice. The sublessee shall have a right of reimbursement and offset from and against Lessee for any such Defaults cured by the sublessee.

13.  DEFAULT; BREACH; REMEDIES.

     13.1 DEFAULT; BREACH. Lessor and Lessee agree that if an attorney is consulted by Lessor in connection with a Lessee Default or Breach (as hereinafter defined), $350.00 is a reasonable minimum sum per such occurrence for legal services and costs in the preparation and service of a notice of Default, and that Lessor may include the cost of such services and costs in said notice as rent due and payable to cure said default. A "DEFAULT" by Lessee is defined as a failure by Lessee to observe, comply with or perform any of the terms, covenants, conditions or rules applicable to Lessee under this Lease. A "BREACH" by Lessee is defined as the occurrence of anyone or more of the following Defaults, and, where a grace period for cure after notice is specified herein, the failure by Lessee to cure such Default prior to the expiration of the applicable grace period, and shall entitle Lessor to pursue the remedies set forth in Paragraphs 13.2 and/or 13.3:

          (a) The vacating of the Premises without the intention to reoccupy same, or the abandonment of the Premises.

          (b) Except as expressly otherwise provided in this Lease, the failure by Lessee to make any payment of Base Rent, Lessee's Share of Common Area Operating Expenses, or any other monetary payment required to be made by Lessee hereunder as and when due, the failure by Lessee to provide Lessor with reasonable evidence of insurance or surety bond required under this Lease, or the failure of Lessee to fulfill any obligation under this Lease which endangers or threatens life or property, where such failure continues for a period of three (3) days following written notice thereof by or on behalf of Lessor to Lessee.

          (c) Except as expressly otherwise provided in this Lease, the failure by Lessee to provide Lessor with reasonable written evidence (in duly executed original form, if applicable) of (i) compliance with Applicable Requirements per Paragraph 6.3, (ii) the inspection, maintenance and service contracts required under Paragraph 7.1(b), (iii) the rescission of an unauthorized assignment or subletting per Paragraph 12.1, (iv) a Tenancy Statement per Paragraphs 16 or 37, (v) the subordination or non-subordination of this Lease per Paragraph 30, (vi) the guaranty of the performance of Lessee's obligations under this Lease if required under Paragraphs 1.11 and 37, (vii) the execution of any document requested under Paragraph 42 (easements), or (viii) any other documentation or information which Lessor may reasonably require of Lessee under the terms of this lease, where any such failure continues for a period of ten (10) days following written notice by or on behalf of Lessor to Lessee.

          (d) A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease, or of the rules adopted under Paragraph 40 hereof that are to be observed, complied with or performed by Lessee, other than those described in Subparagraphs 13.1(a), (b) or (c), above, where such Default continues for a period of thirty (30) days after written notice thereof by or on behalf of Lessor to Lessee; provided, however, that if the nature of Lessee's Default is such that more than thirty (30) days are reasonably required for its cure, then it shall not be deemed to be a Breach of this Lease by Lessee if Lessee commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion.

          (e) The occurrence of any of the following events: (i) the making by Lessee of any general arrangement or assignment for the benefit of creditors; (ii) Lessee's becoming a "debtor" as defined in 11 U.S. Code
Section 101 or any successor statute thereto (unless, in the case of a petition filed against LESSEE, the same is dismissed within sixty (60) days);
(iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where possession is not restored to Lessee within thirty (30) days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where such seizure is not discharged within thirty (30) days; provided, however, in the event that any provision of this Subparagraph 13.1(e) is contrary to any applicable law, such provision shall be of no force or effect, and shall not affect the validity of the remaining provisions.

          (f) The discovery by Lessor that any financial statement of Lessee or of any Guarantor, given to Lessor by Lessee or any guarantor, was materially false.

          (g) If the performance of Lessee's obligations under this Lease is guaranteed: (i) the death of a Guarantor, (ii) the termination of a Guarantor's liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a Guarantor's becoming insolvent or the subject of a bankruptcy filing, (iv) a Guarantor's refusal to honor the guaranty, or (v) a Guarantor's breach of its guaranty obligation on an anticipatory breach basis, and Lessee's failure, within sixty (60) days following written notice by or on behalf of Lessor to Lessee of any such event, to provide Lessor with written alternative assurances of security, which, when coupled with the then existing resources of Lessee, equals or exceeds the combined financial resources of Lessee and the Guarantors that existed at the time of execution of this lease.

     13.2 REMEDIES. If Lessee fails to perform any affirmative duty or obligation of Lessee under this Lease, within ten (10) days after written notice to Lessee (or in case of an emergency, without notice), Lessor may at its option (but without obligation to do so), perform such duty or obligation on Lessee's behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. The costs and expenses of any such performance by Lessor shall be due and payable by lessee to Lessor upon invoice therefor. If any check given to Lessor by Lessee shall not be honored by the bank upon which it is drawn, Lessor, at its own option, may require all future payments to be made under this Lease by Lessee to be made only by cashier's check. In the event of a Breach of this Lease by Lessee (as defined in Paragraph 13.1), with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach, Lessor may:

          (a) Terminate Lessee's right to possession of the Premises by any lawful means, in which case this Lease and the term hereof shall terminate and Lessee shall immediately surrender possession of the Premises to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the worth at the time of the award of the unpaid rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys' fees, and that portion of any leasing commission paid by Lessor in connection with this Lease applicable to the unexpired term of this Lease. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco or the Federal Reserve Bank District in which the Premises are located at the time of award plus one percent (196). Efforts by Lessor to mitigate damages caused by Lessee's Default or Breach of this Lease shall not waive Lessor's right to recover damages under this Paragraph 13.2. If termination of this Lease is obtained

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through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding the unpaid rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a) separate suit for such rent and/or damages. If a notice and grace period required under Subparagraph 13.1(b), (c) or (d) was not previously given, a notice to pay rent or quit, or to perform or quit, as the case may be, given to Lessee under any statute authorizing the forfeiture of leases for unlawful detainer shall also constitute the applicable notice for grace period purposes required by Subparagraph 13.1(b),(c) or (d). In such case, the applicable grace period under the unlawful detainer statue shall run concurrently after the one such statutory notice, and the failure of Lessee to cure the Default within the greater of the two (2) such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.

          (b) Continue the Lease and Lessee's right to possession in effect (in California under California Civil Code Section 1951.4) after Lessee's Breach and recover the rent as it becomes due, provided Lessee has the right to sublet or assign, subject only to reasonable limitations. Lessor and Lessee agree that the limitations on assignment and subletting in this Lease are reasonable. Acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver to protect the Lessor's interest under this Lease, shall not constitute a termination of the Lessee's right to possession.

          (c) Pursue any other remedy now or hereafter available to Lessor under the laws or judicial decisions of the state wherein the Premises are located.

          (d) The expiration or termination of this Lease and/or the termination of Lessee's right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee's occupancy of the Premises.

     13.3 INDUCEMENT RECAPTURE IN EVENT OF BREACH. Any agreement by Lessor for free or abated rent or other charges applicable to the Premises, or for the giving or paying by Lessor to or for Lessee of any cash or other bonus, inducement or consideration for Lessee's entering into this Lease, all of which concessions are hereinafter referred to as "INDUCEMENT PROVISIONS" shall be deemed conditioned upon Lessee's full and faithful performance of all of the terms, covenants and conditions of this Lease to be performed or observed by Lessee during the term hereof as the same may be extended. Upon the occurrence of a Breach (as defined in Paragraph 13.1) of this Lease by Lessee, any such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Lessor under such an Inducement Provision shall be immediately due and payable by Lessee to Lessor, and recoverable by Lessor, as additional rent due under this Lease, notwithstanding any subsequent cure of said Breach by Lessee. The acceptance by Lessor of rent or the cure of the Breach which initiated the operation of this Paragraph 13.3 shall not be deemed a waiver by Lessor of the provisions of thiS Paragraph 13.3 unless specifically so stated in writing by Lessor at the time of such acceptance.

   13.4 LATE CHARGES. Lessee hereby acknowledges that late payment by Lessee to Lessor of rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by the terms of any ground Lease, mortgage or deed of trust covering the Premises. Accordingly, if any installment of rent or other sum due from Lessee shall not be received by Lessor or Lessor's designee within ten (10) days after such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall pay to Lessor a late charge equal to six percent (6%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payment by Lessee. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee's Default or Breach with respect to such overdue amount, nor prevent Lessor from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Rent, then notwithstanding Paragraph 4.1 or any other provision of this Lease to the contrary, Base Rent shall, at Lessor's option, become due and payable quarterly in advance.

     13.5 BREACH BY LESSOR. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this Paragraph 13.5, a reasonable time shall in no event be less than thirty (30) days after receipt by Lessor, and by any Lender(s) whose name and address shall have been furnished to Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor's obligation is such that more than thirty (30) days after such notice are reasonably required for its performance, then Lessor shall not be in breach of this Lease if performance is commenced within such thirty (30) day period and thereafter diligently pursued to completion.

14. CONDEMNATION. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (all of which are herein called "condemnation"), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than ten percent (10%) of the floor area of the Premises, or more than twenty-five percent (25%) of the portion of the Common Areas designated for Lessee's parking, is taken by condemnation, Lessee may, at Lessee's option, to be exercised in writing within ten (10) days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced In the same proportion as the rentable floor area of the Premises taken bears to the total rentable floor area of the Premises. No reduction of Base Rent shall occur if the condemnation does not apply to any portion of the Premises. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Lessor, whether such award shall be made as compensation for diminution of value of the leasehold or for the taking of the fee, or as severance damages; provided, however, that Lessee shall be entitled to any compensation, separately awarded to Lessee for Lessee's relocation expenses and/or loss of Lessee's Trade Fixtures. In the event that this Lease is not terminated by reason of such condemnation, Lessor shall to the extent of its net severance damages received, over and above Lessee's Share of the legal and other expenses incurred by Lessor in the condemnation matter, repair any damage to the Premises caused by such condemnation authority. Lessee shall be responsible for the payment of any amount in excess of such net severance damages required to complete such repair.

16. TENANCY AND FINANCIAL STATEMENTS. 16.1 TENANCY STATEMENT. Each Party (as "RESPONDING PARTY") shall within ten (10) days after written notice from the other party (the "REQUESTING PARTY") execute, acknowledge and deliver to the Requesting Party a statement in writing in A form similar to the then most current "TENANCY STATEMENT" form published by the American Industrial Real Estate Association, plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party.

    16.2 FINANCIAL STATEMENT. If Lessor desires to finance, refinance, or sell the Premises or the Building, or any part thereof, Lessee and all Guarantors shall deliver to any potential lender or purchaser designated by Lessor such financial statements of Lessee and such Guarantors as may be reasonably required by such lender or purchaser, including but not limited to Lessee's financial statements for the past three (3) years. All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

17. LESSOR'S LIABILITY. The term "LESSOR" as used herein shall mean the owner or owners at the time in question of the fee title to the Premises. In the event of a transfer of Lessor's title or interest in the Premises or in this Lease, Lessor shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Lessor at the time of such transfer or assignment. Except as provided in Paragraph 15.3, upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Lessor shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Lessor. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Lessor shall be binding only upon the Lessor as herein above defined.

18. SEVERABILITY. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

19. INTEREST ON PAST-DUE OBLIGATIONS. Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor within ten (10) days following the date on which it was due, shall bear interest from the date due at the prime rate charged by the largest state chartered bank in the state in which the Premises are located plus four percent (4%) per annum, but not exceeding the maximum rate allowed by law, in addition to the potential late charge provided for in Paragraph 13.4.

20. TIME OF ESSENCE. Time is of the essence with respect to the performance of all obligations to be performed or observed by the parties under this Lease.

21. RENT DEFINED. All monetary obligations of Lessee to Lessor under the terms of this Lease are deemed to be rent.

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23. NOTICES.

    23.1 NOTICE REQUIREMENTS. All notices required or permitted by this Lease shall be in writing and may be delivered in person (by hand or by messenger or courier service) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission during normal business hours, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 23. The addresses noted adjacent to a Party's signature on this Lease shall be that Party's address for delivery or mailing of notice purposes. Either Party may by written notice to the other specify a different address for notice purposes, except that upon Lessee's taking possession of the Premises, the Premises shall constitute Lessee's address for the purpose of mailing or delivering notices to Lessee. A copy of all notices required or permitted to be given to Lessor hereunder shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate by written notice to Lessee.

    23.2 DATE OF NOTICE. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail, the notice shall be deemed given forty-eight (48) hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantees next day delivery shall be deemed given twenty-four (24) hours after delivery of the same to the United States Postal Service or courier. If any notice is transmitted by facsimile transmission or similar means, the same shall be deemed served or delivered upon telephone or facsimile confirmation of receipt of the transmission thereof, provided a copy is also delivered via delivery or mail. If notice is received on a Saturday or a Sunday or a legal holiday, it shall be deemed received on the next business day.

24. WAIVERS. No waiver by Lessor of the Default or Breach of any term, covenant or condition hereof by Lessee, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Lessee of the same or any other term, covenant or condition hereof. Lessor's consent to, or approval of, any such act shall not be deemed to render unnecessary the obtaining of Lessor's consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. Regardless of Lessor's knowledge of a Default or Breach at the time of accepting rent, the acceptance of rent by Lessor shall not be a waiver of any Default or Breach by Lessee of any provision hereof. Any payment given Lessor by Lessee may be accepted by Lessor on account of moneys or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

25. RECORDING. Either Lessor or Lessee shall, upon request of the other, execute, acknowledge and deliver to the other a short form memorandum of this Lease for recording purposes. The Party requesting recordation shall be responsible for payment of any fees or taxes applicable thereto.

26. NO RIGHT TO HOLDOVER. Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or earlier termination of this Lease. In the event that Lessee holds over in violation of this Paragraph 26 then the Base Rent payable from and after the time of the expiration or earlier termination of this Lease shall be increased to two hundred percent (200%) of the Base Rent applicable during the month immediately preceding such expiration or earlier termination. Nothing contained herein shall be construed as a consent by Lessor to any holding over by Lessee.

27. CUMULATIVE REMEDIES. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

28. COVENANTS AND CONDITIONS. All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions.

29. BINDING EFFECT; CHOICE OF LAW. This Lease shall be binding upon the Parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

30. SUBORDINATION; ATTORNMENT; NON-DISTURBANCE.

    30.1 SUBORDINATION. This Lease and any Option granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, "Security Device"), now or hereafter placed by Lessor upon the real property of which the Premises are a part, to any and all advances made on the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. Lessee agrees that the Lenders holding any such Security Device shall have no duty, liability or obligation to perform any of the obligations of Lessor under this Lease, but that in the event of Lessor's default with respect to any such obligation, Lessee will give any Lender whose name and address have been furnished Lessee in writing for such purpose notice of Lessor's default pursuant to Paragraph 13.5. If any Lender shall elect to have this Lease and/or any Option granted hereby superior to the lien of its Security Device and shall give written notice thereof to Lessee, this Lease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

    30.2 ATTORNMENT. Subject to the non-disturbance provisions of Paragraph 30.3, Lessee agrees to attorn to a Lender or any other party who acquires ownership of the Premises by reason of a foreclosure of a Security Device, and that in the event of such foreclosure, such new owner shall not: (i) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership, (ii) be subject to any offsets or defenses which Lessee might have against any prior lessor, or (iii) be bound by prepayment of more than one month's rent.

    30.3 NON-DISTURBANCE. With respect to Security Devices entered into by Lessor after the execution of this lease, Lessee's subordination of this Lease shall be subject to receiving assurance (a "non-disturbance agreement") from the Lender that Lessee's possession and this Lease, including any options to extend the term hereof, will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises.

    30.4 SELF-EXECUTING. The agreements contained in this Paragraph 30 shall be effective without the execution of any further documents; provided, however, that upon written request from Lessor or a Lender in connection with a sale, financing or refinancing of Premises, Lessee and Lessor shall execute such further writings as may be reasonably required to separately document any such subordination or non-subordination, attornment and/or non-disturbance agreement as is provided for herein.

31. ATTORNEYS' FEES. If any Party or Broker brings an action or proceeding to enforce the terms hereof or declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys' fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term "Prevailing Party" shall include, without limitation, a Party or Broker who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense. The attorneys' fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees reasonably incurred. Lessor shall be entitled to attorneys' fees, costs and expenses incurred in preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach. Broker(s) shall be intended third party beneficiaries of this Paragraph 31.

32. LESSOR'S ACCESS; SHOWING PREMISES; REPAIRS. Lessor and Lessor's agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times for the purpose of showing the same to prospective purchasers, lenders, or lessees, and making such alterations, repairs, improvements or additions to the Premises or to the Building, as Lessor may reasonably deem necessary. Lessor may at any time place on or about the Premises or Building any ordinary "For Sale" signs and Lessor may at any time during the last one hundred eighty (180) days of the term hereof place on or about the Premises any ordinary "For Lease" signs. All such activities of Lessor shall be without abatement of rent or liability to Lessee.

33. AUCTIONS. Lessee shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises without first having obtained Lessor's prior written consent. Notwithstanding anything to the contrary in this Lease, Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to grant such consent.

34. SIGNS. Lessee shall not place any sign upon the exterior of the Premises or the Building, except that Lessee may, with Lessor's prior written consent, install (but not on the roof) such signs as are reasonably required to advertise Lessee's own business so long as such signs are in a location designated by Lessor and comply with Applicable Requirements and the signage criteria established for the Industrial Center by Lessor. The installation of any sign on the Premises by or for Lessee shall be subject to the provisions of Paragraph
7 (Maintenance, Repairs, Utility Installations, Trade Fixtures and Alterations). Unless otherwise expressly agreed herein, Lessor reserves all rights to the use of the roof of the Building, and the right to install advertising signs on the Building, including the roof, which do not unreasonably interfere with the conduct of Lessee's business; Lessor shall be entitled to all revenues from such advertising signs.

35. TERMINATION; MERGER. Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, Lessor shall, in the event of any such surrender, termination or cancellation, have the option to continue any one or all of any existing subtenancies. Lessor's failure within ten (10) days following any such event to make a written election to the contrary by written notice to the holder of any such lesser interest, shall constitute Lessor's election to have such event constitute the termination of such interest.

36. CONSENTS.

          (a) Except for Paragraph 33 hereof (Auctions) or as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld or delayed. Lessor's actual reasonable costs and expenses (including but not limited to architects', attorneys', engineers' and other consultants' fees) incurred in the consideration of, or response to, a request by Lessee for any Lessor consent pertaining to this Lease or the Premises, including but not limited to consents to an assignment a subletting or the presence or use of a Hazardous Substance, shall be paid by Lessee to Lessor upon receipt of an invoice and supporting documentation therefor. In addition to the deposit described In Paragraph 12.2(e), Lessor may, as a condition to considering any such request by Lessee, require that Lessee deposit with Lessor an amount of money (in addition to the Security Deposit held under Paragraph 5) reasonably calculated by Lessor to represent the cost Lessor will incur in considering and responding to Lessee's request. Any unused portion of said deposit shall be refunded to Lessee without interest. Lessor's consent to any act, assignment of this Lease or subletting of the Premises by Lessee shall not constitute an acknowledgment that no Default or Breach by Lessee of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Lessor at the time of such consent.

          (b) All conditions to Lessor's consent authorized by this Lease are acknowledged by Lessee as being reasonable. The failure to specify herein any particular condition to Lessor's consent shall not preclude the impositions by Lessor at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given.

37. GUARANTOR.

    37.1 FORM OF GUARANTY. If there are to be any Guarantors of this Lease per Paragraph 1.11, the form of the guaranty to be executed by each such Guarantor shall be in the form most recently published by the American Industrial Real Estate Association, and each such Guarantor shall have the same obligations as Lessee under this lease, including but not limited to the obligation to provide the Tenancy Statement and information required in Paragraph 16.

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    37.2 ADDITIONAL OBLIGATIONS OF GUARANTOR. It shall constitute a Default of the Lessee under this Lease if any such Guarantor falls or refuses, upon reasonable request by Lessor to give: (a) evidence of the due execution of the guaranty called for by this Lease, including the authority of the Guarantor (and of the party signing on Guarantor's behalf) to obligate such Guarantor on said guaranty, and resolution of its board of directors authorizing the making of such guaranty, together with a certificate of incumbency showing the signatures of the persons authorized to sign on its behalf, (b) current financial statements of Guarantor as may from time to time be requested by Lessor, (c) a Tenancy Statement, or (d) written confirmation that the guaranty is still in effect.

38. QUIET POSSESSION. Upon payment by Lessee of the rent for the Premises and the performance of all of the covenants, conditions and provisions on Lessee's part to be observed and performed under this Lease, Lessee shall have quiet possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

39. OPTIONS.

    39.1 DEFINITION. As used in this Lease, the word "Option" has the following meaning: (a) the right to extend the term of this Lease or to renew this Lease or to extend or renew any lease that Lessee has on other property of Lessor; (b) the right of first refusal to lease the Premises or the right of first offer to lease the Premises or the right of first refusal to lease other property of Lessor or the right of first offer to lease other property of Lessor; (c) the right to purchase the Premises, or the right of first refusal to purchase the Premises, or the right of first offer to purchase the Premises, or the right to purchase other property of Lessor, or the right of first refusal to purchase other property of Lessor, or the right of first offer to purchase other property of Lessor.

    39.2 OPTIONS PERSONAL TO ORIGINAL LESSEE. Each Option granted to Lessee in this Lease is personal to the original Lessee named in Paragraph 1.1 hereof, and cannot be voluntarily or involuntarily assigned or exercised by any person or entity other than said original Lessee while the original Lessee is in full and actual possession of the Premises and without the intention of thereafter assigning or subletting. The Options, if any, herein granted to Lessee are not assignable, either as a part of an assignment of this Lease or separately or apart therefrom, and no Option may be separated from this Lease in any manner, by reservation or otherwise.

    39.3 MULTIPLE OPTIONS. In the event that Lessee has any multiple Options to extend or renew this Lease, a later option cannot be exercised unless the prior Options to extend or renew this Lease have been validly exercised.

    39.4  EFFECT OF DEFAULT ON OPTIONS.

          (a) Lessee shall have no right to exercise an Option, notwithstanding any provision in the grant of Option to the contrary: (i) during the period commencing with the giving of any notice of Default under Paragraph 13.1 and continuing until the noticed Default is cured, or (ii) during the period of time any monetary obligation due Lessor from Lessee is unpaid (without regard to whether notice thereof is given Lessee), or (iii) during the time Lessee is in Breach of this Lease, or (iv) In the event that Lessor has given to Lessee three
(3) or more notices of separate Defaults under Paragraph 13.1 during the twelve
(12) month period immediately preceding the exercise of the Option, whether or not the Defaults are cured.

          (b) The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Lessee's inability to exercise an Option because at the provisions of Paragraph 39.4(a)

          (c) All rights of Lessee under the provisions of an Option shall terminate and be of no further force or effect, notwithstanding Lessee's due and timely exercise of the Option. If, after such exercise and during the term of this Lease, i) Lessee fails to pay to Lessor a monetary obligation of Lessee for a period of thirty (30) days after such obligation becomes due (without any necessity of Lessor to give notice thereof to Lessee), or (ii) Lessor gives to Lessee three (3) or more notices of separate Defaults under Paragraph 13.1 during any twelve (12) month period, whether or not the Defaults are cured, or
(iii) if Lessee commits a Breach of this Lease.

40. RULES AND REGULATIONS. Lessee agrees that it will abide by, and keep and observe all reasonable rules and regulations ("Rules and Regulations") which Lessor may make from time to time for the management, safety, care, and cleanliness of the grounds, the parking and unloading of vehicles and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Industrial Center and their invitees.

41. SECURITY MEASURES. Lessee hereby acknowledges that the rental payable to Lessor hereunder does not include the cost of guard service or other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties.

42. RESERVATIONS. Lessor reserves the right, from time to time, to grant, without the consent or joinder of Lessee, such easements, rights of way, utility raceways, and dedications that Lessor deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights of way, utility raceways, dedications, maps and restrictions do not reasonably interfere with the use of the Premises by Lessee. Lessee agrees to sign any documents reasonably requested by Lessor to effectuate any such easement rights, dedication, map or restrictions.

43. PERFORMANCE UNDER PROTEST. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment "under protest" and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease.

44. AUTHORITY. If either Party hereto is a corporation, trust, or general or limited partnership, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. If Lessee is a corporation, trust or partnership, Lessee shall, within thirty (30) days after request by Lessor, deliver to Lessor evidence satisfactory to Lessor of such authority.

45. CONFLICT. Any conflict between the printed provisions of this Lease and the typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

46. OFFER. Preparation of this Lease by either Lessor or Lessee or Lessor's agent or Lessee's agent and submission of same to Lessee or Lessor shall not be deemed an offer to lease. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

47. AMENDMENTS. This Lease may be modified only in writing, signed by the parties in interest at the time of the modification. The Parties shall amend this Lease from time to time to reflect any adjustments that are made to the Base Rent or other rent payable under this Lease. As long as they do not materially change Lessee's obligations hereunder Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by an Institutional Insurance company or pension plan Lender in connection with the obtaining of normal financing or refinancing of the property of which the Premises are a part.

48. MULTIPLE PARTIES. Except as otherwise expressly provided herein, if more than one person or entity is named herein as either Lessor or Lessee, the obligations of such multiple parties shall be the joint and several responsibility of all persons or entitles named herein as such Lessor or Lessee.

49. ENVIRONMENTAL COMPLIANCE is attached hereto and is made a part of this Lease.

50. COMMON AREA OPERATING EXPENSES is attached hereto and is made a part of this Lease.

51. REPAIRS is attached hereto and is made a part of this Lease

52. PARKING is attached hereto and is made a part of this Lease.

53. EARLY OCCUPANCY is attached hereto and is made a part of this Lease.

54. BASE RENT INCREASE SCHEDULE is attached hereto and is made a part of this Lease.

55. FIRST OPTION TO RENEW is attached hereto and is made a part of this Lease.

56. SECOND OPTION TO RENEW is attached hereto and is made a part of this Lease.

57. ADDENDUM TO PARAGRAPH 7.4 (b) is attached hereto and is made a part of this Lease.

58. ADDENDUM TO PARAGRAPH 7.4 (c) is attached hereto and is made a part of this Lease.

59. ADDENDUM TO PARAGRAPH 12.1(b) is attached hereto and is made a part of this Lease.
    EXHIBITS "A" through "C" are attached hereto and are made a part of this Lease.

                                                            Initials: /s/ SGD
                                                                      -------

MULTI-TENANT - GROSS                   -10-                           /s/ BRP
- - -copyright-C-American Industrial Real Estate Association 1993     -------

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

         IF THIS LEASE HAS BEEN FILLED IN, IT HAS BEEN PREPARED FOR YOUR ATTORNEY'S REVIEW AND APPROVAL. FURTHER, EXPERTS SHOULD BE CONSULTED TO EVALUATE THE CONDITION OF THE PROPERTY FOR THE POSSIBLE PRESENCE OF ASBESTOS, UNDERGROUND STORAGE TANKS OR HAZARDOUS SUBSTANCES. NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE AMERICAN INDUSTRIAL REAL ESTATE ASSOCIATION OR BY THE REAL ESTATE BROKERS OR THEIR CONTRACTORS, AGENTS OR EMPLOYEES AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTION TO WHICH IT RELATES; THE PARTIES SHALL RELY SOLELY UPON THE ADVICE OF THEIR OWN COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS LEASE. IF THE SUBJECT PROPERTY IS IN A STATE OTHER THAN CALIFORNIA, AN ATTORNEY FROM THE STATE WHERE THE PROPERTY IS LOCATED SHOULD BE CONSULTED.

The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

Executed at: San Diego, California     Executed at:
             ------------------------               ---------------------------

on: November 15, 1996                  on:
    ---------------------------------      ------------------------------------

By: LESSOR:                            By: LESSEE:
    THE MANUFACTURERS LIFE INSURANCE       PHOTOMATRIX CORPORATION
    COMPANY
    ---------------------------------      ------------------------------------

By: /s/ Bruce R. Pearson               By: /s/ Suren G. Dutia
    ---------------------------------      ------------------------------------

Name Printed: Bruce R. Pearson         Name Printed: Suren G. Dutia
              -----------------------                --------------------------

Title: Real Estate Director            Title: President and CEO
       ------------------------------         ---------------------------------

Address: 7510 Clairemont Mesa Blvd.,   Address:  6285 Nancy Ridge Drive
         Suite 211
         San Diego, CA 922111-1539     San Diego, CA 92121-2245
         ----------------------------  ----------------------------------------

Telephone: (619) 292-1667              Telephone: (619) 457-5091 x340
           --------------------------             -----------------------------

Facsimile: (619) 292-0504              Facsimile: (619) 457-8016
           --------------------------             -----------------------------

BROKER:                                BROKER:

Executed at:                           Executed at:
            -------------------------                --------------------------
on:                                    on:
    ---------------------------------      ------------------------------------
By:                                    By:
    ---------------------------------      ------------------------------------
Name Printed:                          Name Printed:
              -----------------------                --------------------------
Title:                                 Title:
       ------------------------------         ---------------------------------
Address:                               Address:
         ----------------------------  ----------------------------------------
Telephone: (   )                       Telephone: (   )
           --------------------------             -----------------------------
Facsimile: (   )                       Facsimile: (   )
           --------------------------             -----------------------------

NOTE: These forms are often modified to meet changing requirements and needs of the industry. Always write or call to make sure you are utilizing the most current form: AMERICAN INDUSTRIAL REAL ESTATE ASSOCIATION, 345 So. Figueroa St., M-1, Los Angeles, CA 90071. (213) 687-8777.

                                   [  CHECKED  ]
                                   [ illegible ]

                                   [  VERIFIED ]
                                   [ illegible ]

                                                          Initials: [illegible]
                                                                    -----------
                                                                    [illegible]
                                                                    -----------

MULTI-TENANT - GROSS                  -11-
- - -C-American Industrial Real Estate Association 1993

49.                       ENVIRONMENTAL COMPLIANCE

DEFINITIONS

"CONTAMINANT" means any solid, liquid, gas odor, heat, sound, vibration, radiation or combination of any of them that may cause:

   (i) impairment of the quality of the natural environment for any use that can be made of it,
  (ii)  injury or damage to property or to plant or animal life,
 (iii)  harm or material discomfort to any person,
  (iv)  an adverse effect on the health of any person,
   (v)  impairment of the safety of any person,
  (vi)  any property or plant or animal life to be unfit for use by humans,
 (vii)  loss of enjoyment of normal use of property, or
(viii) interference with the normal conduct of business, and includes any biological, chemical or physical agent which is regulated, prohibited, restricted or controlled under any Environmental Laws.

"ENVIRONMENTAL LAWS" means the common law and all applicable federal, state, local, municipal, governmental or quasi-governmental laws, by-laws, rules, regulations, licenses, orders, guidelines, directives, permits, decisions or requirements concerning occupational or public health and safety or the environment and any order, injunction, judgment, declaration, notice or demand issued thereunder.

LESSEE'S COVENANTS, REPRESENTATIONS AND WARRANTIES

l.   USE AND OCCUPANCY

     (a) The Lessee shall continuously, actively and diligently use and occupy the Leased Premises only for A GENERAL OFFICE/ASSEMBLY/LIGHT MANUFACTURING SPACE COMPATIBLE WITH THE CC&R'S AND UNDERLYING ZONING FOR THE PREMISES THAT DOES NOT CONFLICT WITH ANY EXISTING OR FUTURE NON-COMPETITIVE USES IN THE PARK and for no other purpose without prior written consent from the Lessor.

     (b) (i) the Lessee shall not permit or suffer the following to be present at, on or under the Leased Premises:
              (1) any Contaminant, including without limitation, polychlorinated biphynels ("PCBs") or substances containing PCBs or asbestos or materials containing asbestos;
              (2)  urea formaldehyde foam insulation; or
              (3)  underground or above-ground storage tanks or conduits;

                   unless it has received the prior written consent of the Lessor which consent may be unreasonably withheld. Any of the above-noted substances or items which the Lessor gives written permission to suffer or permit at the Leased Premises shall be maintained by the Lessee during the Term, and removed by the Lessee at the expiry or earlier termination of the Lease, in strict compliance with all Environmental Laws, at the sole cost and expense of the Lessee and the Lessee shall indemnify the Lessor from and against all claims and costs resulting from the presence of such substances or items at, on or under the Leased Premises;

         (ii) the Lessee hereby covenants, warrants and represents that it currently conducts and maintains its business and operations, and shall continue to conduct and maintain its business and operations at the Leased Premises, so as to comply in all respects with all present and future laws, regulations, by-laws, licenses and ordinances including, without limitation, all Environmental Laws (collectively, "Laws") and shall take all appropriate actions so as to remain in compliance with Laws, including obtaining all necessary licenses, permits, consents and approvals required to operate the Leased Premises and the business carried out on, at or from the Leased Premises. The Lessee shall establish and maintain a system to assure and monitor continued compliance with, and to prevent the contravention of, Laws (including Environmental Laws), which system shall include periodic reviews of the compliance system;

        (iii) the Lessee acknowledges that it has inspected the Leased Premises and has performed tests and studies including, without limitation, an environmental audit, so as to satisfy itself as to the state of repair and condition of the Leased Premises and agrees to accept the Leased Premises in an "as is" condition. The Lessee acknowledges that its tests and inspections have indicated that the Leased Premises currently comply with all Laws (including Environmental Laws). The Lessor will not be responsible or liable to the Lessee for the state of repair or condition of the Leased Premises or the compliance or non-compliance of the Leased Premises with Laws and the Lessee shall be fully responsible and liable for same in accordance with the terms of this Lease;

         (iv) the Lessee shall notify the Lessor immediately and in reasonable detail upon discovery of any Contaminant, or receipt of any claim, notice or communication relating to any Contaminant, affecting the Leased Premises or any property in the vicinity of the Leased Premises or if the Lessee becomes aware of any violation or potential violation by the Lessee of any Environmental Laws or any warranty, covenant or representation in this Section l and shall describe therein the action which the Lessee intends to take with respect to such matter. Forthwith upon receipt, the Lessee shall send copies to the Lessor of all orders, approvals or licenses affecting the Leased Premises and all correspondence with authorities having jurisdiction or any other person with respect to any Contaminant or Environmental Laws relating to the Leased Premises or any property in the vicinity of the Leased Premises, including, without limitation, results of environmental tests and reports in the Lessee's possession;

          (v) the Lessee covenants at its sole cost and expense to do such work as is necessary to remedy or prevent the discharge, spill or location of any Contaminant on, from or under the Leased Premises or the breach by the Lessee of any Environmental Law and to remove any Contaminant found at, on or under the Leased Premises so as to comply with Environmental Laws (such work being hereinafter referred to as the "Remedial Work"). Prior to undertaking the Remedial Work, the Lessee shall, at its own expense, prepare all necessary studies, plans and proposals with respect to the Remedial Work and submit the same for approval by the Lessor. The Lessee shall provide all completion bonds and other security required by the Lessor or the authorities having jurisdiction and shall carry out the work required in accordance with such approved plans and in compliance with all Environmental Laws and the Lessor's reasonable requirements. The Lessee shall keep the Lessor fully informed with respect to all aspects of the Remedial Work. The Lessee further agrees that if the Lessor determines, acting reasonably, that the Lessee is not diligently commencing or completing the Remedial Work or that the Building, the Lands, the Lessor or the Lessor's reputation could be placed in jeopardy by the quality or method of performance of such Remedial Work by the Lessee, the Lessor may itself undertake the Remedial Work or any part thereof at the cost and expense of the Lessee, which cost shall be paid by the Lessee within 30 days after receipt of an invoice on account thereof. The Lessor shall be entitled to retain its own consultants to monitor all aspects of the Remedial Work including the determination of what Remedial Work is necessary and the Lessee will promptly reimburse the Lessor for all costs thereof.

         (vi) the Lessor or its agents may at any time and from time to time on 24 hours' prior written notice to the Lessee, enter the Leased Premises to inspect the Leased Premises and any records reasonably considered to be relevant to confirm compliance by the Lessee of all Laws and covenants hereunder or to identify the existence, nature and extent of any Contaminant on the Leased Premises and the Lessee's use, storage and disposal of any Contaminant. The Lessee agrees to cooperate with the Lessor and its agents in their performance of each such inspection. If the Lessor, acting reasonably, determines following any such inspection, that further testing or investigation is required in order to monitor the Lessee's compliance with all Laws and covenant's hereunder, the Lessor may required the Lessee, at the Lessee's expense, to arrange for such testing or investigation, or may arrange for such testing or investigation itself, in which case the Lessor's costs of any such testing or investigation shall be paid by the Lessee to the Lessor within 30 days after receipt of an invoice on account thereof. The inspections contemplated by this Section 1(b)(vi) include, without limitation, the right to undertake soil, ground water, environmental or other tests, measurements or surveys in, on or below the Leased Premises;

        (vii) upon the expiration or earlier termination of this Lease, the Lessee, at its sole cost and expense, shall obtain and deliver to the Lessor a certificate from all relevant governmental authorities to the effect that the Leased Premises are in full compliance with all Environmental Laws or a written certificate from an environmental consultant approved by the Lessor to the same effect; and

       (viii) the Lessee shall and does hereby indemnify and save harmless the Lessor and its successors and assigns and the directors, officers, employees and agents of the Lessor and its successors and assigns (collectively the "Indemnitees") from and against all losses, damages, expenses and costs (including legal costs as between an attorney and his own client) whatsoever which may bc suffered by any of the Indemnitees arising from or relating to the use of the Leased Premises by the Lessee or any breach by the Lessee of any warranty, covenant or representation in this Section 1. This indemnity shall survive the expiration or earlier termination of the Lease. The Lessor shall hold the benefit of this indemnity in trust for those indemnified persons who are not parties to this Lease.

                                                               Initial
                                                      -------------------------
                                                      [illegible]   [illegible]

                                                      [illegible]   [illegible]

ADDENDUM TO PARAGRAPH 49(i) 1(b)(v)

     Notwithstanding the foregoing, Lessee will not be responsible for contaminants disposed of on this property prior to the occupancy of the Premises by Lessee. Lessee will be responsible for any contaminants disposed of on this property by Lessee, Lessee's employees, agents, customers, contractors, licensees, or invitees.

ADDENDUM TO PARAGRAPH 49(i) 1(b)(vii)

     In the event said certification reveals that contaminants have been disposed of on the Premises by Lessee, Lessee's employees, agents, customers, contractors, licenses, or invitees, then Lessee shall reimburse Lessor for the cost of the environmental certification and Lessee shall, at its sole cost, perform all necessary remedial work per Paragraph 1(b)(v) above.

                                                               Initial
                                                      -------------------------
                                                      [illegible]   [illegible]

                                                      [illegible]   [illegible]

50.                     COMMON AREA OPERATING EXPENSES

Lessee's share of Common Area Operating Expenses as determined by prorata square footage of the Premises as compared to the total square footage of the Business Park, which is 190,256 s.f. It is hereby mutually agreed there shall be no increases of the base rent or common area maintenance costs (CAM's) during the initial twelve (12) month lease term. Thereafter any increases over the base year may be passed through to Lessee at its pro rata share, but in no event may the CAM's increase in excess of five percent (5%) (Taxes and Insurance costs excepted) over the actual expenses in the previous year.

51.                              REPAIRS

In the case of air conditioning equipment, maintenance shall include servicing of equipment at the least four times a year. Such service shall be provided by a reputable maintenance service company acceptable to Lessor. Evidence of a service contract shall be provided to Lessor. In the event Lessee does not obtain such a service contract, Lessee, upon Lessor's request, agrees to pay Lessor as additional Rent the cost of maintenance contract for the air conditioning equipment. Said additional Rent shall be paid monthly along with the Rent stipulated in Paragraph 4 of this lease. The additional Rent may be adjusted annually to reflect any changes in the prevailing cost of this service.

52.                                PARKING

All parking shall be free of charge throughout the lease term and any lease renewals and/or expansions. Lessee agrees not to overburden the parking facilities and agrees to cooperate with Lessor and other Lessees in the use of parking facilities. Lessor reserves the right in its absolute discretion to determine whether parking facilities are becoming crowded and, in such event to allocate parking space among Lessee and other Lessees. Lessee shall not permit business vehicles to be parked or stored in the parking lot that are not in operable condition and Lessee understands that vehicles may not be repaired in the parking lot. Lessee and/or employees of the Lessee further understand that personal vehicles are not permitted to be stored in the parking lot at any time. Lessee further understands that work conducted outside the leased premises and/or in the parking lot is not permitted at anytime.

53.                            EARLY OCCUPANCY

The Lessee may occupy the Premises early, (herein called "Early
Occupancy"). The Early Occupancy period shall commence upon the Lessor obtaining a certificate of substantial completion for its work per Exhibit "C", Improvements, attached hereto. It is a condition that the Lessee shall comply with the insurance clause per Paragraph 8 of the Lease and shall provide proof of such insurance to the Lessor prior to taking possession of the Premises. The Early Occupancy period shall be free of Rent, however, the Lessee shall transfer the electrical utility into its responsibility prior to taking possession of the Premises.

54.                       BASE RENT INCREASE SCHEDULE

(a) The Monthly Rent for the Term of the Lease shall be paid per the following schedule:

          $17,380.00 Per Month - March, 1997 through February, 1998 $17,955.00 Per Month - March, 1998 through February, 1999 $18,550.00 Per Month - March, 1999 through February, 2000 $19,160.00 Per Month - March, 2000 through February, 2001 $19,800.00 Per Month - March, 2001 through February, 2002 $20,360.00 Per Month - March, 2002 through August, 2002

The Months of April, May, June, July, August, September, October and November, 1997 shall be at one-half (1/2) Rent, which equals $8,690.00 per month, to offset Lessee's moving expenses.

(b) If, during the first twelve months of the Term, the Lessee pays the Lessor the unamortized portion of Fifty Thousand and No/100 Dollars ($50,000.00) as a reimbursement for a portion of the cost of the Tenant Improvements, the Lessor hereby agrees to reduce the above Base Rent Increase Schedule by One Thousand and No/100 Dollars ($1,000.00) per month throughout the initial Term certain of the Lease commencing the first day of the month from the date the reimbursement is paid by the Lessee.

55.                         FIRST OPTION TO RENEW

    (A) The Lessor covenants with the Lessee that if the Lessee duly and regularly pays the Rent and any and all amounts required to be paid pursuant to this Lease and performs each and every covenant, proviso and agreement on the part of the Lessee to be paid, rendered, observed and performed herein, the Lessor will at the expiration of the term on written notice by the Lessee to the Lessor given by the Lessee not less than Six (6) Months prior to the expiration of the Term, grant to the Lessee a Thirty (30) Month renewal of Lease of the Leased premises (the "First Renewal Term" on the same general terms and conditions as in the Lease then, at the commencement of the Renewal Term, being used by the Lessor for the Building.

    (B) The Rent for the First Option to Renew shall be paid according to the following schedule:

            $20,038.00 Per Month - September, 2002 through August, 2003 $20,739.00 Per Month - September, 2003 through August, 2004 $21,465.00 Per Month - September, 2004 through August, 2005

56.                        SECOND OPTION TO RENEW

    (A) The Lessor covenants with the Lessee that if the Lessee duly and regularly pays the Rent and any and all amounts required to be paid pursuant to this Lease and performs each and every covenant, proviso and agreement on the part of the Lessee to be paid, rendered, observed and performed herein, the Lessor will at the expiration of the First Renewal Term on written notice by the Lessee to the Lessor given by the Lessee not less than Six (6) Months notice prior to the expiration of the term, grant to the Lessee a Thirty (30) Month renewal of Lease of the Leased premises (the "Second Renewal Term") on the same general terms and conditions as in the Lease then, at the commencement of the Second Renewal Term, being used by the Lessor for the Building.

    (B) The Rent for the Second Option to Renew shall be paid according to the following schedule:

            $22,216.00 Per Month - September, 2005 through August, 2006 $22,994.00 Per Month - September, 2006 through August, 2007 $23,798.00 Per Month - September, 2007 through August, 2008

    (C) Notwithstanding the above, in the event the Lessee does not exercise the First Option to Renew, then this Second Option to Renew is null and void.

57.                       ADDENDUM TO PARAGRAPH 7.4(b)

    Notwithstanding Paragraph 7.4 (b), the Lessor shall not require the removal of any Lessee owned alterations that would be consistent with typical alterations or improvements found in similarly zoned industrial properties within the Sorrento Valley area as reasonably determined by the Lessor.


58.                       ADDENDUM TO PARAGRAPH 7.4(c)

    Notwithstanding Paragraph 7.4 (c), the Lessee shall be permitted to remove thefollowing items:

            1. Security System
            2. Fencing installed within the building
            3. Racks and shelves
            4. Battery-changing stations (2)
            5. Compressor
            6. Generator
            7. Telephone switch
            8. Reception counter
            9. Employee lockers
            10. Cabinets
            11. Vending machines
            12. First-aid cabinet
            13. Drinking water system

    Any area, in, on or about the Premises damaged or adversely affected by said removal of items as reasonably determining by Lessor shall be repaired by the Lessee at its sole cost.

59.                       ADDENDUM TO PARAGRAPH 12.1(b)

    Lessor's approval shall be conditioned, among other things, on Lessor's receiving adequate assurances of future performance under this Lease, including extension and/or options to renew, and any sublease or assignment. In determining the adequacy of such assurances, Lessor may base its decision on such factors as it deems appropriate, including but not limited to:

    (i) that the source of rent and other consideration due under this Lease, and, in the case of assignment, that the financial condition and operating performance of the proposed assignee and its guarantors, if any, shall be similar to the financial condition and operating performance of Lessor and its guarantors, if any, as of the time Lessee became the lessee under this Lease;

    (ii) that any assumption or assignment of this Lease will not result in increased cost or expense, or demand for the services and utilities provided by Lessor pursuant to Section 4.2 hereunder and will not disturb or be detrimental to other tenants of Lessor;

    (iii)that assumption or assignment of such lease will not disrupt any tenant mix or balance in the Project.

    (iv) The assignment or sublease shall be on the same terms and conditions set forth in the notice given to Lessor;

     (v) No assignment or sublease shall be valid and no assignee or sublessee shall take possession of the Premises or any part thereof until an executed counterpart of such assignment or sublease has been delivered to Lessor in a form satisfactory to Lessor;

    (vi) No assignee or sublessee shall have a further right to assign or sublet except on the terms herein contained.

EXHIBIT 10.34 AM. 1 TO AGMT.


                 AMENDMENT NO 1 TO SECURITY AND LOAN AGREEMENT
                       AND ADDENDUM, EXHIBIT "A," THERETO

This Amendment No. 1 dated as of March 31, 1997 ("Amendment") amends that certain Security and Loan Agreement dated June 17, 1996 by and between Imperial Bank ("Bank") and Xscribe Corporation ("Borrower") and the Addendum, Exhibit "A," (the "Addendum") thereto, of even date as previously amended. (collectively herein the Security and Loan Agreement and the Addendum are referred to as the "Agreement") as follows:

1. The name of Borrower shall be changed from Xscribe Corporation to Photomatrix, Inc. in the Agreement and any documents executed by Borrower relating thereto.

2    The advance rate on the accounts receivable line of credit as reflected in
Section 1. of the Security and Loan Agreement is amended from 80.000% of Eligible Accounts to 70.000% of Eligible Accounts.

3. Section 6 e. of the Addendum is deleted in its entirety and. the following substituted therefor:

     " Accounts with respect to international transactions unless insured by an insurance company acceptable to Bank or covered by letters of credit issued or confirmed by a bank acceptable to Bank. However. Banks may deem, at its sole discretion, international accounts eligible on a. case by case basis."

4. Section 7. of the Addendum is deleted in its entirety and the following substituted therefor:

     "    All financial covenants and financial information referenced herein shall be interpreted and prepared in accordance with generally accepted accounting principles applied on a basis consistent with previous years. Compliance with financial covenants shall be calculated and monitored on a monthly basis."

5. Section 8.a. of the Addendum is delete in its entirety and the following substituted therefor"

     "    Have and maintain a minimum tangible net worth (meaning the excess of all assets, over its liabilities, less subordinated debt) of not less than $3,050,000 from 3/31/97 through 4/29/97 and $2,800,000 at 4/30/97 and thereafter."

6. Section 8.b. of the Addendum is deleted in its entirety and the following substituted therefor.

     "    Have and maintain a ratio of total liabilities to tangible net worth of not greater than 1.10 to 1.00 at 3/31/97 and thereafter."

7. Section 8 c. of the Addendum is deleted in its entirety and the following substituted therefor:

     "    Have and maintain working capital of $2,000,000 from 3/31/97 through
     4/29/97 and $1,750,000 at 4/30/97 and thereafter. Working capital is defined as current assets minus current liabilities."

8. Section 8.d. of the Addendum is deleted in its entirety and the following substituted therefor:

     "    Have and maintain a current ratio of 1.70 to 1 00 at 3/31/97 and thereafter. Current ratio is defined as current assets divided by current liabilities."

9. Section 10.a of the Addendum is deleted in its entirety and the following substituted therefor:

     "    The rate of interest applicable to the Line of Credit Loan Account shall be 2.50% pa year in excess of the rate of interest which Bank has announced as its prime lending rate ("Prime Rate") which shall vary concurrently with any change m such Prime Rate. A non utilization fee of one percent (1.00%) shall be charged on the average daily unused portion of the line, payable quarterly in arrears."

10. In consideration of the Bank executing this Amendment, that Borrower agrees that the strike price on the existing warrant for the purchase of 75,000 shares of Photomatrix, Inc common stock is reset to the lesser of $.50 per share or current market price. This reset is effective immediately and will be documented in entirety with a modified warrant agreement, which Borrower agrees to execute.

11. Except as provided above, the Agreement remains unchanged and the parties hereby confirm that the Agreement as herein amended is in full force and effect.

Signatures continued on next page.

PHOTOMATRIX, INC.
"Borrow

By: /s/Suren G. Dutia
    ----------------------------------------
Title: President and Chief Executive Officer
       -------------------------------------

IMPERIAL BANK
"Bank"

By: /s/
    ----------------------------------------

Title: /s/Vice President
       -------------------------------------

    IMPERIAL BANK
     Member FDIC

CONTINUING GUARANTEE
                                  ORIGINATING OFFICE: San Diego Regional Office
                                      Name of Office: San Diego Regional Office

                                       Street Address: 701 B Street
                                  City, State, Zip Code: San Diego, CA 92101


  The undersigned (hereinafter referred to as "Guarantor") hereby requests and authorizes IMPERIAL BANK (hereinafter referred to as the "Bank") to extend
credit to      PHOTOMATRIX, INC.

a    Corporation
                           (DESIGNATE TYPE OF ENTITY)

(hereinafter referred to as "Debtor"), and in consideration of the granting of such credit by the Bank to Debtor, Guarantor agrees as follows:

  1. The words "indebtedness" and "credit" are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, including interest thereon, of Debtor heretofore, now or hereafter made, incurred or created, with or without notice to Guarantor, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether assumed by Debtor's successors, heirs or assigns by operation of law or otherwise, and whether Debtor is liable individually or jointly with others, and whether recovery upon any such indebtedness or credit is or hereafter becomes barred by any statute of limitations or is or hereafter becomes otherwise unenforceable.

  2. Credit may be granted from time to time at the request of Debtor and without further authorization from or notice to Guarantor, even though Debtor's financial condition may have deteriorated since the date hereof. If Debtor is a corporation or a partnership, the Bank need not inquire into the power of Debtor or the authority of its officers, directors, partners or agents acting or purporting to act in its behalf. Each credit heretofore or hereafter granted to Debtor shall be considered to have been granted at the special instance and request of Guarantor and in consideration of and in reliance upon this guarantee.

  3. Guarantor hereby unconditionally guarantees and promises to pay the Bank or its order any and all indebtedness of Debtor to the Bank and to perform any and all obligations of Debtor under the terms of any agreement or instrument evidencing, securing or executed in connection with any such indebtedness ("Credit Documents"). The liability of Guarantor shall not at any time exceed the sum of the amount set forth below, plus the interest thereon in accordance with the Credit Documents and the costs, attorneys' fees and other expenses provided for in Paragraph 15 hereof. If no amount is set forth below, the liability of the Guarantor hereunder shall be unlimited. The Bank may permit Debtor's indebtedness to exceed any maximum liability without impairing the obligations of Guarantor hereunder. No payments made by or on behalf of Guarantor to the Bank shall reduce any such maximum liability unless written notice to that effect is received by the Bank at or prior to the time such payment is made. If Guarantor has executed more than one guarantee of the indebtedness of Debtor to the Bank, the guarantees shall be cumulative.

  4. Either before or after revocation hereof and in such manner, upon such terms and at such times as it considers best and with or without notice to Guarantor, the Bank may alter, compromise, accelerate, extend or change the time or manner for the payment of any indebtedness hereby guaranteed, increase or reduce the rate of interest thereon, release or add any one or more guarantors or endorsers, accept additional or substituted security therefor, or release or subordinate any security therefor. No exercise or nonexercise by the Bank of any right hereby given it, no dealing by the Bank with Debtor or any other person, and no change, impairment or suspension of any right or remedy of the Bank shall in any way affect any of the obligations of Guarantor hereunder or any security furnished by Guarantor or give Guarantor any recourse against the Bank.

  5. In addition to all liens upon and rights of offset given to the Bank by law against any property of Debtor or of Guarantor, Guarantor hereby grants a security interest in all property of Guarantor now or hereafter in the possession of or on deposit with the Bank, whether held in a general or special account or for safekeeping or otherwise. Each such security interest may be exercised without demand upon or notice to Guarantor, shall continue in full force unless specifically waived or released by the Bank in writing and shall not be considered waived by any conduct of the Bank or by any failure of the Bank to exercise any right of offset or to enforce any such security interest or by any neglect or delay in so doing.

6. Guarantor waives and agrees not to assert or take advantage of (a) any right to require the Bank to proceed against the Debtor or any other person, firm or corporation or to proceed against or exhaust any security held by it at any time or to pursue any other remedy in its power; (b) the defense of the statute of limitations in any action hereunder or for the collection of any indebtedness or the performance of any obligation guaranteed hereby; (c) any defense that may arise by reason of the incapacity, lack of authority, death or disability of, or revocation hereof by, any other or others or the failure of the Bank to file or enforce a claim against the estate (either in administration, bankruptcy, or other proceeding) of any other or others; (d) demand, protest and notice of any kind including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of new or additional indebtedness or of any action or non-action on the part of the Debtor, the Bank, any endorser, creditor of Debtor or Guarantor under this or any other instrument, or any other person whomsoever, in connection with any obligation or evidence of indebtedness hereby guaranteed; (e) any defense based upon an election of remedies by the Bank, including without limitation, an election to proceed by nonjudicial rather than judicial foreclosure, which election destroys or otherwise impairs subrogation rights of Guarantor or the right of Guarantor to proceed against Debtor for reimbursement, or both, including, without limitation, the impairment of subrogation rights arising by virtue of California Civil Code 580(b) and 580(d);
(f) any defense or right based upon the fair value deficiency protections and provisions of California Civil Code 580(a) and California Civil Procedure Code 726; and (g) any defense or right based upon the acceptance by the Bank or an affiliate of the Bank of a deed in lieu of foreclosure, without extinguishing the indebtedness, even if such acceptance destroys, alters or otherwise impairs subrogation rights of Guarantor or the right of Guarantor to proceed against Debtor for reimbursement, or both.

  7. Guarantor, by execution hereof, represents to the Bank that the relationship between Guarantor and Debtor is such that Guarantor has access to all relevant facts and information concerning the indebtedness and Debtor and that the Bank can rely upon Guarantor having such access. Guarantor waives and agrees not to assert any duty on the part of the Bank to disclose to Guarantor any facts that the Bank may now or hereafter know about Debtor, regardless of whether the Bank has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, or has reason to believe that such facts are unknown to Guarantor, or has a reasonable opportunity to communicate such facts to Guarantor. Guarantor is fully responsible for being and keeping informed of the financial condition of Debtor and all circumstances bearing on the risk of non-payment of the indebtedness guaranteed hereby.

  8. Until all indebtedness of Debtor to the Bank has been paid in full, even though such indebtedness is in excess of the liability of Guarantor, Guarantor shall have no right of subrogation and waives any right to enforce any remedy which the Bank now has or may hereafter have against Debtor and any benefit of and any right to participate in any security now or hereafter held by the Bank.

  9. Except as otherwise provided in this paragraph, all existing or future indebtedness of Debtor to Guarantor and, if Debtor is a partnership, any right to withdraw any capital of Guarantor invested in Debtor, is hereby subordinated to all indebtedness hereby guaranteed and, without the prior written consent of the Sank, shall not be paid or withdrawn in whole or in part nor will Guarantor accept any payment of or on account of any such indebtedness or as a withdrawal of capital while this guarantee is in effect. At the Bank's request, Debtor shall pay to the Bank all or any part of subordinated indebtedness and any capital which Guarantor is entitled to withdraw. Each payment by Debtor to Guarantor in violation of this paragraph shall be received in trust for the Bank and shall be paid to the Bank immediately on account of the indebtedness of Debtor to the Bank. No such payment shall reduce or affect in any manner Guarantor's liability under any of the provisions of this guarantee. Guarantor reserves the right to receive from Debtor payment of any salary for personal services at the same monthly rate as that at which Guarantor has been paid during the preceding twelve months, it being expressly understood that such amount shall not be subordinated to the indebtedness guaranteed hereby.

  10. Guarantor will file all claims against Debtor in any bankruptcy or other proceeding in which the filing of claims is required by law upon any indebtedness of Debtor to Guarantor and shall concurrently assign to the Bank all of the Guarantor's rights thereunder. If Guarantor does not file any such claim, the Bank, as Guarantor's attorney-in-fact, is hereby authorized to do so in Guarantor's name or, in the Bank's discretion, to assign the claim and to cause proof of claim to be filed in the name of the Bank's nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claims shall pay to the Bank the full amount thereof and, to the full extent necessary for the purpose, Guarantor hereby assigns to the Bank all of the Guarantor's rights to any and all such payments or distributions to which Guarantor would otherwise be entitled. If the amount so paid is greater than the guaranteed indebtedness then outstanding, the Bank will pay the amount of the excess to the person entitled thereto.

  11. With or without notice to Guarantor, the Bank, in its sole discretion and at any time and from time to time either before or after delivery of any notice of revocation hereunder and in such manner and upon such terms as it considers fit, may (a) apply any or all payments or recoveries from Debtor, from Guarantor or from any other guarantor under this or any other instrument or realized from any security, in such manner and order or priority as the Bank elects, to any indebtedness of Debtor to the Bank, whether or not such indebtedness is guaranteed hereby or is otherwise secured or is due at the time of such application; and (b) refund to Debtor any payment received by the Bank upon any indebtedness hereby guaranteed and payment of the amount refunded shall be fully guaranteed hereby. Any recovery realized from any other guarantor under this or any other instrument shall be first credited upon that portion of the indebtedness of Debtor to the Bank which exceeds Guarantor's maximum liability, if any, hereunder.

  12. The amount of Guarantor's liability and all rights, powers and remedies of the Bank hereunder and under the Credit Documents and any other agreement now or at any time hereafter in force between the Bank and Guarantor shall be cumulative and not alternative, and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to the Bank by law.

  13. Guarantor's obligations hereunder are independent of the obligations of Debtor and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Debtor or whether Debtor is joined in any such action or actions. The Bank may maintain successive actions for other defaults. The Bank's rights hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions until and unless all indebtedness and obligations hereby guaranteed have been paid and fully performed.

  14. This is a continuing guarantee and Guarantor agrees that it shall remain in full force until and unless Guarantor delivers to the Bank written notice that it has been revoked as to credit granted subsequent to the effective time of revocation as herein provided. delivery of such notice shall be effective by personal service upon an officer of the Bank at the originating office of the Bank designated on the first page hereof or by mailing such notice by certified or registered mail, return receipt requested, postage prepaid and addressed to the Sank at the originating office designated on the first page hereof. Regardless of how notice of revocation is given, it shall not be effective until twelve o'clock noon Pacific Standard or Daylight Savings Time, as the case may be, on the next succeeding Bank business day following the day such notice is delivered, but delivery of such notice shall not affect any of Guarantor's obligations hereunder with respect to credit granted prior to the effective date of such revocation, nor shall it affect any of the obligations of any other guarantor for the credit granted to Debtor hereunder. If the originating office of the Bank designated above is not in existence at the time notice of revocation is desired to be given, then such notice may be given in the manner above provided by delivering the same to IMPERIAL BANK OFFICE at 9920 South La Cienega Boulevard, Inglewood, California, 90301.

  15. Guarantor agrees to pay to the Bank without demand reasonable attorneys' fees and all costs and other expenses which the Bank expends or incurs in collecting or compromising any indebtedness of the Debtor, in protecting the Bank's security under the Credit Documents or in enforcing this guarantee against Guarantor or any other guarantor of any indebtedness hereby guaranteed whether or not suit is filed, including, without limitation, attorney's fees, costs and other such expenses incurred in any bankruptcy proceeding. Guarantor warrants and represents that it is fully authorized by law to execute this guarantee.

  16. This guarantee shall benefit the Bank, its successors and assigns, including the assignees of any indebtedness hereby guaranteed, and binds Guarantor's successors and assigns. This guarantee is assignable by the Bank with respect to all or any portion of the indebtedness and obligations guaranteed hereunder, and, when so assigned, Guarantor shall be liable to the assignees under this guarantee without in any manner affecting Guarantor's liability hereunder with respect to any indebtedness or obligations retained by the Bank. No delegation or assignment of this guarantee by any Guarantor shall be of any force or effect or release Guarantor from any obligation hereunder.

  17. No provision of this guarantee or right of the Bank hereunder can be waived, nor can any Guarantor be released from his/her obligations hereunder, except by a writing duly executed by an authorized officer of the Bank. Should any one or more provisions of this guarantee be determined to be illegal or unenforceable, all other provisions nevertheless shall be governed by and construed in accordance with the laws of California, and Guarantor agrees to submit to the jurisdiction of the Courts of California.

  18. If more than one guarantor signs this guarantee, the obligation of all such guarantors shall be joint and several. When the context and construction so require, all words used in the singular shall be deemed to have been used in the plural and the masculine shall include the feminine and neuter. Any married person who signs this guarantee agrees that recourse may be had against separate property for all obligations under this guarantee.

  19. Except as provided in any other written agreement now or at any time hereafter in force between the Bank and Guarantor this guarantee shall constitute the entire agreement of Guarantor with the Bank with respect to the subject matter hereof and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon the Bank unless expressed herein. Any notice to Guarantor shall be considered to have been duly given when delivered personally or forty-eight hours after being mailed, postage prepaid, to the address(es) set forth below or to such other address(es) as Guarantor may from time to time designate by giving notice in the same manner of notice to the Bank set forth in Paragraph 14 hereof.

20. Each of the undersigned Guarantors hereby acknowledges the receipt of a true copy of this guarantee.

21. / / This guarantee is secured by a deed of trust dated    N/A       ,      ,
to Imperial Bancorp, as Trustee.

22. / / I/We hereby amend the Trust Agreement to the extent necessary, if any, to allow the Trust to guarantee the debt of any person(s).

23. Notwithstanding anything herein to the contrary , the maximum liability of the guarantor shall not exceed its net worth under generally accepted accounting principals from time to time.

GUARANTEE AMOUNT $    750, 000. 00

Executed by or on behalf of Guarantor(s) on April 28    ,    97
                            Signature of Guarantor(s)
     PHOTOMATRIX IMAGING CORPORATION
     BY /s/Suren G. Dutia
        --------------------------------------------------------------
        Suren Dutia, Pres/CEO/CHMN
        --------------------------------------------------------------

        --------------------------------------------------------------

        --------------------------------------------------------------

                                     Address

        --------------------------------------------------------------

        --------------------------------------------------------------

        --------------------------------------------------------------

        --------------------------------------------------------------

                    (COMPLETE IF GUARANTOR IS A CORPORATION)

                  RESOLUTION AUTHORIZING CONTINUING GUARANTEE,
                   ENDORSEMENT AND GUARANTEE OF NOTE OR NOTES
                           AND HYPOTHECATION OF ASSETS
          PHOTOMATRIX, INC.

  WHEREAS,
hereinafter referred to as "Debtor", has requested IMPERIAL BANK, hereinafter referred to as "Bank", to grant credit to Debtor.

  WHEREAS, the corporation hereinafter named expects to derive benefit from such financial accommodation by Bank,

1. NOW, BE IT RESOLVED, that any        1        of the following named officers
                                  --------------
                                 (SPECIFY NUMBER)

Suren Dutia                             the  President/CEO/CHMN
- - ---------------------------------------     -------------------------------
Roy L. Gayhart                          the  CEO/Secretary
- - ---------------------------------------     -------------------------------
                                        the
- - ---------------------------------------     -------------------------------
                                        the
- - ---------------------------------------     -------------------------------

for and on behalf of          PHOTOMATRIX IMAGING CORPORATION
                                             (NAME OF CORPORATION)

be and they hereby are authorized and directed for and in the name of this corporation and as its act and deed to do and perform any one or more of the following:

       A. Execute a continuing guarantee in favor of Bank for any and all assets of this corporation.

       B. Endorse and/or guarantee a note or notes in favor of Bank whereunder Debtor is Maker and Bank is Payee including renewals and extensions thereof.

       C. Grant to Bank a security interest in and to any and all assets of this corporation: (1) as security for any obligation which this corporation may incur under subparagraphs A and/or B above; or (2) as security for indebtedness of Debtor to Bank to the extent of the value of the security interest so granted without personal liability on the part of this corporation to Bank.

  2. RESOLVED FURTHER, that Bank may rely on the authority conferred herein until Bank receives notice in writing that the authority contained in this resolution has been revoked or the authority of the persons or officers named above has been revoked.

  3. RESOLVED FURTHER, that the liability of this corporation to Bank hereunder shall not exceed the total sum of

**SEVEN HUNDRED FIFTY THOUSAND DOLLARS AND ZERO CENTS**  DOLLARS ($ 750,000.00).

  4. RESOLVED FURTHER, that any guarantees or other documents in like amount and terms as those stated above heretofore executed by said officers in the name of this corporation are hereby ratified and approved, and the secretary or assistant secretary is authorized and directed to attach copies of such documents to the minutes of the corporation.

  I, the undersigned     Roy L. Gayhart         , hereby certify that I am the
duly elected, qualified and acting                   secretary of the above
referenced corporation, duly organized and existing under the laws of the State
of     California      ; that the Board of Directors of said corporation duly
and regularly adopted the resolution of which the foregoing is a full, true and correct copy.

  I further certify that said resolution is now in full force and effect, that it has not been revoked, suspended, or amended in any way, and that the specimen signatures appearing below are the signatures of the officers authorized to sign for this corporation by virtue of said resolution.

  I further certify that shareholder consent     IS NOT     required in the
                                             (IS OR IS NOT)
event of hypothecation of all or substantially all of the assets of said corporation.

  EXECUTED ON

                             AUTHORIZED SIGNATURES:

Signature: /s/Suren Dutia
          ------------------------------------------------------------
               Suren Dutia
Signature: /s/Roy L. Gayhart
          ------------------------------------------------------------
               Roy L.Gayhart
Signature:
          ------------------------------------------------------------

Signature:
          ------------------------------------------------------------


                                     (SEAL)

Confirmed By:

               /s/Suren Dutia
- - ---------------------------------------------------------------------------
                                   (PRESIDENT)

Suren Dutia

               /s/Roy L. Gayhart
- - ---------------------------------------------------------------------------
Roy L. Gayhart                     (SECRETARY)

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                            WARRANT TO PURCHASE STOCK

Company: PHOTOMATRIX, INC (formerly XSCRIBE CORPORATION), a California corporation
Number of Shares: 75,000
Class of Stock: Common
Initial Exercise Price: $.50 or the market value on the date of execution hereof, whichever is less, per share
Issue Date: April 9, 1997
Expiration Date: April 9, 2002 (subject to Article 4.1)



     THIS WARRANT CERTIFIES THAT, in consideration of an extension of credit to Corporation and for other good and valuable consideration, IMPERIAL BANCORP as parent of IMPERIAL BANK, or transferee or assignee ("Holder") is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the "Shares") of PHOTOMATRIX, INC. (the "Company") at the initial exercise price per Share (the "Warrant Price") all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth of this Warrant.

ARTICLE 1. EXERCISE

     1.1 METHOD OF EXERCISE. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company payment for the aggregate Warrant Price for the Shares being purchased.

     1.2  CONVERSION RIGHT. In lieu of exercising this Warrant as specified in
Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares minus the aggregate Warrant Price of such Shares by
(b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

     1.3 FAIR MARKET VALUE. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

     1.4 DELIVERY OF CERTIFICATE AND NEW WARRANT. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

     1.5 REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

     1.6  REPURCHASE ON SALE, MERGER, OR CONSOLIDATION OF THE COMPANY.

          1.6.1. "ACQUISITION". For the purpose of this Warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

          1.6.2. ASSUMPTION OF WARRANT. If upon the closing of any Acquisition the successor entity assumes the obligations of this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this Warrant.

          1.6.3. NONASSUMPTION. If upon the closing of any Acquisition the successor entity does not assume the obligations of his Warrant and Holder has not otherwise exercised this Warrant in full, then the unexercised portion of this Warrant shall be deemed to have been automatically converted pursuant to
Section 1.2 and thereafter Holder shall participate in the acquisition on the same terms as other holders of the same class of securities of the Company.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

     2.1 STOCK DIVIDENDS, SPLITS, ETC. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

     2.2 RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

     2.3 ADJUSTMENTS FOR COMBINATIONS, ETC. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

     2.4 ADJUSTMENTS FOR DILUTING ISSUANCES. The Warrant Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment, from time to time, in the manner set forth on Exhibit A, if attached, in the event of Diluting Issuances (as defined on Exhibit A).

     2.5 NO IMPAIRMENT. The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. If the Company takes any action affecting the Shares other than as described above that adversely affects Holder's rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

     2.6 CERTIFICATE AS TO ADJUSTMENTS. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

     3.1 REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Holder as follows:

          (a) The initial Warrant Price referenced on the first page of this Warrant is not greater than (i) the price per share at which the Shares were last issued in an arms-length transaction in which at least $50,000 of the Shares were sold and (ii) the fair market value of the Shares as of the date of this Warrant.

          (b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

     3.2 NOTICE OF CERTAIN EVENTS. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;
(b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder (a) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

     3.3 INFORMATION RIGHTS. So long as the Holder holds this Warrant ad/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements.

     3.4 REGISTRATION UNDER SECURITIES ACT OF 1933, AS AMENDED. The Company agrees that the Shares shall be subject to the registration rights set forth on Exhibit C, if attached.

ARTICLE 4. MISCELLANEOUS.

     4.1 TERM. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above..

     4.2 LEGENDS. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

     4.3 COMPLIANCE WITH SECURITIES LAWS ON TRANSFER. This Warrant and the Shares issuable upon exercise this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale.

     4.4 TRANSFER PROCEDURE. Subject to the provisions of Section 4.2, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable). Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this Warrant to any person who directly competes with the Company.

     4.5 NOTICES. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.

     4.6 WAIVER. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

     4.7 ATTORNEYS' FEES. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

     4.8 GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

                              PHOTOMATRIX, INC.
                              "COMPANY"

                              By /s/Suran G. Dutia
                                 --------------------------------

                              Name SUREN G. DUTIA
                                   ------------------------------
                                             (Print)
                              Title: Chairman, President

                              By /s/Peter B. Harker
                                 --------------------------------
                              Name PETER B. HARKER
                                   ------------------------------
                                             (Print)
                              Title: Chief Financial Officer, Secretary,

                                   APPENDIX 1

                               NOTICE OF EXERCISE

     1.   The undersigned hereby elects to purchase             shares of the
Common Stock of Photomatrix, Inc, pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

     1. The undersigned hereby elects to convert the attached Warrant into Shares/cash [strike one] in the manner specified in the Warrant. This conversion
is exercised with respect to          of the Shares covered by the Warrant.

     [Strike paragraph that does not apply.]

     2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

                    ----------------------------------------
                    (Name)

                    ----------------------------------------

                    ----------------------------------------
                    (Address)

     3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.
                                        -----------------------------------
                                        By
                                           --------------------------------
                                        (Signature)

- - -----------------------
(Date)

                                   APPENDIX 2

                     NOTICE THAT WARRANT IS ABOUT TO EXPIRE

(Name of Holder)

(Address of Holder)

Attn: Chief Financial Officer


Dear

     This is to advise you that the Warrant issued to you described below will expire on _______ , 19__.

     Issuer: Xscribe Corporation

     Issue Date: APRIL 9, 1997

     Class of Security Issuable: Common

     Exercise Price Per Share:

     Number of Shares Issuable:

     Procedure for Exercise:

     Please contact [name of contact person at (phone number)] with any questions you may have concerning exercise of the Warrant. This is your only notice of pending expiration.

                                        PHOTOMATRIX, INC.

                                        By
                                           --------------------------------

                                        Its
                                            -------------------------------

                                    EXHIBIT A

                               REGISTRATION RIGHTS

     The Shares shall be deemed "registrable securities" or otherwise entitled to "piggy back" registration rights in accordance with the terms of any agreement between the Company and any of its investors (the "Agreement")

     The Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder's registration thereunder without the consent of Holder.

     If no Agreement exists, then the Company and the Holder shall enter into a form of Registration Rights Agreement which shall be no less favorable than any such agreement subsequently entered into between the Company and any investors and in no event providing less than piggy back registration rights.

                              OLD WARRANT AGREEMENT

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                            WARRANT TO PURCHASE STOCK

Company: XSCRIBE CORPORATlON, a California corporation
Number of Shares: 75,000
Class of Stock: Common
Initial Exercise Price: $1.00 per share
Issue Date: August 10 1995
Expiration Date: August 2000, (subject to Article 4.1)


THIS WARRANT CERTIFIES THAT, in consideration of an extension of credit to Corporation and for other good and valuable consideration, IMPERIAL BANCORP ("Holder") is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the "Shares") of Xscribe Corporation (the "Company") at the initial exercise price per Share (the "Warrant Price") all as set forth above and as adjusted pursuant to Article 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth of this Warrant.

ARTICLE 1. EXERCISE

     1.1 METHOD OF EXERCISE. Holder may exercise this Warrant by delivering this Warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company payment for the aggregate Warrant Price for the Shares being purchased,.

     1.2  CONVERSION RIGHT. In lieu of exercising this Warrant as specified in
Section 1.1, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares minus the aggregate Warrant Price of such Shares by
(b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.3.

     1.3 FAIR MARKET VALUE. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares reported for the business day immediately before Holder delivers its Notice of Exercise to the

Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

     1.4 DELIVERY OF CERTIFICATE AND NEW WARRANT. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired.

     1.5 REPLACEMENT OF WARRANTS. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, or surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

     1.6  REPURCHASE ON SALE, MERGER. OR CONSOLIDATION OF THE COMPANY.

          1.6.1. "ACQUISITION". For the purpose of this Warrant, "Acquisition" means any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company's securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

          1.6.2. ASSUMPTION OF WARRANT. If upon the closing of any Acquisition the successor entity assumes the obligations of this Warrant, then this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this Warrant.

          1.6.3. NONASSUMPTION. If upon the closing of any Acquisition the successor entity does not assume the obligations of his Warrant and Holder has not otherwise exercised this Warrant in full, then the unexercised portion of this Warrant shall be deemed to have been automatically converted pursuant to
Section 1.2 and thereafter Holder shall participate in the acquisition on the same terms as other holders of the same class of securities of the Company.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

     2.1 STOCK DIVIDENDS, SPLITS, ETC. If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

     2.2 RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

     2.3 ADJUSTMENTS FOR COMBINATIONS, ETC. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

     2.4 NO IMPAIRMENT. The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. If the Company takes any action affecting the Shares other than as described above that adversely affects Holder's rights under this Warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this Warrant is unchanged.

     2.5 CERTIFICATE AS TO ADJUSTMENTS. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

     3.1 REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Holder as follows:

          (a) The initial Warrant Price referenced on the first page of this Warrant is not greater than the fair market value of the Shares as of the date of this Warrant.

          (b) All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

     3.2 NOTICE OF CERTAIN EVENTS. If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend;
(b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;
(c) to effect any reclassification or recapitalization of common stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company's securities for cash, then, in connection with each such event, the Company shall give Holder (a) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in
(c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

     3.3 INFORMATION RIGHTS. So long as the Holder holds this Warrant an/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements.

     3.4 REGISTRATION UNDER SECURITIES ACT OF 1933, AS AMENDED. The Company agrees that the Shares shall be subject to the registration rights set forth on Exhibit A attached.

ARTICLE 4. MISCELLANEOUS.

     4.1 TERM. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

     4.2 LEGENDS. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

     THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

     4.3 COMPLIANCE WITH SECURITIES LAWS ON TRANSFER. This Warrant and the Shares issuable upon exercise this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale.

     4.4 TRANSFER PROCEDURE. Subject to the provisions of Section 4.2, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable).

     4.5 NOTICES. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.

     4.6 WAIVER. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

     4.7 ATTORNEYS' FEES. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

     4.8 GOVERNING LAW. This Warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

                              XSCRIBE CORPORATION
                              "COMPANY"
                              By /s/ Suren G. Dutia
                                ----------------------------
                              Name SUREN G. DUTIA
                                   -------------------------
                                             (Print)
                              Title: Chairman of the Board, President,
                                        or Vice President

                              By /s/ Bruce C. Myers
                                ----------------------------
                              Name BRUCE C. MYERS
                                   -------------------------
                                             (Print)
                              Title: Chief Financial Officer, Secretary,
                                        Assistant Treasurer or Assistant
                                        Secretary

                                   APPENDIX 1

                               NOTICE OF EXERCISE

     1.   The undersigned hereby elects to purchase          shares of the
Common Stock of Xscribe Corporation pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

     1. The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in the Warrant. This conversion is exercised with
respect to         of the Shares covered by the Warrant.

     [Strike paragraph that does not apply.]

     2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

                    ------------------------------
                    (Name)

                    ------------------------------

                    ------------------------------
                    (Address)

     3. The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

                                   IMPERIAL BANCORP

                                   By
                                     -----------------------------------
                                               (Signature)

- - -----------------
(Date)

                                    EXHIBIT A


                               REGISTRATION RIGHTS

     The Shares shall be deemed "registrable securities" or otherwise entitled to "piggy back" registration rights in accordance with the terms of any agreement between the Company and any of its investors (the "Agreement").

     The Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder's registration rights thereunder without the consent of Holder.

     If no Agreement continues to exist, then the Company and the Holder shall enter into a form of Registration Rights Agreement which shall be no less favorable than any such agreement subsequently entered into between the Company and any investors and in no event providing less than piggy back registration rights.

IMPERIAL BANK

Executive Offices -  Century Boulevard at the San Diego Freeway - P.O. Box 92991
- - - Los Angeles, California 90009 - (310) 417-5600

July 12, 1996

Xscribe Corporation
6285 Nancy Ridge Drive
San Diego, CA 92121

Re:  Warrant Dated August 10, 1995 For 75,000 Shares
     At 1.00 Per Share

Gentlemen:

This letter will serve as Imperial Bank's notice that we will be transferring the above referenced warrant to its parent, Imperial Bancorp. This transfer is to the parent of the Bank, an Affiliate, and is for purposes of facilitating compliance with banking laws, and not with a view to distribution of the warrant or the underlying securities. Please acknowledge receipt of this notice, reissue the enclosed warrant in the name of Imperial Bancorp and so reflect Imperial Bancorp as the holder of the warrant on your record.

For purposes of the warrant, the only authorized representatives of Imperial Bancorp who can exercise or otherwise deal with the warrant are any two of the following:

George L. Graziadio
William L. Capps
Richard J. Casey
Robert M. Franko
J. Richard Barkley
Karen C. Abajian
Norman P. Creighton
Daniel R. Mathis
Robert S. Muehlenbeck
Eldon K. Lloyd
Richard M. Baker

If you have any questions concerning this matter, please contact the undersigned.

Sincerely,

/s/ Karen C. Abajian
Karen C. Abajian
Senior Vice President & Controller


KCA/sd
enclosure

ACKNOWLEDGED: /s/ Suren G. Dutia
              ----------------------------

By:            SUREN G. DUTIA
               ---------------------------
Title:         CEO
               ---------------------------
Date:          OCTOBER 7, 1996
               ---------------------------


EX 23.2


                            INDEPENDENT AUDITORS' CONSENT



The Board of Directors of Photomatrix, Inc.:

We consent to incorporation by reference in the registration statements (No.'s 33-18896, 33-72122 and 33-61951) on Form S-8 of Photomatrix, Inc. of
our report dated May 29, 1997, except for Note 11, as to which the date is June 6, 1997, relating to the consolidated balance sheets of Photomatrix, Inc. and subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997, and the related schedule, which reports appear in the March 31, 1997 Annual Report on Form 10-KSB of Photomatrix, Inc. and subsidiaries.


                                                        KPMG Peat Marwick LLP


San Diego, California
June 30, 1997

                                   Exhibit 2




                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D. C.  20549

                                     FORM 10-QSB

( X )          QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                            SECURITIES EXCHANGE ACT OF 1934

                  For the quarterly period ended December 31, 1997


(   )          TRANSITION REPORT PURSUANT TO SECTION 13 OR  15(d) OF THE
                           SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________________ to ________________.

                           Commission file number 0-16055


                                 PHOTOMATRIX, INC.


         (Exact name of small business issuer as specified in its charter)

                    California                               95-3267788
-------------------------------------------------------------------------------

11065 Sorrento Valley Court,  San Diego, California                 92121
-------------------------------------------------------------------------------
           (Address of principal executive offices)               (Zip Code)


                                   (619) 625-4400
-------------------------------------------------------------------------------
                  (Issuer's telephone number, including area code)



Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                  Yes   X             No
                      -----              -----

At December 31, 1997, 5,083,000 shares of Common Stock of the Issuer were outstanding.


             Transitional Small Business Disclosure Format.

                  Yes                 No   X
                      -----              -----

                                       INDEX

                                 PHOTOMATRIX, INC.


                                                                         Page
PART I. FINANCIAL INFORMATION                                            ----
- ------------------------------
ITEM 1. FINANCIAL STATEMENTS


    Consolidated balance sheets                                            1

    Unaudited consolidated statements of operations                        2

    Unaudited consolidated statements of cash flows                        3

    Notes to consolidated financial statements                             4

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
          AND RESULTS OF OPERATIONS                                        7



PART II. OTHER INFORMATION
- ----------------------------

ITEM 5.  OTHER INFORMATION                                                12

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K                                 12

SIGNATURES                                                                13

PART I:  FINANCIAL INFORMATION
- ------------------------------

ITEM 1.  FINANCIAL STATEMENTS

PHOTOMATRIX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                           December 31, 1997
                                                               (Unaudited)    March 31, 1997
                                                           -----------------  --------------
CURRENT ASSETS:
     Cash and cash equivalents                                 $  1,165,000     $  812,000
     Accounts receivable, net                                     1,086,000      1,602,000
     Inventories, net                                             2,915,000      2,520,000
     Prepaid expenses and other                                     159,000        149,000
                                                               ------------   ------------
TOTAL CURRENT ASSETS                                              5,325,000      5,083,000

PROPERTY AND EQUIPMENT, NET                                         912,000      1,346,000

INTANGIBLES AND OTHER ASSETS, NET                                 1,395,000      2,053,000

OTHER ASSETS                                                        151,000         83,000
                                                               ------------   ------------
                                                               $  7,783,000   $  8,565,000
                                                               ------------   ------------
                                                               ------------   ------------
CURRENT LIABILITIES:
     Accounts payable                                            $  516,000     $  844,000
     Accrued and other liabilities                                  634,000        590,000
     Customer deposits                                              451,000        613,000
     Line of credit (See Note 2, Part I, Item 1)                          -              -
     Current portion of notes payable                               162,000        152,000
     Net liabilities of discontinued operations (See Note
          3, Part I, Item 1)                                      1,238,000        452,000
                                                               ------------   ------------
TOTAL CURRENT LIABILITIES                                         3,001,000      2,651,000

NOTES PAYABLE TO RELATED PARTIES                                    252,000        375,000

OTHER NON-CURRENT LIABILITIES                                       101,000         40,000

CONTINGENT LIABILITIES

SHAREHOLDERS' EQUITY:
     Preferred stock, 3,173,000 shares authorized                         -              -
     Common stock, no par value: 30 million shares
          authorized, 5,083,000 shares issued and
          outstanding                                            19,351,000     19,351,000
     Accumulated deficit                                        (15,063,000)   (13,998,000)
     Other                                                          141,000        146,000
                                                               ------------   ------------
TOTAL SHAREHOLDERS' EQUITY                                        4,429,000      5,499,000
                                                               ------------   ------------
                                                               $  7,783,000   $  8,565,000
                                                               ------------   ------------
                                                               ------------   ------------

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOMATRIX,  INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                     THREE MONTHS ENDED            NINE MONTHS ENDED
                                                         DECEMBER 31,                 DECEMBER 31,
                                                 ---------------------------   ---------------------------
                                                     1997           1996           1997           1996
                                                 ------------   ------------   ------------   ------------
REVENUES                                         $  1,518,000   $  2,451,000   $  6,076,000   $  6,871,000

COST OF REVENUES                                    1,003,000      1,785,000      3,968,000      5,107,000
                                                 ------------   ------------   ------------   ------------
GROSS PROFIT                                          515,000        666,000      2,108,000      1,764,000

OPERATING EXPENSES:
     Selling, general and administrative              711,000        904,000      2,376,000      2,685,000
     Research and development                         226,000        199,000        580,000        562,000
     Write-off of Capitalized Software
          (See Note 4, Part I, Item 1)                366,000              -        366,000              -
                                                 ------------   ------------   ------------   ------------
TOTAL OPERATING EXPENSES                            1,303,000      1,103,000      3,322,000      3,247,000
                                                 ------------   ------------   ------------   ------------
OPERATING LOSS                                       (788,000)      (437,000)    (1,214,000)    (1,483,000)

OTHER INCOME (EXPENSE), NET                           (10,000)       241,000         87,000        193,000
                                                 ------------   ------------   ------------   ------------
LOSS FROM CONTINUING OPERATIONS                      (798,000)      (196,000)    (1,127,000)    (1,290,000)

LOSS FROM DISCONTINUED OPERATIONS                           -         (3,000)             -       (246,000)
GAIN ON SALE OF DISCONTINUED OPERATION                      -              -              -        184,000
                                                 ------------   ------------   ------------   ------------
NET LOSS                                         $   (798,000)  $   (199,000)  $ (1,127,000)  $ (1,352,000)
                                                 ------------   ------------   ------------   ------------
                                                 ------------   ------------   ------------   ------------
LOSS PER COMMON SHARE:
     CONTINUING OPERATIONS                       $      (0.16)  $      (0.04)  $      (0.22)  $      (0.24)
     DISCONTINUED OPERATION                              0.00           0.00           0.00          (0.01)
                                                 ------------   ------------   ------------   ------------
     NET LOSS                                    $      (0.16)  $      (0.04)  $      (0.22)  $      (0.25)
                                                 ------------   ------------   ------------   ------------
                                                 ------------   ------------   ------------   ------------
Weighted average number of common shares
  outstanding                                       5,083,000      5,050,000      5,083,000      5,383,000
                                                 ------------   ------------   ------------   ------------
                                                 ------------   ------------   ------------   ------------

The accompanying notes are an integral part of these consolidated financial statements.

PHOTOMATRIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
NINE MONTHS ENDED DECEMBER, 1997 AND 1996

                                                                   1997           1996
                                                              -------------  -------------
Operations:
     Loss from continuing operations                          $  (1,127,000) $  (1,290,000)
     Adjustments:
       Depreciation and amortization                                688,000        716,000
       Write-off of Capitalized Software                            366,000              -
       Change in assets and liabilities:
         Accounts receivable                                        516,000        (28,000)
         Inventories                                               (395,000)       669,000
         Prepaid expenses and other                                 (10,000)       (55,000)
         Accounts payable                                          (328,000)      (586,000)
         Accrued liabilities and other                               44,000        334,000
         Customer deposits                                         (162,000)      (107,000)
                                                              -------------  -------------
     Cash used in continuing operations                            (408,000)      (347,000)
     Cash provided by discontinued operations                       848,000        447,000
     Gain on sale of discontinued operations                              -       (184,000)
                                                              -------------  -------------
Cash provided (used in) by operations                               440,000        (84,000)
                                                              -------------  -------------
Investing activities:
     Proceeds from sale of discontinued operation                         -      2,000,000
     Capital (expenditures) retirements                              38,000       (237,000)
                                                              -------------  -------------
Cash provided by investing activities                                38,000      1,763,000
                                                              -------------  -------------
Financing activities:
     Repayment of credit facility                                         -     (1,024,000)
     Repayment of notes payable                                    (113,000)       (93,000)
     Other Assets and Liabilities                                    (7,000)             -
                                                              -------------  -------------
Cash used in financing activities                                  (120,000)    (1,117,000)
                                                              -------------  -------------

Effects of exchange rates on cash                                    (5,000)       123,000
                                                              -------------  -------------

Increase in cash and cash equivalents                               353,000        685,000

Cash and cash equivalents, beginning of year                        812,000        255,000
                                                              -------------  -------------

Cash and cash equivalents, end of year                         $  1,165,000     $  940,000
                                                              -------------  -------------
                                                              -------------  -------------

The accompanying notes are an integral part of these consolidated financial statements.

                          PHOTOMATRIX, INC. AND SUBSIDIARIES
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    AS OF DECEMBER 31, 1997 AND MARCH 31, 1997 AND
                 FOR THE NINE MONTHS ENDED DECEMBER 31, 1997 AND 1996
                                     (UNAUDITED)

1.   GENERAL

     BASIS OF PRESENTATION

          The accompanying unaudited consolidated financial statements reflect the accounts of Photomatrix, Inc. (the "Company"), together with its subsidiaries. All significant intercompany transactions and balances have been eliminated.

          These unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to prevent the information from being misleading. These unaudited consolidated financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present the Company's results of operations and financial position as of the dates and for the periods presented. These unaudited consolidated financial statements should be read in conjunction with the audited financial statements and related notes included in the Company's Report on Form 10-KSB filed with the Securities and Exchange Commission for the year ended March 31, 1997. The results for the interim periods presented are not necessarily indicative of results to be expected for a full year.

2.   CREDIT LINE

          The Company has an unused line of credit with a bank to borrow a total of $750,000. This line of credit, which expires September 1998, accrues interest on outstanding borrowings at prime plus 2 percent per annum. As of December 31, 1997, the Company had no outstanding borrowings against this line of credit.

3.   DISCONTINUATION OF LEXIA SYSTEMS, INC.

          In December, 1996 the Board of Directors approved a plan to discontinue the operations of Lexia Systems, Inc. ("Lexia"). Lexia is currently in the process of winding down its affairs and has notified its customers that it will cease operations on or before September 30, 1998. Lexia has not been able to resolve outstanding issues between it and ICL and Fujitsu/ICL Computers.

4.   WRITE-OFF OF CAPITALIZED SOFTWARE

          In November 1997 the Company announced the introduction of its new, state-of-the-art 32-bit Vision Image Capture Software ("VICS"), a true 32-bit, MS-Windows NT-based software specifically designed for the Photomatrix Vision Series scanners. As a result of this introduction, the Company does not expect any significant future sales of its Photomatrix Image Capture Software ("PICS"). Accordingly, the Company has recorded a one-time charge of $366,000 in the quarter ended December 31, 1997 to write off all capitalized software costs related to earlier generations of software which were previously capitalized.

5.   PENDING MERGER AGREEMENT

          On October 29, 1997, the Company announced that it had entered into a non-binding letter of intent with I-PAC Manufacturing, Inc. ("I-PAC"), a custom contract manufacturer of electrical and mechanical assemblies, including complex, multi-layer printed circuit board assemblies; wire and cable harnesses; molded cables; and complete system and subsystem assemblies, whereby the companies had agreed to combine their respective business operations through a merger. The companies have revised the terms to the original letter of intent. The revised non-binding agreement calls for the issuance of 4,848,000 shares of Photomatrix common stock to shareholders of I-PAC in exchange for all of the outstanding stock of the privately-held company. In addition, I-PAC shareholders will have the right to receive up to 4,652,000 additional shares based upon the exercise of Photomatrix options and attaining certain performance milestones for I-PAC operations. The merger is subject to several conditions, including: a) satisfactory completion of due diligence by each of the parties; b) the absence of any material adverse change in assets, liabilities, personnel, financial conditions or prospects of the respective companies; c) compliance with all applicable statutory and regulatory requirements; d) the approval of the transaction and the execution, delivery and performance of the agreement by their respective Boards of Directors and shareholders;
     e) the receipt of all necessary or appropriate consents, waivers and approvals of third parties; f) qualification of the transaction as a tax free exchange under Federal and California tax laws; g) the absence of a significant number of dissenting shareholders and h) the negotiation and execution of a merger agreement and other appropriate documentation. The merger will initially result in increasing the number of outstanding shares of Photomatrix common stock from 5,083,000 to 9,931,000, and could eventually result in increasing that number to 15,490,000 shares if I-PAC's performance milestones are achieved and all existing Photomatrix options and warrants are converted to common stock. Photomatrix has previously granted options and warrants to officers, directors, key employees and various other parties to purchase 907,000 shares of its common stock, all of which remain outstanding.

          Under the terms of the merger agreement, the corporate headquarters of Photomatrix will be relocated as soon as possible after the close of the merger transaction to the I-PAC Manufacturing, Inc. facility located in Carlsbad, California. In addition, William Grivas, currently Chief Executive Officer of I-PAC Manufacturing, will assume the position of Chairman of the Board of Directors of Photomatrix and Patrick Moore, currently President of I-PAC Manufacturing, will assume the position of Chief Executive Officer of Photomatrix. Suren Dutia, currently President, Chief Executive Officer and Chairman of the Board for Photomatrix, will retain the position of President of Photomatrix. The composition of the Photomatrix Board of Directors will change from four members to seven members. The existing members of the Board will remain the same, and the three additional positions will be filled by William Grivas, James Hill and one additional person. The transaction will be treated as a purchase for accounting purposes.

          I-PAC specializes in surface mount and hybrid printed circuit boards used in high value industrial products and commercial products which require an exceptionally high level of quality, a critical emphasis on delivery schedules, and intensive customer support. I-PAC's primary customers include ITT, Lockheed Martin, Disney, Hughes JVC, Sattel Communications, Sanyo, Schumacher, Triconex (a Siebe company) and Palomar Products. For the year ended December 31, 1997, I-PAC reported revenues of nearly $5.6 million. I-PAC Manufacturing, Inc. owns a 40,000 square foot, two story concrete building located in a high end R&D industrial park in Carlsbad, California, which houses its operations. It also has an investment in a wholly owned subsidiary, I-PAC Express Assembly, Inc.

          I-PAC Express Assembly, Inc. is a custom contract manufacturer specializing in quick turn printed circuit board prototypes incorporating surface mount and hybrid technologies. It is located in Santa Ana, California, in the heart of the Orange County high technology community. I-PAC Express is situated to support prototyping requirements for new products during their design phase, allowing those products to then seamlessly migrate to the main facility when production build quantities are required.

          THERE IS NO ASSURANCE THAT THIS COMBINATION WILL BE CONSUMMATED.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THIS 10-QSB CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS RELATING TO THE COMPANY'S PLANS AND OBJECTIVES FOR FUTURE OPERATIONS, INCLUDING INCREASING SALES AND IMPROVING MARGINS, ASSUMPTIONS AND STATEMENTS RELATING TO THE COMPANY'S FUTURE ECONOMIC PERFORMANCE AND OTHER NON-HISTORICAL INFORMATION. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, WITHOUT LIMITATION, THOSE RISKS DISCUSSED IN ITEM 7 UNDER THE HEADING "ADDITIONAL RISK FACTORS" AS WELL AS OTHER FACTORS AS DISCUSSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED MARCH 31, 1997.


     Management's discussion and analysis of financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes to consolidated financial statements included elsewhere herein.


               THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THE
                        THREE MONTHS ENDED DECEMBER 31, 1996

     For the quarter ended December 31, 1997, consolidated revenues decreased $933,000 or 38.1% to $1,518,000 from $2,451,000 for the quarter ended December 31, 1996. This was due to a 47.6% ($952,000) decrease in equipment and software revenues offset by a 4.2% ($19,000) increase in service revenues. This reduction in equipment and software revenues was primarily due to extended customer purchasing decisions and a significant reduction in orders from a major OEM customer of Photomatrix. The Company has also not yet received anticipated orders from a potentially significant new distributor. During December 1997, the Company received a binding commitment from Bell & Howell for purchasing Vision Series 5000 document scanners to be delivered over a seven-month period beginning in December 1997. The purchase commitment, which exceeds $1.5 million, is part of an agreement between Photomatrix and the Bell & Howell, whereby Bell & Howell becomes the exclusive agent, with certain specifically identified exceptions, to sell Photomatrix peripheral document scanners to distributors and value-added resellers in the United States and Canada. In return for the purchase commitment, Photomatrix agreed to restrict its direct sales activities to the service bureau markets and not compete with Bell & Howell in the indirect distribution channels. In addition, Photomatrix also retains rights to continue selling its document scanners to international distributors as well as certain domestic distributors and end users under existing distribution agreements. Eight of the scanners were delivered in December 1997.

     For the quarter ended December 31, 1997, consolidated gross margin decreased $151,000 or 22.7% to $515,000 from $666,000 for the quarter ended December 31, 1996. However, gross margin as a percent of revenues increased 24.6% to 33.9% from 27.2%. This increase was due to a 19.1% increase in equipment and software margins coupled with a 36.6% increase in service margins. The equipment and software gross margin improvement resulted from the effects of both a continuing favorable product mix and a reduction in costs associated with production efficiencies. The service gross margin improvement resulted from a 15.6% decrease in service costs, primarily labor, tax and labor-related costs coupled with a 21.0% increase in charges to customers for labor and materials not covered by maintenance contracts.

     For the quarter ended December 31, 1997, selling, general and administrative expenses ("SG&A") decreased $193,000 or 21.4% to $711,000 from $904,000 for the quarter ended December 31, 1996. As a percent of revenue SG&A increased 26.8% to 46.8% from 36.9%. This increase is a reflection of reduced revenues as actual SG&A costs continue to be held below previous year amounts, primarily in the area of labor and labor-related costs and taxes.
In January 1998, in response to the lower level of sales in the third quarter, uncertainties in the market segment in which Photomatrix sells its aperture card and document scanners and the restructuring of its sales and marketing department as a result of the new OEM arrangement with Bell & Howell, the Company took definitive actions to further reduce operating expenses, including eliminating several positions. The Company expects these cost reductions will exceed $400,000 on an annual basis.

     For the quarter ended December 31, 1997, research and development expenses increased by $27,000 or 13.6% to $226,000 from $199,000 for the quarter ended December 31, 1996. As a percent of revenue research and development expenses increased 84.0% to 14.9% from 8.1% for the quarter ended December 31, 1996. Total spending increased $15,000 to $226,000 from $211,000. During the quarter, with a greater emphasis being placed on research, there was no capitalization of expenses for new product development, a decrease of $12,000 from the prior quarter.

     The company recorded a write off of certain capitalized software costs during the quarter ended December 31, 1997 in the amount of $366,000.

     In the current quarter, other expense consists of $10,000 of interest expense. In the prior quarter, other income was comprised of $9,000 of interest income, offset by a $250,000 one-time settlement payment from a major customer to settle a shortfall of guaranteed purchase commitments for spare parts shipments in calendar year 1996.

     There was no provision for income taxes booked in either the quarter ended December 31, 1997 or the quarter ended December 31, 1996, because of the effects of net operating loss carry-forwards, net of related allowances.

     The net effect of the decreases in gross margin and SG&A, increases in product development expenses and other expenses plus the one-time write off of certain capitalized costs resulted in a net loss from continuing operations for the quarter ended December 31, 1997 of $798,000 or $(0.16) per share. This compares to a loss from continuing operations of $196,000 or $(0.04) per share for the quarter ended December 31, 1996. There was no income from discontinued operations in the current quarter compared to a loss of $3,000 in the quarter ended December 31, 1996. The net loss in the current quarter of $798,000 or $(0.16) per share compares to a net loss of $199,000 or $(0.04) per share in the prior quarter.

            NINE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THE
                    NINE MONTHS ENDED DECEMBER 31, 1996

     For the nine months ended December 31, 1997, consolidated revenues decreased $795,000 or 11.6% to $6,076,000 from $6,871,000 for the nine months ended December 31, 1996, primarily as a consequence of the poor results shown in the current quarter. Equipment and software revenue decreased $947,000 or 17.5% to $4,463,000 from $5,410,000 for the nine months ended December 31, 1996. Service revenue increased $152,000 or 10.4% to $1,613,000 from $1,461,000 for the prior nine months ended December 31, 1996.

     For the nine months ended December 31, 1997, consolidated gross margin increased $344,000 or 19.5% to $2,108,000 from $1,764,000 for the nine months ended December 31, 1996. As a percent of revenues gross margin increased 35.0%, to 34.7 % from 25.7%. Equipment and software gross margin increased 23.9% to 28.5% from 23.0%, this improvement resulting from the effects of both a continuing favorable product mix and a reduction in costs associated with production efficiencies. Service gross margin increased 45.9% to 51.8% from 35.5%, resulting primarily from decreases in service costs, primarily labor and labor-related costs and taxes.

     For the nine months ended December 31, 1997, selling, general and administrative expenses ("SG&A") decreased $309,000 or 11.5% to $2,376,000 from $2,685,000 for the nine months ended December 31, 1996. As a percent of revenue, SG&A remained constant at 39.1%. As previously discussed, the Company is further reducing costs as a result of the lower level of sales in the third quarter, uncertainties in the market segment in which Photomatrix sells its aperture card and document scanners and the restructuring of its sales and marketing department as a result of the new OEM arrangement with Bell & Howell. As a result of the actions taken the Company expects cost reductions to exceed $400,000 on an annual basis.

     For the nine months ended December 31, 1997, research and development expenses increased by $18,000 or 3.2% to $580,000 from $562,000 for the nine months ended December 31, 1996. As a percentage of revenue, research and development expenses increased 15.9 % to 9.5% from 8.2%. Total product development spending increased $28,000 to $664,000 from $636,000. Expenditures for new product development that were considered to be technologically feasible, and as such were capitalized, increased $10,000 to $84,000 from $74,000.

     As previously discussed, the company recorded a write off of certain capitalized software costs during the quarter ended December 31, 1997 in the amount of $366,000.

     Other income of $87,000 in the nine months ended December 31, 1997, compares to income of $193,000 in the nine months ended December 31, 1996, a decrease of $106,000. This decrease primarily reflects a sale of a trademark for $100,000 in the current period compared to a one-time settlement payment of $250,000 from a major customer in the prior period.

     There was no provision for income taxes booked in the nine months ended December 31, 1997, the same as in the nine months ended December 31, 1996, because of the effects of net operating loss carry-forwards, net of related allowances.

     The net effect of the increases in gross margin and research and development, decreases in SG&A and other income plus the write off of capitalized software resulted in a net loss from continuing operations for the nine months ended December 31, 1997 of $1,127,000 or $(0.22) per share. This compares to a net loss from continuing operations of $1,290,000 or $(0.24) per share for the nine months ended December 31, 1996. There was no income from discontinued operations in the current period compared to a loss of $62,000 or $(0.01) per share in the nine months ended December 31, 1996. The net loss in the current period of $1,127,000 or $(0.22) per share compares to a loss of $1,352,000 or $(0.25) in the prior nine month period.

    RECENT AND FUTURE SOURCES OF AND DEMANDS ON LIQUIDITY AND CAPITAL RESOURCES

     For the nine months ended December 31, 1997, the Company's loss before taxes, depreciation and amortization and the one-time write off of certain capitalized software costs was $73,000. During this period the Company's primary sources of liquidity were a reduction of accounts receivable ($516,000), an increase in accrued and other liabilities ($44,000), retirement of capital assets ($38,000), cash flows provided by discontinued operation ($848,000), and cash reserves. During the same period the primary uses of cash were to increase inventories ($395,000), increase prepaid expenses ($10,000), reduce accounts payable ($328,000), reduce customer deposits ($162,000), reduce notes payable ($113,000) and reduce other assets and liabilities (7,000). As a result of these sources and uses of liquidity during the nine months ended December 31, 1997 the Company's cash balance increased $353,000 or 43.58%, from $812,000 to $1,165,000.

     The Company has a $750,000 line of credit with its bank. This line of credit accrues interest on outstanding borrowings at the bank's prime rate plus 2% per annum. Under the terms of the line total borrowings are limited to the lesser of $750,000 or 70% of eligible accounts receivable (as defined under the agreement). The Company is required to (1) maintain a minimum tangible net worth of $2,800,000, (2) maintain a ratio of total liabilities to tangible new worth of not greater than 1.1 to 1.0, (3) maintain working capital of $1,750,000 and (4) maintain a current ratio of 1.7 to 1.0. The line of credit expires in September, 1998. As of December 31, 1997, the Company had no outstanding borrowings against this line of credit and is in compliance with all requirements.

     The Company is obligated under a series of notes payable totaling $414,000 as of December 31, 1997. These notes bear interest at a rate of 8% per annum and mature in April 2000. Interest and principal payments totaling $16,000 are due monthly. As of December 31, all payments under these obligations are current.

     The Company's assured sources of future short-term liquidity are its cash balance of $1,165,000 as of December 31, 1997 and the full amount of its line of credit of $750,000.

     The Company currently is obligated to pay approximately $20,000 per month in lease payments. Aside from these commitments, the Company has not made any material capital commitments.

     The Company is continuing to concentrate on increasing sales and improving gross margins. If it is successful, it should have sufficient liquidity to fund its operations during the next twelve months. In the event that the proposed merger is accomplished, although no assurances can be given, the company expects the effect on liquidity to be positive, and therefore no additional capital will be required to fund operations.

     In March 1997 the Financial Accounting Standards Board issued SFAS 128, EARNINGS PER SHARE, effective for periods ending after December 15, 1997. SFAS 128 requires the presentation of "basic" earnings per share, which excludes the dilutive effect of all common stock equivalents. Presentation of "diluted" earnings per share, which reflects the dilutive effects of all common stock equivalents, is be required. The diluted presentation is similar to the current presentation of fully diluted earnings per share, but uses the average market price of the stock during the period. For the three and nine months ended December 31, 1997 and 1996 the company had losses from continuing operations and thus only basic earnings per share is presented as the effect of common stock equivalents is antidilutive to the calculation of diluted earnings per share.

PART II:  OTHER INFORMATION
- ---------------------------

ITEM 5.  OTHER INFORMATION

     On October 29, 1997, the Company announced that it had entered into a non-binding letter of intent with I-PAC Manufacturing, Inc. ("I-PAC"), a custom contract manufacturer of electrical and mechanical assemblies, including complex, multi-layer printed circuit board assemblies; wire and cable harnesses; molded cables; and complete system and subsystem assemblies, whereby the companies had agreed to combine their respective business operations through a merger. The companies have revised the terms to the original letter of intent. The revised non-binding agreement calls for the issuance of 4,848,000 shares of Photomatrix common stock to shareholders of I-PAC in exchange for all of the outstanding stock of the privately-held company. In addition, I-PAC shareholders will have the right to earn up to 4,652,000 additional shares, based upon Photomatrix options exercised and attaining certain performance milestones for I-PAC operations. The merger is subject to several conditions, including: a) satisfactory completion of due diligence by each of the parties; b) the absence of any material adverse change in assets, liabilities, personnel, financial conditions or prospects of the respective companies; c) compliance with all applicable statutory and regulatory requirements; d) the approval of the transaction and the execution, delivery and performance of the agreement by their respective Boards of Directors and shareholders; e) the receipt of all necessary or appropriate consents, waivers and approvals of third parties; f) qualification of the transaction as a tax free exchange under Federal and California tax laws; g) the absence of a significant number of dissenting shareholders and h) the negotiation and execution of a merger agreement and other appropriate documentation. THERE IS NO ASSURANCE THAT THIS COMBINATION WILL BE CONSUMMATED

ITEM 6.   EXHIBITS AND REPORTS ON FORM 8-K
          --------------------------------

(A)  EXHIBITS
     Financial Data Sheet (filed only electronically with the SEC)

(B)  REPORTS ON FORM 8-K
     There were no reports on Form 8-K filed during the quarter ended December 31, 1997.

Items 1, 2, 3 and 4 are not applicable and have been omitted.

                                      SIGNATURES
                                      ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Issuer has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     PHOTOMATRIX INC.



Date:  February 12, 1998             by  /s/ Suren G. Dutia
                                        ------------------------------
                                     Suren G. Dutia
                                     President
                                     Chief Executive Officer



Date:  February 12, 1998             by  /s/ Roy L. Gayhart
                                        ------------------------------
                                     Roy L. Gayhart
                                     Chief Financial Officer



Date:  February 12, 1998             by  /s/ Charles H. Frady
                                        ------------------------------
                                     Charles H. Frady
                                     Controller
                                     Principal Accounting Officer


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